AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 7, 1997


                                               REGISTRATION NO. 333-35037


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                      __________________________________

                              AMENDMENT NO. 1 TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                       --------------------------------

                         COLUMBIA BANKING SYSTEM, INC.
            (Exact name of registrant as specified in its charter)

          WASHINGTON                                           6712                                           91-1422237
(State or other jurisdiction of                    (Primary Standard Industrial                            (I.R.S. Employer
incorporation or organization)                      Classification Code Number)                         Identification Number)

          1102 BROADWAY PLAZA, TACOMA, WASHINGTON 98402 (253) 305-1900
   (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)
                       __________________________________
                                   A.G. Espe
                      Chairman and Chief Executive Officer
                         Columbia Banking System, Inc.
                              1102 Broadway Plaza
                            Tacoma, Washington 98402
                                 (253) 305-1900
(Name, address, including zip code and telephone number, including area code, of agent for service)
                          Copies of communications to

         J. JAMES GALLAGHER, Esq.               STEPHEN M. KLEIN, Esq.
        SANDRA L. GALLAGHER, Esq.                   Graham & Dunn
        Gordon, Thomas, Honeywell,                1420 Fifth Avenue
   Malanca, Peterson & Daheim, P.L.L.C.           Seattle, WA 98101
     1201 Pacific Avenue, Suite 2200                (206) 624-8300
        Tacoma, Washington 98401
             (253) 572-5050
                      __________________________________

     Approximate date of commencement of proposed sale of securities to the public: The date of mailing of the enclosed Joint Proxy Statement/Prospectus to stockholders of Cascade Bancorp, Inc. and Bank of Fife.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

                             CROSS REFERENCE SHEET

               S-4 Item                                                   Prospectus Heading

               Part I

               A. INFORMATION ABOUT THE TRANSACTION

Item 1.        Forepart of Registration Statement and Outside
               Front Cover of Prospectus..............................    Cover Page; Cross Reference Sheet;
                                                                          Outside Front Cover Page of Joint
                                                                          Proxy Statement/Prospectus

Item 2.        Inside Front and Outside Back Cover Pages of
               Prospectus.............................................    Available Information; Information
                                                                          Incorporated by Reference

Item 3.        Risk Factors, Ratio of Earnings to Fixed
               Charges and Other Information..........................    Summary; Special Meeting of Cascade
                                                                          Shareholders; Special Meeting of
                                                                          Fife Shareholders; The Merger(s) -
                                                                          Conditions to the Merger(s) -
                                                                          Dissenters' Rights of Appraisal

Item 4.        Terms of the Transaction...............................    Summary; The Merger(s)

Item 5.        Pro Forma Financial Information........................    Selected Historical and  Pro Forma
                                                                          Financial Data; Pro Forma Combined
                                                                          Financial Statements
Item 6.        Material Contracts with the Company Being
               Acquired...............................................    Background of and Reasons for the
                                                                          Merger(s)
Item 7.        Additional Information Required for Reoffering
               by Persons and Parties Deemed to be Underwriters.......    Not Applicable

Item 8.        Interests of Named Experts and Counsel.................    Not Applicable

Item 9.        Disclosure of Commission Position on
               Indemnification for Securities Act Liabilities.........    Not Applicable

               B. INFORMATION ABOUT THE REGISTRANT

Item 10.       Information with Respect to S-3 Registrants............    Available Information; Information
                                                                          Incorporated by Reference
Item 11.       Incorporation of Certain Information by
               Reference..............................................    Available Information; Information
                                                                          Incorporated by Reference
Item 12.       Information with Respect to S-2 or S-3
               Registrants............................................    Not Applicable

Item 13.       Incorporation of Certain Information by
               Reference..............................................    Not Applicable

Item 14.       Incorporation with Respect to Registrants Other
               Than S-3 or S-2 Registrants............................    Not Applicable

               C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

Item 15.       Information with Respect to S-3 Companies..............    Not Applicable

Item 16.       Information with Respect to S-2 or S-3 Companies.......    Not Applicable

Item 17.       Information with Respect to Companies Other
               Than S-3 or S-2 Companies..............................    Stock Price and Dividend
                                                                          Information; Information Concerning
                                                                          Cascade; Information Concerning
                                                                          Fife; Selected Historical and  Pro
                                                                          Forma Financial Data; Pro Forma
                                                                          Combined Financial Statements;
                                                                          Cascade Management's Discussion and
                                                                          Analysis of Financial Condition and
                                                                          Results of Operations; Fife
                                                                          Management's Discussion and
                                                                          Analysis of Financial Condition and
                                                                          Results of Operations

               D. VOTING AND MANAGEMENT INFORMATION

Item 18.       Information if Proxies, Consents or
               Authorizations are to be
               Solicited..............................................    Introduction; Special Meeting of
                                                                          Cascade Shareholders; Special
                                                                          Meeting of Fife Shareholders; The
                                                                          Merger(s) - Dissenters' Rights of
                                                                          Appraisal; Security Ownership of
                                                                          Certain Beneficial Owners and
                                                                          Management of CBSI, Cascade and Fife

Item 19.       Information if Proxies, Consents or
               Authorizations are not to be Solicited or in an
               Exchange Offer.........................................    Not Applicable



                         [Cascade Bancorp Letterhead]

                               October __, 1997

     Dear Fellow Shareholder:

     You are cordially invited to attend a special meeting of shareholders of Cascade Bancorp, Inc. ("Cascade"), which will be held on Tuesday, November 18, 1997, at 7:00 p.m., local time, at Cascade's principal office located at 25 - 16th Street N.E.,, Auburn, Washington (the "Special Meeting").

     At the Special Meeting, you will be asked to consider and approve a Plan and Agreement of Reorganization and Merger, dated as of June 30, 1997 (the "Merger Agreement"), under the terms of which Cascade will be merged into Columbia Banking System, Inc. ("CBSI"), with the result that Cascade shareholders would become shareholders of CBSI (the "Merger"). The Merger is subject to various conditions that are contained in the Merger Agreement. The terms of the Merger are described in the attached Joint Proxy Statement, which also serves as a Prospectus of CBSI for the shares of its Common Stock to be issued in the Merger. Since the Joint Proxy Statement also relates to the proposed merger of Bank of Fife, Fife, Washington, into CBSI's wholly owned subsidiary Columbia State Bank, in a separate transaction, it also includes information relative to Bank of Fife.

     The complete text of the Merger Agreement appears as Appendix A to the
                                                          ----------
Joint Proxy Statement/Prospectus. If the Merger is completed, each Cascade shareholder will receive 2.27 shares of CBSI Common Stock for each share of Cascade Common Stock owned. The Board of Directors has received an opinion from Columbia Financial Advisors, Inc. to the effect that the consideration to be received by Cascade's shareholders in the Merger is fair from a financial point of view.

     YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF CASCADE BANCORP AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER.

     Approval of the Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Cascade Common Stock. We urge you to read the attached Joint Proxy Statement/Prospectus and to consider your vote carefully. If you have any questions regarding this material in advance of the Special Meeting, please feel free to call Donald W. Lisko, Cascade's President, at (253) 939-9600. Regardless of the size of your holdings, it is important that your shares be voted at the Special Meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE BE CERTAIN TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU WISH. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

                               Very truly yours,

Thomas L. Matson                                                 Donald W. Lisko
Chairman of the Board                                                  President

           PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY

                             CASCADE BANCORP, INC.
                             25-16/th/ AVENUE N.E.
                           AUBURN, WASHINGTON  98002

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 18, 1997

TO THE SHAREHOLDERS OF CASCADE BANCORP:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Cascade Bancorp, Inc. ("Cascade") will be held on Tuesday, November 18, 1997, at 7:00 p.m., local time, at Cascade's principal office located at 25 - 16th Avenue N.E., Auburn, Washington. The Special Meeting is for the following purposes:

     1. MERGER AGREEMENT. To consider and vote upon a proposal to approve the Plan and Agreement of Reorganization and Merger, dated as of June 30, 1997, as more fully described in the accompanying Joint Proxy Statement/Prospectus, and attached as Appendix A thereto.
            ----------

     2. OTHER MATTERS. To act upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

     Only holders of record of the Cascade Common Stock, $1.00 par value per share, at the close of business on October 15, 1997, the record date for the Special Meeting, are entitled to vote at the Special Meeting or any adjournments or postponements thereof. Shareholders desiring to do so may dissent from the Merger and obtain payment for their shares in accordance with the provisions of the Washington Business Corporation Act, RCW 23B.13, a copy of which is included in the Joint Proxy Statement/Prospectus as Appendix C. See "THE MERGER -
                                           ----------
Dissenters' Rights of Appraisal" and Appendix C.
                                     ----------

     All shareholders are cordially invited to attend the Special Meeting personally. Whether or not you are able to do so, it is important that you complete, sign, date, and promptly return the accompanying proxy in the enclosed postage-paid envelope in order to vote your shares of Cascade Common Stock. Shareholders may revoke proxies previously submitted by completing a later-dated proxy, by written revocation delivered to Cascade's secretary at or prior to the Special Meeting, or by appearing, withdrawing the proxy and voting at the Special Meeting in person. Attendance at the Special Meeting will not of itself revoke a previously submitted proxy.

                              By Order of the Board of Directors,

                              DONALD W. LISKO
                              President
                              Auburn, Washington

                              October __, 1997

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.
APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF CASCADE COMMON STOCK. IN ORDER TO ENSURE THAT THE REQUISITE VOTES ARE OBTAINED, AND IN ORDER TO ENSURE A QUORUM, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY.

                           [Bank of Fife Letterhead]

                               October __, 1997

Dear Fellow Shareholder:

     You are cordially invited to attend a special meeting of shareholders of the Bank of Fife ("Fife"), which will be held on Wednesday, November 19, 1997, at 6:00 p.m., local time, at Fife's office located at 5501 Pacific Highway East, Fife, Washington (the "Special Meeting").

     At the Special Meeting, you will be asked to consider and approve a Plan and Agreement of Reorganization and Merger, dated as of July 30, 1997 (the "Merger Agreement"), under the terms of which Fife will be merged (the "Merger") into Columbia State Bank ("Columbia Bank") and with the result that Fife shareholders would become shareholders of Columbia Bank's parent holding company, Columbia Banking System, Inc. ("CBSI"). The Merger is subject to various conditions that are contained in the Merger Agreement. The terms of the Merger are described in the attached Joint Proxy Statement, which also serves as a Prospectus of CBSI for the shares of its Common Stock to be issued in the Merger. Since the Joint Proxy Statement also relates to the proposed merger of Cascade Bancorp, Inc., Auburn, Washington, with CBSI, in a separate transaction, it also includes information relative to Cascade.

     The complete text of the Merger Agreement appears as Appendix B to the
                                                          ----------
Joint Proxy Statement/Prospectus. If the Merger is completed, each share of Fife Common Stock issued and outstanding will be converted into the right to receive between approximately 1.45 to 1.77 shares of CBSI Common Stock (the "Exchange Ratio"), with the precise number of such shares to be determined by the average price of CBSI Common Stock for a 20 day period before the closing of the Merger ("Average Price"). The Exchange Ratio will fluctuate between approximately 1.45 and 1.77 if the Average Price of CBSI Common Stock is between $22 and $18. Accordingly, if the Average Price of CBSI Common Stock is $22 or more, the Exchange Ratio will be approximately 1.45, and if the Average Price of CBSI Common Stock is $18 or less, the Exchange Ratio will be approximately 1.77.

     The Board of Directors has received an opinion from Columbia Financial Advisors, Inc. to the effect that the consideration to be received by Fife's shareholders in the Merger is fair from a financial point of view.

     YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE BANK OF FIFE AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER.

     Approval of the Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Fife Common Stock. We urge you to read the attached Joint Proxy Statement/Prospectus and to consider your vote carefully. If you have any questions regarding this material in advance of the Special Meeting, please feel free to call Jim Davis, Fife's President, at (253) 922-7870. Regardless of the size of your holdings, it is important that your shares be voted at the Special Meeting.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE BE CERTAIN TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU WISH. IF FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

                               Very truly yours,

Robert Oldright                                                   James L. Davis
Chairman of the Board                                                  President

           PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY

                                  BANK OF FIFE
                           5501 PACIFIC HIGHWAY EAST
                            FIFE, WASHINGTON  98424

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 19, 1997

TO THE SHAREHOLDERS OF THE BANK OF FIFE:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of the Bank of Fife ("Fife") will be held on Wednesday, November 19, 1997, at 6:00 p.m., local time, at Fife's office located at 5501 Pacific Highway East , Fife, Washington. The Special Meeting is for the following purposes:

     1. MERGER AGREEMENT. To consider and vote upon a proposal to approve the Plan and Agreement of Reorganization and Merger, dated as of July 30, 1997, as more fully described in the accompanying Joint Proxy Statement/Prospectus, and attached as Appendix B thereto.
            ----------

     2. OTHER MATTERS. To act upon such other matters as may properly come before the Special Meeting or any adjournment thereof.

     Only holders of record of the Fife Common Stock, $0.50 par value per share, at the close of business on October 15, 1997, the record date for the Special Meeting, are entitled to vote at the Special Meeting or any adjournments or postponements thereof. Shareholders desiring to do so may dissent from the Merger and obtain payment for their shares in accordance with the provisions of RCW 30.49, a copy of which is included in the Joint Proxy Statement/Prospectus. See "THE MERGER - Dissenters' Rights of Appraisal" and Appendix D.
                                                       ----------

     All shareholders are cordially invited to attend the Special Meeting personally. Whether or not you are able to do so, it is important that you complete, sign, date, and promptly return the accompanying proxy in the enclosed postage-paid envelope in order to vote your shares of Fife Common Stock. Shareholders may revoke proxies previously submitted by completing a later-dated proxy, by written revocation delivered to Fife's secretary at or prior to the Special Meeting, or by appearing, withdrawing the proxy and voting at the Special Meeting in person. Attendance at the Special Meeting will not of itself revoke a previously submitted proxy.

                              By Order of the Board of Directors,

                              JAMES L. DAVIS
                              President
                              Fife, Washington

                              October 15, 1997

     YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.
APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF FIFE COMMON STOCK. IN ORDER TO ENSURE THAT THE REQUISITE VOTES ARE OBTAINED, AND IN ORDER TO ENSURE A QUORUM, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY.

                 JOINT PROXY STATEMENT FOR SPECIAL MEETINGS OF
                SHAREHOLDERS OF CASCADE BANCORP AND BANK OF FIFE

                  PROSPECTUS OF COLUMBIA BANKING SYSTEM, INC.
                      SHARES OF COMMON STOCK, NO PAR VALUE

     This Joint Proxy Statement/Prospectus is being furnished in connection with the solicitation of proxies by the management of Cascade Bancorp, Inc., ("Cascade") a Washington corporation, and Bank of Fife ("Fife"), a Washington banking corporation, for the Special Meetings of Shareholders of each of Cascade and Fife, to be held, in the case of Cascade on November 18, 1997 at 7:00 p.m. at Cascade's office located at 25 - 16th Avenue N.E., Auburn, Washington and in the case of Fife, on November 19, 1997 at 6:00 p.m. at the Bank's office located at 5501 Pacific Highway East, Fife, Washington, and at any adjournments or postponements thereof.

     Cascade shareholders will vote upon a proposal to approve the merger (the "Cascade Merger") of Cascade with and into Columbia Banking System, Inc. ("CBSI"), a Washington corporation, on the terms described in the Plan and Agreement of Reorganization and Merger (the "Cascade Merger Agreement") dated as of June 30, 1997 among CBSI, Cascade, Columbia State Bank ("Columbia Bank"), and Cascade Community Bank ("CCB"). The Cascade Merger Agreement is incorporated herein by reference.

     Fife shareholders will vote upon a proposal to merge Fife (the "Fife Merger") into Columbia State Bank, a Washington banking corporation and wholly-owned subsidiary of CBSI on the terms described in the Plan and Agreement of Reorganization and Merger (the "Fife Merger Agreement") dated as of July 30, 1997 among CBSI, Columbia Bank and Fife. The Fife Merger Agreement is incorporated herein by reference.

     Both transactions are referred to together as the "Merger(s)". The Cascade Merger and the Fife Merger are separate transactions. Approval of one merger is not in any way contingent on approval of the other merger. The closing of the Merger(s) is expected to occur on or about November 28, 1997.

     When the Merger(s) become effective, all outstanding shares of common stock, $1.00 par value per share of Cascade ("Cascade Common Stock") and $0.50 par value per share of Fife ("Fife Common Stock") will be converted into the right to receive shares of CBSI Common Stock. Cash will be paid in lieu of fractional shares. Upon consummation of the Cascade Merger, each Cascade shareholder will receive 2.27 shares of CBSI Common Stock for each share of Cascade Common Stock owned. Upon consummation of the Fife Merger, each Fife shareholder will receive approximately 1.45 to 1.77 shares of CBSI Common Stock for each share of Fife Common Stock owned (the "Fife Exchange Ratio"), with the precise number of such shares to be determined after Fife shareholders vote on the Fife Merger by the average price of CBSI Common Stock for a 20-day period ending shortly before the closing of the Fife Merger (the "Average Closing Price"). If the Average Closing Price of CBSI Common Stock is $22 or more, the Exchange Ratio will be approximately 1.45, and if the Average Closing Price of CBSI Common Stock is $18 or less, the Exchange Ratio will be approximately 1.77. See "THE MERGER(S) - Terms of Merger(s)." For a description of certain significant considerations in connection with the Merger(s), see
"THE MERGER(S) - Conditions to the Merger(s)"and "Interests of Certain Persons in the Merger(s)."

     CBSI Common Stock trades on the Nasdaq National Market under the symbol COLB. The last reported sale price for the CBSI Common Stock on the Nasdaq National Market was $23.88 per share on October 3, 1997. Neither the shares of Cascade nor Fife are traded on any market, thus no current market prices are available for the shares of either Cascade or Fife. See "SUMMARY - Stock Price and Dividend Information."

     The aggregate number of shares of CBSI Common Stock to be issued in the Cascade Merger is 774,978 (which is valued at $18,502,600 based on the $23.88 closing price of CBSI Common Stock on October 3, 1997), assuming the outstanding options for 11,400 shares of Cascade Common Stock are exercised prior to closing of the Cascade Merger. The aggregate number of shares of CBSI Common Stock to be issued in the Fife Merger is 329,034 (which is valued at $7,857,332 based on the October 3, 1997 closing price of CBSI Common Stock), assuming the outstanding options for 24,000 shares of Fife Common Stock are exercised prior to closing of the Fife Merger and assuming the Fife Exchange Ratio is 1.45. Assuming 774,978 shares of CBSI Common Stock are issued in the Cascade Merger, 329,034 shares of CBSI Common Stock are issued in the Fife Merger, and 6,598,198 shares of CBSI Common Stock are outstanding after closing of the Merger(s), Cascade shareholders will hold approximately 11.75% of CBSI Common Stock and Fife shareholders will hold approximately 4.99% of CBSI Common Stock.

     This Joint Proxy Statement/Prospectus also constitutes the Prospectus of CBSI filed as part of a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Common Stock, no par value per share ("CBSI Common Stock"), of

CBSI to be issued in the Merger(s). This Joint Proxy Statement/Prospectus does not cover any resale of the securities to be received by shareholders of Cascade and Fife upon consummation of the Merger(s), and no person is authorized to make any use of this Joint Proxy Statement/Prospectus in connection with any such resale, although the CBSI Common Stock may be traded without use of this Joint Proxy Statement/Prospectus by those shareholders of CBSI not deemed to be "affiliates" of either CBSI, Cascade or Fife. See "THE MERGER(S) - Resales of Stock Received in the Merger(s) by Cascade and Fife Affiliates".

     All information concerning CBSI contained in this Joint Proxy Statement/Prospectus has been provided by CBSI, and all information concerning Cascade and Fife has been provided by those companies, respectively.

     This Joint Proxy Statement/Prospectus and the accompanying proxy cards are first being mailed to shareholders of Cascade and Fife on or about October __, 1997.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF CBSI COMMON STOCK ISSUABLE IN THE MERGER(S) ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

     The date of this Joint Proxy Statement/Prospectus is October __, 1997

                             AVAILABLE INFORMATION

     CBSI is subject to the information and reporting requirements of the Securities Exchange Act of 1934, (the "Exchange Act") as amended. In accordance with the Exchange Act, CBSI files reports, proxy statements, and other information with the Commission. Copies of such reports, proxy statements and other information can be obtained, upon payment of prescribed fees, from the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street NW, Washington D.C. 20549. In addition, such reports, proxy statements and other information can be inspected at the Commission's facilities referred to above and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. The Common Stock of CBSI is included for quotation on the Nasdaq National Market and such reports, proxy statements and other information concerning CBSI are available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 K Street NW, Washington D.C. 20006. Under the rules and regulations of the Commission, the solicitation of Cascade and Fife shareholders to approve the Merger(s) constitutes an offering of the CBSI Common Stock to be issued in conjunction with the Merger(s). CBSI has filed with the Commission a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act covering the CBSI Common Stock to be issued in connection with the Merger(s). This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement. The Commission also maintains a site accessible to the public by computer on the World Wide Web at http:\\www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission, including CBSI.

     While statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated by reference into this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein disclose material terms of such contract or other document, such statements are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

     Neither Cascade nor Fife is subject to the information and reporting requirements of the Exchange Act.

                     INFORMATION INCORPORATED BY REFERENCE

     The following documents previously filed by CBSI with the Commission (File Number 0-20288) pursuant to the Exchange Act are incorporated in this Joint Proxy Statement/Prospectus by reference:

     1. CBSI's Annual Report on Form 10-K for the year ended December 31, 1996 (the "CBSI 1996 10-K");

     2. CBSI's Proxy Statement for its 1997 Annual Meeting of Shareholders (the "CBSI 1997 Proxy");

     3. CBSI's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 (the "CBSI 1997 10-Qs");

     4.   CBSI's Current Report on Form 8-K dated July 7, 1997;

     5.   CBSI's Current Report on Form 8-K/A dated March 14, 1997; and

     6. The description of CBSI's capital stock contained in its Registration Statement on Form S-2 originally filed with the Commission on October 18, 1996, as amended (Registration No. 333-14465).

     All documents filed by CBSI pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the Cascade and Fife Special Meetings of Shareholders shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

     This Joint Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) are available, without charge, to each person to whom a copy of this Joint Proxy Statement/Prospectus is delivered. Requests for such copies should be directed to: Kristen Kopay, Marketing Officer, Columbia Banking System, Inc., 1102 Broadway Plaza, Tacoma, Washington 98402, (253) 305-1900.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CBSI, CASCADE OR FIFE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, OR SOLICITATION OF AN OFFER.

     NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF CBSI, CASCADE OR FIFE AND THEIR SUBSIDIARIES SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                    CONTENTS

SUMMARY.............................................................................................    1
     Introduction...................................................................................    1
     Parties to the Merger..........................................................................    1
     Meetings and Votes Required....................................................................    2
     The Merger(s)..................................................................................    3
          Effect of Merger(s).......................................................................    3
          Recommendation of the Cascade Board.......................................................    4
          Recommendation of the Fife Board..........................................................    5
          Opinions of Financial Advisor.............................................................    5
          Effective Time and Closing of Merger(s)...................................................    5
          Conditions; Regulatory Approvals..........................................................    5
          Termination and Amendment of the Merger Agreement(s)......................................    6
          Interests of Certain Persons in the Merger(s).............................................    6
          Dissenters' Rights of Appraisal...........................................................    6
          Tax Treatment of the Merger(s)............................................................    7
          Accounting Treatment of the Merger(s).....................................................    7
          Trading Market............................................................................    7
          Comparison of Shareholders' Rights........................................................    7
     Stock Price And Dividend Information...........................................................    8
     Comparative Per Common Share Data..............................................................   10
     Selected Historical and Pro Forma Financial Data...............................................   13
SPECIAL MEETING OF CASCADE SHAREHOLDERS.............................................................   21
     Date, Time, and Place..........................................................................   21
     Purpose of the Meeting.........................................................................   21
     Shares Outstanding and Entitled to Vote; Record Date...........................................   21
     Vote Required..................................................................................   21
     Voting, Solicitation, and Revocation of Proxies................................................   22
SPECIAL MEETING OF FIFE SHAREHOLDERS................................................................   22
     Date, Time, and Place..........................................................................   22
     Purpose of the Meeting.........................................................................   22
     Shares Outstanding and Entitled to Vote; Record Date...........................................   22
     Vote Required..................................................................................   23
     Voting, Solicitation, and Revocation of Proxies................................................   23
BACKGROUND OF AND REASONS FOR THE MERGER(S).........................................................   24
     Cascade........................................................................................   24
          Background of the Merger..................................................................   24
          CBSI's Reasons For The Merger.............................................................   25
          Cascade's Reasons For The Merger..........................................................   26
          Opinion of Columbia Financial Advisors, Inc...............................................   27
          Recommendation of the Cascade Board.......................................................   29
     Fife...........................................................................................   30
          Background of the Merger..................................................................   30
          CBSI's Reasons for the Merger.............................................................   30
          Fife's Reasons For The Merger.............................................................   31
          Opinion of Columbia Financial Advisors, Inc...............................................   32

          Recommendation of the Fife Board..........................................................   35
THE MERGER(S).......................................................................................   35
     General........................................................................................   35
     Terms of the Merger(s).........................................................................   35
     Exchange of Stock Certificates.................................................................   36
     Employee Benefit Plans.........................................................................   37
     Mechanics of the Merger(s).....................................................................   37
     Conduct Pending Consummation of the Merger(s)..................................................   37
     Conditions to the Merger(s)....................................................................   38
     Amendment of the Merger Agreement(s)...........................................................   39
     Termination of the Merger Agreement(s).........................................................   39
     Interests of Certain Persons in the Merger(s)..................................................   40
     Certain Federal Income Tax Matters.............................................................   41
     Accounting Treatment of the Merger(s)..........................................................   42
     Dissenters' Rights of Appraisal................................................................   42
     Resales of Stock Received in the Merger(s) by Cascade and Fife Affiliates......................   44
     No Solicitation................................................................................   44
     Expenses.......................................................................................   45
PRO FORMA COMBINED FINANCIAL STATEMENTS.............................................................   45
INFORMATION CONCERNING CBSI.........................................................................   52
INFORMATION CONCERNING CASCADE......................................................................   54
     Business.......................................................................................   54
     Competition....................................................................................   54
     Facilities.....................................................................................   55
     Employees......................................................................................   56
     Legal Proceedings..............................................................................   56
CASCADE MANAGEMENT'S DISCUSSION AND ANALYSIS OF  FINANCIAL CONDITION AND RESULTS OF OPERATIONS......   56
     Six months ended June 30, 1997 and 1996........................................................   56
     Financial Condition and Results of Operations for the Years ended December 31, 1996 and 1995...   56
     Loan Quality, Liquidity, Capital...............................................................   57
     Lending........................................................................................   58
     Summary of Loan Loss Experience................................................................   60
     Investment Activities..........................................................................   61
INFORMATION CONCERNING FIFE.........................................................................   62
     Business.......................................................................................   62
     Competition....................................................................................   62
     Facilities.....................................................................................   63
     Employees......................................................................................   63
     Legal Proceedings..............................................................................   63
FIFE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........   64
     Six months ended June 30, 1997 and 1996........................................................   64
     Financial Condition and Results of Operations for the Years ended December 31, 1996 and 1995...   64

     Loan Quality, Liquidity, Capital...............................................................   65
     Lending........................................................................................   66
     Summary of Loan Loss Experience................................................................   67
     Investment Activities..........................................................................   69
MANAGEMENT OF RESULTING COMPANY.....................................................................   70
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CBSI, CASCADE AND FIFE............   73
SUPERVISION AND REGULATION..........................................................................   75
     CBSI and Cascade...............................................................................   76
     Columbia Bank, CCB and Fife....................................................................   78
COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF CBSI, CASCADE, AND FIFE COMMON STOCK.....................   83
     General........................................................................................   83
     Preferred Stock................................................................................   83
     Common Stock...................................................................................   83
     Dividend Rights................................................................................   84
     Voting Rights..................................................................................   84
     Preemptive Rights..............................................................................   84
     Liquidation Rights.............................................................................   85
     Assessments....................................................................................   85
     Board of Directors.............................................................................   85
     Indemnification and Limitation of Liability....................................................   86
     Amendment of Articles of Incorporation and Bylaws..............................................   86
     Repurchase of Shares...........................................................................   87
     Dissenters' Rights.............................................................................   87
     Voting on Sales of Assets, Mergers and Dissolutions............................................   87
     Potential "Anti-Takeover" Provisions...........................................................   88
CERTAIN LEGAL MATTERS...............................................................................   89
EXPERTS.............................................................................................   89
OTHER MATTERS.......................................................................................   90
GLOSSARY OF KEY TERMS...............................................................................   91
INDEX TO FINANCIAL STATEMENTS.......................................................................  F-1

APPENDICES
----------

     Appendix A - Plan and Agreement of Reorganization and Merger - Cascade. Appendix B - Plan and Agreement of Reorganization and Merger - Fife. Appendix C - Dissenters' Rights of Appraisal - Cascade.
     Appendix D - Dissenters' Rights of Appraisal - Fife.
     Appendix E - Opinion of CFA - Cascade.
     Appendix F - Opinion of CFA - Fife.

                                                                     TO BE BOXED

                                    SUMMARY

     The following material summarizes certain information contained elsewhere in this Joint Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus (including the appendices hereto). Capitalized terms used in this Joint Proxy Statement/Prospectus, unless the context otherwise requires, have the meanings ascribed to them in the Glossary of Key Terms inside the back cover of this Joint Proxy Statement/Prospectus or in the respective Merger Agreement. Additional terms used principally in particular sections of this Joint Proxy Statement/Prospectus are defined in the sections where they are used.

INTRODUCTION

     Shareholders of Cascade will be asked to vote on a proposed merger of Cascade into CBSI pursuant to the Cascade Merger Agreement. Shareholders of Fife will be asked to vote on a proposed merger of Fife into Columbia Bank pursuant to the Fife Merger Agreement. Under applicable Washington corporate law and NASDAQ requirements, CBSI shareholders are not required to vote on the Merger(s). The Boards of Directors of CBSI and Cascade have unanimously adopted the Cascade Merger Agreement. The Boards of Directors of CBSI, Columbia Bank and Fife have unanimously adopted the Fife Merger Agreement. See "THE MERGER(S) - Terms of the Merger(s)."

PARTIES TO THE MERGER

     CBSI. CBSI is a registered bank holding company that conducts a full service commercial banking business through its wholly owned subsidiary, Columbia Bank, a Washington state chartered bank. Headquartered in Tacoma, Washington, CBSI provides a full range of commercial banking services to small and medium-sized businesses, professionals and other individuals through 18 branch offices located in the Tacoma metropolitan area and contiguous parts of the Puget Sound region of Washington, as well as the Longview and Woodland communities in southwestern Washington.

     CBSI was reorganized and additional management was added in 1993 in order to take advantage of commercial banking business opportunities resulting from the increased consolidation of banks in CBSI's principal market area, primarily through acquisitions by out-of-state holding companies, and the resulting dislocation of customers. Since the reorganization, CBSI has experienced rapid growth and has greatly expanded its commercial lending activities. CBSI has grown from four branch offices at January 1, 1993 to its present 18 branch offices and has regulatory approval to open four additional branch offices in its market area. Between January 1, 1993 and June 30, 1997, CBSI increased its consolidated assets to $655.1 million from $158.6 million, its loans to $541.4 million from $120.8 million and its deposits to $549.9 million from $118.0 million. While accomplishing this expansion, CBSI's asset quality ratios have improved. At June 30, 1997, CBSI's nonperforming assets constituted 0.23% of total assets, as compared to 0.39%, 0.89% and 1.17% at December 31, 1996, 1995 and 1994, respectively.

     CBSI's principal executive offices are located at 1102 Broadway Plaza, Tacoma, Washington, 98402. Its telephone number is (253) 305-1900.

     Additional information concerning CBSI and its business is included in the documents incorporated into this Joint Proxy Statement/Prospectus by reference. See "INFORMATION INCORPORATED BY REFERENCE," AVAILABLE INFORMATION," THE CBSI 1996 10-K, the CBSI 1997 10-Qs and the CBSI 1997 Proxy. See also "INFORMATION CONCERNING CBSI."

     CASCADE. Cascade was organized under Washington law in February 1995 under an Agreement and Plan of Exchange pursuant to which shareholders of CCB became shareholders of Cascade. Cascade is registered with the Board of Governors of the Federal Reserve System (the "FRB") as a bank holding company, and conducts a commercial banking business through its wholly owned subsidiary CCB. CCB is a state chartered bank organized under washington law in 1990. It offers commercial banking services, primarily to small and medium-sized businesses, professionals and retail customers, including commercial loans, accounts receivable and inventory financing, consumer installment loans, acceptance of deposits, and personal savings and checking accounts.

     At June 30, 1997, Cascade had total assets of $87.0 million, total deposits of $76.2 million and total loans of $55.2 million.

     Cascade's principal offices are located at 25-16th Street N.E., Auburn, Washington, 98002. Its telephone number is (253) 939-9600.

     FIFE. Fife is a state chartered commercial bank organized under Washington law in 1992. Fife offers commercial banking services primarily to small and medium-sized businesses, professionals and retail customers. Such services include commercial loans, accounts receivable and inventory financing, consumer installment loans, acceptance of deposits, and personal savings and checking accounts.

     At June 30, 1997, Fife had total assets of $33.4 million, total deposits of $29.9 million and total loans of $23.9 million.

     Fife has one office which is located at 5501 Pacific Highway East, Fife, Washington, 98424. Its telephone number is (253) 922-7870.

MEETINGS AND VOTES REQUIRED

     GENERAL. The affirmative vote of two-thirds (2/3) of the shares of Cascade Common Stock and Fife Common Stock outstanding respectively on the Cascade Record Date and Fife Record Date is required to approve the respective Merger Agreement(s). In order to ensure that the requisite votes are obtained Cascade and Fife shareholders are urged to sign, date and return the enclosed proxy. Shareholders may revoke proxies previously submitted by completing a later-dated proxy, by written revocation delivered to Cascade's or Fife's secretary, as appropriate, at or prior to the special meeting of shareholders, or by appearing, withdrawing the proxy and voting at the special meeting in person.

     As of the Cascade Record Date, Cascade's directors and executive officers and their affiliates were entitled to vote 154,896 shares at the Cascade Meeting, which represent approximately forty-seven percent (47%) of the total number of outstanding shares on such date. As of the Fife Record Date, Fife's directors and executive officers and their affiliates were entitled to vote 106,490 shares at the Fife Meeting, which represent approximately forty-seven percent (47%) of the total number of outstanding shares on such date. Each director of Cascade and Fife have agreed to vote their shares in favor of the respective merger.

     CASCADE. A special meeting of Cascade shareholders (the "Cascade Special Meeting") will be held at the principal office of Cascade located at 25 - 16th Avenue N.E., Auburn, Washington, on November 18, 1997, at 7:00 p.m., local time. The purpose of the Cascade Special Meeting is to vote to approve the Cascade Merger Agreement providing for the merger of Cascade with and into CBSI, pursuant to which each share of Cascade Common Stock will be exchanged for 2.27 shares of CBSI Common Stock. Shares of Cascade Common Stock are the only shares entitled to vote at the Cascade Special Meeting. October 15, 1997 is the record date for the Cascade Special Meeting (the "Cascade Record Date"). On the Cascade Record Date, there were 330,000 shares of Cascade Common Stock outstanding.

     FIFE. A special meeting of Fife shareholders (the "Fife Special Meeting") will be held at the Bank's office located at 5501 Pacific Highway East, Fife, Washington, on November 19, 1997, at 6:00 p.m., local time. The purpose of the Fife Special Meeting is to vote to approve the Fife Merger Agreement providing for the merger of Fife with and into Columbia Bank, pursuant to which each share of Fife Common Stock will be exchanged for approximately 1.45 to 1.77 shares of CBSI Common Stock. The precise number of shares to be received will not be calculated until after the Fife Special Meeting and will be determined by the average price of CBSI Common Stock for a brief period before the closing of the Fife Merger which is expected to occur on or around November 28, 1997. Shares of Fife Common Stock are the only shares entitled to vote at the Fife Special Meeting. October 15, 1997 is the record date for the Fife Special Meeting (the "Fife Record Date"). On the Fife Record Date, there were 202,920 shares of Fife Common Stock outstanding.

THE MERGER(S)

     EFFECT OF MERGER(S)
     -------------------

     CASCADE. In accordance with the Cascade Merger Agreement, on the Effective Date, Cascade will merge into CBSI, with CBSI as the surviving corporation, and CCB will merge into Columbia Bank, with Columbia Bank as the surviving corporation. Upon consummation of the Cascade Merger, each holder of shares of Cascade Common Stock, other than any shares as to which dissenters' rights are perfected under Washington law ("Dissenters' Shares"), will be entitled to receive, in exchange for each share of Cascade Common Stock held of record by such shareholder as of the Effective Date, 2.27 shares (the "Cascade Exchange Ratio") of CBSI Common Stock. Cash will be paid in lieu of issuing fractional shares of CBSI Common Stock. Upon completion of the Cascade Merger, shareholders of Cascade will no longer own any stock in Cascade. BECAUSE THE MARKET PRICE OF CBSI COMMON STOCK IS SUBJECT TO FLUCTUATION, THE MARKET VALUE OF THE SHARES OF CBSI COMMON STOCK THAT CASCADE SHAREHOLDERS WILL RECEIVE IN THE MERGER MAY INCREASE OR DECREASE PRIOR TO THE MERGER. See, "Stock Price and Dividend Information". The aggregate number of shares of CBSI Common Stock to be issued in the Cascade Merger is 774,978 (which is valued at $18,502,600 based on the $23.88 closing price of CBSI Common Stock on October 3, 1997), assuming the outstanding options for 11,400 shares of Cascade Common Stock are exercised prior to the closing of the Cascade Merger. As a result, Cascade shareholders would hold approximately 11.75% of the 6,598,198 shares of CBSI Common Stock expected to be outstanding after closing the Mergers.

     For more detailed information concerning the Cascade Merger, and how Cascade Shareholders may exchange certificates representing shares of Cascade Common Stock, see "THE MERGER - Terms of the Merger - Cascade; Exchange of Stock Certificates."

     FIFE. In accordance with the Fife Merger Agreement, on the Effective Date, Fife will merge into Columbia Bank, with Columbia Bank as the surviving corporation. Upon consummation of the Fife Merger, each holder of shares of Fife Common stock, other than Dissenting Shares, will be entitled to receive, in exchange for each share of Fife Common

Stock held of record by such shareholder as of the Effective Date, CBSI Common Stock. The precise number of shares of CBSI Common Stock to be received in exchange for each share of Fife Common Stock will be calculated by dividing the Purchase Price by the Average Closing Price and by further dividing such quotient by the aggregate number of shares of Fife Common Stock that are issued and outstanding or subject to unexercised options, on the Effective Date. The terms "Purchase Price" and "Average Closing Price" are defined in the Fife Merger Agreement. "Purchase Price" means an amount equal to (a) two times the sum of shareholders' equity of Fife at June 30, 1997 plus the amount added to such shareholders' equity upon exercise of outstanding options, plus (b) the amount of Fife's net income between June 30, 1997 and the Effective Date. "Average Closing Price" means the average of the closing sales prices per share of CBSI Common Stock for the twenty consecutive trading days ending five days prior to the Effective Date, except that if such average is less than $18.00, then the Average Closing Price will be $18.00, and if such average is more than $22.00, then the Average Closing Price will be $22.00.

     For example, if Fife's net income between June 30, 1997 and the Effective Date is $50,000, then the number of shares of CBSI Common Stock to be issued in exchange for each share of Fife Common Stock will be between approximately 1.45 and 1.77 depending upon the Average Closing Price, calculated as follows:


                3,216,000 (1)
          +       384,000 (2)
          ---------------
                3,600,000
          x             2
          ---------------
                7,200,000
          +        50,000 (3)
          ---------------
                7,250,000
     divided by   226,902 (4)
          ---------------


                   $31.95                           $31.95
     divided by        22 (5)         divided by        18 (6)
          ---------------                  ---------------
                     1.45                             1.77


1.  June 30, 1997 shareholders' equity.

2. Amount added to shareholders' equity upon exercise of outstanding options for 24,000 shares at exercise price of $16. The Purchase Price will not be affected on a per share basis by the exercise of outstanding options since the per share Purchase Price is calculated on a fully diluted basis.

3. Assumed earnings from June 30, 1997 to Effective Date. Actual earnings from June 30, 1997 to the date of this Joint Proxy Statement/Prospectus have been offset by expenses of the Fife Merger.

4. The aggregate number of shares of Fife Common Stock outstanding or subject to unexercised options.

5.  Assumed CBSI Average Closing Price.

6.  Alternative assumed CBSI Average Closing Price.

     If the Average Closing Price is $22.00 or more, 1.45 shares of CBSI Common Stock will be issued in exchange for each share of Fife Common Stock. If the Average Closing Price is $18.00 or less, 1.77 shares of CBSI Common Stock will be issued in exchange for each share of Fife Common Stock.

    The range of approximately 1.45 to 1.77 shares of CBSI Common Stock for each share of Fife Common Stock is the "Fife Exchange Ratio". The Board of Directors of Fife may elect to terminate the Fife Merger under certain conditions if the Average Closing Price of CBSI Common Stock is less than $18.00. See "THE MERGER(S) - Termination of the Merger Agreements." Cash will be paid in lieu of issuing fractional shares of CBSI Common Stock. Upon completion of the Fife Merger, shareholders of Fife will no longer own any stock of Fife.

     The aggregate number of shares of CBSI Common Stock to be issued in the Fife Merger is 329,034 (which is valued at $7,857,332 based on the $23.88 October 3, 1997 closing price of CBSI Common Stock), assuming the outstanding options for 24,000 shares of Fife Common Stock are exercised prior to closing of the Fife Merger and assuming the Fife Exchange Ratio is 1.45. As a result, Fife shareholders would hold approximately 4.99% of the 6,598,198 shares of CBSI Common Stock expected to be outstanding after closing of the Mergers.

     For more detailed information concerning the Fife Merger, and how Fife shareholders may exchange certificates representing shares of Fife Common Stock, see "THE MERGER - Terms of the Merger - Fife; Exchange of Stock Certificates."

     RECOMMENDATION OF THE CASCADE BOARD
     -----------------------------------

     The Board of Directors of Cascade (the "Cascade Board") has unanimously determined that the Cascade Merger is fair to and in the best interests of Cascade's shareholders. In making this determination, the Cascade Board considered a variety of factors, including the value of the CBSI Common Stock that the shareholders of Cascade will receive in exchange for their shares of Cascade Common Stock, the ability of CBSI to provide competitive and comprehensive services in the markets in which Cascade operates, and the parties' shared belief in community banking, which emphasizes responsiveness to local markets and the delivery of personalized services to customers. The Cascade Board believes that the Cascade Merger will allow Cascade shareholders to realize a premium for their shares and will also allow CBSI to provide the advantages of personal community banking to Cascade's current customers. THE CASCADE BOARD HAS UNANIMOUSLY APPROVED THE

CASCADE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF CASCADE AND ITS SHAREHOLDERS AND RECOMMENDS THAT CASCADE'S SHAREHOLDERS APPROVE THE MERGER AGREEMENT. See "BACKGROUND OF AND REASONS FOR THE MERGER - Cascade."

     RECOMMENDATION OF THE FIFE BOARD
     --------------------------------

     The Board of Directors of Fife (the "Fife Board") has unanimously determined that the Merger is fair to and in the best interests of Fife's shareholders. In making this determination, the Fife Board considered a variety of factors, including the value of the CBSI Common Stock that the shareholders of Fife will receive in exchange for their shares of Fife Common Stock, the ability of CBSI to provide competitive and comprehensive services in the Fife market area, and the parties' shared community banking philosophies. The Fife Board believes that the Fife Merger will allow Fife shareholders to realize a premium for their shares and will also allow CBSI to provide the advantages of personal community banking to Fife's current customers. THE FIFE BOARD HAS UNANIMOUSLY APPROVED THE FIFE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF FIFE AND ITS SHAREHOLDERS AND RECOMMENDS THAT FIFE'S SHAREHOLDERS APPROVE THE MERGER AGREEMENT. See "BACKGROUND OF AND REASONS FOR THE MERGER - Fife."

     OPINIONS OF FINANCIAL ADVISOR
     -----------------------------

     Columbia Financial Advisors, Inc. ("CFA"), the financial advisor to both Cascade and Fife, has delivered to the Cascade Board a written opinion dated June 30, 1997, and to the Fife Board a written opinion dated July 30, 1997, to the effect that the respective Merger is fair, from a financial perspective, to Cascade, Fife and their respective shareholders. Copies of CFA's opinions setting forth the limits of its review, assumptions made, matters considered and procedures followed, are attached to this Joint Proxy Statement/Prospectus as

Appendix E for Cascade and as Appendix F for Fife, and should be read in their
----------                    ----------
entirety by the shareholders of the respective entities. See "BACKGROUND OF AND REASONS FOR THE MERGER - Cascade - Opinion of Columbia Financial Advisors, Inc.,
- Fife - Opinion of Columbia Financial Advisors, Inc."

     EFFECTIVE TIME AND CLOSING OF MERGER(S)
     ---------------------------------------

     The parties presently expect to consummate the Merger(s) during the fourth quarter of 1997, although the timing is subject to the satisfaction of certain conditions. The Cascade Merger Agreement provides that if the Cascade Merger has not been consummated by March 31, 1998, at any time after such date, the Board of either CBSI or Cascade may vote to abandon the Cascade Merger. See "THE MERGER(S) - Terms of the Merger(s) - Cascade. " The Fife Merger Agreement provides that if the Fife Merger has not been consummated by April 30, 1998, at any time after such date, the Board of either CBSI or Fife may vote to abandon the Fife Merger. See "THE MERGER(S) - Terms of the Merger(s) - Fife."

     CONDITIONS; REGULATORY APPROVALS
     --------------------------------

     Consummation of each Merger is conditioned on (a) approval of the respective Merger Agreement by the holders of not less than a two-thirds (2/3) of the outstanding shares of

Cascade Common Stock or Fife Common Stock, as applicable; (b) receipt of all necessary approvals of the Merger(s) by governmental regulatory agencies, including the FRB (in the case of the Cascade Merger), the FDIC and the Director of the Washington State Department of Financial Institutions (the "Washington Director"); (c) receipt by each party of a favorable tax opinion from Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C.; (d) receipt of a letter from Deloitte & Touche, LLP to the effect that each Merger qualifies for pooling of interests accounting treatment; (e) the continuing accuracy of the representations and warranties of each party; (f) the performance of specified obligations by each party; and (g) certain other conditions. THE CLOSING OF NEITHER THE CASCADE MERGER NOR THE FIFE MERGER IS DEPENDENT UPON CLOSING OF THE OTHER MERGER. EACH MERGER IS A SEPARATE AND INDEPENDENT TRANSACTION. See "THE MERGER(S) - Conditions to the Merger(s)" and "SUPERVISION AND REGULATION."


     NO SOLICITATION
     ---------------

      Cascade and Fife have agreed in respective Merger Agreement(s) that, except as required by law, neither Cascade nor any of its officers or directors, nor Fife nor any of its officers or directors will (i) solicit, encourage, entertain or facilitate any other proposals or inquiries for an acquisition of the shares or assets of Cascade or its subsidiaries (an "Acquisition Proposal"),
(ii) enter into discussions concerning any such acquisition, or (iii) furnish any nonpublic information relating to CBSI's business or organization to any person that is not affiliated with Cascade, Fife or CBSI.


     If (i) there is an Acquisition Proposal prior to the Cascade Shareholder vote on the Cascade Merger or the Fife Shareholder vote on the Fife Merger, (ii) the Merger(s) are not approved by the two-thirds of the outstanding shares of Cascade and Fife Common Stock at the Special Meeting(s) (and approved by Cascade as the sole shareholder of CCB); and (iii) prior to January 1, 1999, in the case of Cascade, and February 1, 1999, in the case of Fife, as the case may be, such party is acquired by a third party, then unless the representations and warranties of CBSI in the Merger Agreement(s) were false in any material respect as of the date of the Special Meeting(s) or CBSI was in material default of its covenants in the Agreement(s) as of such date, Cascade and Fife must promptly pay CBSI $500,000 and $200,000, respectively.


     No solicitation provisions generally increase the likelihood that a merger transaction will lead to a completed transaction, thus justifying the time and expense of the acquiror in pursuing the transaction, or, in the alternative, will result in the acquiror being compensated for its time and expense if the no solicitation agreement is breached and the transaction is not completed.

     TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT(S)
     ----------------------------------------------------

     Either the Cascade Merger Agreement or the Fife Merger Agreement may be terminated, and either Merger abandoned, before the Effective Date, whether before or after its adoption by the shareholders or by either the CBSI or the Cascade Board, or the CBSI or the Fife Board, under certain specified circumstances, including a failure to consummate the Merger by March 31, 1998 in the case of Cascade and April 30, 1998 in the case of Fife. Either Merger Agreement may be amended at any time before the Effective Date if the amendment is approved by both the CBSI and Cascade Boards or CBSI and Fife Boards , but no amendment reducing the amount or changing the form of any consideration which is to be received by Cascade or Fife shareholders can be effected without the approval of Cascade or Fife shareholders after approval of the Merger Agreements by shareholders. See "THE MERGER(S) - Amendment and Termination of Merger Agreements."

     INTERESTS OF CERTAIN PERSONS IN THE MERGER(S)
     ---------------------------------------------

     Certain members of Cascade's management and the Cascade Board and certain members of Fife's management may be deemed to have interests in the Merger(s) in addition to their interests as shareholders of Cascade and Fife generally. As discussed below, these include, among other things, provisions in the Cascade Merger Agreement relating to employment agreements, an appointment to the CBSI Board, the sale of certain real property owned by a partnership comprised of directors of Cascade, provisions in the Fife Merger Agreement relating to satisfaction of existing contractual obligations and an option agreement between CBSI and Rocco Associates, a partnership comprised of members of Fife director James Manza's family, relating to certain real property owned by Rocco Associates. See "The MERGER(S) - Interests of Certain Persons in the Merger(s)."

     EMPLOYMENT/SEVERANCE AGREEMENTS. CBSI has ratified employment agreements entered into between CCB and Messrs. Lisko, Plummer, Bray and Clemmer and Ms. Ehli, Giffin, Long and Van Lant, officers of CCB. The employment agreement with Mr. Lisko, who currently serves as the President and Chief Executive Officer of CCB, provides that Mr. Lisko will serve as the Executive Vice President-Auburn Area Manager of Columbia Bank. The agreement has a term of three years beginning on the effective date of the Cascade Merger. It provides for an annual salary of $94,000 and the grant at the close of business on the Effective Date of the Cascade Merger of an incentive stock option to purchase at market value on the date of grant 5,000 shares of CBSI Common Stock. The agreement provides for payment to Mr. Lisko of two and one-half years salary in the event of a change in control of CBSI. It also provides for a payment of salary through the term of the agreement in the event of termination of employment without cause. The employment agreements with Mr. Bray and Mr. Plummer, Senior Officers of Cascade, have two year terms and provide for payment of salary through the term of the agreement in the event of termination of employment without cause and a payment of one year's salary in the event of a change in control of CBSI. The annual salary provided for Mr. Bray is $63,000, and the annual salary for Mr. Plummer is $65,000. The employment agreements with Mr. Clemmer and Ms. Ehli, Giffin, Long and Van Lant provide for payment of salary (totaling in the aggregate approximately $231,000) through the one year term of the agreement in the event of termination of employment without cause. The salaries and benefits to be provided to each of the aforementioned persons are substantially similar to those provided to them prior to Cascade entering into the Cascade Merger Agreement.

     As a condition to the Fife Merger Agreement, Fife has agreed to take all necessary steps to terminate or satisfy existing severance agreements with Mr. Davis, President of Fife, and Messrs. Hixenbaugh and Mason, Senior Officers of Fife. The severance agreement for Mr. Davis provides for payment of one year's salary (approximately $94,000) in the event of a change in control of Fife. Mr. Hixenbaugh's severance agreement provides for payment of two years' salary (approximately $135,000) in the event of a change in control of Fife, and Mr. Mason's severance agreement provides for payment of twenty-five percent (25%) of one years' salary (approximately $14,000) in the event of change in control of Fife.

     APPOINTMENT TO THE CBSI BOARD. In connection with the Cascade Merger, CBSI has agreed to appoint Mr. Matson, currently the Chairman of the Cascade Board, to the CBSI Board. Directors of CBSI receive an annual retainer of $1,600 and fees of $200 for each Board meeting attended.

     AGREEMENTS RELATING TO REAL PROPERTY. In connection with the Cascade Merger, CBSI has agreed to buy the main office of Cascade and the land on which the South Auburn branch office is located, both of which are owned by a partnership (Cascade Investment Properties) comprised substantially of directors of Cascade. The purchase price for the property will be $1.6 million which the parties believe is substantially similar to the price Cascade Investment Properties would have obtained had they sold the properties to a person or entity not a party to the Cascade Merger.

     In connection with the Fife Merger, CBSI has entered into an Option Agreement with Rocco Associates, a partnership comprised of members of Fife director James Manza's family. The Option Agreement grants CBSI the right to acquire the property located at 1507-54th Avenue, Fife, Washington, which was the location of Bank of Fife prior to relocating to its current location, for a purchase price of $320,000.

     As a condition to the execution of the Merger Agreements, each member of the Board of Cascade (other than Mr. Lisko, who is a party to a separate employment agreement with CCB which was ratified by CBSI), and Messers. Gerald Barkshire, Gary Garrison, Nat Luppino, James Manza, Albert Meier, Robert Oldright and Michael Porter, members of the Fife Board, executed a Director Non-Competition Agreement with CBSI. The Director Non-Competition Agreement prohibits these directors for three years after the Effective Date of the respective Merger from competing with CBSI or any of its subsidiaries within Pierce, King or Thurston Counties, in the case of Cascade Directors, and within Pierce County in the case of Fife Directors. Director Non-Competition Agreements generally provide acquiring companies with added assurance that the value of the target company will be preserved after closing of the merger transaction.

     DISSENTERS' RIGHTS OF APPRAISAL
     -------------------------------

     Holders of Cascade Common Stock and Fife Common Stock have the right to dissent from the Cascade Merger and the Fife Merger, respectively, and, subject to certain conditions, to receive payment of the "value" of their shares of Cascade Common Stock or Fife Common Stock, as provided in RCW 23B.13, in the case of Cascade, and RCW 30.49, in the case of Fife. See "THE MERGER(S) - Dissenters' Rights of Appraisal."

     TAX TREATMENT OF THE MERGER(S)
     ------------------------------

     Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C. delivered its opinion dated October 6, 1997, to the effect that (i) each Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, (the "Code") as amended, (ii) pursuant to the provisions of Section 354(a)(i) of the Code, no gain or loss will be recognized with respect to each shareholder of Cascade and Fife who exchanges his or her shares of Cascade Common Stock or Fife Common Stock solely for shares of CBSI Common Stock, and (iii) the payment of cash to a shareholder of Cascade or Fife in lieu of a fractional share of CBSI Common Stock will be treated as a distribution in redemption of the fractional share interest, subject to the limitations of Section 302 of the Code. The receipt by CBSI, and delivery to Cascade and Fife, of such opinion is a condition to consummation of each Merger. See "THE MERGER(S) - Certain Federal Income Tax Matters."

     ACCOUNTING TREATMENT OF THE MERGER(S)
     -------------------------------------

     It is anticipated that the Merger(s) will be accounted for as a pooling of interests by CBSI under generally accepted accounting principles. Each Merger Agreement provides that, as a condition to CBSI's obligation to consummate each Merger, CBSI must receive a letter from its independent auditors, Deloitte & Touche LLP, to the effect that the Merger will qualify for pooling of interests accounting treatment. See "THE MERGER(S) - Accounting Treatment of Merger."

     TRADING MARKET
     --------------

     The CBSI Common Stock is quoted on the Nasdaq National Market under the symbol COLB and is registered as a class with the Commission under the Exchange Act. Accordingly, CBSI is required to file certain periodic and annual reports with the Commission and make information about CBSI available to its shareholders and the public. Neither Cascade nor Fife are subject to the information and reporting requirements of the Exchange Act, and neither the Cascade Common Stock nor the Fife Common Stock is actively traded or listed on any market system.

     COMPARISON OF SHAREHOLDERS' RIGHTS
     ----------------------------------

     Shareholders of Cascade and Fife who receive shares of CBSI Common Stock in exchange for their shares of Cascade Common Stock or Fife Common Stock will be governed, with respect to their rights as shareholders, by CBSI's Articles of Incorporation and Bylaws, and by Washington law. Prior to the Cascade Merger, the rights of Cascade's shareholders are determined under Cascade's Articles of Incorporation and Bylaws, and under Washington law. Prior to the Fife Merger, the rights of Fife's shareholders are determined under Fife's Articles of Incorporation and Bylaws, and under Washington Law. For a discussion of certain material differences in the rights of shareholders of CBSI, Cascade and Fife and an explanation of certain possible anti-takeover effects of certain provisions in CBSI's Articles of Incorporation and Bylaws, see "COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF CASCADE, FIFE AND CBSI COMMON STOCK."

STOCK PRICE AND DIVIDEND INFORMATION

     CBSI. The CBSI Common Stock is quoted on the Nasdaq National Market under the symbol COLB. The following table sets forth for the periods indicated the high and low sale prices for the CBSI Common Stock as reported on the Nasdaq National Market:


                                                                        HIGH                           LOW
                                                                        ----                           ---
1995
First quarter...............................................         $12                           $ 9 1/8
Second quarter..............................................          12 1/2                         9 7/8
Third quarter...............................................          12 3/8                        11 1/8
Fourth quarter..............................................          12 3/4                        11 1/4

1996
First quarter...............................................         $14 3/4                       $11 1/2
Second quarter..............................................          16 1/2                        13
Third quarter...............................................          16                            14 1/4
Fourth quarter..............................................          17 1/4                        14 1/2

1997
First quarter...............................................         $18 1/4                       $15 1/2
Second quarter..............................................          20 5/8                        14 3/4
Third quarter...............................................          25 3/4                        19 3/4
Fourth quarter..............................................          24 5/16                       22 1/2


     At October 15, 1997, there were _____ holders of record of the CBSI Common Stock.

     CBSI does not currently pay cash dividends on its Common Stock and does not intend to do so for the foreseeable future. It is not presently anticipated that CBSI will conduct significant operations independent of Columbia Bank and therefore CBSI does not expect to have any significant source of income other than dividends from Columbia Bank, if any. Consequently, the ability of CBSI to pay dividends to its shareholders will be dependent upon the ability of Columbia Bank to pay dividends to CBSI.

     Applicable federal and Washington state regulations restrict capital distributions by institutions such as Columbia Bank, including dividends. Such restrictions are tied to the institution's capital levels after giving effect to such distributions. For the foreseeable future, it is CBSI's intent to retain earnings to support the growth of its business. See "SUPERVISION and REGULATION."

     CASCADE. No broker makes a market in Cascade Common Stock, and trading has not otherwise been extensive. The trades that have occurred cannot be characterized as amounting to an established public trading market. Cascade Common Stock is traded by individuals on a personal basis and is not listed on any exchange or traded on the over-the-counter market, and the prices reported reflect only the transactions known to management. Due to the limited information available, the following data may not accurately reflect the actual market value of Cascade Common Stock. The following data include trades between individual investors, as reported to Cascade as its own transfer agent.

                             NUMBER OF SHARES
     PERIOD                REPORTED AS TRADED*               CASCADE COMMON STOCK PRICES*              CASH DIVIDENDS PAID
     ------                -------------------               ----------------------------              -------------------
                                                               HIGH                 LOW
                                                               ----                 ---
      1997                         414                          $20                 $20                         --
      1996                       2,100                           20                  20                         --
      1995                         254                           20                  20                         --

*Reflects a 100% stock dividend effected as of March 18, 1997 as a two for one stock split.

     As of October 15, 1997, there were 262 shareholders of record of Cascade Common Stock.

     FIFE. No broker makes a market in Fife Common Stock, and trading has not otherwise been extensive. The trades that have occurred cannot be characterized as amounting to an established public trading market. Fife Common Stock is traded by individuals on a personal basis and is not listed on any exchange or traded on the over-the-counter market, and the prices reported reflect only the transactions known to management. Due to the limited information available, the following data may not accurately reflect the actual market value of Fife Common Stock. The following data include trades between individual investors, as reported to Fife as its own transfer agent.


                             NUMBER OF SHARES
     PERIOD                REPORTED AS TRADED*                 FIFE COMMON STOCK PRICES*               CASH DIVIDENDS PAID
     ------                -------------------                 -------------------------               -------------------
                                                               HIGH                 LOW
                                                               ----                 ---
      1997                        7,300                         $27                 $19                         --
      1996                        7,554                          20                  16                         --
      1995                        6,520                          16                  16                         --

*Reflects a two-for-one stock split effective as of December 31, 1996.

     As of October 15, 1997, there were 154 shareholders of record of Fife Common Stock.

     EQUIVALENT PER SHARE PRICE. The following table sets forth the last reported sale price of CBSI Common Stock on June 27, 1997, and July 29, 1997, the last trading day preceding public announcement of the Cascade and Fife Merger Agreements, respectively, and on October __, 1997, the last practicable day prior to the mailing of this Joint Proxy Statement/Prospectus. The equivalent per share price of Cascade Common Stock and Fife Common Stock was determined by multiplying the last reported sale price of a share of CBSI Common Stock at each specified date (i) in the case of Cascade by the exchange ratio of
2.27 shares of CBSI Common Stock for each share of Cascade Common Stock and (ii) in the case of Fife by an assumed exchange ratio (made for the purposes of this calculation only) of 1.45 shares of CBSI Common Stock for each share of Fife Common Stock based on an assumed CBSI Common Stock price of $22.00 per share. These assumptions are made solely for the purpose of calculating the pro forma data and are not intended to be, nor should they be, interpreted as a representation or approximation of the actual Fife Exchange Ratio. For a discussion of the manner in which the actual Fife Exchange Ratio will be calculated, see "THE MERGER(S) - Terms of the Merger(s) - Fife."

                                                                                EQUIVALENT
                                          CBSI               CASCADE            PRICE PER               FIFE          EQUIVALENT
                                         COMMON              COMMON              CASCADE               COMMONC        PRICE PER
                                         STOCK              STOCK (1)             SHARE                STOCK(1)       FIFE SHARE
                                         ------             ---------           ----------             --------       ----------
June 27, 1997.................           $20.63              $20.00               $46.82                $20.25          $29.91
July 29, 1997.................            23.38               20.00                53.06                 21.00           33.89
October __, 1997..............

(1) The value of the Cascade Common Stock and the Fife Common Stock as set forth in this table reflects the value of the last trade between individual investors as reported to Cascade and Fife, respectively, as of the date of this Joint Proxy Statement Prospectus.

     The market price for CBSI Common Stock will fluctuate between the date of this Joint Proxy Statement/Prospectus and the Effective Date, which will be at least one month. The market value per share of the CBSI Common Stock that Cascade and Fife shareholders ultimately receive in the Mergers could be more or less than its market value on the date of this Joint Proxy Statement/Prospectus. No assurance can be given concerning the market price of CBSI Common Stock before or after the Effective Date.

COMPARATIVE PER COMMON SHARE DATA

     The following table presents unaudited selected per common share data for CBSI on a historical and pro forma combined basis and for Cascade and Fife, in each case on a historical and pro forma equivalent basis, after giving effect to the Mergers on a pooling of interests basis. For a description of the pooling of interests method of accounting with respect to the Mergers and related effects on the historical financial statements of CBSI, see "THE MERGER(S) - Accounting Treatment of the Merger(s)." The pro forma combined financial data are not necessarily indicative of actual or future operating results or the financial position that would have occurred had the Merger(s) become effective prior to the periods indicated or will occur upon the consummation of the
Cascade Merger or the Fife Merger.   This data should be read in conjunction
with the financial statements and other financial and pro forma financial information with respect to CBSI, Cascade and Fife included elsewhere in this Joint Proxy Statement/Prospectus or incorporated herein by reference. The data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that could have occurred had the Merger(s) become effective prior to the periods indicated.

                                                 CASCADE MERGER*
                                                                                      PRO FORMA                    CASCADE
                                          CBSI                 CASCADE                 COMBINED                   PRO FORMA
                                        HISTORICAL           HISTORICAL              CORPORATION(3)             EQUIVALENT(3)
                                       ------------          ----------              --------------             -------------
BOOK VALUE (1)
  PERIODS ENDED:
    June 30, 1997                         $11.33                $20.20                    $10.99                    $24.95
    December 31, 1996                      10.83                 19.12                     10.54                     23.93

EARNINGS PER SHARE(2)
  PERIODS ENDED:
    June 30, 1997                         $ 0.51                $ 1.13                    $ 0.51                    $ 1.16
    December 31, 1996                       0.88                  1.88                      0.87                      1.97
    December 31, 1995                       0.75                  1.72                      0.75                      1.70
    December 31, 1994                      (0.17)                 0.87                     (0.09)                    (0.20)

CASH DIVIDENDS DECLARED
  PERIODS ENDED:
    June 30, 1997                             --                    --                        --                        --
    December 31, 1996                         --                    --                        --                        --
    December 31, 1995                         --                    --                        --                        --
    December 31, 1994                         --                    --                        --                        --

--------------------------------------------
*    Does not include effect of Fife Merger.
(1) Book value per share is calculated by dividing the total actual historical and pro forma equity as of the date indicated by the actual historical and pro forma number of shares outstanding as of the same date.
(2) Earnings per share is calculated by dividing total actual historical and pro forma net income for the periods ended by the actual historical and pro forma weighted average number of shares of common stock for the period indicated. The pro forma equivalent net income per share of Cascade Common Stock represents the pro forma combined net income per share multiplied by the Cascade Exchange Ratio.

(3) The pro forma combined book value per share of CBSI Common Stock is based upon the historical total combined common shareholder's equity for CBSI and Cascade divided by total pro forma common shares of the combined entities assuming conversion of the outstanding Cascade Common Stock at a ratio of
     2.27 shares of CBSI Common Stock for each share of Cascade Common Stock. The data presented assumes 330,000 outstanding shares of Cascade Common Stock, which does not include 11,400 shares subject to options. The aggregate number of shares of CBSI Common Stock assumed to be issued in the Cascade Merger is 749,100. See "THE MERGERS - Terms of the Mergers". The pro forma equivalent book value per share of Cascade Common Stock represents the pro forma combined amount multiplied by the Cascade Exchange Ratio.

                                                 FIFE MERGER*
                                                                                   PRO FORMA                 FIFE
                                           CBSI              FIFE                   COMBINED               PRO FORMA
                                        HISTORICAL         HISTORICAL             CORPORATION(3)          EQUIVALENT(3)
                                        ----------         ----------             --------------          -------------
BOOK VALUE (1)
  PERIODS ENDED:
    June 30, 1997                         $11.33              $15.85                   $11.23                 $16.28
    December 31, 1996                      10.83               14.63                    10.79                  15.65

EARNINGS PER SHARE(2)
  PERIODS ENDED:
    June 30, 1997                         $ 0.51              $ 1.45                   $ 0.54                 $ 0.78
    December 31, 1996                       0.88                2.15                     0.92                   1.33
    December 31, 1995                       0.75                1.81                     0.79                   1.15
    December 31, 1994                      (0.17)               1.16                    (0.10)                 (0.15)

CASH DIVIDENDS DECLARED
  PERIODS ENDED:
    June 30, 1997                             --                  --                       --                     --
    December 31, 1996                         --                  --                       --                     --
    December 31, 1995                         --                  --                       --                     --
    December 31, 1994                         --                  --                       --                     --

-------------------------------------------------
*    Does not include effects of Cascade Merger.
(1) Book value per share is calculated by dividing the total actual historical and pro forma equity as of the date indicated by the actual historical and pro forma number of shares outstanding as of the same date.
(2) Earnings per share is calculated by dividing total actual historical and pro forma net income for the periods ended by the actual historical and pro forma weighted average number of shares of common stock for the period indicated. The pro forma equivalent net income per share of Fife Common Stock represents the pro forma combined net income per share multiplied by the assumed Fife Exchange Ratio described in note (3) below.

(3) The pro forma combined book value per share of CBSI Common Stock is based upon the historical total combined common shareholders' equity for CBSI and Fife divided by total pro forma common shares of the combined entities assuming conversion of the outstanding Fife Common Stock at an assumed exchange ratio (made for purposes of this calculation only) of 1.45. The assumed exchange ratio is based upon an assumed price for CBSI Common Stock of $22.00 per share, which is the lowest price of CBSI Common Stock since the date of public announcement of the Fife Merger and the highest price at which the exchange ratio is adjusted. This assumption is made solely for the purpose of calculating the pro forma data and is not intended to be a representation or approximation of the Fife Exchange Ratio. The data presented assumes 202,920 outstanding shares of Fife Common Stock, which does not include 24,000 shares subject to options. The aggregate number of shares of CBSI Common Stock assumed to be issued in the Fife Merger is 294,234. See "THE MERGER(S) - Terms of the Merger(s)." The pro forma equivalent book value per share of Fife Common Stock represents the pro forma combined amount multiplied by the Fife Exchange Ratio of 1.45.

                           CASCADE AND FIFE MERGERS

                                                                 CBSI COMMON STOCK
                                                     -----------------------------------------
                                                                                 PRO FORMA
                                                                                  COMBINED
                                                      HISTORICAL               CORPORATION(3)
                                                     ------------             ----------------
BOOK VALUE (1)
  PERIODS ENDED:
    June 30, 1997                                       $11.33                     $10.92
    December 31, 1996                                    10.83                      10.52

EARNINGS PER SHARE(2)
  PERIODS ENDED:
    June 30, 1997                                       $ 0.51                     $ 0.53
    December 31, 1996                                     0.88                       0.91
    December 31, 1995                                     0.75                       0.78
    December 31, 1994                                    (0.17)                     (0.03)

CASH DIVIDENDS DECLARED
  PERIODS ENDED:
    June 30, 1997                                           --                         --
    December 31, 1996                                       --                         --
    December 31, 1995                                       --                         --
    December 31, 1994                                       --                         --

-------------------------------------------------
(1) Book value per share is calculated by dividing the total actual historical and pro forma equity as of the date indicated by the actual historical and pro forma number of shares outstanding as of the same date.
(2) Earnings per share is calculated by dividing total actual historical and pro forma net income for the periods ended by the actual historical and pro forma weighted average number of shares of common stock for the period indicated. The pro forma equivalent net income per share of Cascade Common Stock represents the pro forma combined net income per share multiplied by the Cascade Exchange Ratio. The pro forma equivalent net income per share of Fife Common Stock represents the pro forma combined net income per share multiplied by the assumed exchange ratio described in note (3) below.
(3) The pro forma combined book value per share of CBSI Common Stock is based upon the historical total combined shareholders' equity for CBSI, Cascade and Fife divided by the total pro forma common shares of the combined entities assuming conversion of the outstanding Cascade Common Stock at a ratio of 2.27 shares of CBSI Common Stock for each share of Cascade Common Stock and assuming conversion of the outstanding Fife Common Stock at an assumed exchange ratio (made for purposes of this calculation only) of
     1.45. The assumed Fife exchange ratio is based upon an assumed price for CBSI Common Stock of $22.00 per share, which is the lowest price of CBSI Common Stock since the date of public announcement of the Fife Merger and the highest price at which the exchange ratio is adjusted. This assumption is made solely for the purpose of calculating the pro forma data and is not intended to be a representation or approximation of the Fife Exchange Ratio.


SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table sets forth selected historical and pro forma financial data for CBSI, Cascade and Fife, and selected unaudited pro forma combined financial data giving effect to the Merger(s) on a pooling of interests basis for the periods specified. Because each of the Merger(s) is a separate and independent transaction, alternative combinations involving Cascade and CBSI, Fife and CBSI, and the three entities together are provided for your information. The pro forma combined financial data are not necessarily indicative of actual or future operating results or the financial position that would have occurred or will occur upon the consummation of the Merger(s). The data has been derived in part from, and should be read in conjunction with, the financial statements and notes thereto and other fiscal information with regard to CBSI, Cascade and Fife set forth elsewhere in this Joint Proxy Statement/Prospectus or incorporated herein by reference, and such data are qualified in their entirety by reference thereto. All adjustments that the respective managements of CBSI, Cascade and Fife believe to be necessary for a fair presentation of the data have been included and are of a normal recurring nature. The June 30, 1997 and 1996 ratios have been annualized.

                         COLUMBIA BANKING SYSTEM, INC.

                            SELECTED FINANCIAL DATA

                                       SIX MONTHS ENDED
                                           JUNE 30,                              YEAR ENDED DECEMBER 31,
                                     --------------------    -----------------------------------------------------------------
                                         1997        1996        1996            1995            1994         1993        1992
                                     --------    --------    --------        --------        --------     --------    --------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATIONS DATA:
 Net interest income..........       $ 13,524    $  9,495    $ 20,544        $ 16,561        $ 11,580     $  6,424    $  4,660
 Provision for loan losses....          1,606         760       1,420           1,250           1,000          502         170
 Noninterest Income...........          4,325       2,473       5,308           3,991           2,996        2,043       1,021
 Noninterest Expense..........         12,163       9,368      20,855          16,547          14,036       10,656       4,488
 Provision for income
  taxes.......................          1,194          --          --              --              --           --          --
 Net income (loss)............          2,886       1,840       3,577           2,755            (614)      (2,439)      1,023
 Net income (loss) per
  share.......................       $   0.51    $   0.49    $   0.88        $   0.75        $  (0.17)    $  (1.01)   $   0.84
 Average common shares
  outstanding.................          5,639       3,745       4,059           3,671           3,655        2,416       1,213

PERFORMANCE RATIOS:
 Net interest margin..........           4.83%       4.55%       4.48%           4.78%           4.54%        3.69%       3.79%
 Efficiency ratio.............          72.40       78.30       78.30           80.50           96.30       125.90       79.00
 Return on average assets.....           0.95        0.82        0.73            0.74           (0.22)       (1.28)       0.74
 Return on average equity.....           9.53       11.36        9.68            9.25           (2.12)      (12.76)      11.16

BALANCE SHEET DATA:
 Total assets.................       $655,060    $481,612    $588,916        $425,206        $319,072     $235,944    $158,694
 Loans, net of unearned
  fees........................        541,388     401,554     446,095         353,093         268,996      181,016     120,797
 Total Deposits...............        549,923     402,914     493,222         361,875         268,692      165,339     118,014
 Federal Home Loan Bank
  advances....................         37,000      37,000      32,000          25,000          17,000       32,000      18,000
 Shareholders' equity.........         62,263      33,783      58,960          31,967          28,861       29,801      11,641
 Book value per share.........       $  11.33    $   9.24    $  10.83        $   8.86        $   8.04     $   8.32    $   7.86
 Equity to assets ratio.......           9.51%       7.01%      10.01%           7.52%           9.05%       12.63%       7.34%

ASSET QUALITY RATIOS:
 Nonperforming loans to
  loans.......................           0.22%       0.19%       0.50%           0.13%           0.18%        0.95%       0.62%
 Allowance for loan losses
  to loans....................           1.04        1.10        1.01            1.06            1.01         1.10        1.25
 Allowance for loan losses
  to nonperforming loans......         476.98      592.08      200.00          807.76          546.57       115.48      202.77
 Nonperforming assets to
  total assets................           0.23        0.15        0.39            0.89            1.17         2.13        2.34

OTHER DATA:
 Number of banking offices
                                           18          14          16              13               9            8           4
 Number of full time
  equivalent employees........            278         218         247             201             161          169         109


                             CASCADE BANCORP, INC.
                            SELECTED FINANCIAL DATA

                                     SIX MONTHS ENDED
                                         JUNE 30,                                   YEAR ENDED DECEMBER 31,
                                 -----------------------       -------------------------------------------------------------------
                                  1997           1996           1996           1995           1994           1993           1992
                                 -------        -------        -------        -------        -------        -------        -------


                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATIONS DATA:
 Net interest income..........   $ 1,857        $ 1,567        $ 3,245        $ 2,868        $ 2,292        $ 1,632        $ 1,170
 Provision for loan losses....        70             66            119             84             65             84            113
 Noninterest Income...........       389            412            850            664            464            456            232
 Noninterest Expense..........     1,654          1,530          3,091          2,655          2,339          1,718          1,070
 Provision for income  taxes..
                                     149            115            267            225            111             98             49
 Net income (loss)............       373            268            618            568            241            188            170
 Net income (loss) per   share
                                 $  1.13        $  0.81        $  1.88        $  1.72        $  0.87        $  0.70        $  0.72
 Average common shares
  outstanding.................       330            330            330            330            278            270            237


PERFORMANCE RATIOS:
 Net interest margin..........      4.84%          4.75%          4.73%          5.13%          4.91%          4.54%          4.52%
 Efficiency ratio.............     73.64          77.31          74.15          74.07          84.10          81.93          76.30
 Return on average assets.....      0.88           0.74           0.81           0.92           0.47           0.48           0.61
 Return on average equity.....     11.71           9.34          10.48          10.72           5.43           5.03           5.40

BALANCE SHEET DATA:
 Total assets.................   $87,011        $76,759        $84,773        $70,033        $56,773        $45,694        $34,144
 Loans, net of unearned   fees
                                  55,226         46,643         54,835         45,776         35,731         29,042         22,462
 Total Deposits...............    76,150         68,623         73,724         62,910         50,862         41,574         30,349
 Federal Home Loan Bank
  advances....................     2,000             --          2,000             --             --             --             --

 Shareholders' equity.........     6,665          5,928          6,310          5,676          5,041          3,832          3,644
 Book value per share.........     20.20          17.96          19.12          17.20          15.28          14.19          13.50
 Equity to assets ratio.......      7.66%          7.72%          7.44%          8.10%          8.88%          8.39%         10.67%

ASSET QUALITY RATIOS:
 Nonperforming loans to
  loans.......................      0.09%          0.02%          0.25%          0.03%            --%            --%            --%

 Allowance for loan losses
  to loans....................      1.00           1.01           0.94           0.93           0.97           0.98           1.00

 Allowances for loan losses
  to nonperforming loans......     11.48          42.81          17.76          30.36             --             --             --

 Nonperforming assets to
  total assets................      0.06           0.01           0.69           0.02             --             --             --


OTHER DATA:
 Number of banking   offices..
                                       3              3              3              3              3              3              1
 Number of full time
  equivalent employees........        39             38             35             32             28             29             14


                                 BANK OF FIFE

                            SELECTED FINANCIAL DATA

                                        SIX MONTHS ENDED
                                            JUNE 30,                                            YEAR ENDED DECEMBER 31,
                                ------------------------------  --------------------------------------------------------------------
                                      1997           1996           1996           1995           1994           1993        1992
                                -------------  ---------------  ------------  -------------  ------------  -------------  ----------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATIONS DATA:
 Net interest income.............    $   882        $   734        $ 1,555        $ 1,273        $   937        $   573    $   100
 Provision for loan losses.......         32             17             96             48             42             49         28
 Noninterest Income..............        100             61            152            111             70             49          7
 Noninterest Expense.............        505            390            959            777            686            504        264
 Provision for income taxes......        149            130            212            191             45             --         --
 Net income (loss)...............        296            258            440            368            234             69       (185)
 Net income (loss) per share.....    $  1.45        $  1.26        $  2.15        $  1.81        $  1.16        $  0.34    $ (0.92)
 Average common shares
  outstanding....................        204            205            205            203            202            201        200

PERFORMANCE RATIOS:
 Net interest margin.............       5.87%          5.72%          5.72%          6.38%          6.57%          7.12%      6.74%
 Efficiency ratio................      51.32          49.06          56.12          56.21          68.12          81.03     246.73
 Return on average assets........       1.83           1.97           1.54           1.73           1.52           0.77     (11.71)
 Return on average equity........      19.13          19.36          15.81          15.69          11.64           3.72     (20.04)

BALANCE SHEET DATA:
 Total assets....................    $33,399        $27,067        $32,833        $24,820        $18,520        $12,192    $ 5,387
 Loans, net of unearned fees.....     23,896         20,555         22,221         19,188         13,348          8,390      2,900
 Total Deposits..................     29,877         24,018         29,558         22,114         16,318         10,265      3,564
 Federal Home Loan Bank
  advances.......................         --             --             --             --             --             --         --
 Shareholders' equity............      3,216          2,789          3,028          2,551          2,128          1,893      1,812
 Book value per share............      15.85          13.60          14.63          12.43          10.48           9.38       9.04
 Equity to assets ratio..........       9.63%         10.30%          9.22%         10.28%         11.49%         15.53%     33.64%

ASSET QUALITY RATIOS:
 Nonperforming loans to
  loans..........................         --%            --%            --%            --%            --%            --%        --%
 Allowance for loan losses
  to loans.......................       1.22           0.89           1.18           0.87           0.89           0.92       0.97
 Allowance for loan losses
  to nonperforming loans.........         --             --             --             --             --             --         --
 Nonperforming assets to
  total assets...................         --             --             --             --             --             --         --

OTHER DATA:
 Number of banking offices.......          1              1              1              1              1              1          1
 Number of full time
  equivalent employees...........         12              9             12             10              9              8          6

                 PRO FORMA COMBINED SELECTED FINANCIAL DATA -
        COLUMBIA BANKING SYSTEM, INC. AND CASCADE BANCORP CONSOLIDATED

                                      SIX MONTHS ENDED
                                          JUNE 30,                                YEAR ENDED DECEMBER 31,
                                 -------------------------  ------------------------------------------------------------------------
                                     1997          1996          1996         1995          1994          1993         1992
                                 -----------  ------------  ------------  -------------  -----------  -----------  -----------------
                                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)
OPERATIONS DATA:
 Net interest income...........   $ 15,381     $ 11,062       $ 23,789       $ 19,429      $ 13,872     $  8,056     $  5,830
 Provision for loan losses.....      1,676          826          1,539          1,334         1,065          586          283
 Noninterest Income............      4,714        2,885          6,158          4,655         3,460        2,499        1,253
 Noninterest Expense...........     13,817       10,898         23,946         19,202        16,375       12,374        5,558
 Provision for income taxes....      1,343          115            267            225           111           98           49
 Net income (loss).............      3,259        2,108          4,195          3,323          (373)      (2,251)       1,193
 Net income (loss) per share...       0.51         0.47           0.87           0.75         (0.09)       (0.74)        0.68
 Average common shares
  outstanding..................      6,388        4,494          4,809          4,420         4,285        3,029        1,750

PERFORMANCE RATIOS:
 Net interest margin...........       4.83%        4.60%          4.26%          4.82%         4.59%        3.83%        3.92%
 Efficiency ratio..............      72.55        78.14          77.73          79.56         94.34       117.13        78.47
 Return on average assets......       0.95         0.82           0.74           0.76         (0.11)       (0.98)        0.72
 Return on average equity......       9.74        11.12           9.79           9.46         (1.13)       (9.84)        9.84

BALANCE SHEET DATA:
 Total assets..................   $741,771     $558,371       $673,689       $495,239      $375,845     $281,638     $192,838
 Loans, net of unearned fees...    596,614      448,197        500,930        398,869       304,727      210,058      143,259
 Total Deposits................    626,073      471,537        566,946        424,785       319,554      206,913      148,363
 Federal Home Loan Bank
  advances.....................     39,000       37,000         34,000         25,000        17,000       32,000       18,000
 Shareholders' equity..........     68,628       39,711         65,270         37,643        33,902       33,633       15,285
 Book value per share..........   $  10.99     $   9.01       $  10.54       $   8.64      $   7.81     $   8.02     $   7.30
 Equity to assets ratio........       9.26%        7.11%          9.69%          7.60%         9.02%       11.94%        7.93%

ASSET QUALITY RATIOS:
 Nonperforming loans to
  loans........................       0.21%        0.17%          0.48%          0.12%         0.16%        0.82%        0.53%
 Allowance for loan losses
  to loans.....................       1.03         1.09           1.00           1.05          1.00         1.08         1.23
 Allowance for loan losses
  to nonperforming loans.......     503.27       645.77         209.82         869.38        616.13       132.00       232.41
 Nonperforming assets to
  total assets.................       0.23         0.14           0.43           0.76          0.99         1.79         1.93

OTHER DATA:
 Number of banking offices.....         21           17             19             16            12           11            5
 Number of full time
  equivalent employees.........        317          256            282            233           189          198          123

                  PRO FORMA COMBINED SELECTED FINANCIAL DATA -
                 COLUMBIA BANKING SYSTEM, INC. AND BANK OF FIFE

                                         SIX MONTHS ENDED
                                             JUNE 30,                                   YEAR ENDED DECEMBER 31,
                                    ------------------------    ------------------------------------------------------------------
                                       1997          1996          1996          1995          1994          1993          1992
                                    ----------   -----------    ----------    ----------    ----------    ----------    ----------

                                                             (Dollars in thousands, except per share data)
OPERATIONS DATA:
 Net interest income...............  $ 14,406      $ 10,229      $ 22,099      $ 17,834      $ 12,517      $  6,997      $  4,760
 Provision for loan losses.........     1,638           777         1,516         1,298         1,042           551           198
 Noninterest Income................     4,425         2,534         5,460         4,102         3,066         2,092         1,028
 Noninterest Expense...............    12,668         9,758        21,814        17,324        14,722        11,160         4,752
 Provision for income
  taxes............................     1,343           130           212           191            45             0             0
 Net income (loss).................     3,182         2,098         4,017         3,123          (380)       (2,370)          838
 Net income (loss) per
  share............................      0.54          0.52          0.92          0.79         (0.10)        (0.88)         0.56
 Average common shares
  outstanding......................     5,936         4,042         4,356         3,966         3,949         2,708         1,503

PERFORMANCE RATIOS:
 Net interest margin...............      4.89%         4.64%         4.55%         4.86%         4.65%         3.84%         3.78%
 Efficiency ratio..................     71.18         76.46         76.93         78.98         94.47        122.79         82.10
 Return on average assets..........      1.00          0.89          0.78          0.79         (0.13)        (1.19)         0.60
 Return on average equity..........     10.00         12.03         10.11          9.72         (1.23)       (11.30)         7.70

BALANCE SHEET DATA:
 Total assets......................  $687,989      $508,679      $621,749      $450,026      $337,592      $248,136      $164,081
 Loans, net of unearned
  fees.............................   565,284       422,109       468,316       372,281       282,344       189,406       123,697
 Total Deposits....................   579,800       426,932       522,780       383,989       285,010       175,604       121,578
 Federal Home Loan Bank
  advances.........................    37,000        37,000        32,000        25,000        17,000        32,000        18,000
 Shareholders' equity..............    65,009        36,572        61,988        34,518        30,989        31,694        13,453
 Book value per share..............  $  11.23      $   9.25      $  10.79      $   8.83      $   7.97      $   8.18      $   7.59
 Equity to assets ratio............      9.47%         7.19%         9.97%         7.67%         9.18%        12.77%         8.20%

ASSET QUALITY RATIOS:
 Nonperforming loans to
  loans............................      0.21%         0.18%         0.48%         0.12%         0.18%         0.91%         0.61%
 Allowance for loan losses
  to loans.........................      1.04          1.09          1.02          1.05          1.00          1.09          1.27
 Allowance for loan losses
  to nonperforming loans...........    501.78        616.51        211.68        843.75        570.56        119.94        206.46
 Nonperforming assets to
  total assets.....................      0.21          0.15          0.37          0.84          1.10          2.03          2.27

OTHER DATA:
 Number of banking
  offices..........................        19            15            17            14            10             9             5
 Number of full time
  equivalent employees.............       290           227           259           211           170           177           115

         PRO FORMA COMBINED SELECTED FINANCIAL DATA - COLUMBIA BANKING
          SYSTEM, INC., CASCADE BANCORP CONSOLIDATED AND BANK OF FIFE

                                    SIX MONTHS ENDED
                                         JUNE 30,                                   YEAR ENDED DECEMBER 31,
                                 ---------------------     -----------------------------------------------------------------------
                                   1997         1996         1996           1995            1994            1993            1992
                                 --------     --------     --------       --------        --------        --------        --------

                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATIONS DATA:
 Net interest income..........   $ 16,263     $ 11,796     $ 25,344       $ 20,702        $ 14,809        $  8,629        $  5,930
 Provision for loan losses....      1,708          843        1,635          1,382           1,107             635             311
 Noninterest Income...........      4,814        2,946        6,310          4,766           3,530           2,548           1,260
 Noninterest Expense..........     14,322       11,288       24,905         19,979          17,061          12,878           5,822
 Provision for income
  taxes.......................      1,492          245          479            416             156              98              49
 Net income (loss)............      3,555        2,366        4,635          3,691            (139)         (2,182)          1,008
 Net income (loss) per
  share.......................       0.53         0.49         0.91           0.78           (0.03)          (0.66)           0.49
 Average common shares
  outstanding.................      6,685        4,791        5,105          4,715           4,579           3,320           2,040

PERFORMANCE RATIOS:
 Net interest margin..........       4.88%        4.65%        4.33%          4.89%           4.68%           3.95%           3.91%
 Efficiency ratio.............      71.48        76.57        76.57          78.29           92.90          115.13           80.97
 Return on average assets.....       0.99         0.87         0.78           0.81           (0.04)          (0.92)           0.60
 Return on average equity.....      10.15        11.66        10.16           9.85           (0.40)          (8.82)           7.21

BALANCE SHEET DATA:
 Total assets.................   $774,700     $585,438     $706,522       $520,059        $394,365        $293,830        $198,225
 Loans, net of unearned
  fees........................    620,510      468,752      523,151        418,057         318,075         218,448         146,159
 Total Deposits...............    655,950      495,555      596,504        446,899         335,872         217,178         151,927
 Federal Home Loan Bank
  advances....................     39,000       37,000       34,000         25,000          17,000          32,000          18,000
 Shareholders' equity.........     71,374       42,500       68,298         40,194          36,030          35,526          17,097
 Book value per share.........   $  10.92     $   9.04     $  10.52       $   8.63        $   7.77        $   7.91        $   7.17
 Equity to assets ratio.......       9.24%        7.26%        9.67%          7.73%           9.14%          12.09%           8.63%

ASSET QUALITY RATIOS:
 Nonperforming loans to
  loans.......................       0.20%        0.16%        0.46%          0.11%           0.16%           0.79%           0.52%
 Allowance for loan losses
  to loans....................       1.04         1.08         1.01           1.04            1.00            1.08            1.23
 Allowance for loan losses
  to nonperforming loans......     527.10       669.84       220.82         904.17          640.12          136.46          236.10
 Nonperforming assets to
  total assets................       0.22         0.13         0.41           0.73            0.94            1.71            1.88

OTHER DATA:
 Number of banking
  offices..                            22           18           20             17              13              12               6
 Number of full time
  equivalent employees........        329          265          294            243             198             206             129

                                                                      END OF BOX

                    SPECIAL MEETING OF CASCADE SHAREHOLDERS

DATE, TIME, AND PLACE

     The Cascade Special Meeting will be held on Tuesday, November 18, 1997, at 7:00 p.m., local time, at Cascade's principal office located at 25-16th Avenue East, Auburn, Washington.

PURPOSE OF THE MEETING

     The purposes of the Cascade Special Meeting are as follows: (i) to consider and vote upon approval of the Cascade Merger Agreement; and (ii) to act upon such matters, if any, as may properly come before the Cascade Special Meeting.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

     The Cascade Board has fixed the close of business on October 15, 1997 as the Cascade Record Date for determining the holders of shares of Cascade Common Stock entitled to vote at the Meeting. At the close of business on the Cascade Record Date, there were 330,000 shares of Cascade Common Stock issued and outstanding held by approximately 262 holders of record. See "SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CBSI, CASCADE AND FIFE." Holders of record of Cascade Common Stock on the Record Date are entitled to one vote per share, and are also entitled to exercise dissenters' rights if certain procedures are followed. See "THE MERGER - Dissenters' Rights of Appraisal" and Appendix C.
                  ----------

VOTE REQUIRED

     The affirmative vote of two-thirds (2/3) of all shares of Cascade Common Stock outstanding on the Cascade Record Date is required to approve the Cascade Merger Agreement. Cascade's shareholders are entitled to one vote for each share of Cascade Common Stock held. The presence of a majority of the outstanding shares of Cascade Common Stock in person or by proxy is necessary to constitute a quorum of shareholders for the Cascade Special Meeting. For this purpose, abstentions and broker nonvotes (i.e., proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the broker or nominees do not have discretionary power to vote) are counted in determining the shares present at a meeting. For voting purposes, however, only shares affirmatively voted for the approval of the Merger Agreement, and neither abstentions nor broker nonvotes, will be counted as favorable votes in determining whether the Merger Agreement is approved by the holders of Cascade Common Stock. As a consequence, abstentions and broker nonvotes will have the same effect as votes against approval of the Merger Agreement.

     As of the Cascade Record Date, Cascade's directors and executive officers and their affiliates owned and were entitled to vote 154,896 shares at the Meeting, representing approximately forty-seven percent (47%) of the outstanding shares of Cascade Common Stock. Each Cascade director has agreed to vote all shares of Cascade Common Stock held or controlled by him in favor of approval of the Cascade Merger.

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

     If the enclosed proxy is duly executed and received in time for the Cascade Special Meeting, it will be voted in accordance with the instructions given. If no instruction is given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy FOR THE APPROVAL OF THE MERGER AGREEMENT AND IN THE PROXY'S DISCRETION ON ANY OTHER MATTER COMING BEFORE THE MEETING, unless otherwise directed by the proxy. Any proxy given by a shareholder may be revoked before its exercise by written notice to the Secretary of Cascade, or by a subsequently dated proxy, or in open meeting before the shareholder vote is taken. The shares represented by properly executed, unrevoked proxies will be voted in accordance with the instructions in the proxy. Shareholders are entitled to one vote for each share of Cascade Common Stock held on the Cascade Record Date.

     The proxy for the Cascade Special Meeting is being solicited on behalf of the Cascade Board. Cascade will bear the cost of solicitation of proxies from its shareholders. In addition to using the mails, proxies may be solicited by personal interview, telephone, and wire. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Officers and other employees of Cascade may solicit proxies personally. Cascade is not expected to pay any compensation for the solicitation of proxies, but will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

                      SPECIAL MEETING OF FIFE SHAREHOLDERS

DATE, TIME, AND PLACE

     The Fife Special Meeting will be held on Wednesday, November 19, 1997, at 6:00 p.m., local time, at Fife's office located at 5501 Pacific Highway East, Fife, Washington.

PURPOSE OF THE MEETING

     The purposes of the Fife Special Meeting are as follows: (i) to consider and vote upon approval of the Fife Merger Agreement; and (ii) to act upon such matters, if any, as may properly come before the Fife Special Meeting.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

     The Fife Board has fixed the close of business on October 15, 1997 as the Fife Record Date for determining the holders of shares of Fife Common Stock entitled to vote at the Fife Special Meeting. At the close of business on the Fife Record Date, there were 213,920 shares of Fife Common Stock issued and outstanding held by approximately [154] holders of record. See "SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CBSI, CASCADE AND FIFE." Holders of record of Fife Common Stock on the Fife Record Date are entitled to one vote per share, and are also entitled to exercise dissenters' rights if certain procedures are followed. See "THE MERGER - Dissenters' Rights of Appraisal" and Appendix D.
                  ----------

VOTE REQUIRED

     The affirmative vote of two-thirds (2/3) of all shares of Fife Common Stock outstanding on the Fife Record Date is required to approve the Fife Merger Agreement. Fife's shareholders are entitled to one vote for each share of Fife Common Stock held. The presence of a majority of the outstanding shares of Fife Common Stock in person or by proxy is necessary to constitute a quorum of shareholders for the Fife Special Meeting. For this purpose, abstentions and broker nonvotes (i.e., proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the broker or nominees do not have discretionary power to vote) are counted in determining the shares present at a meeting. For voting purposes, however, only shares affirmatively voted for the approval of the Fife Merger Agreement, and neither abstentions nor broker nonvotes, will be counted as favorable votes in determining whether the Fife Merger Agreement is approved by the holders of Fife Common Stock. As a consequence, abstentions and broker nonvotes will have the same effect as votes against approval of the Merger Agreement.

     As of the Fife Record Date, Fife's directors and executive officers and their affiliates owned and were entitled to vote 106,490 shares at the Fife Special Meeting, representing approximately forty-seven percent (47%) of the outstanding shares of Fife Common Stock. Each Fife director has agreed to vote all shares of Fife Common Stock held or controlled by him or her in favor of approval of the Fife Merger.

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

     If the enclosed proxy is duly executed and received in time for the Fife Special Meeting, it will be voted in accordance with the instructions given. If no instruction is given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy FOR THE APPROVAL OF THE MERGER AGREEMENT AND IN THE PROXY'S DISCRETION ON ANY OTHER MATTER COMING BEFORE THE MEETING, unless otherwise directed by the proxy. Any proxy given by a shareholder may be revoked before its exercise by written notice to the Secretary of Fife, or by a subsequently dated proxy, or in open meeting before the shareholder vote is taken. The shares represented by properly executed, unrevoked proxies will be voted in accordance with the instructions in the proxy. Shareholders are entitled to one vote for each share of Fife Common Stock held on the Fife Record Date.

     The proxy for the Fife Special Meeting is being solicited on behalf of the Fife Board. Fife will bear the cost of solicitation of proxies from its shareholders. In addition to using the mails, proxies may be solicited by personal interview, telephone, and wire. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. Officers and other employees of Fife may solicit proxies personally. Fife is not expected to pay any compensation for the solicitation of proxies, but will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

                  BACKGROUND OF AND REASONS FOR THE MERGER(S)

CASCADE

     BACKGROUND OF THE MERGER
     ------------------------

     Since its opening in June 1990, CCB has experienced strong asset growth, primarily realized from the Auburn-Kent market area. Increases of 21% and 23% were attained in 1996 and 1995, respectively, resulting in current total assets of the bank exceeding $87.0 million. The bank was initially capitalized at $2.5 million. The growth which CCB has experienced necessitated additional stock offerings of $1.0 million each in March 1992 and September 1994. Cascade was formed in February 1995 to provide the company with the option of borrowing funds to support growth.

     Minimal start-up costs were incurred with CCB's opening and monthly profitability was achieved within the first year of operation. Net profits consistently increased in subsequent years, though the rate of increase was negatively impacted by the costs associated with rapid growth and the opening of two branch locations. The need to retain earnings in CCB's capital account precluded the payment of cash dividends to the shareholders. A stock split in the form of a 100% stock dividend was declared in March 1997. That action increased the outstanding number of shares to 330,000, held by approximately 262 shareholders of record. Very limited trading has occurred in the stock.

     In September 1996, the Cascade Board held a planning retreat at which alternative strategies for community banks were discussed, including critical issues facing smaller community banks. Continuing consolidations in the banking business were noted together with increasing competition from both bank and non-bank sources. The Cascade Board concluded that Cascade would continue to expand through de novo branching, though the Board realized that borrowings to supplement bank capital would be necessary in the near term. The Board agreed that all options should remain open on possible discussions with other financial institutions concerning merger or acquisition possibilities.

     In early 1997, following the hiring of an executive with experience in the Kent Valley, CBSI completed formulation of its plans to begin aggressively branching into the Kent Valley and Auburn area. At the time that CBSI began implementing those plans, Mr. Thomas L. Matson, Chairman of Cascade and CCB, and Mr. Donald W. Lisko, President and Chief Executive Officer of Cascade and CCB, met with Mr. W.W. Philip, President and Chief Operating Officer of CBSI and President and Chief Executive Officer of Columbia Bank, to discuss the possible combination of those institutions. In view of the interest then shown by both parties in a possible transaction, serious negotiations were begun in the spring of 1997 that led to agreement between the parties.

     In April 1997, the Cascade Board retained the services of an investment banker (CFA) to obtain a change-of-control value analysis of Cascade. The report of CFA contained three approaches in determining value: a market approach (for comparable change-of-control transactions), an income approach and a cost approach. A dilution/accretion analysis was also conducted on the effect that the proposed transaction could have on CBSI's performance subsequent to consummation of a business combination.

     During the month of May 1997, Mr. W.W. Philip and Messrs. Matson and Lisko met on several occasions to discuss possible terms of a merger transaction. On May 20, 1997, Cascade's management updated the Cascade Board of Directors regarding discussions with CBSI and discussed the possibility of a merger transation with CBSI. CBSI's Board of Directors met on May 28, 1997 and authorized management to negotiate a merger agreement with Cascade/CCB.

     After the May 28, 1997 CBSI Board of Directors meeting, CBSI management presented Cascade with proposed terms for a merger transaction. A special meeting of the Cascade Board was held June 5, 1997 to consider the proposed terms that would be incorporated in a merger agreement. CBSI proposed that the merger transaction be priced using either a fixed exchange ratio of 2.27 (based on a CBSI stock price of $18.50 per share) or an exchange ratio that floated based on the price of CBSI Common Stock for a brief period prior to Closing within a range of $17 and $20, at the option of Cascade. Cascade's Board determined that the fixed exchange ratio was in the best interests of Cascade shareholders. The Cascade Board also established three goals that should be achieved in any merger: enhanced stockholder value and stock liquidity, continued employment opportunities for a majority of CCB employees, and a continued focus on customer service and competitive bank products.

     The proposed terms of the merger were incorported into a Merger Agreement, with the final terms being substantially similar to the tentative terms approved at the June 5, 1997 special meeting of the Cascade Board.

     The Boards of Directors of Cascade and CBSI unanimously approved the Cascade Merger and entered into the Cascade Merger Agreement on June 30, 1997.

     CBSI'S REASONS FOR THE MERGER
     -----------------------------

     The CBSI Board believes that the terms of the Merger are fair and in the best interests of CBSI and its shareholders, that the proposed Merger constitutes a logical extension of the market area served by CBSI, and that the Merger would benefit the localities currently served by Cascade by providing additional lending capacity and additional services which are not presently offered by Cascade. The Board of Directors of CBSI determined that the acquisition of Cascade would compliment CBSI's announced intent to expand into the Auburn-Kent Valley market by providing a vehicle for rapid expansion of Columbia Bank in that market consistent with maintaining safe and sound operations. The Merger is a further step in achieving CBSI's goal of creating a well-capitalized, customer focused, Pacific Northwest commercial banking institution with a significant presence in selected markets and total assets in excess of $1.0 billion.

     In reaching its determination, the CBSI Board consulted with CBSI's management, as well as CBSI's legal and accounting advisors and considered a number of factors, including the following:

     . The effectiveness of the Merger in implementing CBSI's announced growth strategy, including expanding its operations into additional parts of King County;

     . Managements' expectation that the merger will be at least neutral and probably accretive to earnings and managements' determination that the cost of the merger would be no greater than de novo branching into Auburn-Kent Valley market areas;

     . The CBSI Board's review, based in part on a presentation by CBSI management regarding its due diligence on Cascade, of the overall business, operations, earnings and financial condition of Cascade on an historical and prospective basis and the enhanced opportunities for both operating efficiencies and cost savings that are expected to result from the Merger as compared to Cascade and CBSI operating separately, the enhanced opportunities for growth in the Auburn-Kent Valley area that the Merger makes possible, and the respective contributions the parties would bring to the combined institution;

     . The provisions of the Cascade Merger Agreement and other documents executed in connection with the Cascade Merger and in particular, the pricing, the representations and warranties of Cascade and the agreement of Cascade directors to execute a non-competitive agreement;

     . The expectation that the Cascade Merger will be tax-free for federal income tax purposes to CBSI and its shareholders (other than in respect of cash paid in lieu of fractional share interests) and that the Merger will be accounted for under a pooling-of-interests method of accounting and, therefore, will not give rise to goodwill (see "THE MERGER(S) - Certain Federal Income Tax Matters - Accounting Treatment of Merger(s);" and

     . The current and prospective economic environment facing financial institutions, such as CBSI, including the increased competition among financial institutions and the accompanying need to increase the efficiency of operations, including expansion activities.

     The CBSI Board did not assign any specific or relative weight to the factors in its consideration.

     CASCADE'S REASONS FOR THE MERGER
     --------------------------------

     The Cascade Board believes that the terms of the Merger, which are the product of arms-length negotiations between representatives of Cascade and CBSI, are fair and in the best interests of Cascade and its shareholders. In the course of reaching its determination, the Cascade Board consulted with legal counsel with respect to the legal duties of the Cascade Board, the terms of the Merger Agreement and the issues related thereto; with its accountants with respect to certain financial aspects of the transaction; with its financial advisor with respect to the financial aspects and fairness of the transaction; and with senior management regarding, among other things, operational and due diligence matters.

     At its meeting on June 30, 1997, the Cascade Board unanimously determined that the Merger is fair to and in the best interests of Cascade and its shareholders, and recommended that the Merger Agreement be submitted to the shareholders of Cascade for approval. The Cascade Board considered the fairness opinion of CFA, and a number of additional factors. The material factors considered by the Cascade Board are as follows:

     . Cascade shareholder value would be significantly enhanced by the value of CBSI Common Stock being issued in the Merger;

     . CBSI stock is traded in the over-the-counter market and quoted on the Nasdaq National Market, thus creating a far more liquid security for Cascade shareholders;

     . The Merger is structured as a tax-free exchange of stock, permitting
       Cascade shareholders the opportunity to continue to invest in a community banking organization;

     . CBSI's financial condition, business and prospects and the economic prospects of its markets appear to be attractive;

     . The Merger would facilitate the delivery of additional services to Cascade customers;

     . The combined organization will be able to offer larger loans to customers due to higher legal lending limits;

     . The combined organization is expected to provide increased opportunities to employees; and

     . The Merger is expected to receive regulatory approval and is not conditioned upon the approval of any shareholder group other than Cascade.

     The Cascade Board did not ascribe relative or specific weights to any factor in its evaluation of the Merger.

     OPINION OF COLUMBIA FINANCIAL ADVISORS, INC.
     --------------------------------------------

     CFA has delivered a written opinion to the Cascade Board to the effect that, as of the date of this Joint Proxy Statement/Prospectus, the consideration to be received by Cascade common stockholders pursuant to the terms of the Merger Agreement is fair to such stockholders from a financial point of view (the "CFA Opinion"). The Cascade Exchange Ratio has been determined by Cascade and CBSI through negotiations. The CFA Opinion is directed only to the fairness, from a financial point of view, of the consideration to be received and does not constitute a recommendation to any Cascade stockholder as to how such shareholder should vote at the Special Meeting.

     Cascade retained CFA as its exclusive financial advisor pursuant to an engagement letter dated June 5, 1997 in connection with the Merger. CFA is an investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions in the Pacific Northwest. The Cascade Board selected CFA to act as Cascade's exclusive financial advisor based on CFA's experience in merger(s) and acquisitions and in securities valuation generally.

     On June 30, 1997, CFA issued its opinion to the Cascade Board that, in CFA's opinion as investment bankers, the terms of the Merger as provided in the Merger Agreement are fair, from a financial view point, to Cascade and its shareholders. THE FULL TEXT OF THE UPDATED CFA OPINION, DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON ITS REVIEW, IS ATTACHED HERETO AS APPENDIX E. THE
                                                            ----------
SUMMARY OF THE CFA OPINION (WHICH INCLUDES A SUMMARY OF ALL MATERIAL STUDIES AND ANALYSES PERFORMED BY CFA) IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. CASCADE SHAREHOLDERS ARE URGED TO READ THE ENTIRE CFA OPINION.

     In rendering its opinion to Cascade, CFA reviewed, among other things, historical financial data of Cascade, certain internal financial data and assumptions of Cascade prepared for financial planning and budgeting purposes furnished by the management of Cascade and, to the extent publicly available, the financial terms of certain change of control transactions involving Northwest community banks. CFA discussed with Cascade's management the financial condition, current operating results, and business outlook for Cascade. CFA also reviewed certain publicly available information concerning CBSI and certain financial and securities data of CBSI and companies deemed similar to CBSI. CFA discussed with CBSI's management the financial condition, current operating results, and business outlook for CBSI and CBSI's plans relating to Cascade. In rendering its opinion, CFA relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it and did not attempt to verify or to make any independent evaluation or appraisal of the assets of Cascade or CBSI nor was it furnished with any such appraisals. Cascade did not impose any limitations on the scope of the CFA investigation in arriving at its opinion.

     CFA analyzed the total purchase price on a cash-equivalent fair market value basis using standard evaluation techniques (as discussed below), including comparable sales multiples, net present value analysis, and net asset value based on certain assumption of projected growth, earnings and dividends and a range of discount rates from 16% to 18%.

     Net Asset Value is the value of the net equity of a bank, including every
     ---------------
kind of property and value. This approach normally assumes liquidation on the date of appraisal with the recognition of investment securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets.
As such, it is not the best evaluation approach when valuing a going concern because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing market prices and yields (which is often of limited accuracy due to the lack of readily available data), it still results in a liquidation value. In addition, since this approach fails to account for the values attributable to the going concern such as the interrelationship among Cascade's assets and liabilities, customer relations, market presence, image and reputation, staff expertise and depth, little weight is given by CFA to the net asset value approach to valuation.

     Market Value is generally defined as the price, established on an "arms-
     ------------
length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The "hypothetical" market value for a small bank with a thin market for its common stock is normally determined by comparison to the average price to stockholders equity, price to earnings, and price to total assets, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity of the buyer. The market value in connection with the evaluation of control of a bank is determined by the previous sales of small banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data are available, the market value approach deserves greater weighting than the net asset value approach and similar weight as the investment value approach as discussed below.

     CFA maintains a comprehensive data base concerning prices paid for banking institutions in the Northwest, particularly Washington and Oregon banking institutions, during 1988 through 1997. This data base provides comparable pricing and financial performance data for banking institutions sold or acquired. Organized by different peer groups, these data present medians of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of Cascade, CFA has considered the market approach and has evaluated price to stockholders' equity and price to earnings multiples and the price to total assets percentage for transactions involving Washington and Oregon banking organizations with total assets less than $100 million that sold for 100% common stock from January 1988 to June 1997.

     Comparable Sales Multiples. CFA calculated a "Merger Consideration-Adjusted Book Value" for Cascade's March 31, 1997 stockholders' equity and the estimated September 30, 1997 stockholders' equity adjusted for the price to stockholders' equity ratios for a sample of Northwest banking institutions with assets below $100 million that sold between January 1988 through June 1997 and a sample of Northwest banking institutions with total assets below $100 million that sold between January 1994 and June 1997. The calculations are $35.40 and $37.66 per share, respectively, for the March 31, 1997 stockholders' equity for the two samples. For the estimated September 30, 1997 stockholders' equity, the calculations are

$37.63 and $40.04, respectively. For Cascade's 1996 net income and twelve months prior to March 31, 1997, the calculations are $25.08 and $25.92, respectively. This summary of the material results of these analyses indicates that the proposed transaction has a total purchase price whose ratios exceed those of Comparable Sales Multiples and supports the CFA conclusion that the proposed transaction is fair, from a financial point of view.


     Transaction Value as a Percentage of Total Assets. CFA calculated the percentage of total assets that the transaction represents as a price level indicator. The transaction value as a percentage of total assets facilitates a truer price level comparison with comparable banking organizations, regardless of the differing levels of stockholders equity and earnings. In this instance, a transaction value of $42.00 per share results in a transaction value as a percentage of total assets of 16.44%. The median price as a percentage of total assets for a sample of Northwest banking institutions with assets below $100 million that sold between January 1988 through June 1997 and a sample of Northwest banking institutions with total assets below $100 million which sold between 1994 and 1997 of 18% and 18%, respectively. This summary of the material results of this analysis indicates that the proposed transaction has a total purchase price whose ratios exceed those of Transaction Value as a Percentage of Total Assets and supports the CFA conclusion that the proposed transaction is fair, from a financial point of view.

     Investment Value is sometimes referred to as the income or earnings value.
     ----------------
One investment value method frequently used estimates the present value of an institution's future earnings or cash flow. This method is discussed below.

     Net Present Value Analysis. The investment or earnings value of any banking organization's stock is an estimate of the present value of future benefits, usually earnings, dividends, or cash flow, that will accrue to the stock. An earnings value is calculated using an annual future earning stream over a period of time of not less than five years and the residual or terminal value of the earnings stream after five years, using Cascade's estimates of future growth and an appropriate capitalization or discount rate. CFA's calculations were based on an analysis of the banking industry, Cascade's earnings estimates for 1997-2001, historical levels of growth and earnings, and the competitive situation in Cascade's market area. Using discount rates of 16% and 18%, acceptable discount rates considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings" provided a range of $43.14 to $37.06 per share. This summary of the material results of this analysis indicates that the proposed transaction has a total purchase price which exceeds those derived from Net Present Value Analysis and supports the CFA conclusion that the proposed transaction is fair, from a financial point of view.

     When the net asset value, market value and investment value approaches are subjectively weighed, using the appraiser's experience and judgment, it is CFA's opinion that the proposed transaction is fair, from a financial point of view. These analyses collectively indicate that the proposed transaction is fair, from a financial point of view.

     Pursuant to the terms of the Engagement Letter, Cascade has agreed to pay CFA a fee of $32,000. In addition, Cascade has agreed to reimburse CFA for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify CFA against certain liabilities.

     RECOMMENDATION OF THE CASCADE BOARD
     -----------------------------------

     THE CASCADE BOARD UNANIMOUSLY RECOMMENDS THAT THE CASCADE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

FIFE

     BACKGROUND OF THE MERGER
     ------------------------

     Fife commenced operations in 1992. The primary focus of Fife was to meet the banking needs of small to medium sized businesses located in the local Fife community. The Bank became profitable within the first year of operations and has enjoyed progressive earnings gains and strong asset growth since then. By the end of 1996, Fife had $32.8 million in total assets and total loans of $22.2. Also by the end of 1996, Fife had acquired, according to management's estimate, over 50% of the total loans of the four commercial banks located in the City of Fife. Capital has increased consistent with the growth of the bank
and deposit growth has funded loan growth.   The bank has experienced no
material loan problems or charge offs to date. In November 1996, the bank relocated from a 2200 square foot branch building to a 7,800 square foot, two-story facility on Pacific Highway in Fife.

     In early 1997, management of CBSI met with Director James Manza and expressed an interest in leasing the old Bank of Fife branch office space owned by Director Manza's family, indicating Columbia Bank's intent to begin operations in Fife. Columbia Bank's management inquired whether Fife would be interested in merging Fife into Columbia Bank. At a Fife Board meeting in March 1997, the Board determined not to sell the bank.

     In May 1997 when the Board was informed that Columbia Bank had entered into an intent to lease the former Fife branch office space, the Board determined that it was in the best interests of Fife and its shareholders to enter into discussions regarding a possible merger of Fife into Columbia Bank. During the month of June 1997, Mr. W.W. Philip met with Director Manza and Fife President Mr. James Davis on several occasions to discuss possible terms of a merger transaction. In late June 1997, CBSI management presented Fife with proposed terms for a merger transaction. A special meeting of the Fife Board was held on June 25, 1997 to consider the proposed terms that would be incorporated into a merger agreement. The proposed terms were approved by the Fife Board. The proposed terms of the merger were incorporated into a Merger Agreement, with the final terms being substantially similar to the tentative terms approved at the June 25, 1997 Fife Board meeting. The Boards of Directors of Fife and CBSI unanimously approved the Fife Merger and entered into the Fife Merger Agreement on July 30, 1997.

     CBSI'S REASONS FOR THE MERGER
     -----------------------------

     The CBSI Board believes that the terms of the Merger are fair and in the best interests of CBSI and its shareholders and that the proposed Merger will accelerate CBSI's growth in a market that it has planned on serving. CBSI also believes the Merger will benefit the localities currently served by Fife by providing additional lending capacity and additional services which are not
presently offered by Fife.   The Merger is a further step in achieving CBSI's
goal of creating a well-capitalized, customer focused, Pacific Northwest commercial banking institution with a significant presence in selected markets and total assets in excess of $1.0 billion.

     In reaching its determination, the CBSI Board consulted with CBSI's management, as well as CBSI's legal and accounting advisors and considered a number of factors, including the following:

     . The effectiveness of the Merger in implementing CBSI's announced growth strategy, including expanding its operation in Pierce County;

     . Management's expectation that the merger will be at least neutral, and probably accretive, to earnings and management's determination that the cost of the merger would be no greater than de novo branching into the Fife market area;

     . The CBSI Board's review, based in part on a presentation by CBSI management regarding its due diligence on Fife, of the overall business, operations, earnings and financial condition of Fife on an historical and prospective basis and the enhanced opportunities for both operating efficiencies and cost savings that are expected to result from the Merger as compared to Fife and CBSI operating separately, the enhanced opportunities for growth in the Fife area that the Merger makes possible, and the respective contributions the parties would bring to the combined institution;

     . The provisions of the Fife Merger Agreement and other documents executed in connection with the Fife Merger and in particular the pricing, the representations and warranties of Fife and the agreement of Fife directors to execute non-competition agreements;

     . The expectation that the Fife Merger will be tax-free for federal income tax purposes to CBSI and its shareholders (other than in respect of cash paid in lieu of fractional share interests) and that the Merger will be accounted for under a pooling-of-interests method of accounting and, therefore, will not give rise to goodwill (see "THE MERGER(S) - Certain Federal Income Tax Matters - Accounting Treatment of Merger(s);" and

     . The current and prospective economic environment facing financial institutions such as CBSI, including the increased competition among financial institutions and the accompanying need to increase the efficiency of operations, including expansion activities.

     The CBSI Board did not assign any specific or relative weight to the factors in its consideration.

     FIFE'S REASONS FOR THE MERGER
     -----------------------------

     The Fife Board believes that the terms of the Merger, which are the product of arms-length negotiations between representatives of Fife and CBSI, are fair and in the best interests of Fife and its shareholders. In the course of reaching its determination, the Fife Board consulted with legal counsel with respect to the legal duties of the Fife Board, the terms of the Merger Agreement and the issues related thereto; with its accountants with respect to certain financial aspects of the transaction; with its financial advisor with respect to the financial aspects and fairness of the transaction; and with senior management regarding, among other things, operational and due diligence matters.

     Prior to executing the Merger Agreement, Fife was approached informally by two smaller community banks regarding the possible combination of Fife with such banks. The Fife Board considered and rejected these overtures, since each would have been a merger of equals, neither would have provided Fife shareholders with liquid stock, and Fife shareholders would not have received a premium in either proposed transaction.

     At its meeting on July 30, 1997, the Fife Board unanimously determined that the Merger is fair to and in the best interests of Fife and its shareholders, and recommended that the Merger Agreement be submitted to the shareholders of Fife for approval. The Fife Board considered the fairness opinion of CFA, and a number of additional factors. The material changes considered by the Fife Board are as follows:

     . Fife shareholder value would be significantly enhanced by the value of CBSI Common Stock being issued in the Merger;

     . CBSI stock is traded on the over-the-counter market and quoted on the Nasdaq National Market, thus creating a far more marketable and liquid security for Fife shareholders;

     . The Merger is structured as a tax-free exchange of stock, permitting
       Fife shareholders the opportunity to continue to invest in a community banking organization;

     . CBSI's financial condition, businesses and prospects and the economic prospects of its markets appear to be attractive;

     . The Merger would facilitate the delivery of additional services to Fife customers;

     . The combined organization would be able to offer larger loans to customers due to higher legal lending limits;

     . The combined organization is expected to provide increased opportunities to employees; and

     . The Merger is expected to receive regulatory approval and is not conditioned upon the approval of any shareholder group other than Fife.

     The Fife Board did not ascribe relative or specific weights to any factor in its evaluation of the Merger.

     OPINION OF COLUMBIA FINANCIAL ADVISORS, INC.
     --------------------------------------------

     CFA has delivered a written opinion to the Fife Board to the effect that, as of the date of this Joint Proxy Statement/Prospectus, the consideration to be received by Fife common stockholders pursuant to the terms of the Merger Agreement is fair to such stockholders from a financial point of view. The Fife Exchange Ratio has been determined by Fife and CBSI through negotiations. The CFA Opinion is directed only to the fairness, from a financial point of view, of the Consideration to be received and does not constitute a recommendation to any Fife stockholder as to how such shareholder should vote at the Special Meeting.

     Fife retained CFA as its exclusive financial advisor pursuant to an engagement letter dated July 14, 1997 in connection with the Merger. CFA is an investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions in the Pacific Northwest. The Fife Board selected CFA to act as Fife's exclusive financial advisor based on CFA's experience in mergers and acquisitions and in securities valuation generally.

     On July 30, 1997, CFA issued its Opinion to the Fife Board that, in its opinion as investment bankers, the terms of the Merger as provided in the Merger Agreement are fair, from a financial view point, to Fife and its shareholders. THE FULL TEXT OF THE UPDATED CFA OPINION DATED THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON ITS REVIEW, IS ATTACHED HERETO AS APPENDIX F. THE SUMMARY OF THE CFA OPINION IN THIS JOINT PROXY STATEMENT/PROSPECTUS (WHICH INCLUDES A SUMMARY OF ALL MATERIAL STUDIES AND ANALYSES PERFORMED BY CFA) IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH

OPINION. FIFE SHAREHOLDERS ARE URGED TO READ THE ENTIRE CFA OPINION.

     In rendering its opinion to Fife, CFA reviewed, among other things, historical financial data of Fife, certain internal financial data and assumptions of Fife prepared for financial planning and budgeting purposes furnished by the management of fife and, to the extent publicly available, the financial terms of certain change of control transactions involving Northwest community banks. CFA discussed with Fife's management the financial condition, current operating results, and business outlook for Fife. CFA also reviewed certain publicly available information concerning CBSI and certain financial and securities data of cbsi and companies deemed similar to CBSI. CFA discussed with CBSI's management the financial condition, current operating results, and business outlook for CBSI and CBSI's plans relating to Fife. In rendering its opinion, CFA relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it and did not attempt to verify or to make any independent evaluation or appraisal of the assets of Fife or CBSI nor was it furnished any such appraisals. Fife did not impose any limitations on the scope of the CFA investigation in arriving at its opinion.

     CFA analyzed the total Purchase Price on a cash equivalent fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples, net present value analysis, and net asset value based on certain assumption of projected growth, earnings and dividends and a range of discounts rates from 16% to 18%.

     Net Asset Value is the value of the net equity of a bank, including every
     ---------------
kind of property and value. This approach normally assumes the liquidation on the date of appraisal with the recognition of the investment securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, it is not the best evaluation approach when valuing a going concern because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing market prices and yields (which is often limited accuracy due to the lack of readily available data), it still results in a liquidation value. In addition, since this approach fails to account for the values attributable to the going concern such as the interrelationship among Fife's assets and liabilities, customer relations, market presence, image and reputation, staff expertise and depth, little weight is given by CFA to the net asset value approach to valuation.

     Market Value is generally defined as the price, established on an "arms-
     ------------
length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The "hypothetical" market value for a small bank with a thin market for its common stock is normally determined by comparison to the average price to stockholders equity, price to earnings, and price to total assets, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity of the buyer. The market value in connection with the evaluation of control of a bank is determined by the previous sales of small banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data are available, the market value approach deserves greater weighting that the net asset value approach and similar weight as the investment value approach as discussed below.

     CFA maintains a comprehensive data base concerning prices paid for banking institutions in the Northwest, particularly Washington and Oregon banking institutions, during

1988 through 1997. This data base provides comparable pricing and financial performance data for banking institutions sold or acquired. Organized by different peer groups, these data present medians of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of Fife, CFA has considered the market approach and has evaluated price to stockholders equity and price to earnings multiples and the price to total assets percentage for transactions involving Oregon and Washington banking organizations with total assets less than $100 million that sold for 100% common stock from January 1988 to July 1997.

     COMPARABLE SALES MULTIPLES. CFA calculated a "Merger Consideration-Adjusted Book Value" for Fife's June 30, 1997 stockholders' equity and the estimated December 1997 stockholders equity adjusted for the price to stockholders' equity ratios for a sample of Northwest banking institutions with assets below $100 million which sold between January 1988 through July 1997 and a sample of Northwest banking institutions with total assets below $100 million which sold between january 1994 and july 1997. The calculations are $27.90 and $31.89 per share, respectively, for the June 30, 1997 stockholders' equity for the two samples. For the estimated December 31, 1997 stockholders' equity, the calculations are $28.24 and $32.27, respectively. For Fife's 1996 net income and twelve months prior to June 30, 1997, the calculations are $28.45 and $38.71, respectively. This summary of the material results of these analyses indicates that the proposed transaction has a total purchase price whose ratios exceed those of Comparable Sales Multiples and supports the CFA conclusion that the proposed transaction is fair, from a financial point of view.

     TRANSACTION VALUE AS A PERCENTAGE OF TOTAL ASSETS. CFA calculated the percentage of total assets which the transaction represents as a price level indicator. The transaction value as a percentage of total assets facilitates a truer price level comparison with comparable banking organizations, regardless of the differing levels of stockholders' equity and earnings. In this instance, a transaction value of $31.89 per share results in a transaction value as a percentage of total assets of 22.18%. The median price as a percentage of total assets for a sample of Northwest banking institutions with assets below $100 million which sold between January 1988 through July 1997 and a sample of Northwest banking institutions with total assets below $100 million which sold between 1994 and 1997 of 16% and 18%, respectively. This summary of the material results of this analysis indicates that the proposed transaction has a total purchase price whose ratios exceed those of Transaction Value as a Percentage of Total Assets and supports the CFA conclusion that the proposed transaction is fair, from a financial point of view.

     Investment Value is sometimes referred to as the income or earnings value.
     ----------------
One investment value method frequently used estimates the present value of an institution's future earnings or cash flow which is discussed below.

     NET PRESENT VALUE ANALYSIS. The investment or earnings value of any banking organization's stock is an estimate of the present value of future benefits, usually earnings, dividends, or cash flow, which will accrue to the stock. An earnings value is calculated using an annual future earning stream over a period of time of not less than five years and the residual or terminal value of the earnings stream after five years, using Fife's estimates of future growth and an appropriate capitalization or discount rate. CFA's calculations were based on an analysis of the banking industry, Fife's earnings estimates for 1997-2001, historical levels of growth and earnings, and the competitive situation in Fife's market area. Using discount rates of 16%, 18% and 20%, acceptable discount rates considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings" provided a range of $26.42 to $34.75 per share. This summary of the material results of this analysis indicates that the proposed transaction has a total purchase price which exceeds those derived from Net Present Value Analysis and supports the CFA conclusion that the proposed transaction is fair, from a financial point of view.

     When the net asset value, market value and investment value approaches are subjectively weighed, using the appraiser's experience and judgment, it is CFA's opinion that the proposed transaction is fair, from a financial point of view. These analyses collectively indicate that the proposed transaction is fair, from a financial point of view.

     Pursuant to the terms of the Engagement Letter, Fife has agreed to pay CFA a fee of $20,000. In addition, Fife has agreed to indemnify CFA against certain liabilities.

     Recommendation of the Fife Board
     --------------------------------

     THE FIFE BOARD UNANIMOUSLY RECOMMENDS THAT THE FIFE SHARE-HOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

                                 THE MERGER(S)

GENERAL

     The following description of the material terms of the Mergers is qualified in its entirety by reference to the Merger Agreements. All Cascade and Fife shareholders are urged to read the respective Merger Agreement carefully. Cascade and Fife shareholders are being asked to approve the respective Merger in accordance with the terms of the respective Merger Agreement.

TERMS OF THE MERGER(S)

     CASCADE. Under the terms of the Cascade Merger Agreement, Cascade will merge into CBSI, with CBSI being the surviving entity (Merger I) and CCB will be merged with and into Columbia Bank, with Columbia Bank surviving as the wholly-owned subsidiary of CBSI (Merger II). Cascade and CCB would cease to exist. On consummation of the Merger, all Cascade Common Stock outstanding immediately prior to the Merger (except for Dissenting Shares) will, by virtue of the Merger and without any action on the part of any holder of shares of Cascade Common Stock, be converted into 2.27 shares of CBSI Common Stock. As a result of the Merger, Cascade shareholders will become shareholders of CBSI. See "- Dissenters' Rights of Appraisal - Cascade."

     The Merger will close and become effective on the Effective Date (as described in the Merger Agreement, within five business days after the fulfillment or waiver of each condition set forth in the Merger Agreement), unless extended by the parties. Closing is anticipated by early December 1997. If closing does not occur by March 31, 1998, either Cascade or CBSI may terminate the Merger Agreement. See " - Conditions to the Merger(s)."

     CBSI will not issue certificates for fractional shares of CBSI Common Stock. Each Cascade shareholder who is otherwise entitled to receive a fractional share, will receive cash in lieu thereof in an amount based on the Exchange Ratio and will have no other rights with respect to such fractional interest.

     FIFE. Under the terms of the Fife Merger Agreement, Fife will merge into Columbia Bank, with Columbia Bank as the surviving wholly-owned subsidiary of CBSI. Fife would cease to exist. As a result, Fife shareholders, other than those who duly exercise dissenters' rights, would become shareholders of CBSI. See " - Dissenters' Rights of Appraisal - Fife."

     In the Fife Merger, each share of Fife Common Stock outstanding prior to the Effective Date (other than Dissenting Shares) will be converted into shares of CBSI Common Stock at the Fife Exchange Ratio which is based on the Average Closing Price. The precise number of shares of CBSI Common Stock to be issued in exchange for each such share of Fife Common stock will be calculated by dividing the Purchase Price by the Average Closing Price, and by further dividing the quotient so obtained by the aggregate number of shares of Fife Common Stock that are issued and outstanding or subject to unexercised options on the Effective Date.

     The terms "Purchase Price" and "Average Closing Price" are defined in the Fife Merger Agreement. "Purchase Price" means an amount equal to (a) two times the sum of shareholders' equity of Fife at June 30, 1997 plus the amount added to such shareholders' equity upon exercise of outstanding options, plus (b) the amount of Fife's net income between June 30, 1997 and the Effective Date. "Average Closing Price" means the average of the closing sales prices per share of CBSI Common Stock for the twenty consecutive trading days ending five days prior to the Effective Date, except that if such average is less than $18.00, then the Average Closing Price will be $18.00, and if such average is more than $22.00, then the Average Closing Price will be $22.00.

     For example, if all outstanding options to purchase Fife Common Stock are exercised prior to the Effective Date and Fife's net income between June 30, 1997 and the Effective Date is $50,000, then the number of shares of CBSI Common Stock to be issued in exchange for each share of Fife Common Stock will be between 1.45 and 1.77 depending upon the Average Closing Price. If the Average Closing Price is $22.00 or more, 1.45 shares of CBSI Common Stock will be issued in exchange for each share of Fife Common Stock. If the Average Closing Price is $18.00 or less, 1.77 shares of CBSI Common Stock will be issued in exchange for each share of Fife Common Stock. Under the Merger Agreement, Fife has the right to terminate the Merger if the average Daily Sales Price over the Pricing Period is below the "floor" ($18.00). If Fife exercises this provisional right to terminate the Merger, CBSI may elect to remove the limitation otherwise imposed by the "floor" as permitted by the Merger Agreement. See " - Termination of the Merger Agreement - Decline in Value of CBSI Stock."

     The Fife Merger will close and become effective on the Effective Date (as described in the Merger Agreement, within five business days after the fulfillment or waiver of each condition set forth in the Fife Merger Agreement), unless extended by the parties. Closing is anticipated by early December 1997. If closing does not occur before April 30, 1998, either Fife or CBSI may terminate the Merger Agreement. See " - Conditions to the Merger(s)."

     CBSI will not issue certificates for fractional shares of CBSI Common Stock. Each Fife shareholder who is otherwise entitled to receive a fractional share, will receive cash in lieu thereof in an amount equal to the product of such fraction multiplied by the Average Closing Price of CBSI Common Stock, and such Fife shareholder will have no other rights with respect to such fractional shares or other shares.

EXCHANGE OF STOCK CERTIFICATES

     On and after the Effective Date, certificates representing Cascade Common Stock and Fife Common Stock will be deemed to represent only the right to receive CBSI Common Stock or cash as provided in the Merger Agreements. Upon surrender to the Exchange Agent designated by CBSI, Cascade and Fife, of certificates that, before the Effective Date, represented shares of Cascade Common Stock or Fife Common Stock, together with a properly executed transmittal letter form and any other required documents, the holder surrendering the certificates will be entitled to receive certificates representing the number of shares of CBSI Common Stock, and cash, if any, to which he or she is entitled in accordance with the terms of the Merger Agreements. DO NOT SEND IN YOUR CERTIFICATES AT THIS TIME. Cascade and Fife shareholders will receive written instructions and the required letter of transmittal after the respective Merger is effective.

     All CBSI Common Stock issued pursuant to the Merger Agreements will be deemed issued as of the Effective Date. No distributions or dividends paid upon shares of CBSI Common Stock after the consummation of the Merger(s) will be paid to holders of Cascade Common Stock or Fife Common Stock who are entitled under the respective Merger Agreement to receive CBSI Common Stock until such holders have surrendered the certificates formerly representing shares of Cascade Common Stock or Fife Common Stock, at which time any accumulated dividends and distributions since the Effective Date, without interest, will be paid.

EMPLOYEE BENEFIT PLANS

     The Merger Agreements confirm CBSI's intention to allow the Fife and Cascade/CCB employees who continue as employees of CBSI/Columbia Bank after the Merger(s) to participate in certain CBSI employee benefit plans. Cascade's and Fife's employee benefit plans will be terminated as soon as practical after the Merger(s), and the employee interests in those plans will be transferred to or merged into CBSI's employee benefit plans.

MECHANICS OF THE MERGER(S)

     On the Effective Date of the Merger(s) all business, assets, and liabilities formerly carried on or owned by Cascade will be transferred to and vested in CBSI and all business, assets, and liabilities formerly carried on or owned by CCB and Fife will be transferred and vested in Columbia Bank. Cascade will cease to have a corporate existence separate from CBSI, and CCB and Fife will cease to have a corporate existence separate from Columbia Bank.

CONDUCT PENDING CONSUMMATION OF THE MERGER(S)

     The Merger Agreements provide that, until the Merger(s) are effective, Cascade will, and will cause CCB to, and Fife will, conduct its business only in the ordinary and usual course, and use all reasonable efforts to preserve its present business organization, retain the services of its present management, and preserve the goodwill of all parties with whom it has business dealings. The Merger Agreements also provide that, unless CBSI otherwise consents in writing, Cascade and Fife will refrain from engaging in various activities such as effecting any stock split or other recapitalization, disposing of assets or making material commitments, acquiring real property without conducting an environmental evaluation, and entering into transactions or incurring any expenses that are not in the ordinary course of business.

CONDITIONS TO THE MERGER(S)

     Consummation of each Merger is subject to various conditions. No assurance can be provided as to whether these conditions will be satisfied or waived by the appropriate party. Accordingly, there can be no assurance that either Merger will be completed. In the event that conditions to the Cascade Merger remain unsatisfied and the Merger has not been effected on or before March 31, 1998, the Cascade Merger Agreement may be terminated by either party to the Cascade Merger Agreement. In the event the conditions to the Fife Merger remain unsatisfied and the Merger has not been effected on or before April 30, 1998, the Fife Merger Agreement may be terminated by either party to the Fife Merger Agreement.

     The Cascade Merger can occur only if the holders of the shares of Cascade Common Stock approve the transaction. The Fife Merger can occur only if the holders of the shares of Fife Common Stock approve the transaction. In accordance with Cascade's and Fife's Articles of Incorporation and Washington law, approval of the Cascade Merger and the Fife Merger requires the affirmative vote by the holders of a two-thirds (2/3) of all shares outstanding of Cascade Common Stock and Fife Common Stock, respectively. In addition, approval of each Merger (or confirmation that it will not exercise authority) is required from the FRB, the FDIC and the Washington Director.

     Certain conditions must be satisfied or events must occur before the parties will be obligated to complete the Merger(s). Each party's obligations under each Merger Agreement are conditioned on satisfaction of certain conditions. Some of these conditions are as follows: (a) the representations and warranties of each party are true in all material respects (as of Closing), and each party has complied with its covenants in the Merger Agreement; (b) no Material Adverse Effect has occurred with respect to a party; (c) each party's Board and Cascade and Fife's shareholders have approved the respective Merger;
(d) the parties have provided one another with the counsel, tax, accounting treatment, and fairness opinions required by the respective Merger Agreements;
(e) the Commission has declared the effectiveness of the Registration Statement for the shares of CBSI Common Stock to be issued in the Merger(s); (f) Cascade and CCB and Fife have met certain financial condition requirements; (g) no action or proceeding has been commenced or is threatened by any governmental agency to restrain or prohibit or invalidate the Merger(s); (h) not more than ten percent (10%) of the Cascade Common Stock and the Fife Common Stock will be Dissenting Shares at Closing; and (i) all appropriate regulatory agencies have approved the Merger(s).

     As a condition to the execution of the Merger Agreements, each member of the Board of Cascade (other than Mr. Lisko, who is a party to a separate employment agreement with CCB which was ratified by CBSI), and Messers. Gerald Barkshire, Gary Garrison, Nat Luppino, James Manza, Albert Meier, Robert Oldright and Michael Porter, members of the Fife Board, will execute a Director Non-Competition Agreement with CBSI. The Director Non-Competition Agreement prohibits these directors for three years after the Effective Date of the respective Merger from competing with CBSI or any of its subsidiaries within Pierce, King or Thurston Counties, in the case of Cascade Directors, and within Pierce County in the case of Fife Directors.

     Either CBSI or Cascade, or CBSI or Fife, may waive the other party's conditions, except those that are required by law (such as receipt of regulatory and shareholder approval).

Either CBSI or Cascade, or CBSI or Fife, may also grant extended time to the other party to perform an obligation or satisfy a condition.

AMENDMENT OF THE MERGER AGREEMENT(S)

     The Merger Agreements may be amended or supplemented at any time by written agreement of the parties, whether before or after the Special Meetings. To the extent permitted under applicable law, the parties may make any amendment or supplement without further approval of Cascade's or Fife's shareholders, as the case may be, except amendments which would reduce the amount or change the form of consideration that the shareholders of Cascade or Fife, as the case may be, will receive in the respective Merger transaction.

TERMINATION OF THE MERGER AGREEMENT(S)

     The Merger Agreements contain several provisions entitling either Cascade or CBSI or Fife or CBSI to terminate the respective Merger Agreement under certain circumstances. The following briefly describes these provisions:

     LAPSE OF TIME. If the Merger has not been consummated by March 31, 1998, in the case of Cascade, or April 30, 1998, in the case of Fife, then at any time after that date, either CBSI or Cascade, or CBSI or Fife, may terminate the respective Merger Agreement if failure of the parties to consummate the Merger by that date was not due to the terminating party's breach of its obligations, representations, or warranties under the Merger Agreement.

     MUTUAL CONSENT. The parties may terminate the respective Merger Agreement at any time before Closing, whether before or after approval by Cascade's or Fife's shareholders, by mutual consent.

     DECLINE IN VALUE OF CBSI STOCK. Fife has certain rights, tied to a reduction in value of CBSI Common Stock, to terminate the Fife Merger Agreement during the four trading days before the Effective Date of the Fife Merger. In determining whether to elect to terminate the Fife Merger Agreement in these circumstances, the Fife Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, the market for financial institution stocks in general, the relative value of CBSI Common Stock in the market, and the advice of its financial advisors and legal counsel. By approving the Fife Merger Agreement, shareholders of Fife would be permitting the Fife Board to determine, in the exercise of its fiduciary duties, to proceed with the Fife Merger even though the Average Closing Price of CBSI Common Stock is less than $18.00. This termination right of Fife under this provision is subject to CBSI's right to avoid termination by increasing the number of CBSI shares Fife shareholders will receive.

     IMPOSSIBILITY. Either CBSI or Cascade may terminate the Cascade Merger Agreement, and Fife or CBSI may terminate the Fife Merger Agreement, if certain conditions of the Merger Agreement are rendered impossible to satisfy or if certain material breaches are made with respect to the representations, warranties, covenants and agreements contained in the respective Merger Agreement.

     ALLOCATION OF COSTS UPON TERMINATION. If either Merger Agreement is terminated, CBSI, Cascade and Fife, as applicable, will each pay their own out-of-pocket costs incurred in connection with the transaction, and, with certain specific exceptions, will have no other liability to any other party.

INTERESTS OF CERTAIN PERSONS IN THE MERGER(S)

     Certain members of the Cascade and Fife Boards and management may be deemed to have interests in the Merger, in addition to their interests as shareholders of Cascade and Fife. The Cascade and Fife Boards were aware of these factors and considered them, among other matters, in approving the Merger Agreements and the transactions contemplated thereby.

     EMPLOYMENT/SEVERANCE AGREEMENTS. CBSI has ratified employment agreements entered into between CCB and Messrs. Lisko, Plummer, Bray and Clemmer and Ms. Ehli, Giffin, Long and Van Lant, officers of CCB. The employment agreement with Mr. Lisko, who currently serves as the President and Chief Executive Officer of CCB, provides that Mr. Lisko will serve as the Executive Vice President-Auburn Area Manager of Columbia Bank. The agreement has a term of three years beginning on the effective date of the Cascade Merger. It provides for an annual salary of $94,000 and the grant at the close of business on the Effective Date of the Cascade Merger of an incentive stock option to purchase at market value on the date of grant 5,000 shares of CBSI Common Stock. The agreement provides for payment to Mr. Lisko of two and one-half years salary in the event of a change in control of CBSI. It also provides for a payment of salary through the term of the agreement in the event of termination of employment without cause. The employment agreements with Mr. Bray and Mr. Plummer, Senior Officers of Cascade, have two year terms and provide for payment of salary through the term of the agreement in the event of termination of employment without cause and a payment of one years salary in the event of a change in control of CBSI. The annual salary provided for Mr. Bray is $63,000, and the annual salary for Mr. Plummer is $65,000. The employment agreements with Mr. Clemmer and Ms. Ehli, Giffin, Long and Van Lant provide for payment of salary (totaling in the aggregate approximately $231,000) through the one year term of the agreement in the event of termination of employment without cause. The salaries and benefits to be provided to each of the aforementioned persons are substantially similar to those provided to them prior to Cascade entering into the Cascade Merger Agreement.

     As a condition to the Fife Merger Agreement, Fife has agreed to take all necessary steps to terminate or satisfy existing severance agreements with Mr. Davis, President of Fife, and Messrs. Hixenbaugh and Mason, Senior Officers of Fife. The severance agreement for Mr. Davis provides for payment of one year's salary (approximately $94,000) in the event of a change in control of Fife. Mr. Hixenbaugh's severance agreement provides for payment of two years' salary (approximately $135,000) in the event of a change in control of Fife, and Mr. Mason's severance agreement provides for payment of twenty-five percent (25%) of one year's salary (approximately $14,000) in the event of change in control of Fife.

     APPOINTMENT TO THE CBSI BOARD. In connection with the Cascade Merger, CBSI has agreed to appoint Mr. Matson, currently the Chairman of the Cascade Board, to the CBSI Board. Directors of CBSI receive an annual retainer of $1,600 and fees of $200 for each Board Meeting attended.

     AGREEMENTS RELATING TO REAL PROPERTY. In connection with the Cascade Merger, CBSI has agreed to buy the main office of Cascade and the land on which the South Auburn branch office is located, both of which are owned by a partnership (Cascade Investment Properties) comprised substantially of directors of Cascade. The purchase price for the property will be $1.6 million which the parties believe is substantially similar to the price Cascade Investment Properties would have obtained had they sold the properties to a person or entity not a party to the Cascade Merger.

     In connection with the Fife Merger, CBSI has entered into an Option Agreement with Rocco Associates, a partnership comprised of members of Fife director James Manza's family. The Option Agreement grants CBSI the right to acquire the property located at 1507 - 54th Avenue, Fife, Washington, which was the location of Bank of Fife prior to relocating to its current location, for a purchase price of $320,000.

     INDEMNIFICATION. The Cascade and Fife Merger Agreements provide that CBSI will maintain the indemnification rights with respect to matters occurring before the Effective Date of the Merger(s) for officers and directors of Cascade and Fife previously provided by Cascade's and Fife's Articles of Incorporation and Bylaws, and for a period of six years after the Effective Date of the Merger(s), will use reasonable efforts to cause to be maintained in effect director and officer liability insurance substantially similar to that maintained by Cascade and Fife with respect to matters occurring before the Effective Date of the Merger(s).

CERTAIN FEDERAL INCOME TAX MATTERS

     The Merger(s) are intended to qualify as a tax-free reorganization under
Section 368(a) of the Code for federal income tax purposes. Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim P.L.L.C. has delivered its opinions, dated October 6, 1997, to the effect that the respective Merger will constitute a tax-free reorganization for federal tax purposes. Such opinion will not bind the Internal Revenue Service or preclude the Internal Revenue Service from adopting a contrary position. The opinion is based upon facts and assumptions and representations and assurances made by Cascade, Fife and CBSI. The Federal income tax discussion set forth below may not apply to particular categories of holders of Cascade Common Stock or Fife Common Stock subject to special treatment under the federal income tax laws, such as foreign holders or holders whose stock may have been acquired as compensation. In addition, there may be relevant state, local or other tax consequences, none of which are described below. Shareholders are urged to consult their advisors to determine the specific personal tax consequences of the respective Merger, including the applicability and effect of foreign, state, local, and other tax laws.

     The Gordon, Thomas, Honeywell opinions for the Cascade and Fife Mergers address the material tax consequences of the Mergers and state that:

     1. The mergers of Cascade with and into CBSI, CCB with and into Columbia Bank and Fife with and into Columbia Bank, will constitute tax-free reorganizations.

     2. No gain or loss will be recognized by either Cascade, CCB, Fife or CBSI as a result of the Mergers.

     3. The tax basis and holding period for the Cascade, CCB and Fife assets that are received by CBSI and Columbia Bank in the Mergers will be the same as the tax basis and holding period of the assets held immediately before the exchange by Cascade, CCB and Fife, respectively.

     4. No gain or loss will be recognized by holders of Cascade Common Stock or Fife Common Stock upon the receipt of CBSI Common Stock in exchange for Cascade Common Stock or Fife Common Stock pursuant to the Mergers.

     5. The tax basis of the CBSI Common Stock received in the Mergers by Cascade and Fife shareholders will be the same as the tax basis of the shares of Cascade Common Stock and Fife Common Stock surrendered in the exchange, reduced by any basis allocable to a fractional share interest in the CBSI Common Stock for which cash is received. The holding period for the shares of CBSI Common Stock received in the Mergers will include the holding period of Cascade and Fife shares exchanged, provided that Cascade and Fife shares were held as capital assets at the time of the Mergers.

     6. Gain or loss will be recognized by Cascade and Fife shareholders who receive cash in lieu of fractional shares of CBSI Common Stock, or who exercise dissenters' rights and receive cash for their shares. The amount of such gain or loss generally will be the difference between the cash received and the basis of the shares or fractional share interests surrendered in the exchange. Subject to satisfaction of
          Section 302 of the Code, such gain or loss will be a capital gain or loss provided that the shares of Cascade Common Stock and Fife Common Stock surrendered were capital assets at the time of surrender, and will be long-term capital gain or loss if such shares of Cascade or Fife have been held for more than one year. Under the Taxpayer Relief Act of 1997, net long term capital gains on capital assets held more than 18 months may be eligible for taxation at lower rates than in effect for such gains prior to adoption of the Act.

ACCOUNTING TREATMENT OF THE MERGER(S)

     Consummation of the Merger(s) is conditioned upon receipt by CBSI of a letter from Deloitte & Touche LLP, CBSI's current independent auditors, to the effect that the Merger(s) will qualify for "pooling of interests" accounting treatment if consummated in accordance with the terms of the Merger Agreement(s). Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of CBSI, Cascade and Fife will be combined at the Effective Date of the Merger(s) and carried forward at their previously recorded amounts, and the shareholders' equity accounts of CBSI, Cascade and Fife will be combined on CBSI's consolidated balance sheet. Income and other financial statements of CBSI issued after consummation of the Merger(s) will be restated retroactively to reflect the consolidated operations of CBSI, Cascade and Fife as if the Merger(s) had taken place prior to the periods covered by such financial statements. No recognition of goodwill arising from Merger(s) is required of CBSI, Cascade or Fife under the pooling of interests accounting method.

     The pro forma combined financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the pooling of interests accounting method to account for the Merger(s). See "PRO FORMA COMBINED FINANCIAL STATEMENTS," including the related Notes.

DISSENTERS' RIGHTS OF APPRAISAL

     CASCADE. Under Washington corporate law (RCW 23B.13), a shareholder of Cascade may exercise "dissenters' rights" and receive the fair value of his or her shares in cash, if certain procedures are followed. To exercise these rights, a Cascade shareholder must (i) deliver to Cascade, before the vote on approval of the Merger is taken, written notice of intent to demand payment for his or her shares if the Merger is effected, and (ii) not vote in favor of the Merger. Following consummation of the Merger, CBSI will send a Dissenters' Notice to each Cascade shareholder who has properly perfected his or her dissenters' rights. A dissenting shareholder must also follow the procedures set forth in the Dissenters' Notice. The Dissenters' Notice will include instructions to completing the exercise of dissenters' rights, including that the dissenting shareholder must (1) make written demand for payment of the fair value of his or her shares in the form sent to the shareholder by the corporation along with the Dissenters' Notice (this notice will prescribe a time period within which the demand must be made), (2) certify that beneficial ownership of his or her Cascade Common Stock shares was acquired before the date set forth in the Dissenters' Notice, and (3) surrender his or her stock certificates representing shares of the Cascade Common Stock in accordance with the Dissenters' Notice. A shareholder who exercises and perfects dissenters' rights is entitled to receive the fair value of his or her shares in cash. Such value may be higher or lower than the value of CBSI Common Stock issuable pursuant to the Merger Agreement.

     A vote against the Merger will not in and of itself satisfy the requirements of the Washington statute; a shareholder who does not deliver to Cascade prior to the Cascade Special Meeting a written notice of the shareholder's intent to demand payment for the fair value of the shares of Cascade Common Stock held will lose the right to exercise dissenters' rights. In addition, any shareholder electing to exercise dissenters' right must either vote against the Merger or abstain from voting. The failure of a shareholder of Cascade to comply strictly with the statutory requirements win result in a loss of dissenters' rights. A copy of the relevant statutory provisions is attached as Appendix C and Cascade shareholders are urged to refer to this Appendix for a complete statement concerning dissenters' rights. The foregoing summary of such rights is qualified in its entirety by reference to such Appendix C.

     FIFE. Under Washington banking law, shareholders of Fife have the right to dissent from the fife Merger, and, assuming the proper approval of the Fife Merger Agreement, to receive the "value" of their shares in cash by complying with the provisions of RCW 30.49.090, a copy of which is attached as Appendix D hereto. The following summary of dissenter's rights, and the procedure for exercising such rights, is qualified in its entirety by reference to these statutes set forth in Appendix D.

     Any Fife shareholder desiring to dissent and receive payment for the "value" of his or her shares must vote against the Fife Merger. The dissenting shareholder must also make written demand to Columbia Bank as the resulting bank within thirty (30) days after the Effective Date of the Fife Merger. The shareholder's demand must be accompanied by the surrender of his or her stock certificates. Fife shareholders will not receive further notification of the last date by which such written demand must be made. Merely voting against the Fife Merger is not sufficient statutory notice of a shareholder's desire to dissent, and, furthermore, the failure of a shareholder to vote against the resolution will constitute a waiver of dissenters' rights.

     Any dissenting shareholder who complies with the statutory requirements will have the right to be paid the appraised value of his or her Fife Common Stock, ascertained as of the date of the Special Meeting. The appraised value shall be determined by three appraisers, as follows: One appraiser shall be selected by the owners of two-thirds of the dissenting shares, one by the Board of Directors of Columbia Bank as the resulting bank, and the third by the two so chosen. The valuation agreed upon by any two appraisers shall govern. The dissenting shareholders shall bear, on a pro rata basis based on the number or dissenting shares owned, the cost of the appraisal performed by their appraiser and one-half of the cost of the third appraisal. Columbia Bank shall bear the cost of the appraisal performed by its appraiser and one-half of the cost of the third appraisal. If the appraisal is not completed within ninety (90) days after the Effective Date, the Washington Director shall cause an appraisal to be made which shall be final and binding on all parties. In such case, the cost of the Washington Director's appraisal shall be born equally by dissenting shareholders and Columbia Bank, with the dissenting shareholders to share their half of the cost on a pro rata basis based on the number of dissenting shares owned.

     Fife and CBSI are of the view that a shareholder may not dissent as to less than all of the shares registered in his or her name, except that a shareholder holding, as a fiduciary, shares registered in his or her name for the benefit of more than one beneficiary may dissent as to less than all of the shares registered in his or her name, if dissent is made by a beneficiary as to all of the shares held for that beneficiary by the fiduciary.

RESALES OF STOCK RECEIVED IN THE MERGER(S) BY CASCADE AND FIFE AFFILIATES

     The CBSI Common Stock to be issued in the Merger(s) will be transferable free of restrictions under the Securities Act, except for shares received by persons, including directors and executive officers of Cascade and Fife, who may be deemed to be "affiliates" of Cascade or Fife, as that term is used in (i) paragraphs (c) and (d) of Rule 145 under the Securities Act and/or (ii) Accounting Series Releases 130 and 135, as amended, of the Commission. Affiliates may not sell their shares of CBSI Common Stock acquired pursuant to the Merger(s), except (a) pursuant to an effective registration statement under the Securities Act covering those shares, (b) in compliance with Rule 145, or
(c) in the opinion of counsel reasonably satisfactory to CBSI, pursuant to other applicable exemptions from the registration requirements of the Securities Act. Commission guidelines further indicate that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the acquiring or acquired company they owned before the consummation of a merger or shares of the acquiring corporation they receive in connection with the merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined organization have been published. CBSI has obtained customary agreements with all directors, officers, and affiliates of Cascade and Fife, under the terms of which such persons have represented that they will not dispose of their shares of CBSI received in the Merger or the shares of capital stock of Cascade, Fife or CBSI held by them before the Merger, except (i) in compliance with the Securities Act and the rules and regulations promulgated thereunder, and (ii) in a manner that would not adversely affect the ability of CBSI to treat the Merger(s) as a pooling of interests for financial reporting purposes. This Joint Proxy Statement/Prospectus does not cover any resales of the CBSI Common Stock received by affiliates of Cascade or Fife.

NO SOLICITATION

     Cascade and Fife have agreed in the respective Merger Agreement(s) that, except as required by law, neither Cascade nor any of its officers or directors, nor Fife nor any of its officers or directors will (i) solicit, encourage, entertain or facilitate any other proposals or inquiries for an acquisition of the shares or assets of Cascade or its subsidiaries (an

"Acquisition Proposal"), (ii) enter into discussions concerning any such acquisition, or (iii) furnish any nonpublic information relating to CBSI's business or organization to any person that is not affiliated with Cascade, Fife or CBSI.

     If (i) there is an Acquisition Proposal prior to the Cascade Shareholder vote on the Cascade Merger or the Fife Shareholder vote on the Fife Merger, (ii) the Merger(s) are not approved by two-thirds of the outstanding shares of Cascade and Fife Common Stock at the Special Meeting(s) (and approved by Cascade as the sole shareholder of CCB); and (iii) prior to January 1, 1999, in the case of Cascade, and February 1, 1999, in the case of Fife, as the case may be, such party is acquired by a third party, then unless the representations and warranties of CBSI in the Merger Agreement(s) were false in any material respect as of the date of the Special Meeting(s) or CBSI was in material default of its covenants in the Agreement(s) as of such date, Cascade and Fife must promptly pay CBSI $500,000 and $200,000, respectively.

EXPENSES

     CBSI, Fife and Cascade will each pay their own expenses in connection with the Merger Agreements and the transactions contemplated thereby, except that printing expenses for this Joint Proxy Statement/Prospectus will be shared by all parties.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following pro forma combined financial statements give effect to the Merger(s) of CBSI and Cascade and Columbia Bank and Fife on a pooling of interests basis. The unaudited pro forma combined balance sheets are presented on the basis that the Merger(s) took place on June 30, 1997. The unaudited condensed pro forma combined statements of income are presented on the basis that the Merger(s) were consummated as of the beginning of the first period presented.

     These pro forma combined financial statements should be read in conjunction with the historical financial statements and the related notes thereto for CBSI, Cascade and Fife included or incorporated into this Joint Proxy Statement/Prospectus by reference. See "AVAILABLE INFORMATION," "INFORMATION INCORPORATED BY REFERENCE" and the CBSI 1996 1O-K, the CBSI June 1997 1O-Q and the CBSI 1997 Proxy. See also CBSI's Current Report on Form 8-K/A dated March 14, 1997 which discloses a change in CBSI's independent accountant.

     The pro forma statements of income are not necessarily indicative of operating results which would have been achieved had the Merger(s) been consummated as of the beginning of the first period presented and should not be construed as representative of future results.

                         COLUMBIA BANKING SYSTEM, INC.
                                      AND
                       CASCADE BANCORP AND BANK OF FIFE
                       PRO FORMA COMBINED BALANCE SHEET
                                 June 30, 1997
                                  (Unaudited)

                                                                               PRO FORMA                                PRO FORMA
                                                                               COMBINED                   PRO FORMA     COMBINED
                                                                                CBSI                      COMBINED        CBSI,
                                                                                 AND                      CBSI AND      CASCADE &
                                                     CBSI       CASCADE        CASCADE         FIFE         FIFE          FIFE
                                                     ----       -------        --------      -------      --------      --------
                                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS
Cash and due from banks                          $ 30,111       $ 4,821        $ 34,632      $ 1,361      $ 31,002      $ 35,523
Interest-earning deposits with banks               10,724         3,800          14,524        3,392        14,116        17,916
Securities held to maturity                            --        10,914          10,914           --            --        10,914
Securities available for sale                      47,435         8,706          56,141        3,656        51,091        59,797
Loans held for sale                                 3,279                         3,279                      3,279         3,279
Loans                                             541,388        55,226         596,614       23,896       565,284       620,510
  Less: allowance for loan losses                   5,614           551           6,165          292         5,906         6,457
                                                 --------       -------        --------      -------      --------      --------
   Loans, net                                     535,774        54,675         590,449       23,604       559,378       614,053

Interest Receivable                                 3,882           546           4,428          223         4,105         4,651
Premises and equipment, net                        19,718         2,572          22,290        1,072        20,790        23,362
Real estate owned                                     301           200             501           --           301           501
Other                                               3,836           777           4,613           91         3,927         4,704
                                                 --------       -------        --------      -------      --------      --------
  Total Assets                                   $655,060       $87,011        $741,771      $33,399      $687,989      $774,700
                                                 ========       =======        ========      =======      ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
   Noninterest-bearing                             97,282        13,449         110,731        5,291       102,573       116,022
   Interest-bearing                               452,641        62,701         515,342       24,586       477,227       539,928
                                                 --------       -------        --------      -------      --------      --------
   Total Deposits                                 549,923        76,150         626,073       29,877       579,800       655,950
Federal Home Loan Bank advances                    37,000         2,000          39,000           --        37,000        39,000
Other borrowings                                       --         1,642           1,642           --            --         1,642
Other liabilities                                   5,874           554           6,428          306         6,180         6,734
                                                 --------       -------        --------      -------      --------      --------
   Total liabilities                             $592,797       $80,346        $673,143      $30,183      $622,980      $703,326

Shareholders' equity:
Common stock                                       60,832         4,546          65,378        2,044        62,876        67,422
Retained earnings                                   1,438         2,109           3,247        1,171         2,139         3,948
Unrealized gains (losses) on securities
  available for sale                                   (7)           10               3            1            (6)            4
                                                 --------       -------        --------      -------      --------      --------
   Total shareholders' equity                      62,263         6,665          68,628        3,216        65,009        71,374
                                                 --------       -------        --------      -------      --------      --------
Total Liabilities and Shareholders' Equity       $655,060       $87,011        $741,771      $33,399      $687,989      $774,700
                                                 ========       =======        ========      =======      ========      ========

                    PRO FORMA COMBINED STATEMENTS OF INCOME
                        Six Months Ended June 30, 1997
                                  (Unaudited)

                                                                               PRO FORMA                                PRO FORMA
                                                                               COMBINED                   PRO FORMA     COMBINED
                                                                                CBSI                      COMBINED        CBSI,
                                                                                 AND                      CBSI AND      CASCADE &
                                                     CBSI       CASCADE        CASCADE         FIFE         FIFE          FIFE
                                                     ----       -------        --------      -------      --------      ---------
                                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

INTEREST INCOME
Loans                                          $   21,965      $  2,680      $   24,645     $  1,312    $   23,277     $   25,957
Securities held to maturity                            --           364             364           --            --            364
Securities available for sale                       1,454           230           1,684          100         1,554          1,784
Deposits with banks                                   609           104             713           93           702            806
                                               ----------      --------      ----------     --------    ----------     ----------
Total interest income                              24,028         3,378          27,406        1,505        25,533         28,911

INTEREST EXPENSE
Deposits                                            9,676         1,418          11,094          623        10,299         11,717
Federal Home Loan Bank advances                       828            62             890           --           828            890
Other borrowings                                       --            41              41           --            --             41
                                               ----------      --------      ----------     --------    ----------     ----------
Total interest expense                             10,504         1,521          12,025          623        11,127         12,648
                                               ----------      --------      ----------     --------    ----------     ----------

NET INTEREST INCOME                                13,524         1,857          15,381          882        14,406         16,263
Provision for loan losses                           1,606            70           1,676           32         1,638          1,708
                                               ----------      --------      ----------     --------    ----------     ----------
Net interest income after provision                11,918         1,787          13,705          850        12,768         14,555
   for loan losses

NONINTEREST INCOME
Service charges and other fees                      1,646           193           1,839           88         1,734          1,927
Mortgage banking                                      295            --             295           --           295            295
Gain on sale of loans                               1,035            --           1,035           --         1,035          1,035
Credit card fees and other                          1,349           196           1,545           12         1,361          1,557
                                               ----------      --------      ----------     --------    ----------     ----------
Total noninterest income                            4,325           389           4,714          100         4,425          4,814

NONINTEREST EXPENSE
Compensation and employee benefits                  5,272           749           6,021          281         5,553          6,302
Occupancy                                           1,800           411           2,211           49         1,849          2,260
Professional Services                                 225            38             263           22           247            285
Advertising and promotion                             502            36             538            5           507            543
Printing and supplies                                 300            54             354           14           314            368
Regulatory assessments                                 86             7              93            9            95            102
Data processing                                       536           120             656           39           575            694
Gains on, and net cost of, real estate owned           84            --              84           --            84             84
Other                                               3,358           241           3,599           85         3,443          3,684
                                               ----------      --------      ----------     --------    ----------     ----------
Total noninterest expense                          12,163         1,654          13,817          505        12,668         14,322
                                               ----------      --------      ----------     --------    ----------     ----------
Income before income taxes                          4,080           522           4,602          445         4,525          5,047
Provision for income taxes                          1,194           149           1,343          149         1,343          1,492
                                               ----------      --------      ----------     --------    ----------     ----------
NET INCOME                                     $    2,886      $    373      $    3,259     $    296    $    3,182     $    3,555
                                               ==========      ========      ==========     ========    ==========     ==========
Average Common Shares Outstanding               5,639,346       330,000       6,388,446      204,349     5,935,645      6,684,745
Net Income Per Share                                $0.51         $1.13           $0.51        $1.45         $0.54          $0.53

                    PRO FORMA COMBINED STATEMENTS OF INCOME
                        Six Months Ended June 30, 1996
                                  (Unaudited)

                                                                          PRO FORMA                                    PRO FORMA
                                                                          COMBINED                    PRO FORMA        COMBINED
                                                                            CBSI                       COMBINED           CBSI,
                                                                             AND                       CBSI AND         CASCADE &
                                              CBSI         CASCADE         CASCADE         FIFE           FIFE            FIFE
                                           ----------     ---------      -----------    ----------   ------------    --------------
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
Loans                                      $   16,943      $  2,338      $   19,281      $  1,119      $   18,062      $   20,400
Securities held to maturity                        --           311             311            --              --             311
Securities available for sale                     826           140             966            75             901           1,041
Deposits with banks                               328           133             461            74             402             535
                                           ----------      --------      ----------      --------      ----------      ----------
    Total interest income                      18,097         2,922          21,019         1,268          19,365          22,287

INTEREST EXPENSE
Deposits                                       7,593          1,329           8,922           534           8,127           9,456
Federal Home Loan Bank advances                  884             --             884            --             884             884
Other borrowings                                 125             26             151            --              25             151
                                           ----------      --------      ----------      --------      ----------      ----------
    Total interest expense                     8,602          1,355           9,957           534           9,136          10,491
                                           ----------      --------      ----------      --------      ----------      ----------

NET INTEREST INCOME                            9,495          1,567          11,062           734          10,229          11,796
Provision for loan losses                        760             66             826            17             777             843
                                           ----------      --------      ----------      --------      ----------      ----------

Net interest income after provision
 for loan losses                               8,735          1,501          10,236           717           9,452          10,953


NONINTEREST INCOME
Service charges and other fees                 1,148            163           1,311            50           1,198           1,361
Mortgage banking                                 308             --             308            --             308             308
Credit card fees and other                     1,017            249           1,266            11           1,028           1,277
                                           ----------      --------      ----------      --------      ----------      ----------
    Total noninterest income                   2,473            412           2,885            61           2,534           2,946

NONINTEREST EXPENSE
Compensation and employee benefits             3,627            658           4,285           183           3,810           4,468
Occupancy                                      1,616            336           1,952            54           1,670           2,006
Professional Services                            278             31             309            18             296             327
Advertising and promotion                        374             12             386             4             378             390
Printing and supplies                            192             50             242            10             202             252
Regulatory assessments                           184              6             190             7             191             197
Data processing                                  363            192             555            35             398             590
Other                                          2,734            245           2,979            79           2,813           3,058
                                           ----------      --------      ----------      --------      ----------      ----------
    Total noninterest expense                  9,368          1,530          10,898           390           9,758          11,288
                                           ----------      --------      ----------      --------      ----------      ----------
Income before income taxes                     1,840            383           2,223           388           2,228           2,611
Provision for income taxes                                      115             115           130             130             245
                                           ----------      --------      ----------      --------      ----------      ----------
    NET INCOME                             $    1,840      $    268      $    2,108      $    258      $    2,098      $    2,366
                                           ==========      ========      ==========      ========      ==========      ==========
Average Common Shares Outstanding           3,744,603       330,000       4,493,703       205,148       4,042,068       4,791,168
Net Income Per Share                       $     0.49      $   0.81      $     0.47      $   1.26      $     0.52      $     0.49

                    PRO FORMA COMBINED STATEMENTS OF INCOME
                     Twelve Months Ended December 31, 1996
                                  (Unaudited)

                                                                           PRO FORMA                                     PRO FORMA
                                                                            COMBINED                        PRO FORMA     COMBINED
                                                                              CBSI                           COMBINED      CBSI,
                                                                              AND                            CBSI AND    CASCADE &
                                             CBSI         CASCADE          CASCADE          FIFE              FIFE         FIFE
                                         ----------      --------         ----------      --------         ----------   ----------
                                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
Loans                                    $   36,048      $  4,823         $   40,871      $  2,369         $   38,417   $   43,240
Securities held to maturity                      --           702                702            --                 --          702
Securities available for sale                 1,878           316              2,194           166              2,044        2,360
Fed funds sold and deposits with banks        1,136           273              1,409           174              1,310        1,583
                                         ----------      --------         ----------      --------         ----------   ----------
    Total interest income                    39,062         6,114             45,176         2,709             41,771       47,885

INTEREST EXPENSE
Deposits                                     16,469         2,747             19,216         1,154             17,623       20,370
Federal Home Loan Bank advances               1,865            73              1,938            --              1,865        1,938
Other borrowings                                184            49                233            --                184          233
                                         ----------      --------         ----------      --------         ----------   ----------
    Total interest expense                   18,518         2,869             21,387         1,154             19,672       22,541
                                         ----------      --------         ----------      --------         ----------   ----------
NET INTEREST INCOME                          20,544         3,245             23,789         1,555             22,099       25,344
Provision for loan losses                     1,420           119              1,539            96              1,516        1,635
                                         ----------      --------         ----------      --------         ----------   ----------
Net interest income after provision
  for loan losses                            19,124         3,126             22,250         1,459             20,583       23,709

NONINTEREST INCOME
Service charges and other fees                2,381           331              2,712           125              2,506        2,837
Mortgage banking                                636            65                701            --                636          701
Other fees and income                         2,291           454              2,745            27              2,318        2,772
                                         ----------      --------         ----------      --------         ----------   ----------
    Total noninterest income                  5,308           850              6,158           152              5,460        6,310

NONINTEREST EXPENSE
Compensation and employee benefits            8,437         1,354              9,791           494              8,931       10,285
Occupancy                                     3,388           714              4,102           146              3,534        4,248
Professional Services                           574            58                632            39                613          671
Advertising and promotion                       772            26                798             8                780          806
Printing and supplies                           414           112                526            21                435          547
Regulatory assessments                          323             3                326            16                339          342
Data processing                                 807           345              1,152            70                877        1,222
Other                                         5,528           479              6,007           165              5,693        6,172
SAIF special assessment                         612            --                612            --                612          612
                                         ----------      --------         ----------      --------         ----------   ----------
    Total noninterest expense                20,855         3,091             23,946           959             21,814       24,905
                                         ----------      --------         ----------      --------         ----------   ----------
Income before income taxes                    3,577           885              4,462           652              4,229        5,114
Provision for income taxes                                    267                267           212                212          479
                                         ----------      --------         ----------      --------         ----------   ----------
    NET INCOME                           $    3,577      $    618         $    4,195      $    440         $    4,017   $    4,635
                                         ==========      ========         ==========      ========         ==========   ==========
Average Common Shares Outstanding         4,059,400       330,000          4,808,500       204,592          4,356,058    5,105,158
Net Income Per Share                          $0.88         $1.88              $0.87         $2.15              $0.92        $0.91

                    PRO FORMA COMBINED STATEMENTS OF INCOME
                     Twelve Months Ended December 31, 1995
                                  (Unaudited)

                                                                               PRO FORMA                                PRO FORMA
                                                                               COMBINED                   PRO FORMA     COMBINED
                                                                                CBSI                      COMBINED        CBSI,
                                                                                 AND                      CBSI AND      CASCADE &
                                                     CBSI       CASCADE        CASCADE         FIFE         FIFE          FIFE
                                                     ----       -------        --------      -------      --------      ---------
                                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

INTEREST INCOME
Loans                                          $   30,038      $  4,163      $   34,201     $  1,812    $   31,850     $   36,013
Securities held to maturity                         1,078           413           1,491           --         1,078          1,491
Securities available for sale                         290           297             587          118           408            705
Deposits with banks                                   314           203             517          150           464            667
                                               ----------      --------      ----------     --------    ----------     ----------
    Total interest income                          31,720         5,076          36,796        2,080        33,800         38,876

INTEREST EXPENSE
Deposits                                           13,385         2,177          15,562          807        14,192         16,369
Federal Home Loan Bank advances                     1,503            --           1,503           --         1,503          1,503
Other borrowings                                      271            31             302           --           271            302
                                               ----------      --------      ----------     --------    ----------     ----------
    Total interest expense                         15,159         2,208          17,367          807        15,966         18,174
                                               ----------      --------      ----------     --------    ----------     ----------

NET INTEREST INCOME                                16,561         2,868          19,429        1,273        17,834         20,702
Provision for loan losses                           1,250            84           1,334           48         1,298          1,382
                                               ----------      --------      ----------     --------    ----------     ----------
Net interest income after provision for loan       15,311         2,784          18,095        1,225        16,536         19,320
losses

NONINTEREST INCOME
Service charges and other fees                      1,895           335           2,230          101         1,996          2,331
Mortgage banking                                      394            68             462           --           394            462
Gains (losses) on sales of
   securities available for sale                       (8)           --              (8)          --            (8)            (8)
Gains on sales of loans, net                           39            --              39           --            39             39
Other                                               1,671           261           1,932           10         1,681          1,942
                                               ----------      --------      ----------     --------    ----------     ----------
    Total noninterest income                        3,991           664           4,655          111         4,102          4,766

NONINTEREST EXPENSE
Compensation and employee benefits                  7,339         1,155           8,494          395         7,734          8,889
Occupancy                                           2,845           554           3,399          102         2,947          3,501
Professional Services                                 436            41             477           30           466            507
Advertising and promotion                             634            25             659            7           641            666
Printing and supplies                                 375            68             443           19           394            462
Regulatory assessments                                482            75             557           29           511            586
Data processing                                       615           333             948           65           680          1,013
Gains on, and net cost of, real estate owned         (400)           --            (400)          --          (400)          (400)
Other                                               4,221           404           4,625          130         4,351          4,755
                                               ----------      --------      ----------     --------    ----------     ----------
    Total noninterest expense                      16,547         2,655          19,202          777        17,324         19,979
                                               ----------      --------      ----------     --------    ----------     ----------
Income before income taxes                          2,755           793           3,548          559         3,314          4,107
Provision for income taxes                             --           225             225          191           191            416
                                               ----------      --------      ----------     --------    ----------     ----------
    Net Income                                 $    2,755      $    568      $    3,323     $    368    $    3,123     $    3,691
                                               ==========      ========      ==========     ========    ==========     ==========
Average Common Shares Outstanding               3,671,311       330,000       4,420,411      203,026     3,965,699      4,714,799
Net Income Per Share                                $0.75         $1.72           $0.75        $1.81         $0.79          $0.78

                    PRO FORMA COMBINED STATEMENTS OF INCOME
                     Twelve Months Ended December 31, 1994
                                  (Unaudited)

                                                                               PRO FORMA                                PRO FORMA
                                                                               COMBINED                   PRO FORMA     COMBINED
                                                                                CBSI                      COMBINED        CBSI,
                                                                                 AND                      CBSI AND      CASCADE &
                                                     CBSI       CASCADE        CASCADE         FIFE         FIFE          FIFE
                                                     ----       -------        --------      -------      --------      --------
                                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

INTEREST INCOME
Loans                                          $   18,990     $  3,033       $   22,023     $  1,176    $   20,166    $   23,199
Securities held to maturity                         1,127          420            1,547           --         1,127         1,547
Securities available for sale                         205           80              285           34           239           319
Deposits with banks                                   334          198              532          118           452           650
                                               ----------      -------       ----------     --------    ----------     ---------
    Total interest income                          20,656        3,731           24,387        1,328        21,984        25,715

INTEREST EXPENSE
Deposits                                            7,304        1,426            8,730          391         7,695         9,121
Federal Home Loan Bank advances                     1,160           --            1,160           --         1,160         1,160
Other borrowings                                      612           13              625           --           612           625
                                               ----------      -------       ----------     --------    ----------     ---------
    Total interest expense                          9,076        1,439           10,515          391         9,467        10,906
                                               ----------      -------       ----------     --------    ----------     ---------

NET INTEREST INCOME                                11,580        2,292           13,872          937        12,517        14,809
Provision for loan losses                           1,000           65            1,065           42         1,042         1,107
                                               ----------      -------       ----------     --------    ----------     ---------
Net interest income after provision for loan       10,580        2,227           12,807          895        11,475        13,702
losses

NONINTEREST INCOME
Service charges and other fees                      1,242          251            1,493           54         1,296         1,547
Mortgage banking                                      782           86              868           --           782           868
Gains (losses) on sales of
   securities available for sale                       --           --               --           --            --            --
Gains on sales of loans, net                           --           --               --           --            --            --
Other                                                 972          127            1,099           16           988         1,115
                                               ----------      -------       ----------     --------    ----------     ---------
    Total noninterest income                        2,996          464            3,460           70         3,066         3,530

NONINTEREST EXPENSE
Compensation and employee benefits                  6,219        1,045            7,264          341         6,560         7,605
Occupancy                                           2,802          502            3,304           94         2,896         3,398
Professional Services                                 427           63              490           28           455           518
Advertising and promotion                             508           29              537            7           515           544
Printing and supplies                                 397           64              461           17           414           478
Regulatory assessments                                475           99              574           35           510           609
Data processing                                       463          270              733           62           525           795
Gains on, and net cost of, real estate owned         (314)          --             (314)          --          (314)         (314)
Other                                               3,059          267            3,326          102         3,161         3,428
                                               ----------     --------       ----------     --------    ----------     ---------
    Total noninterest expense                      14,036        2,339           16,375          686        14,722        17,061
                                               ----------     --------       ----------     --------    ----------     ---------
Income before income taxes                           (460)         352             (108)         279          (181)          171
Provision for income taxes                             --          111              111           45            45           156
                                               ----------     --------       ----------     --------    ----------     ---------
Income (loss from continuing operation               (460)         241             (219)         234          (226)           15
                                               ==========     ==========     ===========    =========   ==========     =========
     Extraordinary loss on
     extinguishment of debt, net                     (154)          --             (154)          --          (154)         (154)
                                               ==========      =======       ==========     ========    ==========     =========
    Net Income (Loss)                          $     (614)    $    241       $     (373)    $    234    $     (380)    $    (139)
                                               ==========     ========       ==========     ========    ==========     =========
Average Common Shares Outstanding               3,655,210      277,560        4,285,271      202,370     3,948,647     4,578,708
Net Income Per Share                               ($0.17)       $0.87           ($0.09)       $1.16        ($0.10)       ($0.03)

                          NOTES TO PRO FORMA COMBINED

                              FINANCIAL STATEMENTS

     1.  ADJUSTMENTS

     The pro forma combined balance sheet reflects the issuance of 749,100 sharesof CBSI Common Stock, no par value, to Cascade Bancorp shareholders using the exchange ratio of 2.27, and the issuance of 294,234 shares of CBSI Common Stock to Bank of Fife shareholders using the exchange ratio of 1.45, in addition to the 5,494,186 shares already outstanding to CBSI's shareholders. These shares were derived by using the respective company's outstanding shares at June 30, 1997 not including shares subject to exercise of stock options.

     The issuance of shares for the Bank of Fife Merger was based on an Exchange Ratio of 1.45. The estimated number of shares to be issued using an assumed Exchange Ratio of 1.77 would be 359,168 based on June 30, 1997 financial information.

     The issuance of shares for the Cascade Merger was based on the Cascade Exchange Ratio of 2.27.

     2.  TRANSACTION COSTS

     The total costs to be incurred by the parties in the Mergers is estimated to be $770,000 ($300,000 relating to the Cascade Merger and $470,000 relating to the Fife Merger). These expenses, which include legal, accounting, printing and other related expenses, will be charged against net income of the combined organization in the period incurred. The effect of the expenses has not been reflected in the Pro Forma Combined Financial Statements.

     3.  EARNINGS PER SHARE

     Earnings per share computations are based on the weighted average common shares outstanding during the years noted. The number of shares used in calculating earnings per share have been restated to reflect all stock dividends and stock splits paid. Pro forma earnings per share data may vary due to potential changes in the exchange ratio. See "SUMMARY - Comparative Per Common Share Data."

                          INFORMATION CONCERNING CBSI

     CBSI is a bank holding company headquartered in Tacoma, Washington. CBSI conducts a full-service commercial banking business through its wholly owned subsidiary bank, Columbia Bank. A broad range of commercial banking services are offered by CBSI through its 18 branch office network in the Tacoma metropolitan area and contiguous parts of the Puget Sound region of Washington, as well as the Longview and Woodland communities in southwestern Washington.

     CBSI was reorganized and additional management was added in 1993 in order to take advantage of commercial banking business opportunities resulting from increased consolidation of banks in CBSI's principal market area, primarily through acquisitions by out-of-state holding companies, and the resulting dislocation of customers. Management believes the ongoing consolidation among financial institutions in Washington has created significant gaps in the ability of large banks operating in Washington to serve certain customers, particularly the CBSI's target customer base of small and medium-sized businesses, professionals and other individuals. CBSI's business strategy is to provide its customers with the financial sophistication and breadth of products of a regional bank while retaining the appeal and service level of a community bank. Management of CBSI believes that as a result of CBSI's strong commitment to highly personalized relationship-oriented customer service, its varied products, its strategic branch locations and the long-standing community presence of its managers, lending officers and branch personnel, it is well positioned to attract new customers and to increase its market share in lending and deposits. Since the reorganization, CBSI has experienced rapid growth and has greatly expanded its commercial lending activities. CBSI has grown from four branch offices at January 1, 1993 to its present 18 branch offices and has regulatory approval to open 4 additional branch offices in its market area. Between January 1, 1993 and June 30, 1997, CBSI increased its consolidated assets to $655.0 million from $158.6 million, its loans to $541.4 million from $120.8 million and its deposits to $549.9 million from $118.0 million. While accomplishing this expansion, CBSI's asset quality ratios have improved. At June 30, 1997, CBSI's nonperforming assets constituted 0.23% of total assets, as compared to 0.39%, 0.89% and 1.17% at December 31, 1996, 1995 and 1994,
respectively. Although CBSI incurred anticipated losses in the four quarters following its 1993 reorganization, CBSI has been profitable in each of the last twelve quarters ending June 30, 1997.

     CBSI's goal over the next several years is to create a well-capitalized, customer focused, Pacific Northwest commercial banking institution with a significant presence in selected markets and total assets in excess of $1.0 billion. CBSI intends to effect this growth strategy through a combination of growth at its existing branch offices, new branch openings (usually following the hiring of an experienced branch manager and/or lending officer with strong community ties and banking relationships) and acquisitions. In particular, CBSI anticipates continued expansion in Pierce County and expansion into additional parts of neighboring King County and Thurston County (the location of the state capitol, Olympia). In order to fund its commercial and consumer lending activities and to allow for increased contract with customers, CBSI is establishing a branch system catering primarily to retail depositors, supplemented by business banking customer deposits and other borrowings. CBSI believes this mix of funding sources will enable it to expand its commercial lending activities rapidly while attracting a stable core deposit base.

     In order to support its strategy of growth, without compromising its personalized banking approach or its commitment to asset quality, CBSI has made significant investments in experienced branch, lending and administrative personnel and has incurred significant costs related to its branch expansion. Although the Company's expense ratios have improved since 1993, management anticipates that the ratios will remain relatively high by industry standards for the foreseeable future due to CBSI's aggressive growth strategy and emphasis on convenience and personal service.

     CBSI utilizes the extensive banking experience of the senior executives and other key personnel of CBSI to pursue its personal service-oriented approach to banking. CBSI's principal executives are A.G. Espe, its Chairman, and W.W. Philip, its President. Both executives have extensive experience in managing larger and medium-sized commercial banking organizations in the Northwest and were instrumental in executing internal and acquisition-based growth strategies for Alaska Pacific Bancorporation, Inc. and Key Pacific Bancorp (in the case of Mr. Espe) and Puget Sound Bancorp (in the case of Mr. Philip). Mr. Espe has over 30 years of experience in the commercial banking business. During his tenure at Key Pacific Bancorp, Mr. Espe was responsible for numerous mergers and acquisitions in several western states, including Washington, totaling more than $4 billion in total assets. Prior to 1985, Mr. Espe founded and managed Alaska Pacific Bancorporation, Inc., a bank holding company with total assets in excess of $600 million at the time it was acquired by KeyCorp. Under the leadership of Mr. Philip, Puget Sound Bancorp had the largest deposit market share of any financial institution in Pierce County prior to its acquisition in 1993. Mr. Philip has over 40 years of experience in commercial banking business and managed the growth of Puget Sound Bancorp from approximately $200 million in 1971, when he became President, to approximately $4.9 billion prior to its acquisition in January 1993. In addition, all of CBSI's senior lending officers and branch managers had significant experience with other Washington banking organizations prior to joining CBSI.

     Financial and other information regarding CBSI, including information relating to CBSI's directors and executive officers, are set forth in the CBSI 1996 10-K, the CBSI 1997 10-Qs and the CBSI 1997 Proxy incorporated by reference herein. See "INFORMATION INCORPORATED BY REFERENCE," "AVAILABLE INFORMATION, " the CBSI 1996 1O-K, the CBSI 1997 10-Qs and the CBSI 1997 Proxy.

                         INFORMATION CONCERNING CASCADE

BUSINESS

     Cascade was organized under Washington law in February 1995 under an Agreement and Plan of Exchange pursuant to which shareholders of CCB became shareholders of Cascade. Cascade is registered with the FRB as a bank holding company under the BHCA, and has no significant operations separate from CCB. The principal offices of Cascade are located at 25-16th Street N.E., Auburn, Washington.

     CCB is a state-chartered bank organized under Washington law in 1990. It engages in commercial banking activities from its main office located at 25-16th Street N.E., Auburn, Washington. CCB offers commercial banking services, primarily to small and medium sized businesses, professionals and retail customers, including commercial loans, accounts receivable and inventory financing, consumer installment loans, acceptance of deposits, and personal savings and checking accounts.

     At June 30, 1997, CCB had assets of approximately $87.0 million, loans of approximately $55.2 million and deposits of approximately $76.2 million.

COMPETITION

     Competition in the banking industry is significant and has intensified with interest rate deregulation. Furthermore, competition from outside the traditional banking system from investment banking firms, insurance companies and related industries offering bank-like products has widened the competition for deposits and loans.

     The banking industry in CCB's primary market area is characterized by well-established branches of large banks with headquarters located generally outside the primary market area.

     CCB's traditional competition for deposits comes from commercial banks, savings and loan associations, credit unions, and money market funds, many of which have more locations or offer higher rates of interest than CCB. Competition for funds also comes from issuers of corporate and governmental securities, insurance companies, mutual funds, and other financial intermediaries. Other than with respect to large certificates of deposit, CCB competes for deposits by offering a variety of deposit accounts at rates generally competitive with similar financial institutions in the area. CCB's principal competitive advantage with respect to the larger state-wide financial institutions is its status as a local community bank, offering products and services tailored to the needs of the community.

     In competing for deposits, CCB is subject to some limitations not applicable to non-bank competitors. Legislation enacted in the 1980s authorized banks to offer deposit instruments with rates competitive with money market funds, but subject to restrictions not applicable to those funds. Legislation has also made non-bank financial institutions more effective competitors. Savings and loan associations and credit unions are now permitted to offer checking accounts and to make commercial loans with certain limitations.

     CCB's competition for loans comes primarily from the same financial institutions with which it competes for deposits. CCB competes for loan originations primarily through the level of interest rates and loan fees charged, the variety of commercial and mortgage loan products offered, and the efficiency and quality of services provided to borrowers. Factors that affect loan competition include the availability of lendable funds, local and national economic conditions, current interest rate levels, and loan demand.

     The branches of the major banks and savings and loan associations have competitive advantages over CCB in that they have high public visibility and are able to maintain advertising and marketing activity on a much larger scale than CCB can economically maintain. Because single-borrower lending limits imposed by law are dependent on the capital of the institution, the branches of larger institutions with substantial capital bases are also at an advantage with respect to applications for loans that are in excess of CCB's legal lending limits.

     At present, there are five commercial banks, five thrifts and six credit unions operating in CCB's market area that offer some of the services offered by CCB, and that may be in direct competition for the customers CCB seeks to attract. Because of the extensive experience of management of CCB in its trade area and the business contacts of management and the directors, management believes that CCB has been able to compete effectively for business.

FACILITIES

     The principal offices of Cascade are located at the main office of CCB at 25-16th Street N.E., Auburn, Washington. The main office building and the 1.13 acre property on which the building is located are owned by a partnership consisting of the members of the Board of Directors of the Bank (the "Building Partnership"). CCB operates a South Auburn branch facility at 4101 A Street S.E., Auburn, Washington. The property for the South Auburn branch is also owned by the Building Partnership, but the building is owned by CCB.

     CCB leases the main office site from the Building Partnership pursuant to a 20-year lease, which was entered into in June 1990. The building is 10,000 square feet, and monthly rent has been approximately $9,000. The South Auburn branch contains approximately 1,600 square feet and is located on land leased from the Building Partnership for $1,750 monthly rent pursuant to a 20-year lease, that was entered into in March 1993.

     CCB owns the premises and land for its Kent branch at 504 West Meeker Street, Kent, Washington.

EMPLOYEES

     At August 31, 1997, CCB had 38 full-time equivalent employees. Cascade has no employees separate from those of CCB. The employees are not represented by a union organization or other collective bargaining group, and management considers its relations with the employees to be very good.

LEGAL PROCEEDINGS

     CCB is from time to time a party to various legal proceedings arising in the ordinary course of it's business. Management believes that there is no threatened or pending proceedings against Cascade or CCB which, if determined adversely, would have a material effect on the business or financial position of either, respectively.

                CASCADE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     General.  The company operates three branches in suburban communities in
     --------
and around Auburn, Kent, and South King County. The company's primary source of revenue is derived from providing loans to customers, who are predominately small and middle-market businesses and middle-income individuals.

SIX MONTHS ENDED JUNE 30, 1997 AND 1996

     Overview. Total assets of $87.0 million at June 30, 1997 represents a 13.3%
     --------
increase over total assets of $76.8 million at June 30, 1996. Most of the growth is a result of increases in loans and deposits.

     Net income. For the six months ended June 30, 1997 and 1996, Cascade's net
     ----------
income was $373,000 and $268,000 respectively an increase of $105,000 or 39.2% in 1997 compared with 1996. The increase in earnings is due in part to increased net interest income and operating efficiencies resulting from improvements in data processing and check processing operations which were implemented during the second quarter of 1996. Earnings per share for the two periods ended June 30, 1997 and 1996 were $1.13 and $.81, respectively.

     Non-Interest Expenses. Non-interest expenses for the periods ended June 30,
     ---------------------
1997 and 1996 increased $124,000, or 8.1% from 1996 to 1997. The increase in expenses was primarily compensation expense due to the Bank's asset growth of over 13%.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31,
     1996 AND 1995

     Overview.  Total assets of $84.8 million at December 31, 1996, represent a
     --------
21% increase over assets of $70.0 million at December 31, 1995. Most of the growth is a result of increases in loans and deposits.

     Net income. For the years ended December 31, 1996 and 1995, net income was
     ----------
$618,000 and $568,000, respectively an increase of $50,000 or 8.8% from 1995 to 1996. The growth in earnings for the period is considered modest when considering the growth in total assets over the same period. An increase in total revenue (net interest income plus noninterest income) to $4.1 million from $3.5 million in 1996, or 17.1%, was offset by increased compensation expenses and costs associated with the conversion to a new data processing operation during 1996. Earnings per share for the two years ended 1996 and 1995 were $1.88 and $1.72, respectively.

     Non-Interest Expenses. Non-interest expenses for the year ended December
     ---------------------
31, 1996 increased $436,000, or 16.4% from 1995. The 1996 increase is primarily to increased personnel and occupancy costs associated with the new data processing operation.

LOAN QUALITY, LIQUIDITY, CAPITAL

     Provision for Loan Losses. The allowance for loan losses represents
     -------------------------
management's current estimate of amounts required to absorb losses on existing loans. The allowance of $551,000 at June 30, 1997 is an increase of $36,000 or 7.0% from the December 31, 1996 allowance of $515,000. The allowance represents 1.00% of total loans at June 30, 1997. The $515,000 allowance at December 31, 1996 is an increase of $90,000 or 21.2% from the 1995 allowance of $425,000. The allowance represents .94% of loans at December 31, 1996, as compared to .93% at December 31, 1995.

     Determination of the appropriate allowance level is based on, among other things, an analysis of historical loss experience based on volumes and types of loans, volumes and trends in delinquencies and non-accrual loans, trends in portfolio volume, results of internal and independent external credit reviews, and anticipated economic conditions in the Bank's market area. The Bank determines the adequacy of its loan loss reserves through a formula taking into consideration non-performing loans, special mention credits and substandard loans. Provisions are added to the allowance in amounts deemed sufficient to establish and maintain a reserve equal to 2% for special mention credits, 15% for substandard loans, 50 % for loans with doubtful collectibility, and 100% for loans which appear to be total loss. Based on this analysis, management considers the allowance for possible loan losses to be adequate for the periods indicated.

     Liquidity and Sources of Funds. The Bank's primary sources of funds are
     ------------------------------
advances from the Federal Home Loan Bank of Seattle (FHLB), sales of "available for sale" securities, customer deposits, loan repayments, maturities of investment securities, and net income. Scheduled loan repayments are relatively stable sources of funds while deposit inflows and unscheduled loan prepayments are not. Deposit inflows and unscheduled loan prepayments are influenced by general interest rate levels, interest rates on other investments, competition, economic conditions and other factors.

     Total deposits were $76.2 million at June 30, 1997, up from $73.7 million at December 31, 1996, which were up from $62.9 million at December 31, 1995. The bank does not accept brokered deposits. A concerted effort has been made to attract deposits in the market area Cascade serves through competitive pricing and delivery of quality products.

     Management anticipates that the Bank will continue relying on advances from the Federal Home Loan Bank of Seattle (FHLB), sales of "available for sale" securities, customer deposits, loan repayments, maturities of investment securities, and net income to provide liquidity. Although deposit balances have shown historical growth, such balances may be influenced by changes in the banking industry, interest rates available on other investments, general economic conditions, competition and other factors. Borrowings may be used on a short-term basis to compensate for reductions in other sources of funds. Borrowings may also be used on a long-term basis to support expanded lending activities and to match maturities or repricing intervals on assets. The sources of such funds will most likely be borrowings from the FHLB.

     Capital. The primary capital-to-asset leverage ratio for the Bank was 7.66%
     -------
at June 30, 1997, as compared to 7.44% at December 31, 1996, and 8.31% at December 31, 1995. In 1989, the federal banking regulators adopted risk based capital guidelines under which one of four risk weights is applied to balance sheet assets, each with different capital requirements based on the credit risk of the asset. Risk-adjusted capital-to-asset ratios were 10.50% at June 30, 1997, 10.2% and 11.6% at December 31, 1996 and 1995 respectively. At June 30, 1997, the Bank met all regulatory capital requirements and was considered "well capitalized" per regulatory risk based capital guidelines.

LENDING

     The Bank's policy is to originate loans primarily in its local market area. The bank's loan underwriting policies focus on assessment of each borrower's ability to service and repay the debt, and the availability of collateral that can be used to secure the loan. Depending on the nature of the borrower and the purpose and amount of the loan, the Bank's loans may be secured by a variety of collateral, including business assets, real estate, and personal assets. Many business loans may also be dependent upon the personal guarantees of owners of the business. The banks loans are generally classified by the ability of the borrower to repay and the principal asset pledged as collateral to secure the loan.

     The Bank's commercial and industrial loans consist primarily of secured revolving operating lines of credit and business term loans. Commercial real estate loans include loans for various purposes where the primary collateral is commercial real estate. Real estate construction loans include loans made in connection with custom and "spec" (build to sell) construction of residential and commercial buildings and loans made to borrowers who build residential and commercial buildings for resale. The majority of loans within the Bank's portfolio have terms of five years or less or have adjustable interest rates. Such rates are principally tied to the prime rate, or to a similar extent, a treasury-base index.

     Consumer installment loans and other loans, while representing a smaller percentage of total outstanding loans, include home equity loans, auto loans, and VISA credit cards.

     Types of Loans. The following table sets forth the composition of the
     ---------------
Bank's loan portfolio by type of loan as of the date indicated. The composition of Cascade's loans at June 30, 1997 and for the years ended December 31, 1996 and 1995 was as follows (excluding deferred fees):

                                                                                            DECEMBER 31,
                                                                       -----------------------------------------------------
                                              JUNE 30, 1997                      1996                          1995
                                         -----------------------       -----------------------       -----------------------
                                                                       (DOLLARS IN THOUSANDS)
                                         -----------------------------------------------------------------------------------
                                         AMOUNT       % OF TOTAL       AMOUNT       % OF TOTAL       AMOUNT       % OF TOTAL
                                         -------      ----------       -------      ----------       -------      ----------
Commercial............................   $18,658           33.76%      $17,468           31.83%      $13,629           29.73%
Commercial real estate................    16,379           29.63        15,891           28.95        11,082           24,18
Real estate-construction..............     6,931           12.54         7,816           14.24         8,417           18.36
Real estate-mortgage..................     5,419            9.80         5,632           10.27         5,209           11.36
Installment...........................     6,508           11.77         6,698           12.20         6,128           13.37
Credit cards and overdrafts...........     1,380            2.50         1,377            2.51         1,374            3.00
                                         =======      ==========       =======      ==========       =======      ==========
                                         $55,275          100.00%      $54,882          100.00%      $45,839          100.00%

     Loan Maturities and Sensitivities to Changes in Interest Rates. The
     --------------------------------------------------------------
following table shows the maturity analysis of loans with predetermined interest rates (fixed) outstanding by type as of June 30, 1997. In addition, the table shows the amount of all loans which will reprice according to their sensitivity to changes in interest rates.

                                                                            AFTER 1, BUT
LOANS                                               WITHIN 1 YEAR          WITHIN 5 YEARS           AFTER 5 YEARS      TOTAL

                                                                             (DOLLARS IN THOUSANDS)
                                                    -------------------------------------------------------------------------
Commercial.......................................         $ 3,800                     $ 6,005             $2,233      $12,038
Commercial real estate...........................           1,184                       7,465              2,355       11,004
Real estate-construction.........................              91                         860                 --          951
Real estate-mortgage.............................           3,162                       8,315                677       12,155
Installments, credit cards.......................             977                       4,038                 46        5,061
                                                          -------                     -------             ------      -------
Total loans with predetermined interest rates
 (fixed).........................................         $ 9,214                     $26,683             $5,311      $41,209

Total loans with floating or adjusted interest
 rates (variable)................................          14,066                          --                 --       14,066

                                                          =======                     =======             ======      =======
Total............................................         $23,280                     $26,683             $5,311      $55,275

     Risk Elements. The following table states as of June 30, 1997 and for the
     -------------
years ended December 31, 1996 and 1995 non-accrual and past due loans.

                                                                   DECEMBER 31,
                                                                 -----------------
                                              JUNE 30, 1997      1996        1995
                                           ----------------      -----      ------
                                                    (DOLLARS IN THOUSANDS)
Non-accrual Loans..........................             $55      $  29      $   14
Accruing loans past due 90 days
or more....................................              --        111       2,181

     Interest income on non-accrual loans that would have been recorded in the period ended June 30, 1997 was $6,000 and $3,000 for the period ended December 31, 1996. Past due loans continue to be minimal.

     Non-Performing Loans. Accrual of interest on loans is discontinued when
     --------------------
reasonable doubt exists as to the collectibility of the loan or the unpaid interest, or when payment of principal or interest is contractually 90 days past due, unless the loan is well secured and in the process of collection. Upon such discontinuance, the loan is placed on non accrual status and any accrued but unpaid interest is charged against income in that period. Accrual of interest is resumed only when the borrower demonstrates an ability to make scheduled payments of both principal and interest.

     At June 30, 1997, there were no commitments to lend additional funds to borrowers whose loans were classified as non-accrual. The Bank is not aware of any loans that continue to accrue interest at June 30, 1997, that management reasonably expects will have a materially negative impact on future operating results. The Bank's management is not aware of any information concerning any material loans, other than those discussed as risk elements above that causes it to have doubts as to the ability of the borrowers to comply with terms of the loans.

     At June 30, 1997 the bank had $55,000 in non-accrual loans representing 9.98% of the allowance for possible loan losses compared to $29,000 or 5.63% of the allowance at December 31, 1996, and no non-accrual loans at December 31, 1995.

SUMMARY OF LOAN LOSS EXPERIENCE

     Analysis of Allowance for Loan Losses. The Bank maintains the allowance for
     -------------------------------------
loan losses at a level sufficient to provide for estimated loan losses based on evaluation of known and inherent risks in the loan portfolio. Management determines the adequacy of the allowance based on reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of classified loans, and other pertinent factors. Credits deemed uncollectible are charged to the allowance. Provisions for credit losses and recoveries on loans previously charged off are added to the allowance. The following is an analysis of the activity in the allowance for loan losses for the period ended June 30, 1997 and the years ended December 31, 1996 and 1995.

                                                                 FOR THE PERIOD
                                                                     ENDED                  YEARS ENDED
                                                                 JUNE 30, 1997              DECEMBER 31,
                                                                 -------------        ----------------------
                                                                                        1996           1995
                                                                                      -------        -------
                                                                           (DOLLARS IN THOUSANDS)
Balance at beginning of period...............................          $   515        $   425        $   345
Charge-offs:.................................................              (34)           (29)            (4)
Recoveries:..................................................               --             --             --
Net (Charge-offs)............................................              (34)           (29)            (4)
Provision charged to operations..............................               70            119             84
                                                                       -------        -------        -------
Balance at end of period.....................................          $   551        $   515        $   425
Ratio of net (charge-offs) to average outstanding during
 period......................................................             (.06%)         (.06%)         (.01%)

Average loans outstanding during the period..................          $54,124        $47,939        $40,185

     Asset and Liability Management.  The Bank's results of operations depend
     ------------------------------
substantially on net interest income. Interest income and interest expense are affected by general economic conditions, competition in the market place, market interest rates and repricing and maturity characteristics of the Bank's assets and liabilities. Exposure to interest rate risk is primarily a function of differences between the maturity and repricing schedules of assets (principally loans and investment securities) and liabilities (principally deposits). Assets and liabilities are described as interest sensitive for a given period of time when they mature or can reprice within that period. The difference between the amount of interest sensitive assets and interest sensitive liabilities if referred to as the interest sensitivity "GAP" for any given period.

     Certain shortcomings are inherent in the interest sensitivity GAP method of analysis presented in the following table. For example, although certain assets and liabilities may have similar repricing characteristics, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

     The following table sets forth the dollar amount of interest sensitive assets and interest sensitive liabilities at June 30, 1997 and difference between them for the maturity or repricing periods indicated.


                                                                          ESTIMATED MATURITY OR REPRICING WITHIN
                                                       -------------------------------------------------------------------------
                                                                               AFTER 1 BUT WITHIN 5
                                                         WITHIN 1 YEAR                YEARS            AFTER 5 YEARS      TOTAL
                                                       ----------------       ---------------------    -------------     -------
                                                                                       (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans..................................................      $ 23,280                 $26,683               $5,311       $55,274
Investment securities..................................         3,072                  15,348                1,200        19,620
Federal funds and interest bearing balances with  banks
                                                                3,800                      --                   --         3,800
                                                             --------                 -------               ------       -------
Total interest-earnings assets                               $ 30,152                 $42,031               $6,511       $78,694
                                                             ========                 =======               ======       =======

INTEREST-EARNING LIABILITIES:
Interest bearing demand deposits.......................      $ 14,152                 $    --               $   --       $14,152
Savings deposits.......................................        11,969                      --                   --        11,969
Time deposits..........................................        23,971                  12,610                   --        36,581
Other borrowings.......................................         1,642                   2,000                   --         3,642
                                                             --------                 -------               ------       -------
Total interest bearing liabilities                           $ 51,734                 $14,610                   --       $66,344
                                                             ========                 =======               ======       =======
Net interest rate sensitivity gap                            $(21,582)                $27,421               $6,511       $12,350

INVESTMENT ACTIVITIES

     Investments classified as held-to-maturity are accounted for at amortized cost and the bank has the positive intent and ability to hold those securities to maturity. Unrealized gains and losses on investment securities classified as available-for-sale are excluded from earnings and reported, net of federal income taxes, as a separate component of stockholders' equity.

     The Bank's investment policy is approved by its Board. It has been the policy of the Bank to maintain relatively high levels of liquidity to meet loan funding and deposit outflow requirements. The following table sets forth the investment securities portfolio of the Bank.

     Analysis of Investment Securities.  The amortized cost and estimated market
     ---------------------------------
values of investments in debt securities are as follows as of June 30, 1997:

                                                               Gross            Gross         Estimated
                                              Amortized      Unrealized      Unrealized        Market
                                                Cost           Gains           Losses           Value
                                              ---------      ----------      ----------       ---------
                                                               (DOLLARS IN THOUSANDS)
AVAILABLE-FOR-SALE-SECURITIES:
U.S. Treasury Securities and obligations
 of U.S. government agencies and
 corporations..............................     $ 6,995             $11          $   --         $ 7,006
State and municipal securities.............         130               3              --             133
Other debt securities......................         989               2              --             991
                                                -------             ---          ------         -------
                                                $ 8,114             $16          $   --         $ 8,130
                                                =======             ===          ======         =======

HELD-TO-MATURITY SECURITIES:
U.S. Treasury Securities and obligations
 of U.S. government........................     $ 7,740             $--           ($ 59)        $ 7,681
State and municipal securities.............       2,679              17              --           2,696
Other debt securities......................         495              --              (1)            494
                                                -------             ---           -----         -------
                                                $10,914             $17            ($60)        $10,871
                                                =======             ===            ====         =======

     Maturity Distribution of Investment Securities.  The scheduled maturities
     ----------------------------------------------
of investment securities at June 30, 1997 were as follows:

                      DUE IN               DUE AFTER ONE                DUE AFTER FIVE
                     ONE YEAR               YEAR THROUGH                YEARS THROUGH
                      OR LESS                FIVE YEARS                 FIFTEEN YEARS                TOTAL
                   --------------------------------------------------------------------------------------------
                                                          (DOLLARS IN THOUSANDS)
                   --------------------------------------------------------------------------------------------
                      $3,054                  $15,349                      $1,200                   $19,603
                   --------------     ---------------------       ---------------------       -----------------

                          INFORMATION CONCERNING FIFE

BUSINESS

     Fife is a state-chartered bank organized in 1992 under Washington law. Fife has one office which is located at 5501 Pacific Highway East, Fife, Washington.

     Fife was organized to meet a perceived need for the services of a local community bank with a commitment to service to the local businesses and residents. Fife offers commercial banking services, primarily to small- and medium-size businesses, professionals and retail customers. Such services include commercial loans, accounts receivable and inventory financing, consumer installment loans, acceptance of deposits, and personal savings and checking accounts.

     At June 30, 1997, Fife had assets of approximately $33.4 million, loans of approximately $23.9 million and deposits of approximately $29.9 million.

COMPETITION

     Competition in the banking industry is significant and has intensified with interest rate deregulation. Furthermore, competition from outside the traditional banking system from investment banking firms, insurance companies and related industries offering bank-like products has widened the competition for deposits and loans.

     The banking industry in Fife's primary market area is characterized by well-established branches of large banks with headquarters located generally outside the primary market area.

     Fife's traditional competition for deposits comes from commercial banks, savings and loan associations, credit unions, and money market funds, many of which have more locations or offer higher rates of interest than Fife. Competition for funds also comes from issuers of corporate and governmental securities, insurance companies, mutual funds, and other financial intermediaries. Other than with respect to large certificates of deposit, Fife competes for deposits by offering a variety of deposit accounts at rates generally competitive with similar financial institutions in the area. Fife's principal competitive advantage with respect to the larger state-wide financial institutions is its status as a local community bank, offering products and services tailored to the needs of the community.

     In competing for deposits, Fife is subject to certain limitations not applicable to non-bank competitors. Legislation enacted in the 1980s authorized banks to offer deposit instruments with rates competitive with money market funds, but subject to restrictions not applicable to those funds. Legislation has also made non-bank financial institutions more effective competitors. Savings and loan associations and credit unions are now permitted to offer checking accounts and to make commercial loans with certain limitations.

     Fife's competition for loans comes primarily from the same financial institutions with which it competes for deposits. Fife competes for loan originations primarily through the level of interest rates and loan fees charged, the variety of commercial and mortgage loan products offered, and the efficiency and quality of services provided to borrowers. Factors that affect loan competition include the availability of lendable funds, local and national economic conditions, current interest rate levels, and loan demand.

     The branches of the major banks and savings and loan associations have competitive advantages over Fife in that they have high public visibility and are able to maintain advertising and marketing activity on a much larger scale than Fife can economically maintain. Because single-borrower lending limits imposed by law are dependent on the capital of the institution, the branches of larger institutions with substantial capital bases are also at an advantage with respect to applications for loans that are in excess of Fife's legal lending limits.

     At present, there are five commercial banks, one thrift and three credit unions operating in Fife's market area that offer some of the services offered by Fife, and that may be in direct competition for the customers Fife seeks to attract. Because of the extensive experience of management of Fife in its trade area and the business contacts of management and the directors, management believes that Fife has been able to compete effectively for business.

FACILITIES

     The main office of Fife is located at 5501 Pacific Highway East, Fife, Washington. The 7,800 square foot office building and 1.2 acre property on which the building is located is owned by Fife.

EMPLOYEES

     As of June 30, 1997, Fife had twelve full-time equivalent employees. The employees are not represented by a union organization or other collective bargaining group, and management considers its relations with the employees to be very good.

LEGAL PROCEEDINGS

     Fife is from time to time a party to various legal proceedings arising in the ordinary course of its business. Management believes that there is no threatened or pending proceedings against Fife which, if determined adversely, would have a material effect on its business or financial position.

                  FIFE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     General.  The company operates one office in Fife, Washington. The
     --------
company's primary source of revenue is derived from providing loans to customers, who are predominately small and middle-market businesses and middle-income individuals.

SIX MONTHS ENDED JUNE 30, 1997 AND 1996

     Overview. Total assets of $33.4 million as of June 30, 1997 represents a
     --------
23.2% increase over total assets of $27.1 million as of June 30, 1996. This growth is attributed to continued strong loan demand funded through growth of core deposits.

     Net income. For the six months ended June 30, 1997 and 1996, Fife's net
     ----------
income was $296,000 and $258,000 respectively. Income for the six months ended June 30, 1997 increased $38,000 or 14.7% over the same period in 1996. The increase in earnings is due to increased net interest income achieved primarily from loan production. Earnings per share for the two periods ended June 30, 1997 and 1996 were $1.45 and $1.26, respectively, adjusted for a 2 for 1 stock split effective December 31, 1996.

     Non-Interest Expenses. Noninterest expenses for the six months ended June
     ---------------------
30, 1997 and 1996 increased $115,000 or 29.5%. The increase in expenses is due primarily to costs associated with the Bank's asset growth of over 23%. Also contributing to the increased expenses was increased compensation expense of approximately $98,000 due to the growth of Fife and relocation expenses to new banking facilities.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31,
     1996 AND 1995

     Overview.  Total assets of $32.8 million at December 31, 1996, represents a
     --------
32.3% increase over assets of $24.8 million at December 31, 1995. This growth is attributed to strong loan demand funded through growth of core deposits.

     Net income. For the years ended December 31, 1996 and 1995, net income was
     ----------
$440,000 and $368,000, respectively, an increase of $72,000, or 19.6%, from 1995 to 1996. Total revenue (net interest income plus noninterest income) increased to $1.7 million in 1996 from $1.4 million in 1995, an increase of 21.4%. The growth in revenue resulted from an increase in loans and deposits and the resulting increase in net interest income. Net interest margins remained well above peer group performance due to effective management of the pricing of loan and deposit products. Earnings per share for the two years ended 1996 and 1995 were $2.15 and $1.81, respectively, adjusted for the 2 for 1 stock split effective December 31, 1996.

     Non-Interest Expenses. Non-interest expenses for the year ended December
     ---------------------
31, 1996 increased $182,000, or 23.4% over the year ending 1995. The 1996 increase is attributed to the 32.3% growth in assets achieved in 1996 and to increased costs associated with the purchase and relocation of the banking offices occurring in November 1996.

LOAN QUALITY, LIQUIDITY, CAPITAL

     Provision for Loan Losses. The allowance for loan losses represents
     -------------------------
management's current estimate of amounts required to absorb losses on existing loans. The allowance of $292,000 at June 30,1997 is an increase of $29,000 or 11.0% from the December 31, 1996 allowance of $263,000. The allowance represents 1.22% of total loans at June 30, 1997. The $263,000 allowance at December 31, 1996 is an increase of $96,000 or 57.4% from the 1995 allowance of $167,000. The allowance represents 1.18% of loans at December 31, 1996, as compared to .87% at December 31, 1995.

     Determination of the appropriate allowance level is based on, among other things, an analysis of various factors including historical loss experience based on volumes and types of loans, volumes and trends in delinquencies and non-accrual loans, trends in portfolio volume, results of internal and independent external credit reviews, and anticipated economic conditions in the Bank's market area. The Bank determines the adequacy of its loan loss reserves through a formula taking into consideration non-performing loans, special mention credits and substandard loans. Fife has had negligible loan loss experience in its 5 year history and therefore has used loan loss history as compiled by the Federal Deposit Insurance Corporation. Bank management reviews all loans classified as Other Assets Especially Mentioned, Substandard, Doubtful or Loss on a monthly basis and sets reserve levels commensurate with management's assessment of the risk to loss and the loans classification. Based on this analysis, management considers the allowance for possible loan losses to be adequate for the periods indicated.

     Liquidity and Sources of Funds. The Bank's primary sources of funds are
     ------------------------------
customer deposits, loan repayments, maturities of investment securities, net income, advances from the Federal Home Loan Bank of Seattle (FHLB), and short term Federal Funds purchased from correspondent banks. Scheduled loan repayments are relatively stable sources of funds while deposit inflows and unscheduled loan prepayments are not. Deposit inflows and unscheduled loan prepayments are influenced by general interest rate levels, interest rates on other investments, competition, economic conditions and other factors.

     Total deposits at June 30, 1997, December 31, 1996 and December 31, 1995 were $29.9 million, $29.6 million and $22.1 million respectively. Deposit growth from December 31, 1995 to June 30, 1997 was 35.29%. The bank does not accept brokered deposits. A concerted effort has been made to attract deposits in the market area it serves through competitive pricing and delivery of quality products.

     Management anticipates that the Bank will continue relying on customer deposits, loan repayments, maturities of investment securities, net income, FHLB borrowings, and short term Federal Funds Purchased from correspondent banks to provide liquidity. Although deposit balances have shown historical growth, such balances may be influenced by changes in the banking industry, interest rates available on other investments, general economic conditions, competition and other factors. Borrowings may be used on a short-term basis to compensate for reductions in other sources of funds. Borrowings may also be used on a long-term basis to support expanded lending activities and to match maturities or repricing intervals on assets. The sources of such funds will most likely be borrowings from the FHLB.

     Capital. The primary capital-to-asset leverage ratio for the Bank was 9.63%
     -------
at June 30, 1997, as compared to 9.44% at December 31, 1996, and 10.74% at December 31, 1995. In 1989, the federal banking regulators adopted risk based capital guidelines under which one of four risk weights is applied to balance sheet assets, each with different capital requirements based on the credit risk of the asset. Risk-adjusted capital-to-asset ratios were 13.98% at June 30, 1997, 13.95% and 12.56% at December 31, 1996 and 1995 respectively. As of June 30, 1997, the Bank was considered "well capitalized" per regulatory risk based capital guidelines.

LENDING

     The Bank's policy is to originate loans primarily in its local market area. The Bank's loan underwriting policies focus on assessment of each borrower's ability to service and repay the debt, and the availability of collateral that can be used to secure the loan. Depending on the nature of the borrower and the purpose and amount of the loan, the Bank's loans may be secured by a variety of collateral, including business assets, real estate, and personal assets. Many business loans may also be dependent upon the personal guarantees of owners of the business. The banks loans are generally classified by the ability of the borrower to repay and the principal asset pledged as collateral to secure the loan.

     The Bank's commercial and industrial loans consist primarily of secured revolving operating lines of credit and business term loans. Commercial real estate loans include loans for various purposes where the primary collateral is commercial real estate. Real estate construction loans include loans made in connection with custom and "spec" (build to sell) construction of residential and commercial buildings and loans made to borrowers who build residential and commercial buildings for resale. The majority of loans within the Bank's portfolio have terms of five years or less or have adjustable interest rates. Such rates are principally tied to the prime rate as published in the Wall Street Journal.

     Consumer installment loans and other loans, while representing a smaller percentage of total outstanding loans, include home equity loans, auto loans, boat loans and revolving personal lines of credit.

     Types of Loans. The following table sets forth the composition of the
     ---------------
Bank's loan portfolio by type of loan as of the date indicated. The composition of loans at June 30, 1997 and for the years ended December 31, 1996 and 1995 was as follows:

                                                         JUNE 30, 1997             DECEMBER 31, 1996           DECEMBER 31, 1995
                                                     ---------------------       ---------------------       ---------------------
                                                                  PERCENT                     PERCENT                     PERCENT
                                                     AMOUNT       OF TOTAL       AMOUNT       OF TOTAL       AMOUNT       OF TOTAL
                                                     -------      --------       -------      --------       -------      --------
                                                                                (Dollars in thousands)
Commercial loans..................................   $ 8,130         34.02%      $ 7,508         33.79%      $ 6,282         32.74%
Commercial real estate............................     5,946         24.89         6,433         28.95         5,771         30.08
Real estate secured 1-4 family....................     5,638         23.59         4,346         19.56         4,407         22.96
Real estate construction..........................     2,629         11.00         2,123          9.55         1,564          8.15
Consumer loans....................................     1,525          6.38         1,409          6.34         1,145          5.97
All other loans...................................        28          0.12           402          1.81            19          0.10
                                                     -------      --------       -------      --------       -------      --------
 Total............................................   $23,896           100%      $22,221           100%      $19,188           100%
                                                     =======      ========       =======      ========       =======      ========

     Loan Maturities and Sensitivities to Changes in Interest Rates. The
     ---------------------------------------------------------------
following table shows the maturity analysis of loans with predetermined interest rates (fixed) outstanding by type as of June 30, 1997. In addition, the table shows the amount of all variable rate loans which will reprice or mature in the corresponding periods.

                                                                   GREATER THAN 1,
                                                                   BUT WITHIN 5             GREATER THAN 5
                                              WITHIN 1 YEAR            YEARS                     YEARS              TOTAL
                                           ----------------        -----------------        -----------------       -------
                                                                         (DOLLARS IN THOUSANDS)
Commercial loans                                    $   933                   $2,606             $  --              $ 3,539
Commercial real estate.....................             391                    1,512                --                1,903
Real estate secured 1-4 family.............             369                      484               129                  982
Real estate construction...................             349                       79                --                  428
Consumer loans.............................             213                    1,096                 29               1,338
All other loans............................              23                       --                 --                  23
Total loans with predetermined interest
 rates (fixed rate)                                   2,278                    5,777                158               8,213

Variable rate loans                                  12,561                    3,122                 --              15,683
                                                    -------                   ------             -------            -------
 Total                                              $14,839                   $8,899                $158            $23,896
                                                    =======                   ======             =======            =======

     Risk Elements. The following table states as of June 30, 1997 and for the
     --------------
years ended December 31, 1996 and 1995 non-accrual and past due loans.

                                                                                                      December 31,
                                                                                         -------------------------------------
                                                             June 30, 1997               1996                             1995
                                                             -------------               ----                             ----
                                                                                (DOLLARS IN THOUSANDS)
Past due 30 to 89 days................................          $524                    $ 371                            $  27
Past due 90 days or  more and still accruing interest.            --                       --                               --
Non-accrual...........................................            --                       --                               --

     Non-Performing Loans. Accrual of interest on loans is discontinued when
     ---------------------
reasonable doubt exists as to the collectibility of the loan or the unpaid interest, or when payment of principal or interest is contractually 90 days past due, unless the loan is well secured and in the process of collection. Upon such discontinuance, the loan is placed on non accrual status and any accrued but unpaid interest is charged against income in that period. Accrual of interest is resumed only when the borrower demonstrates an ability to make scheduled payments of both principal and interest.

     At June 30, 1997, there were no commitments to lend additional funds to borrowers whose loans were classified as non-accrual. The Bank is not aware of any loans that continue to accrue interest at June 30, 1997, that management reasonably expects will have a materially negative impact on future operating results. The Bank's management is not aware of any information concerning any material loans, other than those discussed as risk elements above that causes it to have doubts as to the ability of the borrowers to comply with terms of the loans.

SUMMARY OF LOAN LOSS EXPERIENCE

     Analysis of Allowance for Loan Losses. The Bank maintains the allowance for
     --------------------------------------
loan losses at a level sufficient to provide for estimated loan losses based on evaluation of known and inherent risks in the loan portfolio. Management determines the adequacy of the allowance based on reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of classified loans, and other pertinent factors. Credits deemed uncollectible are charged to the allowance. Provisions for credit losses and recoveries on loans previously charged off are added to the allowance. The following is an analysis of the activity in the allowance for loan losses for the period ended June 30, 1997 and the years ended December 31, 1996 and 1995.

                                                          PERIOD ENDING JUNE
                                                               30, 1997                 FOR THE YEARS ENDED DECEMBER 31,
                                                          ------------------            --------------------------------
                                                                                            1996                1995
                                                                                        ------------          ----------
                                                                               (DOLLARS IN THOUSANDS)
Balance at beginning of period........................              $   263                  $   167             $   119
Charge-offs...........................................                   --                       (3)                 --
Recoveries............................................                   --                        3                  --
Net Charge-offs.......................................                   --                       --                  --
Provision charged to Operations.......................                   29                       96                  48
Balance at end of period..............................                  292                      263                 167
Ratio of net charge-offs to average outstanding loans
 during period........................................                   --                      .01%                 --
Average loans outstanding during period...............              $23,847                  $22,143             $17,128

     Asset and Liability Management.  The Bank's results of operations depend
     --------------------------------
substantially on net interest income. Interest income and interest expense are affected by general economic conditions, competition in the market place, market interest rates and repricing and maturity characteristics of the Bank's assets and liabilities. Exposure to interest rate risk is primarily a function of differences between the maturity and repricing schedules of assets (principally loans and investment securities) and liabilities (principally deposits). Assets and liabilities are described as interest sensitive for a given period of time when they mature or can reprice within that period. The difference between the amount of interest sensitive assets and interest sensitive liabilities if referred to as the interest sensitivity "GAP" for any given period.

     Certain shortcomings are inherent in the interest sensitivity GAP method of analysis presented in the following table. For example, although certain assets and liabilities may have similar repricing characteristics, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

     The following table sets forth the dollar amount of interest sensitive assets and interest sensitive liabilities at June 30, 1997 and difference between them for the maturity or repricing periods indicated.

                                                                          1 YEAR  &
                                                         1 YEAR           LESS THAN         GREATER THAN
                                                        OR LESS            5 YEARS            5 YEARS          TOTAL
-------------------------------------------------       ---------         ----------        -----------        --------
                                                                             (DOLLARS IN THOUSANDS)
ASSETS:
Loans............................................        $ 14,838             $8,900             $  158         $23,896
Investments......................................           1,949                501              1,206           3,656
Fed Funds & Due From Banks Interest Bearing......           3,203                189                 --           3,392
Total Earning Assets.............................        $ 19,990             $9,590             $1,364         $30,944
                                                         ========             ======             ======         =======

LIABILITIES:
Interest Bearing Demand Deposits.................        $    808             $   --             $   --         $   808
Savings Deposits.................................           5,539                 --                 --           5,539
Time Deposits....................................          15,313              2,926                 --          18,239
Total Interest Bearing Liabilities...............        $ 21,660             $2,926             $   --         $24,586
                                                         ========             ======             ======         =======
Net Interest Rate Sensitivity GAP................         ($1,670)            $6,664             $1,364         $ 6,358

INVESTMENT ACTIVITIES

     As of June 30, 1997, Bank of Fife classified all of its investment securities as "Available for Sale." Unrealized gains and losses on investment securities classified as available-for-sale are excluded from earnings and reported, net of federal income taxes, as a separate component of stockholders' equity.

     The Bank's investment policy is approved by its Board. It has been the policy of the Bank to maintain relatively high levels of liquidity to meet loan funding and deposit outflow and other Liquidity needs. The following table sets forth the investment securities portfolio of the Bank.

     Analysis of  Investment Securities. The amortized cost and estimated market
     -----------------------------------
values of investments in debt securities are as follows as of June 30, 1997


                                           AMORTIZED        UNREALIZED        UNREALIZED        FAIR
                                              COST            GAINS             LOSSES          VALUE
                                           ---------        ----------        ----------        -----
                                                             (DOLLARS IN THOUSANDS)
AVAILABLE FOR SALE SECURITIES:
U.S. Government Sponsored Agencies            $3,292                $2               $--      $3,294
Securities Issued by State & Political
 Subdivisions General Obligation Bonds           260                --                --         260

Equity Securities..........................      102                --                --         102
                                              ------                --               ---      ------
 TOTAL.....................................   $3,654                $2               $--      $3,656
                                              ======                ==               ===      ======

     Maturity Distribution of Investment Securities. The scheduled maturities of
     -----------------------------------------------
investment securities at June 30, 1997 were as follows:


      MATURING IN                    MATURING IN                  MATURING IN
     1 YEAR OR LESS                  1 TO 5 YEARS                5 TO 15 YEARS                    TOTAL
------------------------      -----------------------      -----------------------      -----------------------
                                            (Dollars in thousands)
        $1,949                           $501                       $1,206                       $3,656

                        MANAGEMENT OF RESULTING COMPANY

DIRECTORS AND EXECUTIVE OFFICERS

     The executive officers and directors of CBSI will remain the same after the Merger(s) as they were prior to the Merger(s), except that Mr. Matson, Chairman of Cascade and CCB, will become a director of CBSI. Mr. Matson has been the President and owner of Tom Matson Dodge, Inc. since 1963.

     The following table sets forth certain information with respect to the directors and executive officers of CBSI, including Mr. Matson who will become director. All directors hold office until the next annual meeting of shareholders of CBSI or until their successors are elected and qualified. Executive officers are elected generally to serve at the discretion of CBSI's Board of Directors.

           NAME                  AGE                    POSITION
           ----                  ---                    --------
A.G. Espe..................       60   Director, Chairman of the Board and Chief Executive
                                       Officer of the CBSI; Chairman of the Board of Columbia Bank

W.W. Philip................       70   Director, President and Chief Operating Officer of the
                                       CBSI; President and Chief Executive Officer of Columbia
                                       Bank

Melanie J. Dressell........       44   Executive Vice President - Retail Banking of Columbia Bank

H.R. Russell...............       42   Executive Vice President - Senior Credit Officer of
                                       Columbia Bank

Donald A. Andersen.........       52   Senior Vice President - Senior Loan Production Officer of
                                       Columbia Bank

Julie A. Healy.............       42   Senior Vice President, Operations Manager of Columbia Bank

Gary R. Schminkey..........       40   Senior Vice President, Chief Financial Officer of CBSI and
                                       Columbia Bank

Evans Q. Whitney...........       53   Senior Vice President, Human Resources Director of the
                                       CBSI and Columbia Bank

W. Barry Connoley..........       55   Director(1)

Richard S. DeVine..........       70   Director(2)

Jack Fabulich..............       69   Director(2)

Jonathan Fine..............       43   Director(1)

John P. Folsom.............       53   Director(2)

Margel S. Gallagher........       49   Director(1)

John A. Halleran...........       68   Director(1)

Thomas Matson..............       59   Director(3)

John H. Powell.............       73   Director(1)

Robert E. Quoidbach........       71   Director(2)

Donald Rodman..............       59   Director(2)

Frank H. Russell...........       66   Director(1)

Sidney R. Snyder...........       70   Director(2)

James M. Will, Jr..........       50   Director(2)

------------------------------------
(1)  Serves as a member of the Audit Committee.
(2)  Serves as a member of the Personnel and Compensation Committee.
(3)  To be added as a director of CBSI after the Effective Date of the Cascade Merger.

     The business experience of each of the existing directors and executive officers during the last five years is set forth below. The following also sets forth the term of service of each executive officer at, and the year each director first became a director of, (i) CBSI; (ii) its predecessor corporation;
(iii) its former subsidiary, Columbia Savings Bank (which was merged into Columbia Bank in 1994); or (iv) its current subsidiary, Columbia Bank.

     A.G. Espe has been Chairman of the Board of CBSI since September 1990 and Chief Executive Officer of CBSI since March 1993. Mr. Espe, who is also Chairman of the Board of Columbia Bank and of Northrim Bank (located in Anchorage, Alaska), has extensive banking and business experience. From 1985 to 1989, Mr. Espe served as Chairman of the Board, President and Chief Executive Officer of Key Pacific Bancorp. See "INFORMATION CONCERNING CBSI."

     W.W. Philip has been a director of CBSI since July 1993. He became President and Chief Operating Officer of CBSI and President and Chief Executive Officer of Columbia Bank in August 1993 when CBSI's reorganization was completed and CBSI began operations in Tacoma. Until his retirement in December 1992, Mr. Philip was Chairman of the Board and Chief Executive Officer of Puget Sound Bancorp ("PSB") since its inception in 1981 and was Chairman of the Board and Chief Executive Officer of Puget Sound National Bank prior to and after the inception of PSB, having served with that institution for more than 40 years. See "INFORMATION CONCERNING CBSI."

     Melanie J. Dressel joined Columbia Bank as Senior Vice President -- Private Banking in June 1993. Ms. Dressel served as Senior Vice President and directed the private banking division of Puget Sound National Bank for nearly five years and was employed by Bank of California for over 14 years.

     H.R. Russell joined Columbia Bank as Senior Vice President -- Commercial Loans in October 1993. Mr. Russell was employed by Puget Sound National Bank and its successor institution for nearly 14 years, having served as Vice
President -- Commercial Loan Officer from 1991 to 1993.

     Donald A. Andersen joined Columbia Bank as Senior Vice President -- Commercial Loans in January 1995. Mr. Andersen was employed by Puget Sound National Bank and its successor institution for nearly 25 years, having served as Vice President -- Commercial Loan Officer from 1991 to 1995.

     Julie A. Healy joined Columbia Bank as Senior Vice President -- Operations in June 1993. Ms. Healy was employed by Puget Sound National Bank for nearly 12 years, having served as Vice President -- Operations from 1991 to 1993.

     Gary R. Schminkey joined Columbia Bank as Vice President and Controller in March 1993. He was appointed Senior Vice President -- Chief Financial Officer of Columbia Bank and CBSI in 1994. Mr. Schminkey was employed by PSB, Puget Sound National Bank and its successor institution for nearly 10 years, having served from 1991 to 1993 as Assistant Vice President -- Assistant Controller for PSB and during that same period as Vice President -- Accounting and Finance for Puget Sound National Bank and its successor institution.

     Evans Q. Whitney joined Columbia Bank as Senior Vice President -- Human Resources in March 1993. Mr. Whitney is also the Senior Vice President -- Human Resources of CBSI. Mr. Whitney was employed by PSB and Puget Sound National Bank for nearly 27 years, having served as Senior Vice President -- Human Resources for PSB and Puget Sound National Bank from 1991 to 1993.

     W. Barry Connoley has been a director since 1993. Since 1986, Mr. Connoley has been President and Chief Executive Officer of MultiCare Medical Center, Tacoma, Washington.

     Richard S. DeVine has been a director since 1993. Since 1992, Mr. DeVine has served as President of Chinook Resources, Inc. (timber acquisition and sales). Mr. DeVine currently serves as Chairman of Raleigh Schwarz & Powell, Inc. (insurance brokers), Tacoma, Washington, having served as President of that company from 1976 to 1990.

     Jack Fabulich has served as a director since 1993. He currently is Chairman of Parker Paint Manufacturing Co., Inc., Tacoma, Washington, having served as President from 1982 to 1993. Since 1976, he has also served as Commissioner of the Port of Tacoma and is currently the President of the Port of Tacoma.

     Jonathan Fine has been a director since 1993. From 1986 until December 1992, Mr. Fine served as Senior Vice President and Treasurer of PSB. From January 1993 until April 1996, Mr. Fine was a private investor. Mr. Fine is currently the Chief Operating Officer of the American Red Cross, Seattle -- King County Chapter.

     John P. Folsom has been a director since April 1997. Mr. Folsom has over 25 years of experience as a senior executive of insurance brokerage firms. Since 1990, Mr. Folsom has served as President and Chief Executive Officer of Raleigh, Schwarz & Powell, Inc. (insurance brokers), Tacoma, Washington.

     Margel S. Gallagher has served as a director since 1993. Since 1982 she has served as President of Viva Imports, Ltd., (retail women's clothing), Tacoma and Seattle, Washington.

     John A. Halleran has served as a director since 1992. During the past five years, Mr. Halleran, who is retired, has been a private investor. Prior to that time he was a general contractor with headquarters in Bellevue, Washington.

     John H. Powell has been a director since 1991. Since 1950, Mr. Powell has been the co-owner of Sound Oil Company, a heating oil dealer in Bellevue, Washington. He is also a director of NorCap, L.L.C. Mr. Powell was Chairman of the Board of Bank of Seattle, Seattle, Washington, from 1976 to 1983.

     Robert E. Quoidbach has served as a director since 1988. Since 1990 Mr. Quoidbach, who is retired, has been a private investor and tree farmer. Prior to that time he was an industrial contractor in Longview, Washington.

     Donald Rodman has served as a director since 1991. Since 1961, he has been the owner and an executive officer of Rodman Realty, Inc., Longview, Washington.

     Frank H. Russell has served as a director since 1993. Since 1985, he has been President of Professional Services Unified, Inc., a full-facility service, including food service, janitorial and electronic access systems in Tacoma, Washington. Mr. Russell is also the President of Quality Meal Expediters (food catering) headquartered in Tacoma, Washington.

     Sidney R. Snyder has been a director since 1988. He also served as a director of Columbia Savings Bank from 1988 until April 1994. Mr. Snyder has been the owner of Sid's Food Market in Seaview, Washington since 1953 and of Midtown Market in Long Beach, Washington since 1982. Mr. Snyder is the Chairman of the Board and a principal shareholder of Bank of the Pacific in Long Beach, Washington. Mr. Snyder has been a member of the Washington State Senate since 1990.

     James M. Will, Jr. has served as a director since 1993. Since 1969, he has served as President of Titus-Will Enterprises, Tacoma, Washington (formerly known as TAM Manufacturing Co.).

     Compensation of directors and officers of CBSI and a description of certain transactions of CBSI with its directors and executive officers are set forth in the CBSI 1996 10-K, the CBSI 1997 Proxy and the CBSI 1997 10-Qs incorporated by reference herein. See "INFORMATION INCORPORATED BY REFERENCE", "AVAILABLE INFORMATION", the CBSI 1996 10-K, the CBSI 1997 Proxy and the CBSI 1997 10-Qs.

             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                     MANAGEMENT OF CBSI, CASCADE AND FIFE

     Information regarding beneficial ownership of the CBSI Common Stock is set forth in the CBSI 1997 Proxy, which is incorporated herein by reference. See "INFORMATION

INCORPORATED BY REFERENCE," "AVAILABLE INFORMATION" and the CBSI 1997 Proxy.

     The following table sets forth certain information regarding beneficial ownership of the Cascade Common Stock and the Fife Common Stock at June 30, 1997 by (i) each director and executive officer, (ii) all directors and executive officers as a group, and (iii) each person known by Cascade and Fife to be the beneficial owner of more than 5% of the outstanding shares of Cascade Common Stock or Fife Common Stock, respectively:

                                    CASCADE


                                                     SHARES BENEFICIALLY
                                                       OWNED BEFORE THE                PERCENT OF CLASS
            NAME AND ADDRESS(1)                            MERGER                    BEFORE THE MERGER(2)
           -------------------                             ------                    -------------------
Donald W. Lisko............................               12,050                           3.7%
Thomas L. Matson...........................               26,550                           8.0%
Geoffrey W. Hill...........................               19,656                           6.0%
Ford W. Kiene..............................               23,000(3)                        7.0%
Richard W. Lackey..........................                  860                             *
Frederick W. Poe...........................               14,400(4)                        4.4%
James B. Schack............................               24,720                           7.5%
L. Kenneth Schoenfeld......................               17,400(5)                        5.3%
Cyril H. Van Selus.........................               12,284                           3.7%
Eugene H. Bray.............................                  640                             *
E. Richard Plummer.........................                  690                             *
Jeanne Y. Rasmussen........................                4,680                          1.42%
John Titus & Kusuman Titus.................               30,000                           8.9%
All directors and executive officers as a
 group (12 persons)........................              156,930                          47.5%

*    Less than one percent.
(1)  Unless otherwise noted, the address for all of the named persons is 25 - 16th Avenue N.E., Auburn,
     Washington  98002.
(2)  Unless otherwise indicated, represents shares over which each individual exercises sole voting or investment power.  Includes 9,600 shares issuable to executive officers under options exercisable within 60 days.
(3)  Includes 3,000 shares held by City Beverages, Inc., of which Mr. Kiene is the President, Chief Executive
     Officer and owner.
(4)  Includes 2,400 shares held by Poe Construction, Inc., of which Mr. Poe is the President and owner.
(5)  Includes 4,800 shares held by the Ruth Clayburgh Trust, for which Mr. Schoenfeld is a trustee with voting and investment power.

                                      FIFE


                                                       SHARES BENEFICIALLY
                                                        OWNED BEFORE THE                 PERCENT OF CLASS
            NAME AND ADDRESS(1)                              MERGER                     BEFORE THE MERGER(2)
            ------------------                                ------                    -------------------
Gerald Barkshire...........................                  7,332(3)                           3.6%
James L. Davis.............................                 13,604                              6.5%
George Dill................................                 10,166                              5.0%
Arthur P. Folden...........................                  2,342                              1.2%
Gary Garrison..............................                 10,428                              5.1%
Aaron Hixenbaugh...........................                  4,802                              2.3%
Nat Luppino................................                  8,662                              4.3%
Ronald Mason...............................                  3,250                              1.6%
James Manza................................                 13,586(4)                           6.7%
Albert Meier...............................                 12,132                              6.0%
Henry Ness.................................                  1,062                                *
Robert Oldright............................                 12,962(5)                           6.4%
Michael Porter.............................                  6,162                              3.0%
All directors and executive officers as a
 group (13 persons)........................                106,490                               47%

*    Less than one percent.

(1) Unless otherwise noted, the address for all of the named persons is 5501 Pacific Highway East, Fife, Washington 98424.

(2) Unless otherwise indicated, represents shares over which each individual exercises sole voting or investment power. Includes 24,000 shares issuable to directors and executive officers under options exercisable within 60 days.

(3) Includes 1,000 shares held by Barkshire Panel Systems, Inc. Profit Sharing Plan and Trust, of which Mr. Barkshire is a trustee.

(4) Includes 13,086 shares held by Rocco & Associates, a general partnership, in which Mr. Manza is a general partner.

(5) Includes 6,500 shares owned by members of Mr. Oldright's immediate family and over which Mr. Oldright exercises voting and investment power.

     Mr. Matson, who will become a director of CBSI after the Effective Date of the Cascade Merger, beneficially owns 26,550 shares or 7.8% of Cascade Common Stock which, after applying the 2.27 Cascade Exchange Ratio would equate to 60,268 shares, or less than one percent, of CBSI Common Stock.

                           SUPERVISION AND REGULATION

     The following generally refers to certain statutes and regulations affecting the banking industry. These references provide brief summaries only and are not intended to be complete. These references are qualified in their entirety by the referenced statutes and regulations. In addition, some statutes and regulations which apply to and regulate the operation of the banking industry might exist which are not referenced below. Changes in applicable statutes and regulations may have a material effect on the business of CBSI, Cascade and their respective subsidiaries.

CBSI AND CASCADE

     GENERAL

     As bank holding companies, CBSI and Cascade are subject to the Bank Holding Company Act of 1956 ("BHCA"), as amended, which places them under the supervision of the FRB. In general, the BHCA limits the business of bank holding companies to owning or controlling banks and engaging in other activities related to banking. Certain recent legislation designed to expand interstate branching and relax federal restrictions on interstate banking may expand opportunities for bank holding companies (for additional information see below under the heading "Columbia Bank, CCB and Fife - Interstate Banking and Branching"). However, the full impact of this legislation on CBSI and Cascade is unclear at this time.

     HOLDING COMPANY STRUCTURE

     FRB REGULATION. A bank holding company must obtain the approval of the FRB:
(1) before acquiring direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting shares of such bank; (2) before merging or consolidating with another bank holding company; and (3) before acquiring substantially all of the assets of any additional banks.

     CBSI and Cascade file annual and certain interim reports as may be required from time to time by the FRB. In addition, the FRB performs periodic examinations of CBSI and Cascade.

     HOLDING COMPANY CONTROL OF NON-BANKS. With certain exceptions, the BHCA prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares in any company which is not a bank or a bank holding company unless the FRB determines that the activities of such company are so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the FRB considers whether the performance of such activities by a bank holding company would offer advantages to the public that would outweigh possible adverse effects. For example, the FRB has by regulation determined activities such as, among others, operating an industrial loan company, industrial bank, savings association, mortgage company, finance company, trust company, credit card company or factoring company, performing certain data processing operations, leasing personal or real property, subject to certain exceptions, and providing investment and financial advice, are so closely related to banking as to be a proper incident thereto within the meaning of the BHCA. On the other hand, activities such as real estate brokerage and syndication, land development, property management, underwriting of life insurance not related to credit transactions, and with certain exceptions, securities underwriting and equity finding, are not so closely related to banking as to be a proper incident thereto within the meaning of the BHCA. In the future, the FRB may from time to time add to or delete from the list of activities permissible for bank holding companies.

     TRANSACTIONS WITH AFFILIATES. CBSI and Columbia Bank, and likewise Cascade and CCB, are deemed affiliates within the meaning of the Federal Reserve Act, which restricts transactions between affiliates. Covered transactions include, subject to specific exceptions, loans by bank subsidiaries to affiliates, investments by bank subsidiaries in securities issued by an affiliate, the taking of such securities as collateral, and the purchase of assets by a bank subsidiary from an affiliate.

     SUPPORT OF BANK SUBSIDIARIES. Under FRB policy, a bank holding company is expected to act as a source of financial and managerial strength to, and commit resources to support, each of its subsidiary banks. Any capital loans a bank holding company makes to its subsidiary banks are subordinate to deposits and to certain other indebtedness of those subsidiary banks. The Crime Control Act of 1990 provides that, in the event of a bank holding company's bankruptcy, the bankruptcy trustee will assume any commitment the bank holding company has made to a federal bank regulatory agency to maintain the capital of a subsidiary bank and this obligation will be entitled to a priority of payment.

     TIE-IN ARRANGEMENTS. CBSI, Cascade and their respective bank subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, neither CBSI, Cascade nor their bank subsidiaries may condition an extension of credit to a customer on either (1) a requirement that the customer obtain additional services provided by it or (2) an agreement by the customer to refrain from obtaining other services from a competitor.

     STATE LAW RESTRICTIONS. As Washington corporations, CBSI and Cascade are subject to certain limitations and restrictions under applicable Washington corporate law. For example, state law restrictions in Washington include limitations and restrictions relating to: indemnification of directors, distributions to shareholders, transactions involving directors, officers or interested shareholders, maintenance of books, records, and minutes, and observance of certain corporate formalities.

     SECURITIES REGISTRATION AND REPORTING. The CBSI Common Stock is registered as a class with the Commission under the Exchange Act and thus is subject to the periodic reporting and proxy solicitation requirements and the insider-trading restrictions of that Act. The periodic reports and other information filed by CBSI under that Act can be inspected and copied at or obtained from the Washington, D.C., office of the Commission. In addition, the securities issued by CBSI are subject to the registration requirements of the Securities Act and applicable state securities laws unless exemptions are available.

     CONTROL TRANSACTIONS

     The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring "control" of a bank holding company unless the FRB has been given 60 days' prior written notice of the proposed acquisition, and within that time period, the FRB has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made before the expiration of the disapproval period if the FRB issues written notice of its intent not to disapprove the action. Under a rebuttal presumption established by the FRB, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control.

     In addition, any company would be required to obtain the approval of the FRB under the BHCA before acquiring 25% (5% if the company is a bank holding company) or more of the outstanding shares of CBSI or Cascade, or to otherwise obtain control over CBSI or Cascade.

COLUMBIA BANK, CCB AND FIFE

     GENERAL. Despite some recent legislative initiatives to reduce regulatory burdens, banking remains a highly regulated industry. Legislation enacted from time to time may increase the cost of doing business, limit or expand permissible activities, or affect the competitive balance between banks and other financial and non-financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, in state legislatures, and before various bank regulatory agencies. In addition, there continue to be proposals in Congress to restructure the banking system.

     Some of the significant areas of bank regulation, including significant federal legislation affecting state-chartered banks, are generally discussed below.

     REGULATION OF STATE BANKS. Washington State banks are subject to primary regulation and examination by the Washington Director, and are also subject to supervision, examination, and regulation by the FDIC.

     Applicable federal and state statutes and regulations governing a bank's operations relate, among other matters, to capital requirements, required reserves against deposits, investments, loans, legal lending limits, certain interest rates payable, merger(s) and consolidations, borrowings, issuance of securities, payment of dividends (see below), establishment of branches, and dealings with affiliated persons. The FDIC has authority to prohibit banks under their supervision from engaging in what they consider to be an unsafe and unsound practice in conducting their business. Depository institutions are also affected significantly by the actions of the FRB as it attempts to control the money supply and credit availability in order to influence the economy.

     DIVIDENDS. Dividends paid to CBSI by Columbia Bank are a material source of CBSI's cash flow. Likewise, dividends paid to Cascade by CCB are a material source of Cascade's cash flow. Various federal and state statutory provisions limit the amount of dividends that Columbia Bank and CCB are permitted to pay to CBSI and Cascade, respectively, without regulatory approval. FRB policy further limits the circumstances under which bank holding companies may declare dividends.

     If, in the opinion of the FDIC, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the institution, could include the payment of dividends), the FDIC may require, after notice and hearing, that such institution cease and desist from such practice. In addition, the FDIC and the FRB have issued policy statements which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

     Washington state regulations restrict capital distributions by institutions such as Columbia Bank, CCB, and Fife, including dividends. Such restrictions are tied to the institution's capital levels after giving effect to such distributions.

     REGULATION OF MANAGEMENT. Federal law: (1) sets forth circumstances under which officers or directors of a bank may be removed by the institution's federal supervisory agency, (2) places restraints on lending by a bank to its executive officers, directors, principal shareholders, and their related interests; and (3) prohibits management personnel of a bank from serving as a director or in other management positions of another financial institution whose assets exceed a specified amount or which has an office within a specified geographic area.

     CONTROL OF FINANCIAL INSTITUTIONS. No person may acquire "control" of a bank unless the appropriate federal agency has been given 60 days prior written notice and within that time the agency has not disapproved the acquisition. Substantial monetary penalties may be imposed for violation of the change in control or other provisions of banking laws. Washington banking laws further require that 30 days before the acquisition of control, defined as direct or indirect ownership, control or power to vote 25% or more of the outstanding stock of a bank, the acquiring party must file with the Washington Director an application containing certain specified information. Acquisitions of control in violation of the statute are deemed void.

     FIRREA. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") became effective on August 9, 1989. Among other things, FIRREA
(1) phased in significant increases in the FDIC insurance premiums paid by commercial banks; (2) created two deposit insurance pools within the FDIC, one to insure commercial bank and savings bank deposits and the other to insure savings association deposits; (3) for the first time, permitted bank holding companies to acquire healthy savings associations; (4) permitted commercial banks that meet certain housing-related asset requirements to secure advances and other federal services from their local Federal Home Loan Banks; and (5) greatly enhanced the regulators' enforcement powers by removing procedural barriers and sharply increasing the civil and criminal penalties for violating statutes and regulations.

     FDICIA. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted into law in late 1991. As required by FDICIA, numerous regulations have been adopted by federal bank regulatory agencies, including the following: (1) federal bank regulatory authorities have established five different capital levels for banks and, as a general matter, enable banks with higher capital levels to engage in a broader range of activities; (2) the FRB has issued regulations requiring standardized disclosures with respect to interest paid on deposits; (3) the FDIC has imposed restrictions on the acceptance of brokered deposits by weaker banks; (4) the FDIC has implemented risk-based deposit insurance premiums; and (5) the FDIC has issued regulations requiring state-chartered banks to comply with certain restrictions with respect to equity investments and activities in which the banks act as a principal.

     FDICIA recapitalized the Bank Insurance Fund ("BIF") and required the FDIC to maintain the BIF and Savings Association Insurance Fund (" SAIF") at 1.25% of insured deposits by increasing deposit insurance premiums as necessary to maintain such ratio. FDICIA also required federal bank regulatory authorities to prescribe, by December 1, 1993, (1) non-capital standards of safety and soundness; (2) operational and managerial standards for banks; (3) asset and earnings standards for banks and bank holding companies addressing such areas as classified assets, capital, and stock price; and (4) standards for compensation of executive officers and directors of banks. However, this provision was modified by recent legislation to allow federal regulatory agencies to implement these standards through either guidelines or regulations.

     INTERSTATE BANKING AND BRANCHING. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") provides banks with greater opportunities to merge with other institutions and to open branches nationwide. The Interstate Banking Act also allows a bank holding company whose principal operations are in one state to apply to the FRB for approval to acquire a bank that is headquartered in a different state. States cannot "opt out" but may impose minimum time periods, not to exceed five years, for the target bank's existence.

     The Interstate Banking Act also allows bank subsidiaries of bank holding companies to establish "agency" relationships with their depository institution affiliates. In an agency relationship, a bank can accept deposits, renew time deposits, close and service loans, and receive payments for a depository institution affiliate. States cannot "opt out."

     In addition, the Interstate Banking Act allows banks whose principal operations are located in different states to apply to federal regulators to merge. This provision took effect June 1, 1997, unless states enacted laws to either (i) authorize such transactions at an earlier date or (ii) prohibit such transactions entirely. The Interstate Banking Act also allows banks to apply to establish de novo branches in states in which they do not already have a branch office. This provision took effect June 1, 1997, but (i) states must enact laws to permit such branching and (ii) a bank's primary federal regulator must approve any such branch establishment. The Washington legislature passed legislation that allowed, subject to certain conditions, merger(s) or other combinations, relocations of banks' main office and branching across state lines in advance of the June 1, 1997 date established by federal law.

     CAPITAL ADEQUACY REQUIREMENTS. The FRB, the FDIC, and the OCC (collectively, the "Federal Banking Agencies") have established uniform capital requirements for all commercial banks. Bank holding companies are also subject to certain minimum capital requirements. A bank that does not achieve and maintain required capital levels may be subject to supervisory action through the issuance of a capital directive to ensure the maintenance of adequate capital levels. In addition, banks are required to meet certain guidelines concerning the maintenance of an adequate allowance for loan and lease losses.

     The Federal Banking Agencies' "risk-based" capital guidelines establish a systematic, analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, takes off-balance sheet exposures into explicit account in assessing capital adequacy, and minimizes disincentives to holding liquid, low-risk assets. The risk-based ratio is determined by allocating assets and specified off-balance sheet commitments into several categories, with high levels of capital being required for the categories perceived as representing greater risk. The risk weights assigned to assets and credit equivalent amounts of off-balance sheet items are based primarily on credit risk. Other types of exposure, such as interest rate, liquidity and funding risks, as well as asset quality problems, are not factored into the risk-based ratio. Such risks, however, will be taken into account in determining a final assessment of an organization's capital adequacy. Under these new regulations, banks were required to achieve a minimum total risk-based capital ratio of 8% and a minimum Tier I risk-based capital ratio of 4%.

     The Federal Banking Agencies also have adopted leverage ratio standards that require commercial banks to maintain a minimum ratio of core capital to total assets (the "Leverage Ratio") of 3%. Any institution operating at or near this level is expected to have well-diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity and good earnings, and in general, to be a strong banking organization without any supervisory, financial or operational weaknesses or deficiencies. Any institutions experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions, well above the minimum levels (e.g., an additional cushion of at least 100 to 200 basis points, depending upon the particular circumstances and risk profile).

     Regulations adopted by the Federal Banking Agencies require such agencies to take certain "prompt corrective action" when a bank fails to meet certain capital requirements. The regulations establish and define five capital levels at which an institution is deemed to be "well-capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically, undercapitalized." In order to be "well-capitalized,' an institution must maintain, at least 10% total risk based capital, 6% Tier 1 risk-based capital, and a 5% Leverage Ratio. Increasingly severe restrictions are imposed on the payment of dividends and management fees, asset growth and other aspects of the operations of institutions that fall below the category of "adequately capitalized" (which requires at least 8% total risk-based capital, 4% Tier I risk-based capital, and a 4% Leverage Ratio). Undercapitalized institutions are required to develop and implement capital plans acceptable to the appropriate federal regulatory agency. Such plans must require that any company that controls the undercapitalized institution must provide certain guarantees that the institution will comply with the Plan until it is adequately capitalized. As of the date of this Joint Proxy Statement/Prospectus, neither Columbia Bank, CCB nor Fife were subject to any regulatory order, agreement, or directive with respect to meeting a specific capital level for any capital measure.

     The minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) required by the FRB for bank holding companies is 8%. At least one-half of the total capital must be Tier I capital; the remainder may consist of Tier 2 capital. Bank holding companies are also subject to minimum Leverage Ratio guidelines. These guidelines provide for a minimum Leverage Ratio of 3% for bank holding companies meeting certain specified criteria, including achievement of the highest supervisory rating. All other bank holding companies are required to maintain a Leverage Ratio which is at least 100 to 200 basis points higher (4% to 5%). These guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

     FDIC INSURANCE. Generally, customer deposit accounts in bank are insured by the FDIC for up to a maximum amount of $100,000. The FDIC has adopted a risk-based insurance assessment system. Under this system, depository institutions, such as Columbia Bank, CCB and Fife, are required to pay assessments to their respective insurance fund (BIF or SAIF) based upon the institution's risk classification, with a minimum assessment of $2,000 annually.

     The risk classification is based on an assignment of the institution by the FDIC to one of three capital groups and to one of three supervisory subgroups. The capital groups are "well capitalized," "adequately capitalized," and "undercapitalized." The three supervisory subgroups are Group "A" (for financially sound institutions with only a few minor weaknesses), Group "B" (for those institutions with weaknesses which, if uncorrected, could cause substantial deterioration of the institution and increase risk to the deposit insurance fund), and Group "C" (for those institutions with a substantial probability of loss to the fund absent effective corrective action). Columbia Bank, CCB and Fife are currently deemed well capitalized and all in Group "A", qualifying for the lowest assessment classification, presently set at zero for both the BIF and the SAIF.

     Columbia Bank's deposits are insured through both the BIF and SAIF. At June 30, 1997, approximately $189.0 million or 34% of CBSI's deposits were deemed to be SAIF-insured under an allocation formula that applies because certain deposits were previously acquired from a savings bank in a so-called Oakar transaction. Formerly, the FDIC's annual assessment rate for deposits ranged from 0.23% to 0.31% of insured deposits for the SAIF and 0.0% to 0.27% of insured deposits for the BIF, depending on an institution's risk classification. Legislation was recently enacted to resolve the difference in rates between the BIF and the SAIF. Pursuant to this legislation, the FDIC lowered SAIF assessment rates to a range of 0.04% to 0.31% and then through application of an adjustment factor further reduced SAIF assessment rates to an effective range of 0.0% to 0.27%. These rates essentially became effective October 1, 1996 for certain institutions like Columbia Bank. The legislation also resulted in a one-time special assessment of $612,000 for Columbia Bank. The special assessment, which is tax deductible, was recognized during the third quarter of 1996. Moreover, the legislation requires assessments on both SAIF and BIF members in order to service bonds issued in connection with the government resolution of the savings and loan crisis. The FDIC has estimated that beginning on January 1, 1997 through December 31, 1999, an annual assessment of approximately 0.064% of covered deposits and 0.013% of covered deposits will be assessed upon SAIF- and BIF-insured deposits, respectively, and from January 1, 2000 through December 31, 2017, the assessment rate will be 0.024% of covered deposits for all insured institutions. If the deposit insurance funds are merged on January 1, 1999 pursuant to the legislation, then the uniform assessment rate to service the bonds will apply from that date forward.

     COMMUNITY REINVESTMENT ACT ("CRA"). The Federal Banking Agencies have each adopted regulations and examination procedures to ensure that a bank is helping to meet the credit needs of all segments of its communities, including low-and-moderate-income neighborhoods.

     At its most recent CRA examination, Columbia Bank received a rating of "satisfactory"; CCB received a rating of "outstanding"; and Fife received a rating of "satisfactory."

     OTHER DEVELOPMENTS. In addition to the changes to the BIF and SAIF assessment rates implemented by the legislation which was recently passed as part of the 1996 Omnibus spending bill (see "Recent Developments"), various regulatory relief provisions were enacted. The new legislation includes, among other things, changes to (i) the Truth in Lending Act and the Real Estate Settlement Procedures Act to coordinate and simplify the two laws' disclosure requirements; (ii) eliminate civil liability for violations of the Truth in Savings Act after five years; and (iii) streamline the application process for a number of bank holding company and bank applications; (iv) establish a privilege from discovery in any civil or administrative proceeding or bank examination for any fair lending self-test results conducted by, or on behalf of, a financial institution in certain circumstances; (v) repeal the FDICIA requirement that independent public accountants attest to compliance with designated safety and soundness regulations; (vi) impose a continuous regulatory review of regulations to identify and eliminate outdated and unnecessary rules; and (vii) various other miscellaneous provisions to reduce bank regulatory burden.

                   COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF
                      CBSI, CASCADE, AND FIFE COMMON STOCK

     The Washington Business Corporation Act, as amended ("WBCA"), and CBSI's Articles of Incorporation and Bylaws, both as amended and restated, govern the rights of CBSI shareholders and will govern the rights of Cascade and Fife shareholders who become shareholders of CBSI through the Merger. The rights of Cascade shareholders are currently governed by the WBCA, and by Cascade's Articles of Incorporation, as amended, and bylaws. The rights of Fife shareholders are currently governed by Title 30 of the Revised Code of Washington, as amended, (the "Banking Act"), and by Fife's Articles of Incorporation and bylaws. The following is a brief summary of certain differences between the rights of Cascade and Fife shareholders and CBSI shareholders' rights. This summary does not purport to be complete and is qualified by the documents and statutes referenced and by other applicable law.

GENERAL

     Under its Articles of Incorporation, CBSI's authorized capital stock consists of 11,000,000 common stock shares, no par value and 2,000,000 preferred stock shares, no par value.

     Cascade's authorized capital stock consists of 2,000,000 common stock shares with $1.00 per share par value and 100,000 preferred stock shares with a $1.00 per share par value.

     Fife's authorized capital stock consists of 1,000,000 common stock shares with a $0.50 per share par value and 100,000 preferred stock shares with a $1.00 per share par value.

     The following is a more detailed description of CBSI's, Cascade's and Fife's capital stock.

PREFERRED STOCK

     As of June 30, 1997, neither CBSI, Cascade nor Fife had any shares of preferred stock issued. Both CBSI's and Cascade's boards are authorized, without further shareholder action, to issue preferred stock shares with such designations, preferences and rights as each respective board may determine. With the approval of the Washington Director, board is authorized, without further shareholder action, to issue preferred stock shares with such attributes as the Fife board may determine.

COMMON STOCK

     As of June 30, 1997, there were 5,494,186 shares of CBSI Common Stock issued and outstanding, in addition to options for the purchase of 374, 139 shares of CBSI Common Stock under CBSI's employee and director stock option plan.

     As of June 30, 1997, there were 330,000 shares of Cascade Common Stock issued and outstanding, in addition to options for the purchase of 11,400 shares of Cascade Common Stock under Cascade's employee stock option plan.

     As of June 30, 1997, there were 202,920 shares of Fife Common Stock issued and outstanding, in addition to options for the purchase of 24,000 shares of Fife Common Stock under Fife's employee and director stock option plans.

DIVIDEND RIGHTS

     Dividends may be paid on CBSI Common Stock and Cascade Common Stock as and when declared by the respective boards of CBSI or Cascade out of funds legally available for the payment of dividends. Each respective board may issue preferred stock that is entitled to such dividend rights as such board may determine, including priority over the Common Stock in the payment of dividends. The ability of CBSI and Cascade to pay dividends basically depends on the amount of dividends paid to each by its respective subsidiaries. Accordingly, the dividend restrictions imposed on the subsidiaries by statute or regulation may effectively limit the amount of dividends CBSI and Cascade can pay (see "SUPERVISION AND REGULATION - Columbia Bank, CCB and Fife; Dividends"). Under the WBCA, the boards of CBSI and Cascade are barred from making any dividend payment if, after giving effect to such payment, either respective company is either unable to pay its debts as they become due in the usual course of business, or such company's total assets would be less than the sum of its total liabilities, as more fully provided in the WBCA.

     The Banking Act restricts the ability of Fife to pay dividends. Without the approval of the Washington Director, Fife may not declare or pay any dividend in an amount greater than its retained earnings. The Banking Act also grants to the Washington Director discretion to require any bank to suspend the payment of dividends until all requirements that may have been made by the Washington Director shall have been complied with. Fife's ability to pay dividends may
also be limited by the FDIC's safety and soundness regulations.   (See
"SUPERVISION AND REGULATION - Columbia Bank, CCB and Fife - Dividends").

VOTING RIGHTS

     All voting rights are currently vested in the holders of CBSI Common Stock, Cascade Common Stock, and Fife Common Stock, respectively, each share being entitled to one vote.

     CBSI's, Cascade's, and Fife's articles each provide that shareholders do not have cumulative voting rights in the election of directors. As discussed above, the respective boards of CBSI, Cascade and Fife are each authorized to determine the voting rights of any preferred stock that may be issued.

PREEMPTIVE RIGHTS

     Neither the holders of CBSI Common Stock, Cascade Common Stock, nor Fife Common Stock have preemptive rights to subscribe for any additional securities that may be issued.

LIQUIDATION RIGHTS

     If CBSI is liquidated, the holders of CBSI Common Stock are entitled to share, on a pro rata basis, CBSI's remaining assets after provision for liabilities. The CBSI board is authorized to determine the liquidation rights of any preferred stock that may be issued, including priority over the liquidation rights of holders of CBSI Common Stock.

     Similarly, if Cascade is liquidated, the holders of Cascade Common Stock are entitled to share, pro rata, Cascade's remaining assets after provision for liabilities. The Cascade board is authorized to determine the liquidation rights of any preferred stock that may be issued, including priority over the liquidation rights of holders of Cascade Common Stock.

     Shareholders of Fife Common Stock are entitled to share equally and ratably in the assets remaining after all debts and liabilities are provided for, and after satisfaction of any liquidation preferences with respect to any preferred stock.

ASSESSMENTS

     All outstanding shares of CBSI Common Stock and of Cascade Common Stock are fully paid and non-assessable.

     The Banking Act authorizes the Washington Director to levy an assessment on Fife's stock to make good on any offense or delinquency. The amount shall be pro rata and stockholders are subject to forfeiture of their stock if they fail to pay. Currently, all outstanding shares of Fife Common Stock are fully paid and non-assessable.

BOARD OF DIRECTORS

     CBSI's bylaws provide that each member of its board serves for a one-year term (or until the next annual shareholders' meeting and until the director's successor is elected and qualified). CBSI's board must consist of at least five
(5), but no more than twenty-five (25) directors; the CBSI board sets the exact number by resolution. CBSI's bylaws provide that each member of its board serves for a one-year term (or until the next annual shareholders' meeting and until the director's successor is elected and qualified). Any person who has not attained the age of seventy-five before the meeting of shareholders at which elected (or who had not attained that age by the date of the last annual meeting of shareholders, if appointed) may become a director of CBSI. Currently, the CBSI board has fifteen (15) directors. CBSI's shareholders, by an affirmative majority vote, may remove any director from office with or without cause before his or her term expires.

     Cascade's bylaws provide that each member of its board serves for a one-year term (or until the next annual shareholders' meeting and until the director's successor is elected and qualified). Cascade's board must consist of at least five (5), but no more than fifteen (15) directors; the Cascade board sets the exact number by resolution. Currently, the Cascade board has eight
(8) directors. Cascade shareholders, by an affirmative majority vote, may remove any director from office with or without cause before his or her term expires.

     Fife's bylaws provide that each member of its board serves for a one-year term (or until the next annual shareholders' meeting and until the director's successor is elected and qualified). The Fife board must consist of at least five (5), but no more than fifteen (15) directors; the Fife board sets the exact number by resolution. Currently, the Fife board has eleven (11) directors. A Fife director may not be removed without cause before his or term expires, unless three-fourths of the shareholders entitled to vote on the matter vote in favor of removal.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     CBSI's Articles of Incorporation provide, among other things, for the indemnification of directors, and authorize the board of directors to pay reasonable expenses incurred by, or to satisfy a judgment or fine against, a current or former director in connection with any personal legal liability incurred by the individual while acting for CBSI within the scope of his or her employment and which were not the result of conduct finally adjudged to be "egregious" conduct. "Egregious" conduct is defined as intentional misconduct, a knowing violation of law or participation in any transaction from which the person will personally receive a benefit in money, property or services to which that person is not legally entitled. The Articles also include a provision that limits the liability of directors from any personal liability to CBSI or its shareholders for conduct not found to have been egregious. CBSI's Articles of Incorporation provide for indemnification of its directors to the fullest extent permissible under the WBCA.

     Similarly, Cascade's Articles of Incorporation provide for the indemnification of Cascade directors to the fullest extent permissible under the WBCA. Cascade's Articles of Incorporation provide, among other things, for the indemnification of directors, and authorize the board to pay reasonable expenses incurred by, or to satisfy a judgment or fine against, a current or former director with any personal legal liability incurred by the individual while acting for Cascade within the scope of his or her employment and which were not in the result of conduct finally adjudged to be "egregious" conduct.
"Egregious" conduct is defined as intentional misconduct, a knowing violation of law or participation in any transaction from which the person will personally receive a benefit in money, property or services to which that person is not legally entitled. Cascade's Articles also include a provision that limits the liability of directors from any personal liability to Cascade or its shareholders for conduct not to have been found egregious.

     Neither Fife's Articles or nor Bylaws contain such indemnification or limitation of liability provisions.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

     Under the WBCA, the Articles of Incorporation of CBSI, as a "public" company, may be amended upon the affirmative vote of the holders of a majority of CBSI's outstanding voting stock. The CBSI board may make certain amendments, as listed in the WBCA, to the Articles of Incorporation without shareholder approval. Either the shareholders or CBSI's board, by a majority vote, may amend CBSI's Bylaws.

     Since Cascade is not a "public" company, Cascade's Articles of Incorporation may be amended only upon the affirmative vote of the holders of two-thirds of Cascade's outstanding voting stock. The Cascade board may make certain amendments, as listed in the WBCA, to the Articles of Incorporation without shareholder approval. Either the shareholders or the Cascade board may amend Cascade's Bylaws.

     Pursuant to the Banking Act, Fife's Articles of Incorporation may be amended upon the affirmative vote of the holders of two-thirds of Fife's outstanding voting stock. Certain amendments to Fife's Articles of Incorporation, as listed in the Banking Act, may be made by Fife's board without shareholder approval. Either the shareholders or the Fife board may amend Fife's Bylaws.

REPURCHASE OF SHARES

     Under the WBCA, a corporation may acquire shares of its own stock. Therefore, both CBSI and Cascade may, under applicable state law, repurchase shares of their own capital stock.

     With the prior approval of the Washington Director and the FDIC, Fife may purchase shares of its own capital stock.

DISSENTERS' RIGHTS

     Under the WBCA, a shareholder is entitled to dissent from, and, upon perfection of the shareholder's appraisal right, to obtain the fair market value of his or her shares in the event of certain corporate actions, including certain merger(s), share exchanges, sales of substantially all assets of the corporation, and certain amendments to the corporation's articles of incorporation that materially and adversely affect shareholder rights. CBSI's and Cascade's shareholders are, therefore, entitled to exercise dissenters' rights in connection with the proposed Merger.

     The Banking Act provides that any shareholder of Fife who votes against a merger proposal shall be entitled to receive the appraised value of his or her shares as of the date of the meeting of shareholders to approve the merger, provided that the merger is consummated. Fife's shareholders are therefore entitled to exercise dissenters' rights in connection with the proposed Merger.

VOTING ON SALES OF ASSETS, MERGERS AND DISSOLUTIONS

     Under the WBCA, unless the articles of incorporation provide for a lesser vote (but not less than a majority), approval by at least two-thirds of the outstanding shares entitled to vote or two-thirds of each voting group is required for merger(s), sales of all or substantially all assets, and dissolutions. Separate voting by voting groups is required (i) on a plan of share exchange, and (ii) on a plan of merger, if the plan contains provisions that would require separate voting if contained in an amendment to articles of incorporation. Neither CBSI's nor Cascade's Articles of Incorporation reduce the shareholder vote otherwise required under the WBCA for merger(s), asset sales, and dissolutions to less than two-thirds of the outstanding shares entitled to vote or of each voting group.

     The Banking Act requires approval by the Washington Director and the holders of two-thirds of Fife's outstanding voting stock for merger(s) and consolidations. Upon receipt of written permission from the Washington Director, a state bank may go into voluntary liquidation by a vote of stockholders owning two-thirds of its capital stock. For the purpose of voluntary liquidation, a state bank may transfer its assets and liabilities to another bank or trust company, by a vote of shareholders owning two-thirds of its capital stock, but only with the written consent of the Washington Director.

POTENTIAL "ANTI-TAKEOVER" PROVISIONS

     CBSI's, Cascade's, and Fife's Articles of Incorporation and the WBCA and the Banking Act contain certain provisions which may limit or prevent certain acquisitions. These provisions are briefly summarized below.

     CBSI'S ARTICLES OF INCORPORATION. CBSI's Articles of Incorporation include certain provisions that could make more difficult the acquisition of CBSI by means of a tender offer, a proxy contest, merger or otherwise. These provisions include: (1) certain non-monetary factors that the CBSI board may consider when evaluating a takeover offer (discussed in more detail below); and (2) a requirement that any Business Combination (as defined in the Articles) be approved by the affirmative vote of not less than 66-2/3% of the total shares attributable to persons other than a Control Person (as defined in the Articles), unless certain conditions are met, as discussed below.

     In addition, the authorization of preferred stock, which is intended as primarily as a financing tool and not as a defense against takeovers, may potentially used by management to make more difficult uninvited attempts to acquire control of CBSI (e.g., by diluting the ownership interest of a substantial shareholder, increasing the amount of consideration necessary for a shareholder to obtain control, or selling authorized but unissued shares to friendly third parties).

     CBSI's Articles of Incorporation allow the CBSI board to consider non-monetary factors in evaluating certain takeover bids. Specifically, the Articles allow the CBSI board, in determining what is in the best interests of CBSI and its shareholders, to consider all relevant factors, including the effects on its employees, customers, suppliers, and other constituents of CBSI and its subsidiaries and on the communities which CBSI and its subsidiaries are obligated.

     The requirement for "supermajority" approval of certain Business Combinations is not required if CBSI's board of directors has approved the transaction or if certain other conditions concerning non-discrimination among shareholders and receive of fair value are satisfied.

     The "supermajority" approval requirement for certain transactions, permitting the consideration of non-monetary factors in evaluating takeover proposals, and the availability of CBSI's preferred stock for issuance without shareholder approval, may have the effect of lengthening the time required for a person to acquire control of CBSI through a tender offer, proxy contest or otherwise, may deter any potential unfriendly offers or other efforts to obtain control of CBSI. This could deprive CBSI's shareholders of opportunities to realize a premium for their CBSI Common Stock, even in circumstances where such action was favored by a majority of CBSI's shareholders.

     In addition to the provisions contained in CBSI's Articles of Incorporation, the WCBA also requires prior approval by a majority of the board of directors of a target company in certain acquisition transactions. The WCBA prohibits corporations that have a class of voting stock registered with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, such as CBSI, from engaging in any Significant Business Transactions (defined to include merger(s) or consolidations; certain sales, leases, exchanges, mortgages, pledges, transfers, or other dispositions or encumbrances of assets; termination of five percent (5%) or more of a corporation's employees; issuances or redemptions of stock; sales of assets, liquidation, or dissolution of a corporation; reclassifications of a corporation's securities; and allowing an acquiring person or other affiliate or associate to receive any disproportionate benefit as a shareholder) for a period of five (5) years after a person or group acquires ten percent (10%) or more of a corporation's outstanding voting stock, unless the acquisition is approved in advance by majority vote of the board of directors. This provision will not apply to a person who "inadvertently" acquires ten percent (10%) of the shares, if such person divests itself as soon as practicable of sufficient shares to fall below the ten percent (10%) threshold. Any acquisition that violates this statute is deemed to be void and the proposed acquiror's certificate of authority to transact business in Washington is revoked.

     CASCADE'S ARTICLES OF INCORPORATION. Similar to CBSI's Articles of Incorporation, Cascade's Articles include a provision permitting the board of directors consideration of non-monetary factors in evaluating takeover proposals, and provide for the availability of preferred stock for issuance without shareholder approval.

     In addition, Cascade's Articles contain a "fair price" provision which generally provides that certain corporate transactions involving interested shareholders must be approved by the affirmative vote of the holders of two-thirds of the shares entitled to vote. Shares owned by interested shareholders are not entitled to vote in connection with such business combinations, but are counted for the purposes of quorum requirements. An "interested shareholder" is a person, including affiliates of such person, who beneficially owns twenty percent (20%) or more of the outstanding shares of Cascade. The two-thirds vote requirement is not applicable if a majority of Cascade's directors (not counting the votes of certain directors affiliated with an interested shareholder) either
(i) approves the transaction; or (ii) determines that the fair market value of the consideration to be received by non-interested shareholders is not less than the highest price paid by any interested shareholder within two (2) years before the transaction.

     FIFE'S ARTICLES OF INCORPORATION. Similar to CBSI's Articles of Incorporation, Fife's Articles include a provision permitting the board of directors consideration of non-monetary factors in evaluating takeover proposals, and provide for the availability of preferred stock for issuance without shareholder approval.

     In addition, Fife's Articles contain "fair price" provisions nearly identical to those contained in Cascade's articles, as discussed above.

                             CERTAIN LEGAL MATTERS

     The validity of the CBSI Common Stock to be issued in the Merger(s) will be passed upon for CBSI by its counsel, Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C., a professional corporation, Seattle/Tacoma, Washington. Gordon, Thomas, Honeywell also will give an opinion concerning certain tax matters related to the Merger(s).

                                    EXPERTS

     The consolidated financial statements of CBSI as of December 31, 1996, 1995 and 1994, and for each of the three years in the period ended December 31, 1996, incorporated by reference into this Joint Proxy Statement/Prospectus, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.

     The financial statements of Cascade and Fife included in this Joint Proxy Statement/Prospectus and in the Registration Statement have been audited by Knight Vale & Gregory, Inc. P.S., independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                 OTHER MATTERS

     The Cascade and Fife Boards are not aware of any business to come before the Special Meetings other than those matters described above in this Joint Proxy Statement/Prospectus. However, if any other matters should properly come before the Special Meetings, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                             GLOSSARY OF KEY TERMS

BHCA ......................      Bank Holding Company Act of 1956, as amended.

Cascade ...................      Cascade Bancorp, a Washington bank holding company.

Cascade Common Stock.......      Cascade's Common Stock, $1.00 par value per share.

Cascade Merger.............      The merger of Cascade with and into CBSI in accordance with the
                                 Cascade Merger Agreement.

Cascade Merger Agreement...      The Plan and Agreement of Reorganization and Merger,
                                 dated as of June 30, 1997, among CBSI, Cascade,
                                 Columbia Bank and CCB.

Cascade Record Date........      October 15, 1997

CBSI .....................       Columbia Banking System, Inc., a Washington bank holding company.

CBSI Common Stock ........       CBSI's Common Stock, no par value.

CCB ......................       Cascade Community Bank, a Washington State chartered commercial bank.

CFA ......................       Columbia Financial Advisors, Inc., Cascade and Fife's financial advisors.

Closing ..................       Closing of the Merger(s) contemplated in the Merger Agreement(s).

Code .....................       Internal Revenue Code of 1986, as amended.

Columbia Bank ............       Columbia State Bank, a Washington state chartered commercial bank.

Commission ...............       Securities and Exchange Commission.

Dissenting Shares ........       Those shares of Cascade Common Stock or Fife Common Stock as to which shareholders have perfected their dissenters'
                                 rights pursuant to RCW 23B.13, in the case of Cascade,
                                 or RCW 30.49, in the case of Fife.

Effective Date ...........       The date Closing of the Merger(s) will occur.

Exchange Act .............       Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exchange Agent...................      Individual designated by CBSI, Cascade and Fife to handle the exchange of Cascade Common Stock and Fife Common Stock
                                       for CBSI Common Stock or cash (in the case of holders
                                       that would otherwise be entitled to a fractional share
                                       of CBSI Common Stock).

FDIC ............................      Federal Deposit Insurance Corporation.

Fife ............................      Bank of Fife, a Washington state chartered commercial bank.

Fife Common Stock ...............      Fife's Common Stock, $0.50 par value per share.

Fife Merger .....................      The merger of Fife with and into Columbia Bank in accordance with the Fife Merger Agreement.

Fife Merger Agreement ...........      The Plan and Agreement of Reorganization and Merger,
                                       dated as of July 30, 1997, among CBSI, Columbia Bank
                                       and Fife.

Fife Record Date ................      October 15, 1997.

FRB .............................      Board of Governors of the Federal Reserve System.

GAAP ............................      Generally accepted accounting principles, consistently applied.

Joint Proxy Statement/Prospectus.      Joint Proxy Statement/Prospectus which is to
                                       be mailed to Cascade's and Fife's shareholders,
                                       together with any amendments and supplements to such
                                       Joint Proxy Statement/Prospectus.

RCW .............................      Revised Code of Washington.

Registration Statement ..........      Registration Statement on Form S-4, of which this Joint
                                       Proxy Statement/Prospectus forms a part, filed by CBSI
                                       with the Commission for the purpose of registering
                                       shares of CBSI Common Stock to be issued in the
                                       Merger(s).

Regulatory Approvals ............      The required regulatory approvals of the Merger(s) by the
                                       FRB, the FDIC and the Washington Director.

Securities Act ..................      Securities Act  of 1933, as amended, and the rules and
                                       regulations promulgated thereunder.

Washington Director .............      The Director of the Washington State Department of
                                       Financial Institutions.

WBCA ............................      The Washington Business Corporations Act.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                   PAGE
CASCADE BANCORP:
Independent Auditors' Report ............................................          F-2
Consolidated Balance Sheets .............................................          F-3
Consolidated Statements of Income .......................................          F-4
Consolidated Statements of Shareholders' Equity .........................          F-5
Consolidated Statements of Cash Flows ...................................          F-6
Notes to Consolidated Financial Statements...............................          F-8



BANK OF FIFE:
Independent Auditors' Report.............................................         F-23
Balance Sheets...........................................................         F-24
Statements of Income.....................................................         F-25
Statements of Shareholders' Equity.......................................         F-26
Statements of Cash Flows.................................................         F-27
Notes to Financial Statements............................................         F-29

                          INDEPENDENT AUDITORS' REPORT




Board of Directors
CASCADE BANCORP, INC. AND SUBSIDIARY
Auburn, Washington


We have audited the accompanying consolidated balance sheet of CASCADE BANCORP, INC. AND SUBSIDIARY as of December 31, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CASCADE BANCORP, INC. AND SUBSIDIARY as of December 31, 1996, and the results of their operations and their cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.


KNIGHT, VALE & GREGORY, INC. P.S.


Tacoma, Washington
January 16, 1997

                                       F2

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
(Dollars in Thousands)

Cascade Bancorp, Inc. and Subsidiary
June 30, 1997 and December 31, 1996

                                                                JUNE 30,        DECEMBER 31,
                                                                  1997             1996
                                                               (Unaudited)

ASSETS
  Cash and due from banks (Note 3)                                $ 4,821         $ 3,998
  Interest bearing deposits in banks                                2,250           1,491
  Federal funds sold                                                1,550           1,300
  Securities available for sale (Note 4)                            8,706           7,933
  Securities held to maturity (Note 4)                             10,914          11,621

  Loans (Note 5)                                                   55,226          54,835
  Less allowance for credit losses (Note 5)                           551             515
  NET LOANS                                                        54,675          54,320

  Bank premises and equipment (Note 6)                              2,572           2,352
  Foreclosed real estate                                              200             444
  Cash value of life insurance                                        541             522
  Accrued interest receivable                                         546             566
  Other assets                                                        236             226

  TOTAL ASSETS                                                    $87,011         $84,773

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
  Deposits:
   Demand                                                         $13,449         $12,030
   Savings, NOW and money market                                   26,120          25,584
   Time (Note 7)                                                   36,581          36,110
  TOTAL DEPOSITS                                                   76,150          73,724

  Securities sold under repurchase agreements                       1,642           2,126
  Long-term debt (Note 8 )                                          2,000           2,000
  Accrued interest payable                                            443             454
  Other liabilities                                                   111             159
  TOTAL LIABILITIES                                                80,346          78,463

COMMITMENTS AND CONTINGENCIES (Note 10)                               - -             - -

SHAREHOLDERS' EQUITY
  Preferred stock (par value $1); 100,000 shares authorized;
   none issued                                                        - -             - -
  Common stock (par value $1); 1,000,000 shares authorized;
   330,000 and 165,000 shares issued (Note 11)                        330             165
  Surplus                                                           4,216           4,381
  Retained earnings (Note 13)                                       2,109           1,736
  Net unrealized gains on securities available for sale,
   net of tax of $7 and $14                                            10              28
  TOTAL SHAREHOLDERS' EQUITY                                        6,665           6,310

  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                      $87,011         $84,773

See notes to consolidated financial statements.

                                       F3

CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
(Dollars in Thousands Except Per Share Amounts)

Cascade Bancorp, Inc. and Subsidiary
Six Months Ended June 30, 1997 and 1996, and
Years Ended December 31, 1996 and 1995

                                                         JUNE 30,                      DECEMBER 31,
                                                         1997          1996            1996     1995
                                                         (Unaudited)   (Unaudited)
INTEREST INCOME
  Loans                                                   $2,680        $2,338          $4,823   $4,163
  Federal funds sold and deposits in banks                   104           133             273      203
  Securities available for sale                              230           140             316      297
  Securities held to maturity                                364           311             702      413
  TOTAL INTEREST INCOME                                    3,378         2,922           6,114    5,076

INTEREST EXPENSE
  Deposits                                                 1,418         1,329           2,747    2,177
  Borrowed funds                                              41            26              73       31
  Long-term debt                                              62           - -              49      - -
  TOTAL INTEREST EXPENSE                                   1,521         1,355           2,869    2,208

  NET INTEREST INCOME                                      1,857         1,567           3,245    2,868

PROVISION FOR CREDIT LOSSES (Note 5)                          70            66             119       84

  NET INTEREST INCOME AFTER
  PROVISION FOR CREDIT LOSSES                              1,787         1,501           3,126    2,784

NON-INTEREST INCOME
  Service charges on deposit accounts                        193           163             331      335
  Origination fees on real estate loans brokered             - -           - -              65       68
  Other                                                      196           249             454      261
  TOTAL NON-INTEREST INCOME                                  389           412             850      664

NON-INTEREST EXPENSES
  Salaries and employee benefits (Note 11)                   749           658           1,354    1,155
  Occupancy and equipment                                    411           336             714      554
  Other non-interest expenses                                494           536           1,023      946
  TOTAL NON-INTEREST EXPENSES                              1,654         1,530           3,091    2,655

  INCOME BEFORE INCOME TAXES                                 522           383             885      793

INCOME TAXES (Note 9)                                        149           115             267      225

  NET INCOME                                              $  373        $  268          $  618   $  568

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING              330,000       330,000         330,000  330,000

  NET INCOME PER SHARE                                     $1.13          $.81           $1.88    $1.72

See notes to consolidated financial statements.

                                       F4

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
(Dollars in Thousands)

Cascade Bancorp, Inc. and Subsidiary
Six Months Ended June 30, 1997, and
Years Ended December 31, 1996 and 1995


                                                                                               NET UNREALIZED
                                                                                               GAINS (LOSSES)
                                                                                               ON SECURITIES
                                              PREFERRED   COMMON                 RETAINED      AVAILABLE
                                              STOCK       STOCK      SURPLUS     EARNINGS      FOR SALE              TOTAL
Balance, January 1, 1995                      $- -        $165       $4,381      $  550        $(55)                 $5,041

Net income                                     - -         - -          - -         568         - -                     568

Change in unrealized gains
 on securities available
 for sale, net of tax                          - -         - -          - -         - -          67                      67

  BALANCE, DECEMBER 31, 1995                   - -         165        4,381       1,118          12                   5,676

Net income                                     - -         - -          - -         618         - -                     618

Change in unrealized gains
 on securities available
 for sale, net of tax                          - -         - -          - -         - -          16                      16

  BALANCE, DECEMBER 31, 1996                   - -         165        4,381       1,736          28                   6,310

Net income (unaudited)                         - -         - -          - -         373         - -                     373

100% stock dividend (unaudited)
  (Note 14)                                    - -         165         (165)        - -         - -                     - -

Change in unrealized gains (losses)
 on investments available for sale
 (unaudited)                                   - -         - -          - -         - -         (18)                    (18)

  BALANCE, JUNE 30, 1997
  (UNAUDITED)                                 $- -        $330       $4,216      $2,109        $ 10                  $6,665


See notes to consolidated financial statements.

                                       F5

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
(Dollars in Thousands)

Cascade Bancorp, Inc. and Subsidiary
Six Months Ended June 30, 1997 and 1996, and
Years Ended December 31, 1996 and 1995

                                                                JUNE 30,                     DECEMBER 31,
                                                                1997          1996           1996        1995
                                                                (Unaudited)   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                    $   373       $   268        $    618    $    568
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Provision for credit losses                                     70            66             119          84
     Deferred income taxes (benefit)                                - -           - -             (31)         10
     Depreciation and amortization                                  177           147             303         184
     (Increase) decrease in accrued interest receivable              20           (95)           (176)        (89)
     Increase (decrease) in accrued interest payable                (11)           67              53         156
     Other - net                                                    (80)         (287)            (62)         82
  NET CASH PROVIDED BY OPERATING ACTIVITIES                         549           166             824         995

CASH FLOWS FROM INVESTING ACTIVITIES
  (Increase) decrease in interest bearing
   deposits with banks                                             (759)       (1,527)           (158)        728
  Net (increase) decrease in Federal funds sold                    (250)         (475)          1,025        (945)
  Purchases of securities held to maturity                         (694)       (2,958)         (3,014)     (6,952)
  Purchases of securities available for sale                     (1,296)       (2,520)         (7,311)        (14)
  Proceeds from maturities of securities
   held to maturity                                               1,406           385           1,471       4,585
  Proceeds from maturities of securities
   available for sale                                               500         2,000           3,750       1,000
  Increase in loans made to customers,
   net of principal collections                                    (427)         (877)         (9,517)    (10,058)
  Purchase of premises and equipment                               (408)         (586)         (1,404)       (289)
  Purchase of officer's life insurance                              - -          (495)           (495)        - -
  Proceeds from sale of assets                                      260           - -             - -         - -
  NET CASH USED IN INVESTING ACTIVITIES                          (1,668)       (7,053)        (15,653)    (11,945)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand deposits,
   NOW accounts and savings accounts                              1,955         1,409           5,070       4,373
  Net increase in time deposit accounts                             471         4,301           5,744       7,675
  Increase (decrease) in securities sold under
   repurchase agreements                                           (484)          946           1,366         179
  Increase in long-term debt                                        - -           - -           2,000         - -
  NET CASH PROVIDED BY FINANCING ACTIVITIES                       1,942         6,656          14,180      12,227

  NET INCREASE (DECREASE) IN CASH
  AND DUE FROM BANKS                                                823          (231)           (649)      1,277

CASH AND DUE FROM BANKS
  Beginning of period                                             3,998         4,647           4,647       3,370

  END OF PERIOD                                                 $ 4,821       $ 4,416        $  3,998    $  4,647

(continued)

See notes to consolidated financial statements.

                                       F6

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
(concluded) (Dollars in Thousands)

Cascade Bancorp, Inc. and Subsidiary
Six Months Ended June 30, 1997 and 1996, and
Years Ended December 31, 1996 and 1995

                                                               JUNE 30,                      DECEMBER 31,
                                                               1997          1996            1996       1995
                                                               (Unaudited)   (Unaudited)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash payments for:
   Interest                                                    $1,532        $1,288          $2,816     $2,052
   Income taxes                                                   255           305             376         21

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING ACTIVITIES
  Fair value adjustment of securities
   available for sale, net of tax                                ($18)         ($16)         $   16     $   67
  Transfer of securities from held to maturity
   to available for sale                                          - -           - -             - -      3,250
  Transfer of loans to foreclosed real estate                     - -           - -             444        - -


See notes to consolidated financial statements.

                                       F7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Cascade Bancorp, Inc. and Subsidiary


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Cascade Bancorp, Inc. (the Company) and its wholly owned subsidiary, Cascade Community Bank (the
Bank). All significant intercompany transactions and balances have been eliminated.

NATURE OF OPERATIONS

The Company operates three branches in suburban communities in and around Auburn and South King County. The Company's primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and middle-income individuals.

FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for credit losses and the valuation of foreclosed real estate, management obtains independent appraisals for significant properties.

Certain prior year amounts have been reclassified to conform to the 1996 presentation.

SECURITIES AVAILABLE FOR SALE

Securities available for sale consist of debt and certain equity securities not classified as trading or as securities held to maturity. Securities available for sale are reported at fair value. Unrealized gains and losses, net of the related deferred tax effect, are reported as a net amount in a separate component of shareholders' equity. Realized gains and losses on securities available for sale, determined using the specific identification method, are included in earnings. Amortization of premiums and accretion of discounts are recognized in interest income over the period to maturity.

SECURITIES HELD TO MATURITY

Debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income over the period to maturity.

(continued)

                                       F8

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Cascade Bancorp, Inc. and Subsidiary


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

LOANS

Loans are stated at the amount of unpaid principal, reduced by deferred loan fees and an allowance for credit losses. Interest on loans is accrued daily based on the principal amount outstanding.

The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed against current income. If management determines that the ultimate collectibility of principal is in doubt, cash receipts on nonaccrual loans are applied to reduce the principal income.

Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized as an adjustment of the yield of the related loan.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. The allowance is based on management's periodic evaluation of potential losses in the loan portfolio after consideration of historical loss experience, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral, economic conditions, the results of examination of individual loans, the evaluation of the overall portfolio by senior credit personnel and federal and state regulatory agencies, and other risks inherent in the portfolio.

When management determines that it is possible that a borrower will be unable to repay all amounts due according to the terms of the loan agreement, including scheduled interest payments, the loan is considered impaired. The amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or when the primary source of repayment is provided by real estate collateral, at the fair value of the collateral less estimated selling costs. The amount of impairment and any subsequent charges are recorded through the provision for credit losses as an adjustment to the allowance for credit losses.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost less accumulated depreciation, which is computed on a straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is less. Gains or losses on dispositions are reflected in earnings.

(continued)

                                       F9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Cascade Bancorp, Inc. and Subsidiary


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

FORECLOSED REAL ESTATE

Real estate properties acquired through, or in lieu of, foreclosure are to be sold and recorded at the lower of the recorded amount of the loan, or the fair value of the properties less estimated costs of disposal. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for credit losses. Properties are evaluated regularly to ensure that the recorded amounts are supported by their current fair values, and that valuation allowances to reduce the carrying amounts to fair value less estimated costs to dispose are recorded as necessary. Additions to or reductions from valuation allowances are recorded in income.

INCOME TAXES

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The Bank provides for income taxes on a separate return basis and remits to the Company amounts currently payable.

CASH AND CASH EQUIVALENTS

The Company considers all amounts included in the balance sheet caption "Cash and due from banks" to be cash equivalents.

NET INCOME PER SHARE

Net income per share of common stock has been computed on the basis of the weighted average number of shares of common stock outstanding.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1996, the Financial Accounting Standards Board issued Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS No. 125), which establishes accounting and reporting standards based on consistent application of a financial components approach that focuses on control.

Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when satisfied. The Statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Statement is effective for years beginning after December 15, 1996 and may not be applied retroactively. The effective date for certain provisions of SFAS No. 125 were postponed until years beginning after December 31, 1997. The Company has not assessed the impact of SFAS No. 125 on its future operations.

                                      F10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Cascade Bancorp, Inc. and Subsidiary


NOTE 2 - ACCOUNTING CHANGES

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123).
Under SFAS No. 123, stock-based compensation is measured either using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25 or the fair value method described in SFAS No. 123. Companies choosing the intrinsic value method are required to disclose the pro forma impact of the fair value method on net income and earnings per share. The Company implemented SFAS No. 123 using the intrinsic value method, which had no effect on its financial position or results of operations.


NOTE 3 - RESTRICTED ASSETS

Federal Reserve Board regulations require that the Company maintain certain minimum reserve balances on deposit with the Federal Reserve Bank. The average amounts of such balances for the years ended December 31, 1996 and 1995 were approximately $738,000 and $595,000, respectively.


NOTE 4 - DEBT AND EQUITY SECURITIES

Debt and equity securities have been classified according to management's intent. The carrying amount of securities and their approximate fair values at December 31 are as follows (dollars in thousands):

                                                                GROSS        GROSS
                                                AMORTIZED       UNREALIZED   UNREALIZED     FAIR
                                                COST            GAINS        LOSSES         VALUES
SECURITIES AVAILABLE FOR SALE

DECEMBER 31, 1996
  U.S. Government and agency securities         $6,989          $53          $19            $7,023
  State and municipal securities                   130            3          - -               133
  FHLMC preferred stock                            250            8          - -               258
  Federal Home Loan Bank stock                     273          - -          - -               273
  Other securities                                 249          - -            3               246

                                                $7,891          $64          $22            $7,933

DECEMBER 31, 1995
  U.S. Government and agency securities         $3,750          $14          $ 6            $3,758
  State and municipal securities                   130            4          - -               134
  FHLMC preferred stock                            250            8          - -               258
  Federal Home Loan Bank stock                     182          - -          - -               182

                                                $4,312          $26          $ 6            $4,332

(continued)

                                      F11

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Cascade Bancorp, Inc. and Subsidiary


NOTE 4 - DEBT AND EQUITY SECURITIES (concluded)

                                                                GROSS        GROSS
                                               AMORTIZED        UNREALIZED   UNREALIZED      FAIR
                                               COST             GAINS        LOSSES          VALUES
SECURITIES HELD TO MATURITY

DECEMBER 31, 1996
  U.S. Government and agency securities        $ 8,484          $15          $56             $ 8,443
  State and municipal securities                 2,482           31            2               2,511
  Other securities                                 655            1          - -                 656

                                               $11,621          $47          $58             $11,610

DECEMBER 31, 1995
  U.S. Government and agency securities        $ 6,731          $40          $25             $ 6,746
  State and municipal securities                 2,275           20            7               2,288
  Other securities                               1,063            4            5               1,062

                                               $10,069          $64          $37             $10,096

The scheduled maturities of debt securities held to maturity and available for sale at December 31, 1996 are as follows (dollars in thousands):

                                     SECURITIES HELD TO MATURITY      SECURITIES AVAILABLE FOR SALE
                                     AMORTIZED        FAIR            AMORTIZED            FAIR
                                     COST             VALUE           COST                 VALUE
Due in one year or less              $ 1,654          $ 1,643         $  500               $  503
Due from one year to five years        8,806            8,799          6,368                6,402
Due from five to ten years             1,161            1,168            500                  497

                                     $11,621          $11,610         $7,368               $7,402

Securities, carried at approximately $7,025,000 and $2,000,000 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits, long-term debt and for other purposes required or permitted by law.

                                      F12

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Cascade Bancorp, Inc. and Subsidiary

NOTE 5 - LOANS

Loans at December 31 consist of the following (dollars in thousands):

                                                   1996       1995
Commercial                                         $17,468    $13,629
Real estate:
  1-4 family residential                             8,422      7,675
  Construction                                       7,816      8,417
  Commercial                                        15,891     11,082
Consumer                                             5,285      5,036
                                                    54,882     45,839
Less net deferred loan origination fees                (47)       (63)

  TOTAL LOANS                                      $54,835    $45,776

Changes in the allowance for credit losses for the years ended December 31 were as follows (dollars in thousands):

                                                   1996       1995
Balance at beginning of year                       $   425    $   345
Provision for credit losses                            119         84
Net charge-offs                                        (29)        (4)

  BALANCE AT END OF YEAR                           $   515    $   425

The recorded investment in impaired loans was $29,000 and $14,000 at December 31, 1996 and 1995, respectively. At December 31, 1996 and 1995, a specific allocation of $11,000 and $7,000, respectively, of the allowance for credit losses was made for these impaired loans. The average recorded investment in impaired loans during the years ended December 31, 1996 and 1995 was $237,000 and $5,000, respectively. Interest income recognized on impaired loans, which was collected in cash, was insignificant in 1996 and 1995.

At December 31, 1996, there were no commitments to lend additional funds to borrowers whose loans have been modified. Loans 90 days and over past due still accruing interest were $83,000 and $2,000 at December 31, 1996 and 1995, respectively.

(continued)

                                      F13

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Cascade Bancorp, Inc. and Subsidiary

NOTE 5 - LOANS (concluded)

Maturity and repricing for the Bank's portfolio at December 31, 1996 are as follows (dollars in thousands):

                                FIXED              FLOATING
                                RATE               RATE
                                MATURING IN        REPRICING IN    TOTAL

0 - 90 days                         $ 4,354        $14,335         $18,689
91 - 365 days                        10,201            - -          10,201
1 year or more                       25,963            - -          25,963

                                    $40,518        $14,335          54,853

Loans on which the accrual
 of interest has been
 discontinued                                                           29
                                                                   $54,882

Certain related parties of the Company, principally Company directors and their associates, were loan customers of the Bank in the ordinary course of business during 1996 and 1995. Total loans outstanding at December 31, 1996 and 1995 to key officers and directors were $1,445,000 and $1,142,000, respectively. During 1996, loan advances totaled $1,149,000 and loan repayments totaled $846,000 on these loans.


NOTE 6 - BANK PREMISES AND EQUIPMENT

The components of Bank premises and equipment at December 31 are (dollars in thousands):

                                         1996     1995

Bank premises                            $1,541   $  868
Equipment, furniture and fixtures         1,667    1,032
  TOTAL COST                              3,208    1,900
Accumulated depreciation                    856      574

  TOTAL BANK PREMISES AND EQUIPMENT      $2,352   $1,326

The Bank leases its main office facility from a partnership comprised substantially of directors of the Company. The lease is for a 20-year term, expiring in 2010, with options to renew for two additional five-year periods. Rentals are $9,000 per month, or $108,000 annually. Future rents are subject to increases based on changes in the Consumer Price Index. After the tenth year of the lease, the Company has the option to purchase the premises based on the appraised value at the time of purchase.

(continued)

                                      F14

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Cascade Bancorp, Inc. and Subsidiary


NOTE 6 - BANK PREMISES AND EQUIPMENT (concluded)

The Bank also leases two branch sites. The land for the first branch is leased from the same partnership that owns the main office. The lease is for a 20-year term, expiring in 2013, with options to renew for two additional five-year periods. Monthly rentals total $21,000 annually through March 1998, at which time the rent will be increased based on changes in the Consumer Price Index. The second branch facility is leased for a four-year term, expiring in 1997, with an option to renew for an additional one-year period. Rentals are $5,000 per month, or $60,000 annually.

Rental expense for leased premises and equipment was $189,000 annually for 1996 and 1995.

Minimum net rental commitments under noncancellable leases having an original or remaining term of more than one year were as follows at December 31, 1996 (dollars in thousands):

YEARS ENDING DECEMBER 31,
1997                                   $  179
1998                                      129
1999                                      129
2000                                      129
2001                                      129
Thereafter                              1,154

TOTAL MINIMUM PAYMENTS REQUIRED        $1,849

NOTE 7 - DEPOSITS

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $5,611,000 and $5,009,000 at December 31, 1996 and 1995, respectively.

At December 31, 1996, the scheduled maturities of certificates of deposit are as follows (dollars in thousands):

1997                                   $23,329
1998                                     3,997
1999                                     1,489
2000                                     5,145
2001 and thereafter                      2,150

                                       $36,110

                                      F15

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Cascade Bancorp, Inc. and Subsidiary


NOTE 8 - LONG-TERM DEBT

Long-term debt at December 31, 1996 represents advances from the Federal Home Loan Bank bearing interest at 6.14% and maturing in 1998. The Bank has pledged $2,100,000 of securities as collateral for these borrowings at December 31, 1996.


NOTE 9 - INCOME TAXES

Income taxes are comprised of the following for the years ended December 31 (dollars in thousands):

                           1996    1995
Current                   $ 298    $ 215
Deferred (benefit)          (31)      10

  TOTAL INCOME TAXES      $ 267    $ 225

The following is a reconciliation between the statutory and the effective Federal income tax rate for the years ended December 31 (dollars in thousands):


                                          1996                           1995
                                                         PERCENT                       PERCENT
                                                         OF PRE-TAX                    OF PRE-TAX
                                         AMOUNT          INCOME          AMOUNT        INCOME
Income tax at statutory rates             $ 301          34.0%           $ 270          34.0%
Increase (decrease) resulting from:
  Tax-exempt income                         (40)         (4.5)             (30)         (3.8)
  Other                                       6            .7              (15)         (1.9)

  TOTAL INCOME TAX EXPENSE                $ 267          30.2%           $ 225          28.3%

The tax effect of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31 are (dollars in thousands):

                                   1996    1995

DEFERRED TAX ASSETS
  Allowance for credit losses      $ 138   $  97
  Other                               11       6
  TOTAL DEFERRED TAX ASSETS          149     103

(continued)

                                      F16

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Cascade Bancorp, Inc. and Subsidiary


NOTE 9 - INCOME TAXES (concluded)

                                                         1996    1995
DEFERRED TAX LIABILITIES
  Depreciation                                           $  82   $  78
  Deferred income                                           78      67
  Unrealized gains on securities available for sale         14       8
  TOTAL DEFERRED TAX LIABILITIES                           174     153

  NET DEFERRED TAX LIABILITIES                           $  25   $  50

NOTE 10 - COMMITMENTS AND CONTINGENCIES

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Bank's commitments at December 31 is as follows (dollars in thousands):


                                            1996      1995
Commitments to extend credit:
  Real estate secured                       $ 2,540   $ 3,808
  Credit card lines                           2,047     1,836
  Other                                       9,141     4,909
  TOTAL COMMITMENTS TO EXTENDED CREDIT       13,728    10,553

Standby letters of credit                        57       193

                                            $13,785   $10,746

(continued)

                                      F17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Cascade Bancorp, Inc. and Subsidiary


NOTE 10 - COMMITMENTS AND CONTINGENCIES (concluded)

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK (concluded)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that approximately 58% of loan commitments are drawn upon by customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, livestock, inventory, property and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above, and is required in instances where the Bank deems necessary.

The Bank has agreements with commercial banks for lines of credit totaling $1,100,000, none of which was used at December 31, 1996, and a credit line with the Federal Home Loan Bank totaling 10% of assets, $2,000,000 of which was used at December 31, 1996.

CONCENTRATIONS OF CREDIT RISK

All of the Bank's loans and commitments to extend credit have been granted to customers in the Company's market area. The concentrations of credit by type of loan are set forth in Note 5.

Investments in state and municipal securities involve governmental entities within Washington State. Standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of practice, generally does not extend credit to any single borrower or group of related borrowers in excess of $1,000,000.


NOTE 11 - EMPLOYEE BENEFIT PLANS

STOCK OPTION PLAN

At December 31, 1996, the Company has a stock option plan, which is described below. The Company applies APB Opinion No. 25 and related interpretations in accounting for this plan. Accordingly, no compensation cost has been recognized for this plan.

(continued)

                                      F18

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Cascade Bancorp, Inc. and Subsidiary


NOTE 11 - EMPLOYEE BENEFIT PLANS (concluded)

STOCK OPTION PLAN (concluded)

The plan provides for granting certain key employees options to purchase the Company's common stock. Under the terms of the plan, options may be either incentive stock options (as defined in the Internal Revenue Code) or nonqualified stock options. The option price will be the fair market value at the date of grant in the case of incentive stock options, or a price determined by the Board of Directors in the case of nonqualified options.


Pursuant to the plan, up to 30,000 shares of common stock may be optioned. Options granted have a maximum term of ten years. In 1996 and 1995, no stock options were granted or exercised. Options vest 20% per year, commencing one year from the date of grant. At December 31, 1996 and 1995, options to purchase 11,400 shares were outstanding. Options were exercisable at December 31, 1996 and 1995 for 9,580 shares and 7,300 shares, respectively.

The following information summarizes information about stock options outstanding at December 31, 1996:


OPTIONS OUTSTANDING                                     OPTIONS EXERCISABLE

                            WEIGHTED
                            AVERAGE         WEIGHTED                  WEIGHTED
RANGE OF                    REMAINING       AVERAGE                   AVERAGE
EXERCISE    NUMBER          CONTRACTUAL     EXERCISE    NUMBER        EXERCISE
PRICES      OUTSTANDING     LIFE            PRICE       EXERCISABLE   PRICE
$12.50      9,700           4 years         $12.50      8,900         $12.50
$15.00      1,700           7 years         $15.00        680         $15.00


401(k) PLAN

In March 1994, the Bank adopted a combined 401(k) and profit sharing plan which covers substantially all employees who have completed one year or more of service. Contributions by the Bank to this plan are made at the discretion of the Board of Directors. There were no contributions to the combined 401(k) and profit sharing plan for the year ending December 31, 1996. Contributions to the plan in 1995 were $45,000.

DEFERRED COMPENSATION PLAN

In 1996 the Company approved a deferred compensation plan for the Bank's President. The post-retirement benefits are designed to supplement retirement benefits from social security. Expenses, including life insurance premiums, related to this plan totaled $33,000 in 1996. Benefits may be funded by life insurance policies purchased by the Bank, which had a cash surrender value of $500,000 at December 31, 1996. Related income on the life insurance policies was $24,000 in 1996. The liability for future benefits, which is accrued over the expected time to retirement, was $20,000 at December 31, 1996.

                                      F19

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Cascade Bancorp, Inc. and Subsidiary


NOTE 12 - CONDENSED FINANCIAL INFORMATION - PARENT ONLY

CONDENSED BALANCE SHEETS - DECEMBER 31
(Dollars in Thousands)

                                                                                         1996     1995
ASSETS
  Cash                                                                                   $    3   $    3
  Investment in subsidiary                                                                6,286    5,645
  Organizational costs, net                                                                  21       28

  TOTAL ASSETS                                                                           $6,310   $5,676

SHAREHOLDERS' EQUITY                                                                     $6,310   $5,676


CONDENSED STATEMENTS OF INCOME -  YEARS ENDED DECEMBER 31
(Dollars in Thousands)

DIVIDEND FROM SUBSIDIARY                                                                 $  - -    $  36

OPERATING EXPENSE                                                                            (7)      (5)

  INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                          (7)      31

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY                                                625      537

  NET INCOME                                                                              $ 618    $ 568


CONDENSED STATEMENTS OF CASH FLOWS - YEARS ENDED DECEMBER 31
(Dollars in Thousands)

OPERATING ACTIVITIES
  Net income                                                                              $ 618    $ 568
  Adjustments to reconcile net income to net cash provided
   by operating activities:
     Amortization                                                                             7        5
     Equity in undistributed income of subsidiary                                          (625)    (537)
     Increase in other assets                                                               - -      (33)
  NET CASH PROVIDED BY OPERATING ACTIVITIES                                                 - -        3

CASH
  Beginning of year                                                                           3      - -

  END OF YEAR                                                                             $   3    $   3

                                      F20

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Cascade Bancorp, Inc. and Subsidiary


NOTE 13 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory --and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines of the regulatory framework for prompt corrective action, the Bank must meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined).

Under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the table.

As of December 31, 1996, the most recent notification from the Bank's regulator categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.

There are no conditions or events since that notification that management believes have changed the institution's category.

Actual capital amounts and ratios for the consolidated Company and the Bank are also presented in the table (dollars in thousands):

                                                                                               TO BE WELL CAPITALIZED
                                                                                               UNDER PROMPT
                                                                     CAPITAL ADEQUACY          CORRECTIVE ACTION
                                           ACTUAL                    PURPOSES                  PROVISIONS
                                           AMOUNT        RATIO       AMOUNT       RATIO        AMOUNT               RATIO
DECEMBER 31, 1996
  Tier 1 capital (to average assets)
   Consolidated                            $6,261        7.5%        $3,338       4.0%         N/A                  N/A
   Bank only                                6,258        7.5          3,337       4.0          $4,172               5.0%
  Tier 1 capital (to risk-weighted
   assets)
   Consolidated                             6,261       10.2          2,467       4.0          N/A                  N/A
   Bank only                                6,258       10.2          2,466       4.0           3,699               6.0
  Total capital (to risk-weighted
   assets)
   Consolidated                             6,776       11.0          4,934       8.0          N/A                  N/A
   Bank only                                6,773       11.0          4,932       8.0           6,175               10.0


(continued)

                                      F21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Cascade Bancorp, Inc. and Subsidiary


NOTE 13 - REGULATORY MATTERS (concluded)

                                                                                               TO BE WELL CAPITALIZED
                                                                                               UNDER PROMPT
                                                                     CAPITAL ADEQUACY          CORRECTIVE ACTION
                                           ACTUAL                    PURPOSES                  PROVISIONS
                                           AMOUNT        RATIO       AMOUNT       RATIO        AMOUNT               RATIO
DECEMBER 31, 1995
  Tier 1 capital (to average assets)
   Consolidated                            5,636          8.3%       $2,731       4.0%         N/A                  N/A
   Bank only                               5,634          8.3         2,730       4.0          $3,412                 5.0%
  Tier 1 capital (to risk-weighted
   assets)
   Consolidated                            5,636         11.6         1,952       4.0          N/A                  N/A
   Bank only                               5,634         11.6         1,950       4.0           2,926                 6.0
  Total capital (to risk-weighted
   assets)
   Consolidated                            6,061         12.4         3,903       8.0          N/A                  N/A
   Bank only                               6,059         12.4         3,901       8.0           4,876                10.0

Management believes, as of December 31, 1996, that the Company and the Bank meet all capital requirements to which they are subject.


RESTRICTIONS ON RETAINED EARNINGS

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1996, substantially all of the Bank's retained earnings were unrestricted concerning the payment of dividends to the Company.


NOTE 14 - STOCK DIVIDEND - (UNAUDITED)

On March 18, 1997, the Company declared a 100% stock dividend effected as a 2-for-1 stock split. Net income per share for prior periods and stock option information in Note 11 have been restated to reflect this stock dividend.

                                      F22

                          INDEPENDENT AUDITORS' REPORT




Board of Directors
BANK OF FIFE
Fife, Washington


We have audited the accompanying balance sheet of BANK OF FIFE as of December 31, 1996, and the related statements of income, shareholders' equity and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BANK OF FIFE as of December 31, 1996, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.


KNIGHT, VALE & GREGORY, INC. P.S.

Tacoma, Washington
January 13, 1997
                                      F23

BALANCE SHEETS
--------------------------------------------------------------------------------
(Dollars in Thousands)

Bank of Fife
June 30, 1997 and December 31, 1996

                                                                                   JUNE 30,         DECEMBER 31,
                                                                                   1997             1996
                                                                                   (Unaudited)
ASSETS
  Cash and due from banks                                                           $ 1,361         $ 2,196
  Interest bearing deposits in banks                                                  1,902           1,745
  Federal funds sold                                                                  1,490           2,350
  Securities available for sale (Note 3)                                              3,656           3,295

  Loans (Note 4)                                                                     23,896          22,221
  Less allowance for credit losses (Note 4)                                             292             263
  NET LOANS                                                                          23,604          21,958

  Premises and equipment (Note 5)                                                     1,072           1,054
  Accrued interest receivable                                                           223             207
  Other assets                                                                           91              28

  TOTAL ASSETS                                                                      $33,399         $32,833

LIABILITIES
  Deposits:
   Demand                                                                           $ 5,291         $ 5,388
   Savings, NOW and money market                                                      6,347           5,629
   Time (Note 6)                                                                     18,239          18,541
  TOTAL DEPOSITS                                                                     29,877          29,558

  Accrued interest payable                                                               24              24
  Other liabilities                                                                     282             223

  TOTAL LIABILITIES                                                                  30,183          29,805

COMMITMENTS AND CONTINGENCIES (Note 8)                                                  - -             - -

SHAREHOLDERS' EQUITY
  Preferred stock (par value $1); 100,000 shares authorized;
   no shares issued                                                                     - -             - -
  Common stock (par value: $.50); 1,000,000 shares
   authorized; issued and outstanding: 1997 - 202,920 shares;
   1996 - 206,996 shares; (Note 14)                                                     101             104
  Surplus                                                                             1,943           1,990
  Retained earnings (Note 13)                                                         1,171             926
  Net unrealized gain on securities available for sale,
   net of tax of $1 in 1997 and $3 in 1996                                                1               8
  TOTAL SHAREHOLDERS' EQUITY                                                          3,216           3,028

  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                        $33,399         $32,833


See notes to financial statements.

                                      F24

STATEMENTS OF INCOME
--------------------------------------------------------------------------------
(Dollars in Thousands, Except Per Share Amounts)

Bank of Fife
Six Months Ended June 30, 1997 and 1996, and
Years Ended December 31, 1996 and 1995

                                                JUNE 30,                       DECEMBER 31,
                                                1997          1996             1996           1995
                                                (Unaudited)   (Unaudited)
INTEREST INCOME
  Loans                                             $1,312        $1,119          $2,369         $1,812
  Federal funds sold and deposits in banks              93            74             174            150
  Securities available for sale                        100            75             166            118
  TOTAL INTEREST INCOME                              1,505         1,268           2,709          2,080

INTEREST EXPENSE - DEPOSITS                            623           534           1,154            807

  NET INTEREST INCOME                                  882           734           1,555          1,273

PROVISION FOR CREDIT LOSSES (Note 4)                    32            17              96             48

  NET INTEREST INCOME AFTER PROVISION
  FOR CREDIT LOSSES                                    850           717           1,459          1,225

NON-INTEREST INCOME
  Service charges on deposit accounts                   88            50             125             88
  Other operating income                                12            11              27             23
  TOTAL NON-INTEREST INCOME                            100            61             152            111

NON-INTEREST EXPENSES
  Salaries and employee benefits                       281           183             494            395
  Occupancy and equipment                               49            54             113            102
  Other operating expenses                             175           153             352            280
  TOTAL NON-INTEREST EXPENSES                          505           390             959            777

  INCOME BEFORE INCOME TAXES                           445           388             652            559

INCOME TAXES (Note 7)                                  149           130             212            191

  NET INCOME                                        $  296        $  258          $  440         $  368

AVERAGE NUMBER OF COMMON SHARES
 OUTSTANDING (Note 14)                             204,349       205,148         204,592        203,026

  NET INCOME PER SHARE                               $1.45         $1.26           $2.15          $1.81

See notes to financial statements.

                                      F25

STATEMENTS OF SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------
(Dollars in Thousands)

Bank of Fife
Six Months Ended June 30, 1997, and
Years Ended December 31, 1996 and 1995

                                                                                               NET UNREALIZED
                                                                                               GAIN (LOSS)
                                        PREFERRED      COMMON                   RETAINED       ON SECURITIES
                                        STOCK          STOCK         SURPLUS    EARNINGS       AVAILABLE FOR SALE     TOTAL
Balance, January 1, 1995                $- -           $102          $1,926      $  118        $(18)                  $2,128

Net income                               - -            - -             - -         368         - -                      368

Issuance of common stock
  (Note 11)                              - -              1              33         - -         - -                       34

Change in net unrealized gain on
  securities available for sale,
  net of tax                             - -            - -             - -         - -          21                       21

  BALANCE, DECEMBER 31, 1995             - -            103           1,959         486           3                    2,551

Net income                               - -            - -             - -         440         - -                      440

Issuance of common stock
  (Note 11)                              - -              1              31         - -         - -                       32

Change in net unrealized gain on
  securities available for sale,
  net of tax                             - -            - -             - -         - -           5                        5

  BALANCE, DECEMBER 31, 1996             - -            104           1,990         926           8                    3,028

Net income (unaudited)                   - -            - -             - -         296         - -                      296

Purchase of common stock
  (unaudited)                            - -             (3)            (47)        (51)        - -                     (101)

Change in unrealized gain (loss) on
  investments available for sale
  (unaudited)                            - -            - -             - -         - -          (7)                      (7)

  BALANCE, JUNE 30, 1997
  (UNAUDITED)                           $- -           $101          $1,943      $1,171       $   1                   $3,216

See notes to financial statements.

                                      F26

STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
(Dollars in Thousands)

Bank of Fife
Six Months Ended June 30, 1997 and 1996, and
Years Ended December 31, 1996 and 1995

                                                           JUNE 30,                      DECEMBER 31,
                                                           1997          1996            1996       1995
                                                           (Unaudited)   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                               $   296       $   258         $   440    $   368
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Provision for credit losses                                32            17              96         48
     Depreciation and amortization                              28            24              51         40
     Loss on sale of premises and equipment                    - -           - -              33        - -
     Deferred federal income tax                               - -           - -              19         38
     Issuance of common stock                                  - -           - -              32         34
     Increase in accrued interest receivable                   (16)          (17)            (55)       (57)
     Increase in accrued interest payable                      - -             5               2         10
     Other - net                                                (6)           99              86        (55)
   NET CASH PROVIDED BY OPERATING ACTIVITIES                   334           386             704        426

CASH FLOWS FROM INVESTING ACTIVITIES
  Net (increase) decrease in Federal funds sold                860          (875)         (1,825)       900
  (Increase) decrease in interest bearing
   deposits in banks                                          (157)           12            (561)       248
  Purchases of securities available for sale                  (871)       (1,809)         (3,773)    (2,394)
  Proceeds from maturities of securities
   available for sale                                          500         1,688           2,788        905
  Net increase in loans made to customers,
   net of principal collections                             (1,678)       (1,413)         (3,077)    (5,840)
  Additions to premises and equipment                          (41)           (6)         (1,026)       (50)
  Net proceeds on sale of foreclosed real estate               - -            44              44        - -
  NET CASH USED IN INVESTING ACTIVITIES                     (1,387)       (2,359)         (7,430)    (6,231)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand deposits,
   NOW and savings accounts                                    621        (1,158)          2,896     (1,559)
  Net increase (decrease) in time deposit accounts            (302)        3,062           4,548      7,355
  Purchase of common stock                                    (101)          - -             - -        - -
  NET CASH PROVIDED BY FINANCING ACTIVITIES                    218         1,904           7,444      5,796

  NET CHANGE IN CASH AND DUE FROM BANKS                       (835)          (69)            718         (9)

CASH AND DUE FROM BANKS
  Beginning of period                                        2,196         1,478           1,478      1,487

  END OF PERIOD                                            $ 1,361       $ 1,409         $ 2,196    $ 1,478

(continued)

See notes to financial statements.

                                      F27

STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
(concluded) (Dollars in Thousands)

Bank of Fife
Six Months Ended June 30, 1997 and 1996, and
Years Ended December 31, 1996 and 1995

                                                           JUNE 30,                      DECEMBER 31,
                                                           1997          1996            1996       1995
                                                           (Unaudited)   (Unaudited)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash payments for:
   Interest                                                 $ 623         $ 729          $1,152     $ 797
   Income taxes                                               180            52              84       168

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING
 AND FINANCING ACTIVITIES
  Issuance of common stock                                  $ - -         $ - -          $   32     $  34
  Fair value adjustment of securities available
   for sale, net of tax                                        (7)          (19)              5        21
  Transfer from loans to foreclosed real estate               - -            44              44       - -

See notes to financial statements.

                                      F28

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Bank of Fife


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Bank of Fife (the Bank) operates one branch located in Fife, Washington. The Bank's primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and middle-income individuals.

FINANCIAL STATEMENT PRESENTATION

The financial statements have been prepared in accordance with generally accepted accounting principles and practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for credit losses and the valuation of foreclosed real estate, management obtains independent appraisals for significant properties.

Certain prior year amounts have been reclassified to conform to the 1996 presentation.

SECURITIES AVAILABLE FOR SALE

Securities classified as available for sale consist of debt and certain equity securities the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Securities available for sale are reported at fair value.

Unrealized gains and losses, net of the related deferred tax effect, are reported as a net amount in a separate component of shareholders' equity. Realized gains and losses on securities available for sale, determined using the specific identification method, are included in earnings. Amortization of premiums and accretion of discounts are recognized in interest income over the period to maturity.

Declines in the fair value of individual securities available for sale below their cost that are other than temporary result in write-downs of the individual securities to their fair value. Such write-downs are included in earnings as realized losses.

LOANS

Loans are stated at the amount of unpaid principal, reduced by an allowance for credit losses. Interest on loans is accrued daily based on the principal amount outstanding.

The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due or when they are past due 90 days as to either principal or interest. When interest accrual is discontinued, all unpaid accrued interest is reversed against current income. If management determines that the ultimate collectibility of principal is in doubt, cash receipts on nonaccrual loans are applied to reduce the principal income.

(continued)

                                      F29

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Bank of Fife


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

LOANS (concluded)

The Bank's policy is to defer loan origination and commitment fees and certain direct loan origination costs, and to amortize the net amount as an adjustment of the yield of the related loan.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. The allowance is based on management's periodic evaluation of potential losses in the loan portfolio after consideration of historical loss experience, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral, economic conditions, and other risks inherent in the portfolio.

When management determines that it is possible that a borrower will be unable to repay all amounts due according to the terms of the loan agreement, including scheduled interest payments, the loan is considered impaired. The amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or when the primary source of repayment is provided by real estate collateral, at the fair value of the collateral less estimated selling costs. The amount of impairment and any subsequent charges are recorded through the provision for credit losses as an adjustment to the allowance for credit losses.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation, which is computed on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is less. Gains or losses on dispositions are reflected in earnings.

INCOME TAXES

Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

(continued)

                                      F30

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Bank of Fife


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (concluded)

CASH AND CASH EQUIVALENTS

The Bank considers all amounts included in the balance sheet caption "Cash and Due from Banks" to be cash equivalents.

The Bank maintains its cash in depository institution accounts which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such accounts.

NET INCOME PER SHARE

Net income per share of common stock has been computed on the basis of the weighted average number of shares of common stock outstanding.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1996, the Financial Accounting Standards Board issued Statement No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS No. 125), which establishes accounting and reporting standards based on consistent application of a financial components approach that focuses on control. Under this approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when satisfied. The Statement also provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Statement is effective for the year beginning after December 15, 1996, though the effective date of certain provisions has been postponed to years beginning after December 31, 1997. The Bank has not assessed the impact of SFAS No. 125 on its future operations.


NOTE 2 - ACCOUNTING CHANGES

Effective in 1996, the Bank adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). Under SFAS No. 123, stock-based compensation is measured either using the intrinsic value method as prescribed by Accounting Standards Board Opinion No. 25, Accounting for Stock Issued to Employees (APB Opinion No. 25), or the fair value method described in SFAS No. 123. Companies choosing the intrinsic value method are required to disclose the pro forma impact of the fair value method on net income and earnings per share. The Bank implemented SFAS No. 123 using the intrinsic value method, which had no effect on its financial position or results of operations. Required pro forma disclosures are included in Note 12.

                                      F31

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Bank of Fife


NOTE 3 - DEBT AND EQUITY SECURITIES

Debt and equity securities have been classified as available for sale according to management's intent. The carrying amount of securities and their approximate fair values at December 31 were as follows (dollars in thousands):

                                                                GROSS        GROSS
                                                AMORTIZED       UNREALIZED   UNREALIZED     FAIR
                                                COST            GAINS        LOSSES         VALUE
SECURITIES AVAILABLE FOR SALE

DECEMBER 31, 1996
  U.S. Government and agency securities         $3,206          $11          $- -           $3,217
  Federal Home Loan Bank stock                      78          - -           - -               78

                                                $3,284          $11           - -           $3,295

DECEMBER 31, 1995
  U.S. Government and agency securities         $2,269          $14            $9           $2,274


The scheduled maturities of debt securities available for sale at December 31, 1996 are as follows (dollars in thousands):


                                         AMORTIZED    FAIR
                                         COST         VALUE
Due from one year to five years          $2,399       $2,404
Due from five years to ten years            807          813

                                         $3,206       $3,217

Securities, carried at approximately $200,000 at December 31, 1996 and $447,000 at December 31, 1995, were pledged to secure public deposits and for other purposes required or permitted by law.

                                      F32

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Bank of Fife


NOTE 4 - LOANS

Loans at December 31 consist of the following (dollars in thousands):

                               1996      1995
Commercial                    $ 7,906   $ 6,282
Real estate:
  1-4 family residential        4,346     4,407
  Construction                  2,123     1,564
  Commercial                    6,433     5,771
Consumer                        1,413     1,164

  TOTAL LOANS                 $22,221   $19,188

Changes in the allowance for credit losses for the years ended December 31 are as follows (dollars in thousands):

                                  1996    1995
Balance at beginning of year      $ 167   $ 119
Provision for credit losses          96      48

  BALANCE AT END OF YEAR          $ 263   $ 167

There were no impaired loans as of December 31, 1996 or 1995. There were also no loans past due over 90 days as of December 31, 1996 or 1995.

Maturity and repricing for the Bank's portfolio at December 31, 1996 are as follows (dollars in thousands):

                         FIXED         FLOATING
                         RATE          RATE
                         MATURING IN   REPRICING IN    TOTAL
0 - 90 days              $  835        $ 8,582         $ 9,417
91 - 365 days             1,325          2,540           3,865
1 year or more            5,673          3,266           8,939

                         $7,833        $14,388         $22,221

Certain related parties of the Bank, principally directors and their associates, were loan customers of the Bank in the ordinary course of business during 1996 and 1995. Total loans outstanding at December 31, 1996 and 1995 to key officers and directors were $1,228,000 and $1,355,000, respectively. New loans made and repayments received in 1996 were $925,000 and $1,052,000, respectively.

                                      F33

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Bank of Fife


NOTE 5 - PREMISES AND EQUIPMENT

The components of premises and equipment at December 31 were as follows (dollars in thousands):

                                                     1996    1995
Land                                                $  368   $ - -
Building                                               611     - -
Leasehold improvements                                 - -      24
Furniture                                               31      30
Equipment                                              117      95
                                                     1,127     149
Less accumulated depreciation and amortization          73      56

  TOTAL PREMISES AND EQUIPMENT                      $1,054   $  93

The Bank purchased and moved into a new main office facility in November 1996. Prior to that time, the Bank leased its building from a director's partnership under a noncancellable one-year lease, with additional one-year options to renew through 2001. Total rent expense for that building in 1996 and 1995 was $32,000 and $34,000, respectively.


NOTE 6 - DEPOSITS

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $5,101,000 and $4,734,000 at December 31, 1996 and 1995, respectively.

At December 31, 1996, the scheduled maturities of certificates of deposit are as follows (dollars in thousands):

1997                                 $15,320
1998                                   2,947
1999                                     274

                                     $18,541

                                      F34

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Bank of Fife


NOTE 7 - INCOME TAXES

Income taxes are comprised of the following for the years ended December 31 (dollars in thousands):

                          1996    1995
Current                   $ 193   $ 153
Deferred                     19      38

  TOTAL INCOME TAXES      $ 212   $ 191

The following is a reconciliation between the statutory and the effective federal income tax rate for the years ended December 31 (dollars in thousands):


                                                1996                             1995
                                                               PERCENT                          PERCENT
                                                               OF PRE-TAX                       OF PRE-TAX
                                               AMOUNT          INCOME            AMOUNT         INCOME
Income tax at statutory rates                   $ 222          34.0%             $ 190          34.0%
Miscellaneous increases (decreases) - net         (10)         (1.5)                 1            .2

  TOTAL INCOME TAX EXPENSE                      $ 212          32.5%             $ 191          34.2%

Net deferred tax liabilities consist of the following components at December 31 (dollars in thousands):


                                                        1996    1995
DEFERRED TAX ASSETS
  Allowance for credit losses                           $  55   $  23
  Other                                                     2       3
  TOTAL DEFERRED TAX ASSETS                                57      26

DEFERRED TAX LIABILITIES
  Cash basis accounting                                    55      35
  Deferred income                                         111      83
  Accumulated depreciation                                 11       9
  Unrealized gain on securities available for sale          3       2
  TOTAL DEFERRED TAX LIABILITIES                          180     129

  NET DEFERRED TAX LIABILITIES                          $ 123   $ 103

                                      F35

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Bank of Fife


NOTE 8 - COMMITMENTS AND CONTINGENCIES

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Bank's commitments at December 31 is as follows (dollars in thousands):


                                           1996     1995

Commitments to extend credit:
  Real estate secured                     $1,134   $  969
  Other                                    1,215    1,584

  TOTAL COMMITMENTS TO EXTEND CREDIT      $2,349   $2,553

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that approximately 75% of loan commitments are drawn upon by customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.

As of December 31, 1996 and 1995, the Bank had established lines of credit and borrowing arrangements with various correspondent banks totaling $4,683,000 and $900,000, respectively. All were unused at December 31, 1996 and 1995.

Because of the nature of its activities, the Bank is subject to various pending and threatened legal actions which arise in the ordinary course of business. In the opinion of management, liabilities arising from these claims, if any, will not have a material effect on the financial position of the Bank.

                                      F36

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Bank of Fife


NOTE 9 - EMPLOYEE BENEFITS

In 1995, the Bank established a combined 401(k) and profit sharing plan which covers substantially all employees who have completed one year or more of service. Contributions by the Bank to the 401(k) plan are at the discretion of the Board of Directors, and are based on the employees' contributions. Contributions to the combined 401(k) and profit sharing plan made for the years ended December 31, 1996 and 1995 were $10,000 and $5,000, respectively.


NOTE 10 - CONCENTRATION OF CREDIT RISK

The Bank has credit risk exposure, including off-balance-sheet credit risk exposure, related to loans as disclosed in Notes 4 and 8. The Bank's loans are concentrated to borrowers in its local market area and, as such, the ultimate collectibility of a substantial portion of the loan portfolio is susceptible to changes in economic and market conditions in the region. The Bank generally requires collateral on all real estate exposures and typically maintains loan-to-value ratios of no greater than 90%.

The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of practice, generally does not extend credit to any single borrower or group of related borrowers in excess of $400,000.


NOTE 11 - STOCK TRANSACTIONS

Under its directors' compensation policy, the Bank issued seven and five shares of common stock in 1996 and 1995, respectively, to each director for every monthly directors' meeting attended. Shares issued to directors under this policy totaled 924 shares in 1996 and 660 shares in 1995. Total directors' compensation expense charged to operations, related to the issuance of stock for 1996 and 1995, was $32,000 and $34,000, respectively.


NOTE 12 - BENEFIT PLANS

STOCK OPTION PLANS

At December 31, 1996, the Bank has employee and director stock-based option plans, which are described below. The Bank applies APB Opinion No. 25 and related interpretations in accounting for these plans. Accordingly, no compensation cost has been recognized. Had compensation cost for the Bank's stock option plans been determined based on the fair value at the grant dates for awards granted in 1996 under these plans, consistent with the method of SFAS No. 123, the Bank's net income and earnings per share would have been reduced to these pro forma amounts (dollars in thousands):

Net income:
  As reported            $ 440
  Pro forma                377

Earnings per share:
  As reported            $2.15
  Pro forma               1.84

(continued)

                                      F37

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Bank of Fife


NOTE 12 - BENEFIT PLANS (continued)

STOCK OPTION PLANS (concluded)

The fair value of each option grant is estimated on the date of grant, based on the Black-Scholes option-pricing model and using the following weighted-average assumptions: no dividend yield; risk-free interest rates of 6%; and expected lives of 10 years for the options. Options granted vest each calendar year after grant date, at varying percentages a year.

EMPLOYEE STOCK OPTION PLAN

Effective June 1996, the Bank adopted an employee stock option plan whereby the Bank reserved 30,000 shares of its $.50 par value common stock to be granted to key employees, as defined in the plan. The exercise price for the option may not be less than the fair value of the Bank stock at the date of grant. Options vest over varying terms from four to five years, beginning in the first year of the grant, and expire on the tenth anniversary of the date of grant, or in accordance with various termination clauses enumerated within the plan. Options to purchase 13,000 shares of common stock were outstanding and 3,500 shares were exercisable at December 31, 1996.

DIRECTOR STOCK OPTION PLAN

Effective June 1996, the Company adopted a director stock option plan whereby the Bank reserved 20,000 shares of its $.50 par value common stock to be granted to directors. During 1996, 11,000 shares were granted to directors. Options to purchase 11,000 shares vest ratably over five years, beginning in the first year of the grant. Options expire on the tenth anniversary of the date of grant, or in accordance with various termination clauses enumerated within the plan. Options to purchase 11,000 shares of common stock at $16.00 per share were outstanding and 2,200 shares were exercisable at December 31, 1996.

EMPLOYEE AND DIRECTOR STOCK OPTION SUMMARY

A summary of the status of the Bank's employee and director stock option plans as of December 31, 1996, and changes during the year ending on that date, is presented below:


                                                 WEIGHTED
                                                 AVERAGE
                                                 EXERCISE
                                      SHARES     PRICE
Outstanding at beginning of year         - -     $  - -
Granted                               24,000      16.00

  OUTSTANDING AT END OF YEAR          24,000      16.00

Options exercisable at year-end        5,700      16.00

The weighted average fair value of options granted during the year ended December 31, 1996 is $7.14.

(continued)

                                      F38

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Bank of Fife


NOTE 12 - BENEFIT PLANS (concluded)

EMPLOYEE AND DIRECTOR STOCK OPTION SUMMARY (concluded)

The following summarizes information about employee and director stock options outstanding at December 31, 1996:


OPTIONS OUTSTANDING AND EXERCISABLE
                                  WEIGHTED
                                  AVERAGE         WEIGHTED
RANGE OF                          REMAINING       AVERAGE
EXERCISE          NUMBER          CONTRACTUAL     EXERCISE       NUMBER
PRICES            OUTSTANDING     LIFE            PRICE          EXERCISABLE
$16.00            24,000          9 years         $16.00         5,700

NOTE 13 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines of the regulatory framework for prompt corrective action, the Bank must meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). Under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the table.

As of December 31, 1996, the most recent notification from the Bank's regulator categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

(continued)

                                      F39

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Bank of Fife


NOTE 13 - REGULATORY MATTERS (concluded)

The Bank's actual capital amounts and ratios are also presented in the table (dollars in thousands):


                                                                            TO BE WELL CAPITALIZED
                                                                            UNDER PROMPT
                                                      CAPITAL ADEQUACY      CORRECTIVE ACTION
                                  ACTUAL              PURPOSES              PROVISIONS
                                  AMOUNT   RATIO      AMOUNT     RATIO      AMOUNT       RATIO
DECEMBER 31, 1996
  Tier 1 capital
   (to average assets)            $3,020    9.44%     $1,280     4.00%      $1,600        5.00%
  Tier 1 capital
   (to risk-weighted assets)       3,020   12.83         941     4.00        1,412        6.00
  Total capital
   (to risk-weighted assets)       3,283   13.95       1,883     8.00        2,354       10.00

DECEMBER 31, 1995
  Tier 1 capital
   (to average assets)            $2,548   10.74%     $  949     4.00%      $1,187        5.00%
  Tier 1 capital
   (to risk-weighted assets)       2,548   11.79         864     4.00        1,297        6.00
  Total capital
   (to risk-weighted assets)       2,715   12.56       1,729     8.00        2,161       10.00

Management believes, as of December 31, 1996, that the Bank meets all capital requirements to which it is subject.

RESTRICTIONS ON RETAINED EARNINGS

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1996, none of the Bank's retained earnings were so restricted.


NOTE 14 - STOCK SPLIT AND EARNINGS PER SHARE

On December 31, 1996, the Bank's Board of Directors declared a one-for-one stock split. The stock's par value was decreased from $1 per share to $.50 per share. All references in the financial statements to number of shares, per share amounts, and stock option data have been retroactively restated to reflect the increased number of common shares outstanding.

                                      F40

                                                                      APPENDIX A

                PLAN AND AGREEMENT OF REORGANIZATION AND MERGER

                                     AMONG

           COLUMBIA BANKING SYSTEM, INC. AND COLUMBIA STATE BANK AND

               CASCADE BANCORP, INC. AND CASCADE COMMUNITY BANK



                           DATED AS OF JUNE 30, 1997

                                   CONTENTS

                                                                                 Page
                                                                                 ----
DEFINITIONS....................................................................   1

SECTION 1.  TERMS OF TRANSACTION...............................................   6
            1.1  Transaction...................................................   6
            1.2  Mergers.......................................................   6
            1.3  Payment to Dissenting Shareholders............................   6
            1.4  Consideration.................................................   6
            1.5  Undelivered Certificates......................................   8
            1.6  Cascade Options...............................................   8

SECTION 2.  CLOSING OF TRANSACTION.............................................   8
            2.1  Closing.......................................................   8
            2.2  Events of Closing.............................................   9
            2.3  Place of Closing..............................................   9
            2.4  Procedure.....................................................   9

SECTION 3.  REPRESENTATIONS AND WARRANTIES.....................................   9
            3.1  Representations and Warranties................................   9
            3.2  Additional Representations and Warranties of Cascade and
                 CCB...........................................................  14
            3.3  Additional Representations and Warranties of CBSI.............  17

SECTION 4.  CONDUCT AND TRANSACTIONS PRIOR TO CLOSING..........................  18
            4.1  Conduct of Cascade's and CCB's Business Prior to Closing......  18
            4.2  Registration Statement and Submission to Shareholders.........  21
            4.3  Submission to Regulatory Authorities..........................  22
            4.5  Public Announcements..........................................  22
            4.6  Consents......................................................  22
            4.7  Further Actions...............................................  22
            4.8  Notice........................................................  23
            4.9  Confidentiality...............................................  23
            4.10 Affiliate Letters.............................................  24
            4.11 Director Agreements Regarding Real Estate.....................  24
            4.12 Availability of CBSI's Books, Records and Properties..........  25

SECTION 5.  APPROVALS AND CONDITIONS...........................................  25
            5.1  Required Approvals............................................  25
            5.2  Conditions to Obligations of CBSI and Bank....................  25
            5.3  Conditions to Obligations of Cascade and CCB..................  28

SECTION 6.  DIRECTORS, OFFICERS AND EMPLOYEES..........................................   29
            6.1  Directors.............................................................   29
            6.2  Employees.............................................................   29
            6.3  Officers' Employment Contracts........................................   30
            6.4  Employee Benefit Issues...............................................   30

SECTION 7.  TERMINATION OF AGREEMENT AND ABANDONMENT OF
            TRANSACTION................................................................   30
            7.1  Termination...........................................................   30

SECTION 8.  MISCELLANEOUS..............................................................   31
            8.1  Notices...............................................................   31
            8.2  Waivers and Extensions................................................   32
            8.3  Construction and Execution in Counterparts............................   33
            8.4  Indemnification of Directors and Executive Officers...................   33
            8.5  Survival of Representations, Warranties, and Covenants................   33
            8.6  Attorneys' Fees and Costs.............................................   33
            8.7  Governing Law.........................................................   33

SECTION 9.  AMENDMENTS.................................................................   34

                          LIST OF ANNEXES AND EXHIBITS
                          ----------------------------
ANNEXES:
-------

ANNEX 1   Offices of each Bank
ANNEX 2   CBSI and Cascade Options (Section 3.1.3(ii))
ANNEX 3   CBSI and Cascade Subsidiaries
ANNEX 4   Properties
ANNEX 5   Environmental Matters
ANNEX 6   Material Contracts
ANNEX 7   Asset Classification of CCB (Section 3.2.1(i))
ANNEX 8   Insurance Policies (Section 3.2.4)
ANNEX 9   Cascade Benefit Plans (Section 3.2.6(ii))
ANNEX 10  Form of Affiliate Letter (Section 4.10)

EXHIBITS:
--------


EXHIBIT A  Form of Noncompetition Agreement (pursuant to Section 6.1)

                PLAN AND AGREEMENT OF REORGANIZATION AND MERGER
                -----------------------------------------------
                                     AMONG
                                     -----
              COLUMBIA BANKING SYSTEM, INC., COLUMBIA STATE BANK,
              ---------------------------------------------------
                  CASCADE BANCORP AND CASCADE COMMUNITY BANK
                  ------------------------------------------

     THIS PLAN AND AGREEMENT OF REORGANIZATION AND MERGER (the "Agreement") is made and entered into as of June 30, 1997, among COLUMBIA BANKING SYSTEM, INC. ("CBSI"), COLUMBIA STATE BANK ("Bank"), CASCADE BANCORP, INC. ("Cascade") and CASCADE COMMUNITY BANK ("CCB").

                                   PREAMBLE

     The management of CBSI, Bank, Cascade and CCB believe that the proposed Transaction, to be accomplished in the manner set forth in this Agreement, is in the best interests of the respective corporations and their subsidiaries.

                                   AGREEMENT

     In consideration of the mutual agreements set forth in this Agreement, CBSI, Bank, Cascade and CCB agree as follows:

                                  DEFINITIONS

     Terms used in this Agreement will have the following meanings:

     "Acquisition Proposal" has the meaning assigned to such term in Section
4.1.9 of this Agreement.

     "Agreement" mean this Plan and Agreement of Reorganization and Merger.

     "Asset Classification" has the meaning assigned to such term in Section
3.2.1 of this Agreement.

     "BHC Act" means the federal Bank Holding Company Act of 1956, as amended.

     "Bank" is Columbia State Bank, a Washington state chartered banking association, which has its head office in Tacoma, Washington, and which is wholly owned by CBSI.

     "Banking Act" means Title 30 of the RCW.

     "Business Day" means any day other than a Saturday, Sunday, legal holiday or a day on which banking institutions located in the State of Washington are authorized or required by law to remain closed.

     "Capital" means capital stock, surplus and retained earnings determined in accordance with GAAP, applied on a consistent basis.

     "Cascade" is Cascade Bancorp, Inc., a Washington corporation which has its principal place of business in Auburn, Washington and which is a bank holding company registered pursuant to the BHC Act.

     "Cascade Common Stock" means the shares of Cascade common stock, $1 par value per share, issued and outstanding from time to time.

     "Cascade Financial Statements" means Cascade's audited consolidated statements of financial condition as of December 31, 1996, 1995 and 1994, and the related statements of income, cash flows and shareholders' equity for each of the years ended December 31, 1996, 1995 and 1994, all as more fully described in Section 3.1.5, of this Agreement.

     "Cascade Option Plan" means the Employee Stock Option Plan adopted on May 14, 1990 for the benefit of employees of Cascade and CCB.

     "Cascade Options" means the stock options issued and outstanding on the date of this Agreement pursuant to the Cascade Option Plan.

     "CBSI" is Columbia Banking System, Inc., a Washington corporation which has its principal place of business in Tacoma, Washington, and which is a bank holding company registered pursuant to the BHC Act.

     "CBSI Common Stock" means the shares of CBSI common stock, no par value per share.

     "CBSI Financial Statements" means CBSI's audited consolidated statements of financial condition as of December 31, 1996, 1995 and 1994, and the related statements of income, cash flows and shareholders' equity for each of the years ended December 31, 1996, 1995 and 1994, all as more fully described in Section
3.1.5 of this Agreement.

     "CBSI Options" means the stock options issued and outstanding on the date of this Agreement pursuant to the CBSI Option Plan.

     "CBSI Option Plan" means the employee stock option plan for the benefit of employees and directors of CBSI and Bank as approved by shareholders on April 23, 1997.

     "CCB" is Cascade Community Bank, a Washington state chartered banking association, which has its head office in Auburn, Washington, and which is wholly owned by Cascade.

     "Closing" means the closing of the Transaction contemplated by this Agreement, which will occur on the Effective Date, as more fully specified in
Section 2.1 of this Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Compensation Plans" has the meaning assigned to such term in Section 3.2.6(ii) of this Agreement.

     "Control" with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract, or otherwise.

     "Corporate Code" means the Washington Business Corporation Act, as amended, as set forth in Title 23B of the RCW.

     "Conversion Number" means the number of shares of CBSI Common Stock into which each share of Cascade Common Stock is converted in accordance with Section
1.4.1 of this Agreement.

     "Core Deposits" means all deposits other than (i) brokered deposits, (ii) public funds and (iii) certificates of deposit (or equivalents) equal to or in excess of $100,000.

     "Dissenting Shares" means those shares of Cascade Common Stock as to which shareholders have perfected their dissenters' right pursuant to Chapter 23B.13 of the Corporate Code.

     "Director" means the Director of the Department of Financial Institutions for the State of Washington.

     "Effective Date" means the date on which all conditions to Closing have occurred and on which Merger I takes place, as more fully specified in Section
2.1 of this Agreement.

     "Employees" has the meaning assigned to such term in Section 3.2.6(ii) of this Agreement.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has the meaning assigned to such term in Section 3.2.6(iv) of this Agreement.

     "ESI Plan" has the meaning assigned to such term in Section 3.2.6(ix) of this Agreement.

     "Exchange Act" means the federal Securities Exchange Act of 1934, as amended.

     "Exchange Agent" means the agent described in Section 1.4.3 of this Agreement.

     "Executive Officers" with respect to any party to this Agreement means the chief executive officer, chief financial officer, and chief lending officer of such party.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Federal Reserve" means the Board of Governors of the Federal Reserve
System.

     "Financial Statements" means the CBSI Financial Statements, the Cascade Financial Statements, or both, as appropriate.

     "GAAP" means generally accepted accounting principles.

     "Hazardous Material" means any material so described in Section 3.1.7 of this Agreement.

     "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest for an amount greater than $100,000 and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "Material Adverse Effect" with respect to a Person means any condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (a) the condition, financial or otherwise, properties, business or results of operations of such Person and its subsidiaries, taken as a whole, and
(b) the ability of such Person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

     "Merger I" means the merger of Cascade with and into CBSI.

     "Merger II" means the merger of CCB with and into Bank.

     "Mergers" means Merger I and Merger II.

     "OREO" means real property acquired by CCB through foreclosure or deed in lieu of foreclosure or other realization proceedings.

     "Pension Plan" has the meaning assigned to such term in Section 3.2.6(iii) of this Agreement.

     "Person" includes an individual, corporation, partnership, association, limited liability company, trust or unincorporated organization.

     "Plan" has the meaning assigned to such term in Section 3.2.6(i) of this Agreement.

     "Properties" with respect to any party to this Agreement means (i) properties or other assets owned or leased by such party or any of its Subsidiaries, and (ii) Loan Properties.

     "Proxy Statement" has the meaning as defined in Section 4.2.1 of this Agreement.

     "Proxy/Registration Statement" means the Prospectus/Proxy Statement referred to in Section 4.2.1 of this Agreement, to be provided to each shareholder of Cascade in connection with their consideration and approval of the Transaction. The term includes any amendments and supplements to such Prospectus/Proxy Statement.

     "RCW" means the Revised Code of Washington, as amended.

     "Registration Statement" has the meaning as defined in Section 4.2.1 of this Agreement.

     "Reports" means CBSI's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and any other documents filed subsequent to December 31, 1993 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the federal Securities Act of 1933, as amended.

     "Subsequent Cascade Financial Statements" means a consolidated balance sheet and related consolidated statements of income, cash flows and shareholders' equity for each fiscal quarter ending after December 31, 1996 and prior to Closing, all as more fully described in Section 4.1.8 of this Agreement.

     "Subsequent CBSI Financial Statements" means a balance sheet and related statements of income, statements of cash flows and statements of shareholders' equity for each fiscal quarter ending after December 31, 1996 and prior to Closing as required to be filed with the SEC in accordance with applicable provisions of the Exchange Act and regulations promulgated thereunder.

     "Subsidiary" with respect to any party to this Agreement means any Person controlled by such party.

     "Transaction" means the consummation of Merger I and Merger II in accordance with Section 1.1 of this Agreement.

                                  SECTION 1.

                             TERMS OF TRANSACTION

     1.1  TRANSACTION.

     Subject to the terms and conditions set forth in this Agreement and in the Annexes and Exhibits, Cascade will merge with and into CBSI in Merger I and within a reasonable time following completion of Merger I (as determined by CBSI), CCB will merge with and into Bank in Merger II.

     1.2  MERGERS.

     Upon Closing of Merger I, pursuant to the provisions of Chapter 23B.11 of the Corporate Code, all shares of Cascade Common Stock issued and outstanding immediately prior to Closing, except for Dissenting Shares, will, by virtue of the merger and without any action on the part of any holder of shares of Cascade Common Stock, be converted into the right to receive the consideration described in Section 1.4 of this Agreement. Cascade and the holders of such shares will provide to CBSI such certificates or documents as CBSI reasonably may request to evidence ownership of the shares. Merger II will be effected pursuant to Chapter 30.49 of the Banking Act and 12 United States Code (USC) 1828(c) and any related rules and regulations. In Merger II, CCB will be merged into Bank, and Bank will be the resulting bank and will be liable for all of the liabilities of CCB. It is the intention of the parties to this Agreement that the Transaction will qualify as a "reorganization" for federal income tax purposes within the meaning of Section 368 of the Code.

     1.3  PAYMENT TO DISSENTING SHAREHOLDERS.

     Dissenting Shares shall have the rights provided by Chapter 23B.13 of the Corporate Code.

     1.4  CONSIDERATION.

     Shares of Cascade Common Stock identified in Section 1.2 of this Agreement will be converted, by virtue of Merger I, into the right to receive CBSI Common Stock in the amounts and subject to the conditions set forth below.

          1.4.1 AMOUNT AND FORM OF CONSIDERATION. Subject to the terms, conditions and limitations set forth in this Agreement, holders of Cascade Common Stock will be entitled to exchange their Cascade Common Stock shares for shares of CBSI Common Stock upon surrender of the holder's certificate or certificates in accordance with Section 1.4.3 of this Agreement. Each holder, in exchange for each share of Cascade Common Stock held of record on the Effective Date, will be entitled to receive 2.27 shares of CBSI Common Stock.

          1.4.2 NO FRACTIONAL SHARES. CBSI will not issue fractional shares of CBSI Common Stock. In lieu of issuing fractional shares, CBSI will pay cash to each shareholder of Cascade who is otherwise entitled to receive a fractional share of CBSI Common Stock. Such fractional share interest will not include the right to vote or receive dividends or any interest on dividends.

          1.4.3 SURRENDER OF CERTIFICATES.

          (i) CBSI will prepare a form of transmittal letter reasonably acceptable to Cascade for use by shareholders holding Cascade Common Stock. The form of transmittal letter will be mailed to shareholders on or about the Effective Date.

          (ii) Until surrendered to an agent designated by CBSI and Cascade to effect the exchange of Cascade Common Stock for CBSI Common Stock (the "Exchange Agent") together with a properly completed and executed form of transmittal letter, each certificate evidencing Cascade Common Stock (other than Dissenting Shares) will, on and after the Effective Date, be deemed for all corporate purposes to represent and evidence only the right to receive CBSI Common Stock in accordance with the provisions of this Section 1.4 of this Agreement. Until any such certificate evidencing Cascade Common Stock will have been so surrendered, the holder of such Cascade Common Stock will not have any right to receive any certificates evidencing CBSI Common Stock. The Exchange Agent will be authorized to issue CBSI Common Stock for any Cascade Common Stock certificate which has been lost, stolen or destroyed upon receipt of evidence satisfactory to CBSI of ownership of the Cascade Common Stock represented by the missing certificate, and after appropriate indemnification. After the Effective Date, no holder of a certificate evidencing the shares of Cascade Common Stock will be entitled to receive any dividends or other distributions otherwise payable to holders of record of CBSI Common Stock on any date subsequent to the Effective Date, unless such holder will have surrendered such holder's certificate(s) evidencing shares of Cascade Common Stock in exchange for CBSI Common Stock. Upon surrender of such certificates, there will be paid to the holder so surrendering such certificates the amount, without interest, of any cash dividends and any other distributions which subsequent to the Effective Date have been distributed on the whole number of shares of CBSI Common Stock into which such Cascade Common Stock was converted at the Effective Date.

          (iii) If any certificate for CBSI Common Stock is to be issued in a name other than that in which the certificate(s) for Cascade Common Stock surrendered in exchange is registered, it will be a condition of such exchange that the person requesting the exchange will establish the right to receive such shares and pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificates for CBSI Common Stock in a name other than registered holder of the certificate surrendered, or will establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

          1.4.4 ANTI-DILUTION ADJUSTMENT. In the event that, between the date of this Agreement and the Effective Date, CBSI reclassifies, combines, or subdivides the CBSI Common Stock, declares or pays any extraordinary dividend or makes any distribution of shares with respect to the CBSI Common Stock, or makes or declares any partial or liquidating distribution, or agrees to do any of the foregoing as of a record date during that time frame, an appropriate adjustment will be made in the Conversion Number.

     1.5  UNDELIVERED CERTIFICATES.

     If outstanding certificates for Cascade Common Stock are not surrendered prior to a date when such payments would otherwise escheat or become the property of any governmental unit or agency, the unclaimed items will, to the extent permitted by abandoned property or any other applicable law, become the property of CBSI (and to the extent not in its possession shall be paid over to CBSI), free and clear of all claims or interests of any person previously entitled to such items. Notwithstanding the foregoing, neither CBSI nor any party to this Agreement will be liable to any holder of Cascade Common Stock for any amount paid to any governmental unit or agency having jurisdiction over any such unclaimed items pursuant to the abandoned property or other applicable law of such jurisdiction, and no interest will be borne on amounts owed to shareholders for shares of Cascade Common Stock.

     1.6  CASCADE OPTIONS.

     Upon consummation of Merger I on the Effective Date, without any action on the part of any person or entity, each Cascade Option remaining outstanding immediately prior to Closing shall be converted into and become, upon the election of the holder of such Cascade Option, an option to purchase shares of CBSI Common Stock on the same terms as are in effect with respect to the Cascade Option immediately prior to consummation of Merger I, except that (i) each such converted option will be exercisable solely for shares of CBSI Common Stock,
(ii) the number of shares of CBSI Common Stock subject to such converted option shall be equal to the number of shares of Cascade Common Stock subject to the Cascade Option immediately prior to Closing multiplied by the Conversion Number, the product being rounded, if necessary, up or down to the nearest whole share, and (iii) the per-share exercise price under each such converted option shall be adjusted by dividing the per-share exercise price of the Cascade Option by the Conversion Number, and rounding up to the nearest cent. As soon as practicable after the Effective Date, CBSI shall take all action necessary to register under the Securities Act the shares of CBSI Common Stock subject to options resulting from the conversion of Cascade Options pursuant to this Section 1.6.



                                  SECTION 2.

                             CLOSING OF TRANSACTION

     2.1  CLOSING.

     The Closing will occur on the Effective Date. Unless CBSI and Cascade agree upon another date, the Effective Date will be the date five (5) Business Days after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, Section 5 of this Agreement. If Closing does not occur on or prior to March 31, 1998, either party may terminate this Agreement in accordance with Section 7 of this Agreement. The parties will use their best efforts to cause the Transaction to close by November 1, 1997.

     2.2  EVENTS OF CLOSING.

     On the Effective Date, all properly executed documents required by this Agreement will be delivered to the proper party, in form consistent with this Agreement. If any party fails to deliver a required document on the Effective Date or otherwise defaults under this Agreement on or prior to the Effective Date, then no Transaction will occur unless the adversely affected party (i) waives the default or (ii) elects to proceed while reserving rights arising due to the default.

     2.3  PLACE OF CLOSING.

     Unless CBSI and Cascade agree otherwise, the Closing will occur at the principal office of CBSI at such time during normal business hours as CBSI and Cascade may fix.

     2.4  PROCEDURE.

     Bank will notify the Director and the FDIC of the proposed effective time for Merger II. On or before the Business Day immediately preceding the Closing, appropriately prepared and executed articles of merger with respect to Merger I will be deposited in the office of the Washington Secretary of State, and appropriately prepared and executed articles of merger with respect to Merger II and related documents will have been deposited in the offices of the Director. On the Effective Date, the articles of merger with respect to Merger I will be filed with the Office of the Washington Secretary of State. Following such filings, the Director's and FDIC's merger certification letter will become effective.

                                  SECTION 3.

                        REPRESENTATIONS AND WARRANTIES

     3.1  REPRESENTATIONS AND WARRANTIES.

     CBSI represents and warrants to Cascade and Cascade represents and warrants to CBSI that, except as disclosed in an Annex to this Agreement or otherwise disclosed in writing by CBSI or Cascade, respectively, concurrently with the execution of this Agreement:

          3.1.1 ORGANIZATION AND GOOD STANDING. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, is a registered bank holding company pursuant to the BHC Act, and has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted. Each of its Subsidiaries is either a commercial bank or a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and has all requisite power and authority to own and operate its Properties and to carry on its businesses as now conducted. The locations of all offices, including approved and unopened offices of its Subsidiaries, are listed in Annex 1.

          3.1.2 CORPORATE AUTHORITY. Subject to receipt of required shareholder approvals of this Agreement, and subject to the required approvals, consents and waivers of governmental authorities referred to in Section 5.1 of this Agreement, each of it and its Subsidiaries has all requisite corporate power and authority to enter into and carry out its obligations pursuant to this Agreement. The execution, delivery and performance of this Agreement will not violate any judgment, order, decree, statute, rule or governmental regulation to which it or any of its Subsidiaries may be subject, or constitute a breach or violation of or a default under any agreement or instrument to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries may be bound, which breach or violation or default would have a Material Adverse Effect. Neither it nor any of its Subsidiaries is in violation of any provision of its Articles of Incorporation or Bylaws or any agreement or instrument to which it or any of such Subsidiaries is a party or by which it or any of such Subsidiaries is bound.

          3.1.3  CAPITAL STOCK.

          (i) Representations and Warranties by CBSI.  The authorized capital
              --------------------------------------
stock of CBSI consists of 10,000,000 shares of CBSI Common Stock, and 2,000,000 shares of preferred stock, no par value per share. A total of 5,494,186 shares of CBSI Common Stock were issued and outstanding as of the date of this Agreement, all of which were validly issued and are fully paid and nonassessable. No shares of preferred stock are issued and outstanding. As of the date of this Agreement, CBSI Options with respect to 326,955 shares of CBSI Common Stock have been granted and are outstanding, and 593,250 shares of CBSI Common Stock have been reserved for issuance under the CBSI Option Plan. No other unissued shares of CBSI Common Stock or any other securities of CBSI, or any of its subsidiaries, are subject to any warrants, options, conversion privileges, rights or commitments of any character, kind or nature, except as set forth in Annex 2, and CBSI has not issued or is obligated to issue any additional shares of CBSI Common Stock or any other security to any other person, except as so disclosed. The CBSI Common Stock to be issued to holders of Cascade Common Stock pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and subject to no preemptive rights. Bank's equity capital at December 31, 1996 consisted of common stock of $1,121,331, additional paid in capital of $41,999,664 and undivided profits, including capital reserves, of $6,830,004. At Closing, the Bank's total equity capital, as the surviving bank, will be equal to the then combined capital structure of the merging banks.

          (ii)  Representations and Warranties by Cascade.  The authorized
                -----------------------------------------
capital stock of Cascade consists of 2,000,000 shares of Cascade Common Stock and 100,000 shares of preferred stock, par value $1.00 per share. A total of 330,000 shares of Cascade Common Stock are issued and outstanding as of the date of this Agreement, all of which were validly issued and are fully paid and nonassessable. No shares of preferred stock are issued and outstanding. As of the date of this Agreement, Cascade Options with respect to 11,400 shares of Cascade Common Stock have been granted and are outstanding. CCB's authorized capital stock consists of 1,000,000 shares of common stock, par value $1.00 per share, of which 165,000 shares currently are issued and outstanding, all of which are validly issued to Cascade, fully paid and nonassessable. No unissued shares of common stock or any other securities of Cascade or CCB, or any of their Subsidiaries, are subject to any warrants, options, conversion privileges, rights or commitments of any character, kind or nature, except as set forth in Annex 2, and neither Cascade nor CCB has issued or is obligated to issue any additional shares of common stock or any other security to any other person, except as so disclosed.

          3.1.4 SUBSIDIARIES. Except as listed in Annex 3, it does not have any Subsidiaries. The shares of capital stock of each of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X) are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer.

          3.1.5 FINANCIAL STATEMENTS. Its Financial Statements (i) have been prepared from the books and records of the entity or entities to which they relate, (ii) present fairly the financial condition and operating results of such entity or entities at the times indicated and for the periods covered,
(iii) have been prepared in accordance with GAAP consistently applied through the periods covered, except as stated therein, and (iv) reflect all material liabilities, contingent or otherwise, of Cascade and CCB on the respective dates covered, except as stated therein.

          3.1.6 PROPERTIES.

          (i) It and each of its Subsidiaries have unencumbered legal title or contract vendee's interest to their respective owned properties and other assets reflected in its Financial Statements, except for: (a) those encumbrances related to real property taxes, local improvement district assessments (if any), easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property; (b) prior mortgage liens on other real estate owned (to the extent consistent with the terms of the original loan in connection with which such real estate was acquired); (c) any property and other assets, not material in aggregate amount, disposed of since December 31, 1996 in the ordinary course of business; and (d) such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect. All leases of real or personal property in which Cascade or CCB has an interest as lessee are assignable without the consent of any other party.

          (ii) All buildings and other facilities used in its business (or that of any of its Subsidiaries) are adequately maintained and are free from defects which could materially interfere with the current or future use of such facilities.

          3.1.7  ENVIRONMENTAL MATTERS.

          (i) To the knowledge of its Executive Officers, it and each of its Subsidiaries. the Loan Properties are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of the United States Environmental Protection Agency and of state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, individually or in the aggregate, do not or would not result in a Material Adverse Effect on it.

          (ii) To the knowledge of its Executive Officers, neither it nor any of its Subsidiaries, nor any other Person having an interest in any of its Properties, has engaged in the unlawful generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or disposal of Hazardous Material on or from such Properties. With respect to its Properties, there has not been (a) any unlawful presence, use, generation, handling, treatment, storage, release, threatened release, migration or disposal of Hazardous Material, (b) any condition that could result in any use, ownership or transfer restriction, or (c) any condition of nuisance, any of which, individually or collectively, would have a Material Adverse Effect on it. Neither it nor any of its Subsidiaries has received notice of, or has reason to know of, a condition that could give rise to any private or governmental suit, claim, action, proceeding or investigation against it or its Properties or against any other Person as a result of any of the events described in clauses (a), (b), and (c) of this paragraph. "Hazardous Material" means any chemical, substance, material, object, condition, waste or combination of the foregoing which is or may be hazardous or harmful to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum or petroleum products, and all of those chemicals, substances, materials, objects, conditions, wastes or combinations of them which are now or become listed, defined or regulated in any manner by any federal, state or local law based, directly or indirectly.

          3.1.8 TAXES. All tax returns and reports required by law to be filed by it and its Subsidiaries have been duly filed, and all taxes, assessments, fees and other government charges upon it or any of its Subsidiaries or upon any of their respective properties, assets, income or franchises that are due and payable have been paid. The federal income portion of such taxes have been paid in full as indicated in its tax returns for the past five years or adequate provision has been made for any such taxes on its balance sheet in accordance with GAAP. No material objections to returns or claims for additional taxes are being asserted with respect to its federal or state taxes for any prior years, except for such audits, objections or claims which are being contested in good faith, by appropriate proceedings and with establishment of appropriate reserves, and which have been disclosed in writing to the other parties to this Agreement. There has been no past audit, objection to returns, or claim for additional taxes except as specified in the foregoing sentence.

          3.1.9  ABSENCE OF REGULATORY ACTION.   Neither it nor any of its
Subsidiaries is, to the knowledge of its Executive Officers, in violation of any statute, rule or governmental regulation applicable to it (including, without limitation, the Community Reinvestment Act, Bank Secrecy Act, Truth in Lending Act, Equal Credit Opportunity Act, and statutes, rules and regulations governing the reporting of taxpayer identification numbers of its customers). Neither it nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state regulatory authorities, nor has it been advised by such authorities that they are contemplating issuing or requesting any such order, agreement, memorandum or similar document or undertaking.

          3.1.10 ALLOWANCE FOR LOAN AND LEASE LOSSES. In the opinion of its management, the allowance for loan losses shown in its latest Financial Statements is, and that which will be stated in its Subsequent Financial Statements prior to Closing will be, adequate to absorb its anticipated loan and lease losses. In any event, CCB's allowance for loan losses at the Effective Date will be at least 1% of its then-outstanding loans and leases.

          3.1.11 AGREEMENTS. Except for arrangements made in the ordinary course of business, it and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of SEC Regulation S-K) to be performed after the date hereof that has not been filed with or incorporated by reference in its Reports, as to CBSI, or delivered to CBSI, as to Cascade. Specifically, in the case of Cascade, except as so disclosed prior to the date of this Agreement, as of the date of this Agreement, neither it nor any of its Subsidiaries is a party to an oral or written (i) agreement not terminable on 30 days or less notice involving the payment of more than $25,000 per annum, in the case of any such agreement with an individual, or $100,000 per annum, in the case of any other such agreement, (ii) agreement with any executive officer or other key employee of it or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving it or any of its Subsidiaries of the nature contemplated by Agreement and which provides for the payment of in excess of $25,000, (iii) agreement with respect to any executive officer of it or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of an amount in excess of $25,000 per annum, or (iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          3.1.12 COMPLIANCE WITH LAWS. It and each of its Subsidiaries has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it or its

Subsidiaries to carry on their respective businesses as they are presently conducted and the absence of which, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect on it. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of its Executive Officers, no suspension or cancellation of any of them is threatened.

          3.1.13 KNOWLEDGE AS TO CONDITIONS. It knows of no reason why the approvals, consents and waivers of governmental authorities referred to in
Section 5.1 of this Agreement should not be obtained.

          3.1.14 PROSPECTUS/PROXY STATEMENT. The information to be supplied by it for inclusion in the Proxy/Registration Statement will not, at the time such Proxy/Registration Statement becomes effective, at the time it is mailed, and at the time of the Cascade shareholder meeting called to consider and vote upon the Transaction, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          3.1.15 NO MATERIAL ADVERSE EFFECT. Since December 31, 1996, neither it nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with past practice, nor has there been any change in the financial condition (which includes, without limitation, the condition of assets, franchises, results of operations and prospects) that has had or may reasonably be expected to have a Material Adverse Effect on it.

          3.1.16 COMPLETENESS OF REPRESENTATIONS. No representation or warranty made by or with respect to it or its Subsidiaries in this Agreement (or in the Annexes to this Agreement) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement (or in such Annexes) or in such representation or warranty not misleading.

     3.2  ADDITIONAL REPRESENTATIONS AND WARRANTIES OF CASCADE AND CCB.

     Except as disclosed in an Annex to this Agreement or otherwise disclosed in writing to CBSI concurrently with the execution of this Agreement, Cascade represents and warrants to CBSI the following:

          3.2.1  ASSET CLASSIFICATION.

          (i) Annex 7 sets forth a list, separated by category of classification or criticism ("Asset Classification"), of the aggregate amounts of loans, extensions of credit and other assets of it and its Subsidiaries that have been criticized or classified, and such list is accurate and complete in all material respects, as of December 31, 1996, except as otherwise expressly noted in such Annex.

          (ii) No amounts of its loans, extensions of credit or other assets that have been classified or criticized by any representative of any governmental entity as

"Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss" or words of similar effect are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were paid off or charged off by it or its Subsidiaries before the date of this Agreement.

          3.2.2 CORE DEPOSITS AND CAPITAL. The daily average of CCB's Core Deposits for the month of June 1997 is not less than 104% of the daily average of Core Deposits for the month of December 1996. Cascade's Capital is at least $6,625,000. CCB's Capital is at least $6,625,000.

          3.2.3 LITIGATION. No material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its Subsidiaries, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or to materially hinder or delay consummation of the transactions contemplated hereby, and, to the best knowledge of its Executive Officers after reasonable inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated.

          3.2.4 INSURANCE. It and each of its Subsidiaries have taken all requisite action (including the making of claims and the giving of notices) under their respective directors' and officers' liability insurance policy or policies in order to preserve all rights under such policies with respect to all matters known to it (other than matters arising in connection with, and the transactions contemplated by, this Agreement). Annex 8 lists all directors' and officers' liability insurance policies and other material insurance policies maintained by it or its Subsidiaries.

          3.2.5 LABOR MATTERS. Neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of any proceeding asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or threatened.

          3.2.6  EMPLOYEE BENEFITS.

          (i) For purposes of this Agreement, "Plan" or "Plans", individually or collectively, means any "employee benefit plan," as defined in Section 3(3) of ERISA, maintained by Cascade or CCB, as the case may be.

          (ii) Annex 9 sets forth a list, as of the date of this Agreement, of
(a) all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, (b) all material employment or severance contracts and (c) all other material employee benefit plans that cover employees or former employees of it and its Subsidiaries (its "Compensation Plans"). True and complete copies of the

Compensation Plans (and, as applicable, copies of summary plan descriptions, governmental filings (on Form 5500 series or otherwise), actuarial reports and reports under Financial Accounting Standards Board Statement No. 106 relating to such Compensation Plans) covering its current employees or those of its Subsidiaries (collectively, "Employees"), including Plans and related amendments, have been made available to the other parties to this Agreement.

          (iii) All of its Plans covering Employees (other than "multi-employer plans" within the meaning of ERISA Sections 3(37) or 4001(a)(3)), to the extent subject to ERISA, are in substantial compliance with ERISA. Each of its Plans that is an "employee pension benefit plan" within the meaning of ERISA Section 3(2) ("Pension Plan") and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and Cascade is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No litigation relating to its Plans is pending or, to the knowledge of its Executive Officers, threatened. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or ERISA Section 502(i).

          (iv) No liability under Subtitle C or D of Title IV of ERISA (other than payment of applicable premiums) has been or is expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of ERISA Section 4001(a)(15), currently or formerly maintained by any of them, or the single-employer plan of any entity that is considered one employer with it under ERISA Section 4001 or
Section 414 of the Code (an "ERISA Affiliate"). It and its Subsidiaries and ERISA Affiliates have not incurred and do not expect to incur any material withdrawal liability with respect to a multi-employer plan under Subtitle I of Title IV of ERISA (regardless of whether based on contributions of ERISA Affiliates). Neither it, its Subsidiaries nor any of its ERISA Affiliates has been notified by any multi-employer plan to which it or any of its subsidiaries or ERISA Affiliates is contributing, or may be obligated to contribute, that such multi-employer plan is currently in reorganization or insolvency or that such multi-employer plan intends to terminate or has been terminated under ERISA
Section 4041A.  No notice of a "reportable event" within the meaning of ERISA
Section 4043, for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date of this Agreement. Neither it, its Subsidiaries nor any of their respective ERISA Affiliates has incurred or is aware of any facts that are reasonably likely to result in any liability under ERISA Sections 4069 or 4204.

          (v) All material contributions it or any of its Subsidiaries are or were required to make under the terms of any of its Plans have been timely made or have been reflected in its Financial Statements. Neither any of its Pension Plans nor any single-employer plan of any of its ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or

ERISA Section 302. Neither it nor any of its Subsidiaries or its ERISA Affiliates has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate under Code Sections 401(a)(29) or 412(f)(3) or ERISA Sections 306, 307 or 4204.

          (vi) Except as disclosed in the Cascade Financial Statements, neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits.

          (vii) No provision of the documents governing any Plan contains restrictions on the rights of it or its Subsidiaries to amend or terminate any Plan without incurring liability under the Plan other than normal liabilities for benefits.

          (viii) Except as disclosed in the Cascade Financial Statements or otherwise disclosed in this Agreement or in the related Annexes, the Transaction will not result in (a) vesting, acceleration, or increase of any amounts payable under any Compensation Plan, (b) any material increase in benefits under any Compensation Plan or (c) payment of any severance or similar compensation under any Compensation Plan.

          (ix) Cascade's obligations under any existing executive supplemental retirement Plan ("ESI Plan") will not at any time exceed the value, as reflected on CCB's books (reported consistent with GAAP), of insurance policies owned by the CCB on the lives of the officers covered by the ESI Plan.

          3.2.7 BROKER'S OR FINDER'S FEES. Except for fees deemed by its board to be required to obtain a fairness opinion and related advice from a financial advisor to effect the Transaction, which fees shall not exceed $45,000, no agent, broker, person or firm acting on behalf of Cascade or CCB, or under its authority, is or will be entitled to any commission, broker's, finder's or financial advisory fee in connection with the Transaction.

     3.3  ADDITIONAL REPRESENTATIONS AND WARRANTIES OF CBSI.

     Except as disclosed in an Annex to this Agreement or otherwise disclosed in writing to Cascade concurrently with the execution of this Agreement, CBSI represents and warrants to Cascade that none of CBSI's Reports contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated in any such Reports or necessary in order to make the statements in any such Reports, in light of the circumstances under which they were made, not misleading.

                                   SECTION 4.

                   CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

     4.1  CONDUCT OF CASCADE'S AND CCB'S BUSINESS PRIOR TO CLOSING.

     Cascade and CCB each covenant that, prior to Closing:

          4.1.1  AVAILABILITY OF BOOKS, RECORDS AND PROPERTIES.

          (i) The books, records, properties, contracts and documents of Cascade and CCB will be available at all reasonable times to CBSI, Bank and their counsel, accountants and other representatives. Such items will be open for inspection, audit and direct verification of loan or deposit balances, collateral receipts and such other transactions or documentation as CBSI or Bank deem reasonably relevant to the Transaction. Cascade and CCB will cooperate fully in such inspection and audit, and will make available all information reasonably requested by CBSI or Bank.

          (ii) Upon request by CBSI or Bank, Cascade and CCB will request that any third parties involved in the preparation or review of the Cascade Financial Statements or Cascade Subsequent Financial Statements disclose to CBSI and Bank the work papers or any similar materials related to such financial statements.

          4.1.2 ORDINARY AND USUAL COURSE. Without prior written consent of CBSI or Bank, Cascade and CCB will conduct their respective business only in the ordinary and usual course and will not do any of the following:

          (i) Effect any stock split or other recapitalization with respect to Cascade Common Stock or the shares of CCB; issue, pledge or encumber in any way any shares of such capital stock; or grant any option for shares of such capital stock.

          (ii) Declare or pay any dividend, or make any other distribution, either directly or indirectly, with respect to Cascade Common Stock or the shares of CCB.

          (iii) Dispose of assets or make any commitment other than in the ordinary and usual course of business.

          (iv) Solicit or accept deposit accounts of a different type from accounts previously accepted by CCB or at rates materially in excess of rates previously paid by CCB except to reflect changes in prevailing interest rates, or incur any indebtedness for borrowed money.

          (v) Acquire an ownership interest or a leasehold interest in any real property, whether by foreclosure or otherwise, without making an appropriate environmental evaluation in advance of obtaining such interest and without providing to CBSI such evaluation and at least 30 days' advance notice.

          (vi) Enter into any other transaction or make any expenditure other than in the ordinary and usual course of its business except for expenses reasonably related to completion of the Transaction.

          (vii) Take any action which would materially and adversely affect or delay their ability or the ability of CBSI and Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the Transaction or to perform their respective covenants and agreements under this Agreement.

          4.1.3 CONTINUING REPRESENTATION AND WARRANTY. They will not do or cause to be done anything that would cause any representation or warranty in
Section 3 of this Agreement to be untrue or inaccurate if made at Closing, except as otherwise contemplated or required by this Agreement or consented to in writing by CBSI or Bank.

          4.1.4 MAINTENANCE OF PROPERTIES. Each will maintain its respective properties and equipment (and related insurance or its equivalent) in accordance with good business practice.

          4.1.5 PRESERVATION OF BUSINESS ORGANIZATION. Each will use all reasonable effort to:

          (i)  Preserve its respective business organization.

          (ii) Retain the services of management and employees consistent with such program for consolidation of redundant employment positions resulting from the Transaction as shall be developed in cooperation with CBSI.

          (iii) Preserve the goodwill of suppliers, customers and others with whom Cascade and CCB have business relations.

          4.1.6 SENIOR MANAGEMENT. Without prior consultation with CBSI or Bank, neither Cascade nor CCB will make any change with respect to present management personnel having the rank of vice-president or higher.

          4.1.7 COMPENSATION. Cascade and CCB will not permit any increase in the current or deferred compensation payable or to become payable by Cascade or CCB to any of its directors, officers, employees, agents or consultants other than normal increments in compensation in accordance with Cascade's and CCB's established policies with respect to the timing and amounts of such increments. Without the prior written approval of CBSI and Bank, and except as provided in
Section 6.3 of this Agreement, Cascade and CCB will not commit to, execute or deliver any employment agreement with any party not terminable without expense with two weeks notice.

          4.1.8 UPDATE OF FINANCIAL STATEMENTS. Cascade will deliver Subsequent Cascade Financial Statements to CBSI, as soon as possible and not later than thirty (30) days following the end of each relevant period. The Subsequent Cascade Financial Statements:

          (i) Will be prepared from the books and records of Cascade and CCB.

          (ii) Will present fairly the financial position and operating results of Cascade and CCB at the times indicated and for the periods covered.

          (iii) Will be prepared in accordance with GAAP (except for the absence of notes), consistently applied through the periods covered, subject to normal year-end adjustments.

          (iv) Will reflect all material liabilities, contingent or otherwise, of Cascade and CCB on the respective dates and for the respective periods covered, except for liabilities not required to be so reflected in accordance with GAAP.

          4.1.9  ACQUISITION PROPOSALS/TERMINATION FEE.

          (i) Cascade agrees that neither it nor any of its Subsidiaries shall, and Cascade shall direct and use its best efforts to cause its directors, officers, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of Cascade) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, Cascade or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the board of directors of its fiduciary duties as advised in writing by such board's counsel, engage in any negotiations concerning, or provide any confidential information or data to any Person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Cascade will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Cascade will take the necessary steps to inform the appropriate individuals or entitles referred to in the first sentence hereof of the obligations undertaken in this Section 4.1.9 of this Agreement. Cascade will notify CBSI immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations are sought to be initiated or continued with Cascade.

          (ii) If (a) there is an Acquisition Proposal prior to the Cascade shareholder vote on the Transaction; (b) the Transaction is not approved by holders of at least two-third's of the outstanding shares of Cascade Common Stock at the shareholder meeting called to vote on the Transaction (and approved by Cascade as the sole shareholder of CCB), and (c) prior to January 1, 1999, Control of Cascade is acquired by a third party, by merger, purchase of assets, acquisition of stock or otherwise, then unless the representations and warranties of CBSI in the Agreement were false in any material respect as of the date of such shareholder meeting or CBSI was in material default of its covenants in the Agreement as of such date, Cascade will promptly pay to CBSI the amount of $500,000 as complete reimbursement for its direct and indirect expenses incurred in proceeding with this Transaction.

          4.1.10 STATUS OF TITLE/LEASEHOLD INTERESTS. Cascade and CCB will provide CBSI and Bank with status of title reports issued by a title insurance company reasonably satisfactory to CBSI showing unencumbered fee simple title or vendee's interest to all real property owned by Cascade and CCB, and unencumbered leasehold interests in all real property leased by Cascade or CCB, and containing only such exceptions, reservations and encumbrances as may be consented to in writing by CBSI or are described in clauses (a) through (d) of
Section 3.1.6(i) of this Agreement. With respect to such real property, Cascade and CCB will also provide to CBSI copies of existing title policies held in their files, unless Cascade or CCB have reason to know of subsequent changes or unless CBSI expressly requests an updated policy for any specific piece of property.

          4.1.11 ENVIRONMENTAL ASSESSMENTS. Cascade will obtain Phase I environmental assessments for any real property on which Cascade or any of its Subsidiaries maintains an office and, upon request by CBSI, for any nonresidential OREO. Oral reports of such environmental assessments will be delivered to CBSI no later than eight (8) weeks, and written reports will be delivered to CBSI no later than sixteen (16) weeks, following the date of such request. Cascade will obtain, at CBSI's expense, Phase II environmental assessments for properties identified by CBSI on the basis of such Phase I environmental assessments.

          4.1.12 DIRECTORS' AND OFFICERS' LIABILITY. Immediately prior to the Effective Date, Cascade shall notify its directors' and officers' liability insurers of the Transaction and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Person entitled to indemnification pursuant to Section 8.4 of this Agreement and known to Cascade, or circumstances reasonably deemed by CBSI to be likely to give rise thereto, in accordance with terms and conditions of the applicable policies.

4.2  REGISTRATION STATEMENT AND SUBMISSION TO SHAREHOLDERS.

          4.2.1 PREPARATION OF PROXY/REGISTRATION STATEMENT. As promptly as practicable after the date of this Agreement, CBSI with the assistance of Cascade will prepare and file with the SEC a combined proxy and registration statement (the "Proxy/Registration Statement") on Form S-4 (or on such other form as shall be appropriate), which shall constitute the proxy statement (the "Proxy Statement") of Cascade relating to the approval and adoption of the Transaction and this Agreement by the shareholders of Cascade, and the registration statement of CBSI with respect to the CBSI Common Stock to be issued in connection with Merger I (the "Registration Statement"). As promptly as practicable after comments are received from the SEC on the Proxy/Registration Statement, CBSI will make all reasonable efforts to cause the Proxy/Registration Statement to become effective.

          4.2.2 SUBMISSION TO SHAREHOLDERS. Cascade will promptly take the action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a shareholders meeting to consider the approval of this Agreement and to authorize the transactions contemplated by this Agreement, such meeting date to be the earliest practical date following the effective date of the Registration Statement. Cascade will have at least 20 days to solicit proxies.

4.3  SUBMISSION TO REGULATORY AUTHORITIES.

     Representatives of CBSI and Bank will prepare and file with applicable regulatory agencies, applications for approvals, waivers or other actions deemed necessary or desirable, in the opinion of their counsel, in order to consummate the Transaction. CBSI will provide copies of such applications for review by Cascade. These applications are expected to include:

     (i) An application (or request for waiver) to the Federal Reserve and related filings regarding Merger I.

     (ii) An application to the FDIC and Director and related filings regarding Merger II.

     (iii) Filings and coordination with the Washington Secretary of State with respect to Merger I, pursuant to the Corporate Code.

4.4 NASDAQ LISTING. CBSI will use its best efforts to cause the shares of CBSI Common Stock to be issued in connection with Merger I pursuant to this Agreement to be approved for listing on the Nasdaq National Market System, subject only to official notice of issuance.

4.5  PUBLIC ANNOUNCEMENTS.

     Subject to written advice of legal counsel with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the Transaction shall occur upon, and be determined by, the mutual consent of Cascade and CBSI.

4.6  CONSENTS.

     Each party to this Agreement will use its best efforts to obtain the consent or approval of any Person whose consent or approval is required in order to permit CBSI, Bank, Cascade and CCB to consummate the Transaction.

4.7  FURTHER ACTIONS.

          4.7.1 EFFORTS TO CONSUMMATE THE TRANSACTION. The parties to this Agreement will use their best efforts in good faith to make all such arrangements, do or cause to be done all such acts and things, and execute and deliver all such certificates and other instruments and documents as may be reasonably necessary or appropriate in order to consummate the Transaction promptly.

          4.7.2 POLICIES OF CASCADE. At the request of CBSI, Cascade will use its best efforts to modify and change its loan and real estate valuation policies and practices (including loan classifications and levels of reserves) and its fixed asset amortization and expense procedures prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of CBSI and GAAP. Cascade's and CCB's representations, warranties, covenants and conditions contained in this Agreement will not be deemed to be untrue or breached or unfulfilled in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 4.7.2.

          4.7.3 APPOINTMENT OF DIRECTOR BY CBSI. CBSI agrees that, following the Effective Date, it will appoint Cascade's Board Chairman, Thomas L. Matson, as a director of CBSI and Bank.

4.8  NOTICE.

     Cascade and CCB will provide CBSI and Bank with prompt written notice of:

     (i) Any events that, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect with respect to Cascade or CCB.

     (ii) The commencement of any proceeding against Cascade or CCB by or before any court or governmental agency that, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect with respect to Cascade or CCB.

     (iii) Acquisition of an ownership or leasehold interest in any real property, as specified in Section 4.1.2 of this Agreement.

4.9  CONFIDENTIALITY.

     Subject to the requirements of law, each party will keep confidential, and will exercise its best efforts to cause its representatives to keep confidential, all information and documents obtained pursuant to this Agreement unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party to this Agreement shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

4.10 AFFILIATE LETTERS.

     No later than thirty days following the execution and delivery of this Agreement, Cascade will deliver to CBSI, after consultation with legal counsel, a list of names and addresses of those persons deemed to be "affiliates" (within the meaning of SEC Rule 145) of Cascade with respect to the Mergers and for purposes of qualifying for "pooling-of-interests" accounting treatment. Cascade will deliver, or cause to be delivered, to CBSI not later than thirty days prior to the Effective Date, from each of the "affiliates" of Cascade so identified, a letter dated as of the date of its delivery, in the form of Annex 10.

4.12 DIRECTOR AGREEMENTS REGARDING REAL ESTATE.

          4.12.1 ACQUISITION OF REAL ESTATE. The main office of Cascade (located at 25 - 16th Street N.W., Auburn, Washington) and the land on which CCB's South Auburn branch office is located (at "A" Street and Ellingson Road, Auburn, Washington) are both owned by a partnership comprised substantially of directors of Cascade (the "Partnership"). By their signatures on this Agreement, each Cascade director who is a partner of the Partnership agrees to cause the Partnership to sell, and CBSI or Bank agrees to acquire, the Partnership's real property, with title thereto marketable and free of monetary encumbrances, at the cash purchase price determined under this Section 4.12.

          4.12.2  DETERMINATION OF PURCHASE PRICE/CLOSING PROCEDURES.

          (i) Within thirty (30) days after the date of this Agreement, either CBSI or Bank and the Partnership shall each select an appraiser to prepare a written appraisal (an "Appraisal") of the fair market value of (a) the real property (the "Main Office Property") and improvements, less those improvements paid for by Cascade or CCB, (the "Main Office Improvements") comprising Cascade's main office, and (b) the real property on which CCB's South Auburn branch office is located (the "South Auburn Property") (collectively, the "Partnership Property"). Each of the appraisers selected to determine the fair market value of the Partnership Property shall be MAI-certified, shall have at least ten (10) years' experience appraising commercial property in the South King County areas, and shall be reasonably acceptable to the other party. Neither party shall unreasonably withhold its acceptance of the appraiser selected by the other party. Each Appraisal shall be completed within thirty
(30) days following the selection and acceptance of the appraiser, and promptly following completion, both CBSI or Bank and the Partnership shall provide the other party with a copy of the Appraisal prepared for it.

          (ii) The purchase price of the Partnership Property (the "Purchase Price") shall be determined as follows. If the average of the two Appraisal amounts is less than $1,360,000, then the Purchase Price shall be $1,360,000. If the average of the two Appraisal amounts is greater than $1,360,000 and less than $1,600,000, then the Purchase Price shall be the average of the two Appraisal amounts. If the average of the two Appraisal amounts is greater than $1,600,000, then the Purchase Price shall be $1,600,000.

          (iii) After determination of the Purchase Price, the Partnership and either CBSI or Bank shall select a title company mutually agreeable to the Partnership and either CBSI or Bank (the "Title Company"), and shall execute such documents as are required by the Title Company to complete the closing of the sale of the Partnership Property. The Partnership will provide CBSI and Bank with status of title reports issued by the Title Company showing unencumbered fee simple title to each of the properties that constitute the Partnership Property, containing only such exceptions, reservations and encumbrances as would allow CBSI to use the Partnership Property for its intended purpose. The Partnership shall also provide CBSI or the Bank with an insurance policy or policies issued by the Title Company insuring title as set forth above. The title insurance policy shall be an ALTA extended owner's policy with no exceptions other than those set forth above. The closing of the sale of the Partnership Property shall occur concurrently with the Closing.

          4.12.4 FAIR MARKET VALUE. For purposes of preparing the Appraisals, each appraiser shall determine the fair market value of the Partnership Property at its then current use.

          4.12.5 COST OF APPRAISERS. Each party shall bear the cost of the appraiser it selects.

4.13.  AVAILABILITY OF CBSI'S BOOKS, RECORDS AND PROPERTIES.

     CBSI will make available to Cascade true and correct copies of (i) its Articles of Incorporation and Bylaws and (ii) minutes of the meetings of its shareholders and its board of directors. At Cascade's request, CBSI will also provide Cascade with copies of (1) Reports and all other documents filed with the SEC or banking regulators and (2) CBSI's stock option plans.


                                  SECTION 5.

                           APPROVALS AND CONDITIONS

5.1  REQUIRED APPROVALS.

     The obligations of the parties to this Agreement are subject to the approval of the Agreement and Transaction by all appropriate regulatory agencies having jurisdiction with respect to the Transaction.

5.2  CONDITIONS TO OBLIGATIONS OF CBSI AND BANK.

     All obligations of CBSI and Bank pursuant to this Agreement are subject to satisfaction of the following conditions at or before Closing:

          5.2.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Cascade and CCB contained in this Agreement or in any certificate or other instrument delivered in connection with this Agreement will be true and correct in all material respects at Closing, with the same force and effect as though such representations and warranties had been made on and as of Closing, except to the extent that such representations and warranties are by their express provisions made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date. Cascade and CCB will have delivered to CBSI and Bank their respective certificates to that effect, executed by the chief executive officer of Cascade and dated as of Closing.

          5.2.2 COMPLIANCE. Cascade and CCB each will have performed and complied in all material respects with all terms, covenants and conditions of this Agreement on or before Closing. Cascade and CCB will have delivered to CBSI and Bank their respective certificates to that effect, executed by the chief executive officer of Cascade and dated as of Closing.

          5.2.3 NO MATERIAL ADVERSE EFFECT. Since December 31, 1996, there will have been no material damage, destruction or loss (whether or not covered by insurance) and no other event, individually or in the aggregate, constituting or reasonably expected by CBSI to constitute a Material Adverse Effect with respect to Cascade or CCB.

          5.2.4 FINANCIAL CONDITION. The following will be true and the certificates of Cascade and CCB referred to in Subsection 5.2.2 will so state:

          (i) Cascade's and CCB's Capital will not be less than $6,600,000 if the Closing is on November 1, 1997 and $6,650,000 if the Closing is after November 1, 1997.

          (ii) Core Deposits of CCB will not be less than 104% of the daily average Core Deposits for the month of December 1996. For purposes of this subsection, Core Deposits will be determined on the basis of the average of the daily Core Deposit balances of CCB during a 90-day period ending two days prior to Closing.

          (iii) CCB's allowance for possible loan and lease losses will not be less than 1% of CCB's total outstanding loans and leases, and will be adequate to absorb CCB's anticipated loan and lease losses.

          (iv) The reserves set aside for any contingent liabilities of Cascade and CCB will be adequate to absorb all reasonably anticipated losses.

          5.2.5 NO GOVERNMENTAL PROCEEDINGS. No action or proceeding will have been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Transaction.

          5.2.6 POOLING ACCOUNTING. CBSI will have received a letter, dated as of the Effective Date, from Deloitte & Touche LLP, its independent certified public accountants, to the effect that the Transaction will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Agreement.

          5.2.7 EXECUTION OF ADDITIONAL AGREEMENTS. The agreements described in Section 6 of this Agreement will have been executed and delivered to CBSI and Bank.

          5.2.8 LEGAL OPINION. Graham & Dunn, P.C., counsel for Cascade and CCB, will have delivered to CBSI and Bank an opinion, dated as of Closing, in form and substance acceptable to CBSI and its counsel.

          5.2.10 RECEIPT OF TITLE POLICY. CBSI will have received the title insurance policy or policies required by Section 4.1.10 of this Agreement.

          5.2.11 CORPORATE AND SHAREHOLDER ACTION. Each of the following will have approved the Transaction:

          (i) The Boards of Directors of Cascade and CCB.

          (ii) Cascade, as shareholder of CCB.

          (iii)  The shareholders of Cascade.

          5.2.12 TAX OPINION. CBSI and Cascade will have obtained from Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C., counsel for CBSI and Bank, and delivered to Cascade, an opinion dated as of the date the Proxy Statement is first mailed to the shareholders of Cascade, addressed to Cascade and in form and substance reasonably satisfactory to Cascade and to its counsel, to the effect that consummation of Merger I and Merger II pursuant to this Agreement will not result in a taxable event for Cascade or CCB, and otherwise will have the effects specified below:

          (a) The Mergers will qualify as reorganizations within the meaning of
Section 368(a)(1)(A) of the Code.

          (b) Pursuant to the provisions of Section 354 (a) (1) of the Code, no gain or loss will be recognized with respect to each stockholder of Cascade who, pursuant to the provisions of Section 1 of this Agreement, exchanges his or her shares of Cascade Common Stock solely for shares of CBSI Common Stock.

          (c) The payment of cash to a Cascade shareholder in lieu of a fractional share of CBSI Common Stock will be treated as a distribution in redemption of the fractional share interest, subject to the limitations of
Section 302 of the Code.

          5.2.13 DISSENTING SHAREHOLDERS. Not more than ten percent (10%) of the Cascade Common Stock will be Dissenting Shares at Closing.

          5.2.14 AFFILIATE LETTERS. CBSI and Bank will have received the affiliate list and letters specified in Section 4.10 of this Agreement.

          5.2.15 REGISTRATION STATEMENT. The Registration Statement, as it may have been amended, required in connection with the shares of CBSI Common Stock to be issued to Cascade shareholders pursuant to Section 1.2 of this Agreement and as described in Section 1.4 of this Agreement will have become effective, and no stop order suspending the effectiveness of such Registration Statement shall have been issued and shall remain in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC the basis for which shall and remain in effect.

5.3  CONDITIONS TO OBLIGATIONS OF CASCADE AND CCB.

     All obligations of Cascade and CCB pursuant to this Agreement are subject to satisfaction of the following conditions at or before Closing:

          5.3.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of CBSI and Bank contained in this Agreement or in any certificate or other instrument delivered in connection with this Agreement will be true and correct in all material respects at Closing, with the same force and effect as though such representations and warranties had been made on and as of Closing, except to the extent that such representations and warranties are by their express provisions made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date. CBSI and Bank will have delivered to Cascade and CCB their respective certificates to that effect, executed by the chief executive officer of CBSI and dated as of Closing.

          5.3.2 COMPLIANCE. CBSI and Bank each will have performed and complied with all terms, covenants and conditions of this Agreement on or before Closing. CBSI and Bank will have delivered to Cascade and CCB their respective certificates to that effect, executed by the authorized officer of CBSI and dated as of Closing.

          5.3.3 NO MATERIAL ADVERSE EFFECT. Since December 31, 1996, there will have been no material damage, destruction or loss (whether or not covered by insurance) and no other event, individually or in the aggregate, constituting or reasonably expected by Cascade to constitute a Material Adverse Effect with respect to CBSI or Bank.

          5.3.4 NO GOVERNMENTAL PROCEEDINGS. No action or proceeding will have been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Transaction.

          5.3.5 FAIRNESS OPINION. Cascade shall have received from its financial advisor a written fairness opinion, dated on or about the date on which the Proxy Statement is distributed to Cascade's shareholders, to the effect that the consideration to be received by Cascade shareholders pursuant to
Section 1.4 of this Agreement is fair to such shareholders from a financial point of view.

          5.3.6 LEGAL OPINION. Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C., counsel for CBSI and Bank, will have delivered to Cascade and CCB an opinion, dated as of Closing, in form and substance acceptable to Cascade and its counsel.

          5.3.7 CORPORATE AND SHAREHOLDER ACTION. Each of the following will have approved the Transaction:

          (i)  The Boards of Directors of CBSI and Bank.

          (ii) CBSI, as shareholder of Bank.

          5.3.8 TAX OPINION. The tax opinion specified in Section 5.2.12 of this Agreement will have been delivered.

          5.3.9 DISSENTING SHAREHOLDERS. Not more than ten percent (10%) of the shares of Cascade Common Stock will be Dissenting Shares at Closing.

          5.3.10 REGISTRATION STATEMENT. The Registration Statement, as it may have been amended, required in connection with the shares of CBSI Common Stock to be issued to shareholders pursuant to Section 1.2 of this Agreement and as described in Section 1.4 of this Agreement, will have become effective, and no stop order suspending the effectiveness of such Registration Statement shall have been issued and shall remain in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC the basis for which shall remain in effect.


                                  SECTION 6.

                       DIRECTORS, OFFICERS AND EMPLOYEES

     6.1  DIRECTORS.

     The Directors of Cascade and CCB (except Donald W. Lisko, who will be a party to a separate employment contract) will enter into written agreements, in the form attached to this Agreement as Exhibit A, providing that, for a period of three years after Closing, no such person will become involved, directly or indirectly, as a principal shareholder, director or officer of any financial institution that competes with CBSI, Bank or any of their affiliates in Pierce, King or Thurston County.

     6.2  EMPLOYEES.

     CBSI and Bank intend that their current personnel policies will apply to any current employees of Cascade and CCB who are retained in the service of CBSI and Bank after Closing. CBSI and Bank presently intend to allow such employees to participate in employee benefit plans and stock purchase plans in which employees of CBSI and Bank generally participate. For purposes of such participation, current employees will receive credit for prior service with Cascade and/or CCB for purposes of determining eligibility and vesting, but not for determining benefit accruals. This expression of intent will not be construed to create a contract of employment with such employees of Cascade or CCB.

     6.3  OFFICERS' EMPLOYMENT CONTRACTS.

     At or prior to execution of this Agreement, Donald Lisko, Eugene Bray and Richard Plummer will enter into employment contracts with CCB, effective as of the Closing, in a form mutually agreeable to the parties. CCB employees Clemmer, Ehli, Van Lant, Long and Giffen will also enter into employment contracts with CCB, effective as of the Closing in a form mutually agreeable to the parties.

     6.4  EMPLOYEE BENEFIT ISSUES.

          6.4.1 COMPARABILITY OF BENEFITS. CBSI and Bank confirm to Cascade and CCB their present intention to provide employees of CCB who become employees of Bank with employee benefit programs in the aggregate generally not less favorable to such employees than those presently being provided to employees of Cascade and CCB and those being provided to employees of CBSI and Bank on the date of Closing.

          6.4.3 TREATMENT OF PAST SERVICE. For purposes of participation, vesting and benefit accruals in CBSI's other employee benefit programs, employees of CCB who become employees of Bank will receive credit for prior service with Cascade and/or CCB for purposes of determining eligibility and vesting, but not for determining benefit accruals. For a reasonable period after Closing, not to exceed six months, any non-continuing employee also will be given an opportunity to apply for open positions with CBSI or any of its banking subsidiaries, and CBSI and such Subsidiary will use their best efforts to give prompt notice of job postings to such employees.

          6.4.4 NO CONTRACT CREATED. Except as provided in Section 6.3 of this Agreement, nothing in this Agreement will give any employee a right to continuing employment.


                                  SECTION 7.

            TERMINATION OF AGREEMENT AND ABANDONMENT OF TRANSACTION

     7.1  TERMINATION.

     This Agreement and the Transaction may be terminated at any time before Closing, whether before or after approval of this Agreement by the shareholders of Cascade, CCB and Bank, as follows, and in no other manner:

          7.1.1 MUTUAL CONSENT. By mutual consent of the parties to this Agreement, if the Board of Directors of each such party so determines by a vote of a majority of the members of its entire Board.

          7.1.2 SATISFACTION OF CONDITIONS. By Cascade and CCB at any time on or before March 31, 1998 if any condition set forth in Sections 5.1 or 5.3 of this Agreement is rendered impossible to be satisfied by such date (other than as a result of a breach of this Agreement by Cascade or CCB), and by CBSI and Bank at any time on or before March 31, 1998 if any condition set forth in Sections 5.1 or 5.2 of this Agreement is rendered impossible to be satisfied by such date (other than as a result of a breach of this Agreement by CBSI or Bank).

          7.1.3 TRANSACTION NOT CONSUMMATED. By CBSI and Bank or by Cascade and CCB if the Transaction is not consummated by March 31, 1998, provided that no party seeking to terminate is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement.

          7.1.4 BREACH. By Cascade and CCB or by CBSI and Bank in the event of a material breach of any representation, warranty, covenant or agreement contained in this Agreement, which breach would result in the failure to satisfy the closing condition set forth in Sections 5.1, 5.3.1, or 5.3.2, in the case of Cascade and CCB, or Section 5.1, 5.2.1, or 5.2.2, in the case of CBSI and Bank, and which breach cannot be cured within 30 days after written notice of such breach is given by the non-breaching party to the party committing such breach.

          7.1.5 REJECTION BY CASCADE SHAREHOLDERS. By Cascade if its shareholders fail to approve the Transaction by the requisite vote at a duly held meeting of such shareholders or at any adjournment or postponement of such meeting.

     7.2  COST ALLOCATION UPON TERMINATION.

     In connection with the termination of this Agreement, Cascade, CCB, CBSI and Bank each will pay their own out-of-pocket costs incurred in connection with this Agreement, and will have no other liability to any other party; provided,
                                                                     --------
however, that no party to this Agreement shall be relieved or released from any
-------
liabilities or damages arising out of its intentional or willful breach of any provision of this Agreement or by a lack of good faith efforts that result in the failure to perform or fulfill any representation, warranty, covenant or condition set forth in this Agreement.


                                  SECTION 8.

                                 MISCELLANEOUS

     8.1  NOTICES.

     Any notice, request, instruction or other document to be given under this Agreement will be in writing and will be delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:


Cascade Bancorp, Inc./ Cascade            Cascade Bancorp, Inc.
Community Bank                            25 16th Street N.E.
                                          Auburn, WA  98002
                                          Attn:  Donald Lisko, President

with a copy to:                           Steven M. Klein, Esq.
                                          Graham & Dunn, P.C.
                                          1420 Fifth Avenue, 38th Floor
                                          Seattle, WA  98101

Columbia Banking System, Inc./            Columbia Banking System, Inc.
Columbia State Bank                       1102 Broadway Plaza
                                          Tacoma, WA  98402
                                          Attn:  A.G. Espe, Chairman, and
                                                 Chief Executive Officer,
                                                 and W.W. Philip, President

with a copy to:                           J. James Gallagher, Esq.
                                          Gordon, Thomas, Honeywell,
                                          Malanca, Peterson & Daheim, P.L.L.C.
                                          1201 Pacific Avenue, Suite 2200
                                          P.O. Box 1157
                                          Tacoma, WA 98402

or to such other address or person as any party may designate by written notice to the other.

     8.2  WAIVERS AND EXTENSIONS.

     Cascade, CCB, CBSI or Bank may, by, written instrument, extend the time for the performance of any of the obligations or other acts of any other party, and may waive:

     (i) any inaccuracies of any other party in the representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement;

     (ii) compliance with any of the covenants of any other party; and

     (iii) any other party's performance of any obligations pursuant to this Agreement and any other condition precedent set out in Section 5 of this Agreement.

     Any waiver or extension pursuant to this Agreement will be executed by the President of Cascade or CCB, and by an officer of the title of Executive Vice President or higher of any other party so electing.

     8.3  CONSTRUCTION AND EXECUTION IN COUNTERPARTS.

     Except as otherwise expressly provided here, this Agreement: (i) covers the entire understanding of CBSI, Bank, Cascade and CCB, and no modification or amendment of its terms or conditions will be effective unless in writing and signed by Cascade, CCB, CBSI and Bank or their respective duly authorized agents; (ii) will not be interpreted by reference to any of the titles or headings to the Sections or Subsections of this Agreement, which have been inserted for convenience only and are not deemed a substantive part of this Agreement; (iii) is deemed to include all amendments to this Agreement, each of which is made a part of this Agreement by this reference; and (iv) may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

     8.4  INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS.

     On and after the Effective Date, CBSI will indemnify and defend those persons now (or at Closing) acting as directors and executive officers of Cascade and CCB from and against any and all claims, losses, liabilities, costs, and expenses (including reasonable attorney fees) arising from any of such persons' actions in such capacities prior to the Effective Date, to the full extent that Cascade and/or CCB now are so obligated under applicable law or under their respective articles of incorporation or bylaws in effect at the date of this Agreement. For a period of six years after the Effective Date, CBSI will use reasonable efforts to cause to be maintained in effect (with reputable and financially sound insurers) director and officer liability insurance substantially similar to that maintained by Cascade with respect to claims arising from facts or events which occurred before the Effective Date.

     8.5  SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS.

     Except for the covenants set forth in Section 4.9 of this Agreement (as to confidentiality), the representations, warranties and covenants set forth in this Agreement will not survive Closing or the termination of this Agreement.

     8.6  ATTORNEYS' FEES AND COSTS.

     In the event of any dispute or litigation with respect to the terms and conditions or enforcement of rights or obligations arising by reason of this Agreement or the Transaction, the prevailing party in any such litigation will be entitled to receipt of its costs and expenses, including reasonable attorneys' fees.

     8.7  GOVERNING LAW.

     This Agreement will be governed by and construed in accordance with the laws of the State of Washington, except to the extent that certain matters may be governed by federal law.

                                  SECTION 9.

                                  AMENDMENTS

     Subject to applicable law, this Agreement and the form of any attached Exhibit or Annex may be amended upon authorization of the boards of directors of Cascade, CCB, CBSI and Bank, whether before a or after the meeting of shareholders referred to in Section 4.2 of this Agreement; provided, however,
                                                           --------  -------
that after approval by Cascade's shareholders, no amendment will be made changing the form or reducing the amount of consideration to be received by the shareholders of Cascade without the further approval of such shareholders.

     DATED this 30th day of June, 1997


                              COLUMBIA BANKING SYSTEM, INC.


                              By: /s/ W.W. Philip
                                 ----------------
                              Its:  President and Chief Operating Officer

Attest:


/s/ Jill Myers
--------------
Secretary

                              COLUMBIA STATE BANK


                              By:  /s/ W.W. Philip
                                   ---------------
                              Its:  President and Chief Executive Officer

Attest:

/s/ Jill Myers
--------------
Secretary

                              CASCADE BANCORP, INC.


                              By:  /s/ Donald W. Lisko
                                   -------------------
                                   Its: President and Chief Executive
                                   Officer


Attest:


/s/ Cyril H. Van Selus
----------------------
Secretary

                              CASCADE COMMUNITY BANK


                              By:  /s/ Donald W. Lisko
                                   -------------------
                                   Its:  President and Chief Executive
                                   Officer

Attest:



/s/ Cyril H. Van Selus
----------------------
Secretary

STATE OF WASHINGTON      )
                         )ss
COUNTY OF PIERCE         )

     On this 30th day of June, 1997, before me personally appeared W.W. Philip, to me known to be the President and Chief Operating Officer of Columbia Banking System, Inc., the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

     IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                              /s/ Leslie R. Burton
                              --------------------
                              NOTARY PUBLIC in and for the State of
                              Washington, residing at Tacoma
                              My Commission expires:  8/29/97

STATE OF WASHINGTON      )
                         )ss
COUNTY OF PIERCE         )

     On this 30th day of June, 1997, before me personally appeared W.W. Philip, to me known to be the President and Chief Executive Officer of Columbia State Bank, the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

     IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                              /s/ Leslie R. Burton
                              --------------------
                              NOTARY PUBLIC in and for the State of
                              Washington, residing at Tacoma
                              My Commission expires: 8/29/97

STATE OF WASHINGTON      )
                         )ss
COUNTY OF PIERCE         )

     On this 30th day of June, 1997, before me personally appeared Donald W. Lisko, to me known to be the President and Chief Executive Officer of Cascade Bancorp, Inc. the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

     IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                              /s/ Carol B. Long
                              -----------------
                              NOTARY PUBLIC in and for the State of
                              Washington, residing at Puyallup
                              My Commission expires:  4/20/99


STATE OF WASHINGTON      )
                         )ss
COUNTY OF PIERCE         )

     On this 30th day of June, 1997, before me personally appeared Donald W. Lisko, to me known to be the President and Chief Executive Officer Cascade Community Bank, the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

     IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                              /s/ Carol B. Long
                              -----------------
                              NOTARY PUBLIC in and for the State of
                              Washington, residing at Puyallup
                              My Commission expires: 4/20/99

                APPROVAL BY DIRECTORS OF CASCADE BANCORP, INC.

     The undersigned, all of the members of the Board of Directors of Cascade Bancorp, Inc. ("Cascade"), approve the foregoing Agreement and, except as otherwise required by applicable law, including without limitation their fiduciary duties to Cascade's shareholders, agree to (a) vote their shares in favor of the transactions contemplated by the Agreement, (b) recommend to the shareholders of Cascade that they approve the Agreement, (c) comply with Section
6.1 of the Agreement, and (d) refrain from any actions or omissions inconsistent with such transactions.


/s/ Thomas L. Matson                    /s/ L. Kenneth Schoenfeld
--------------------                    -------------------------
Thomas L. Matson                        L. Kenneth Schoenfeld

/s/ Donald W. Lisko                     /s/ Cyril H. Van Selus
-------------------                     ----------------------
Donald W. Lisko                         Cyril H. Van Selus

/s/ Geoffrey W. Hill                    /s/ Ford W. Kiene
--------------------                    -----------------
Geoffrey W. Hill                        Ford W. Kiene

/s/ Fred W. Poe                         /s/ James B. Schack
---------------                         -------------------
Fred W. Poe                             James B. Schack

STATE OF WASHINGTON      )
                         )ss
COUNTY OF PIERCE         )

     On this 30th day of June, 1997, before me personally appeared: Thomas L. Matson, Donald W. Lisko, Geoffrey W. Hill, Ford W. Kiene, Fred W. Poe, James B. Schack, L. Kenneth Schoenfeld and Cyril H. Van Selus, to me known to be the directors of Cascade Bancorp, Inc. the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

     IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                              /s/ Carol B. Long
                              -----------------
                              NOTARY PUBLIC in and for the State of
                              Washington, residing at Puyallup
                              My Commission expires:  4/20/99

                APPROVAL BY DIRECTORS OF CASCADE COMMUNITY BANK

     The undersigned, all of the members of the Board of Directors of Cascade Community Bank, approve the foregoing Agreement, agree to vote their shares in favor of the Transaction contemplated by the Agreement, agree to recommend to the shareholders of Cascade Community Bank that they approve the Agreement, and agree to comply with Section 6.1 of the Agreement; subject only to their fiduciary duty to Cascade Community Bank shareholders.


/s/ Thomas L. Matson                    /s/ Fred W. Poe
--------------------                    ---------------
Thomas L. Matson                        Fred W. Poe

/s/ L. Kenneth Schoenfeld               /s/ Cyril H. Van Selus
-------------------------               ----------------------
L. Kenneth Schoenfeld                   Cyril H. Van Selus

/s/ Donald W. Lisko                     /s/ Richard W. Lackey
-------------------                     ---------------------
Donald W. Lisko                         Richard W. Lackey

/s/ Ford W. Kiene
-----------------
Ford W. Kiene

STATE OF WASHINGTON      )
                         )ss
COUNTY OF PIERCE         )

     On this 30th day of June, 1997, before me personally appeared: Thomas L. Matson, L. Kenneth Schoenfeld, Cyril H. Van Selus, Donald W. Lisko, Richard W. Lackey, Ford W. Kiene, Fred W. Poe to me known to be the directors of Cascade Community Bank, the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

     IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.


                              /s/ Carol B. Long
                              -----------------
                              NOTARY PUBLIC in and for the State of
                              Washington, residing at Puyallup
                              My Commission expires: 4-20-99

                                                                      APPENDIX B

                PLAN AND AGREEMENT OF REORGANIZATION AND MERGER

                                     AMONG

           COLUMBIA BANKING SYSTEM, INC. AND COLUMBIA STATE BANK AND

                                 BANK OF FIFE



                           DATED AS OF JULY 30, 1997

                                   CONTENTS
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                                                                                      ----
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DEFINITIONS........................................................................     1

SECTION 1.  TERMS OF TRANSACTION...................................................     6
            1.1   Transaction......................................................     6
            1.2   Merger...........................................................     6
            1.3   Payment to Dissenting Shareholders...............................     6
            1.4   Consideration....................................................     7
            1.5   Undelivered Certificates.........................................     9
            1.6   Fife Options.....................................................     9

SECTION 2.  CLOSING OF TRANSACTION.................................................     9
            2.1   Closing..........................................................     9
            2.2   Events of Closing................................................    10
            2.3   Place of Closing.................................................    10
            2.4   Procedure........................................................    10

SECTION 3.  REPRESENTATIONS AND WARRANTIES.........................................    10
            3.1   Representations and Warranties...................................    10
            3.2   Additional Representations and Warranties of Fife................    15
            3.3   Additional Representations and Warranties of CBSI................    18

SECTION 4.  CONDUCT AND TRANSACTIONS PRIOR TO CLOSING..............................    18
            4.1   Conduct of Fife's Business Prior to Closing......................    18
            4.2   Registration Statement and Submission to Shareholders............    22
            4.3   Submission to Regulatory Authorities.............................    23
            4.5   Public Announcements.............................................    23
            4.6   Consents.........................................................    23
            4.7   Further Actions..................................................    23
            4.8   Notice...........................................................    24
            4.9   Confidentiality..................................................    24
            4.10  Affiliate Letters................................................    24
            4.11  Availability of CBSI's Books, Records and Properties.............    24

SECTION 5.  APPROVALS AND CONDITIONS...............................................    25
            5.1   Required Approvals...............................................    25
            5.2   Conditions to Obligations of CBSI and Bank.......................    25
            5.3   Conditions to Obligations of Fife................................    27

SECTION 6.  DIRECTORS, OFFICERS AND EMPLOYEES......................................    28
            6.1   Directors........................................................    28
            6.2   Employees........................................................    29
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                                      B-2

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
            6.3   Employee Benefit Issues...................................   29

SECTION 7.  TERMINATION OF AGREEMENT AND ABANDONMENT
            OF TRANSACTION..................................................   29
            7.1   Termination...............................................   29

SECTION 8.  MISCELLANEOUS...................................................   31
            8.1   Notices...................................................   31
            8.2   Waivers and Extensions....................................   31
            8.3   Construction and Execution in Counterparts................   32
            8.4   Indemnification of Directors and Executive Officers.......   32
            8.5   Survival of Representations, Warranties, and Covenants....   32
            8.6   Attorneys' Fees and Costs.................................   32
            8.7   Governing Law.............................................   33

SECTION 9. AMENDMENTS.......................................................   33
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                                      B-3

                         LIST OF ANNEXES AND EXHIBITS
                         ----------------------------
ANNEXES:
-------

ANNEX 1   Offices of each Bank
ANNEX 2   CBSI and Fife Options (Section 3.1.3(ii))
ANNEX 3   CBSI and Fife Subsidiaries
ANNEX 4   Properties
ANNEX 5   Environmental Matters
ANNEX 6   Material Contracts
ANNEX 7   Asset Classification of Fife (Section 3.2.1(i))
ANNEX 8   Insurance Policies (Section 3.2.4)
ANNEX 9   Fife Benefit Plans (Section 3.2.6(ii))
ANNEX 10  Form of Affiliate Letter (Section 4.10)

EXHIBITS:
--------


EXHIBIT A  Form of Noncompetition Agreement (pursuant to Section 6.1)

                PLAN AND AGREEMENT OF REORGANIZATION AND MERGER
                -----------------------------------------------
                                     AMONG
                                     -----
              COLUMBIA BANKING SYSTEM, INC., COLUMBIA STATE BANK,
              ---------------------------------------------------
                               AND BANK OF FIFE
                               ----------------

     THIS PLAN AND AGREEMENT OF REORGANIZATION AND MERGER (the "Agreement") is made and entered into as of July 30, 1997, among COLUMBIA BANKING SYSTEM, INC. ("CBSI"), COLUMBIA STATE BANK ("Bank"), and BANK OF FIFE ("FIFE").

                                   PREAMBLE

     The management of CBSI, Bank, and Fife believe that the proposed Transaction, to be accomplished in the manner set forth in this Agreement, is in the best interests of the respective corporations and their subsidiaries.

                                   AGREEMENT

     In consideration of the mutual agreements set forth in this Agreement, CBSI, Bank, and Fife agree as follows:

                                  DEFINITIONS

     Terms used in this Agreement will have the following meanings:

     "Acquisition Proposal" has the meaning assigned to such term in Section
4.1.9 of this Agreement.

     "Agreement" means this Plan and Agreement of Reorganization and Merger.

     "Asset Classification" has the meaning assigned to such term in Section
3.2.1 of this Agreement.

     "Average Closing Price" means the average (rounded to the nearest penny) of each Daily Sales Price of CBSI Common Stock for the twenty trading days ending five trading days prior to the Effective Date, provided that if this average is less than $18.00, the Average Closing Price will be $18.00, and if this average is more than $22.00, the Average Closing Price will be $22.00.

     "BHC Act" means the federal Bank Holding Company Act of 1956, as amended.

     "Bank" is Columbia State Bank, a Washington state chartered banking association, which has its head office in Tacoma, Washington, and which is wholly owned by CBSI.

     "Banking Act" means Title 30 of the RCW.

     "Base Equity Capital" means the Shareholders' Equity of Fife at June 30, 1997, adjusted as described in Section 1.4.1.

     "Business Day" means any day other than a Saturday, Sunday, legal holiday or a day on which banking institutions located in the State of Washington are authorized or required by law to remain closed.

     "Capital" means capital stock, surplus and retained earnings determined in accordance with GAAP, applied on a consistent basis.

     "Cascade" is Cascade Bancorp, Inc., a Washington corporation which has its principal place of business in Auburn, Washington, and which is a bank holding company registered pursuant to the BHC Act.

     "Cascade Agreement" is the Plan and Agreement of Reorganization and Merger entered into in connection with the Cascade Transaction.

     "Cascade Community Bank" is a Washington state chartered banking association, which has its head office in Auburn, Washington, and which is wholly owned by Cascade.

     "Cascade Options" means the stock options issued and outstanding on the date of this Agreement pursuant to the Cascade Option Plan.

     "Cascade Option Plan" means the Employee Stock Option Plan adopted on May 14, 1990 for the benefit for employees of Cascade and Cascade Community Bank.

     "Cascade Transaction" means the pending merger of Cascade into CBSI and of Cascade Community Bank into the Bank in accordance with the terms and conditions of the Plan and Agreement of Reorganization and Merger entered into by those parties as of June 30, 1997.

     "CBSI" is Columbia Banking System, Inc., a Washington corporation which has its principal place of business in Tacoma, Washington, and which is a bank holding company registered pursuant to the BHC Act.

     "CBSI Common Stock" means the shares of CBSI common stock, no par value per share.

     "CBSI Financial Statements" means CBSI's audited consolidated statements of financial condition as of December 31, 1996, 1995 and 1994, and the related statements of income, cash flows and shareholders' equity for each of the years ended December 31, 1996, 1995 and 1994, all as more fully described in Section
3.1.5 of this Agreement.

     "CBSI Options" means the stock options issued and outstanding on the date of this Agreement pursuant to the CBSI Option Plan.

     "CBSI Option Plan" means the stock option plan for the benefit of employees and directors of CBSI and Bank as approved by shareholders on April 23, 1997.

     "Closing" means the closing of the Transaction contemplated by this Agreement, which will occur on the Effective Date, as more fully specified in
Section 2.1 of this Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Compensation Plans" has the meaning assigned to such term in Section 3.2.6(ii) of this Agreement.

     "Control" with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract, or otherwise.

     "Conversion Number" means the number of shares of CBSI Common Stock into which each share of Fife Common Stock is converted in accordance with Section
1.4.2 of this Agreement.

     "Core Deposits" means all deposits other than (i) brokered deposits, (ii) public funds and (iii) certificates of deposit (or equivalents) equal to or in excess of $100,000.

     "Daily Sales Price" means for any trading day, the arithmetic average (unrounded) of the closing bid and asked prices of CBSI Common Stock as reported on the NASDAQ National Market System.

     "Dissenting Shares" means those shares of Fife Common Stock as to which shareholders have perfected their dissenters' right pursuant to Chapter 30.49 of the Banking Act.

     "Director" means the Director of the Department of Financial Institutions for the State of Washington.

     "Effective Date" means the date on which all conditions to Closing have occurred and on which the Merger takes place, as more fully specified in Section
2.1 of this Agreement.

     "Employees" has the meaning assigned to such term in Section 3.2.6(ii) of this Agreement.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" has the meaning assigned to such term in Section 3.2.6(iv) of this Agreement.

     "ESI Plan" has the meaning assigned to such term in Section 3.2.6(ix) of this Agreement.

     "Exchange Act" means the federal Securities Exchange Act of 1934, as amended.

     "Exchange Agent" means the agent described in Section 1.4.6 of this Agreement.

     "Executive Officers" with respect to any party to this Agreement means the chief executive officer, chief financial officer, and chief lending officer of such party.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Federal Reserve" means the Board of Governors of the Federal Reserve
System.

     "Fife" is Bank of Fife, a Washington state chartered banking association, which has its head office in Fife, Washington.

     "Fife Common Stock" means the shares of Fife common stock, $.50 par value per share, issued and outstanding from time to time.

     "Fife Financial Statements" means Fife's audited consolidated statements of financial condition as of December 31, 1996, 1995 and 1994, and the related statements of income, cash flows and shareholders' equity for each of the years ended December 31, 1996, 1995 and 1994, all as more fully described in Section 3.1.5, of this Agreement.

     "Fife Option Plans" means the Employee Stock Option Plan and the Director Stock Option Plan, each dated as of June 19, 1996, for the benefit of employees and directors, respectively, of Fife.

     "Fife Options" means the stock options issued and outstanding on the date of this Agreement pursuant to the Fife Option Plans.

     "Financial Statements" means the CBSI Financial Statements, the Fife Financial Statements, or both, as appropriate.

     "GAAP" means generally accepted accounting principles.

     "Hazardous Material" means any material so described in Section 3.1.7 of this Agreement.

     "Joint Proxy Statement" has the meaning as defined in Section 4.2.1 of this Agreement.

     "Joint Proxy Statement/Registration Statement" means the Prospectus/Joint Proxy Statement referred to in Section 4.2.1 of this Agreement, to be provided to each shareholder of Fife in connection with their consideration and approval of the Transaction. The term includes any amendments and supplements to such Prospectus/Joint Proxy Statement.

     "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest for an amount greater than $100,000 and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "Material Adverse Effect" with respect to a Person means any condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (a) the condition, financial or otherwise, properties, business or results of operations of such Person and its subsidiaries, taken as a whole, and
(b) the ability of such Person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

     "Merger" means the merger of Fife with and into the Bank.

     "OREO" means real property acquired by Fife through foreclosure or deed in lieu of foreclosure or other realization proceedings.

     "Pension Plan" has the meaning assigned to such term in Section 3.2.6(iii) of this Agreement.

     "Person" includes an individual, corporation, partnership, association, limited liability company, trust or unincorporated organization.

     "Plan" has the meaning assigned to such term in Section 3.2.6(i) of this Agreement.

     "Properties" with respect to any party to this Agreement means (i) properties or other assets owned or leased by such party or any of its Subsidiaries, and (ii) Loan Properties.

     "Purchase Price" means the aggregate consideration that holders of Fife Common Stock will be entitled to receive from CBSI in connection with the Transaction, as calculated in accordance with Section 1.4.1 of this Agreement.

     "RCW" means the Revised Code of Washington, as amended.

     "Registration Statement" has the meaning as defined in Section 4.2.1 of this Agreement.

     "Reports" means CBSI's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 and any other documents filed subsequent to December 31, 1993 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the federal Securities Act of 1933, as amended.

     "Shareholder's Equity" means the equity capital account of a party computed at a date specified in accordance with GAAP.

     "Subsequent Fife Financial Statements" means a consolidated balance sheet and related consolidated statements of income, cash flows and shareholders' equity for each fiscal quarter ending after December 31, 1996 and prior to Closing, all as more fully described in Section 4.1.8 of this Agreement.

     "Subsequent CBSI Financial Statements" means a balance sheet and related statements of income, statements of cash flows and statements of shareholders' equity for each fiscal quarter ending after December 31, 1996 and prior to Closing as required to be filed with the SEC in accordance with applicable provisions of the Exchange Act and regulations promulgated thereunder.

     "Subsidiary" with respect to any party to this Agreement means any Person controlled by such party.

     "Transaction" means the consummation of the Merger in accordance with
Section 1.2 of this Agreement.

                                   SECTION 1.

                              TERMS OF TRANSACTION

1.1  TRANSACTION.

     Subject to the terms and conditions set forth in this Agreement and in the Annexes and Exhibits, Fife will merge with and into the Bank in the Merger.

1.2  MERGER.

     Upon Closing of the Merger, all shares of Fife Common Stock issued and outstanding immediately prior to Closing, except for Dissenting Shares, will, by virtue of the Merger and without any action on the part of any holder of shares of Fife Common Stock, be converted into the right to receive the consideration described in Section 1.4 of this Agreement. Fife and the holders of such shares will provide to CBSI such certificates or documents as CBSI reasonably may request to evidence ownership of the shares. The Merger will be effected pursuant to Chapter 30.49 of the Banking Act and 12 United States Code (USC) 1828(c) and any related rules and regulations. In the Merger, Fife will be merged into Bank, and Bank will be the resulting bank and will be liable for all of the liabilities of Fife. It is the intention of the parties to this Agreement that the Transaction will qualify as a "reorganization" for federal income tax purposes within the meaning of Section 368 of the Code.

1.3  PAYMENT TO DISSENTING SHAREHOLDERS.

     Dissenting Shares shall have the rights provided by Chapter 30.49 of the Banking Act.

1.4  CONSIDERATION.

     Shares of Fife Common Stock identified in Section 1.2 of this Agreement will be converted, by virtue of the Merger, into the right to receive CBSI Common Stock in the amounts and subject to the conditions set forth below.

          1.4.1  AMOUNT OF CONSIDERATION.  Except as otherwise provided in
Section 1.3, holders of Fife Common Stock will be entitled to receive from CBSI in connection with the Transaction the number of shares of CBSI Common Stock as calculated in accordance with Subsection 1.4.2. The aggregate consideration to be paid by CBSI for all outstanding shares of Fife Common Stock (the "Purchase Price") shall be (a) two times the sum of Shareholders' Equity of Fife at June 30, 1997 plus the amount added to such Shareholders' Equity upon exercise of options outstanding ("Base Equity Capital") plus (b) the amount of Fife net income which increases the Base Equity Capital prior to Closing.

          1.4.2 FORM OF CONSIDERATION. Subject to the terms, conditions and limitations set forth in this Agreement, holders of Fife Common Stock will be entitled to exchange their Fife Common Stock shares for shares of CBSI Common Stock upon surrender of the holders' certificate or certificates in accordance with Section 1.4.6. Each holder, in exchange for each share of Fife Common Stock held of record on the Effective Date, will be entitled to receive the number of shares of CBSI Common Stock calculated by dividing the Purchase Price by the Average Closing Price, and by further dividing the number so reached by the aggregate number of shares of Fife Common Stock that on the Effective Date are issued and outstanding or subject to unexercised options ("Conversion Number").

          1.4.3 AVERAGE CLOSING PRICE. For the purpose of this Agreement, the "Average Closing Price" means the average (rounded to the nearest penny) of each Daily Sales Price of CBSI Common Stock for the twenty trading days ending five trading days prior to the Effective Date, provided that if this average is less than $18.00, the Average Closing Price will be $18.00, and if this average is more than $22.00, the Average Closing Price will be $22.00.

          1.4.4 DAILY SALES PRICE. For the purposes of this Agreement, "Daily Sales Price" means for any trading day the arithmetic average (unrounded) of the closing bid and asked prices of CBSI Common Stock in the over-the-counter market as such prices are reported by the automated quotation system of the National Association of Securities Dealers, Inc. or in the absence of this source, by any other source on which CBSI and Fife mutually agree.

          1.4.5 NO FRACTIONAL SHARES. CBSI will not issue fractional shares of CBSI Common Stock. In lieu of issuing fractional shares, CBSI will pay cash to each shareholder of Fife who is otherwise entitled to receive a fractional share of CBSI Common Stock in an amount equal to the product of such fraction times the Average Closing Price. Such fractional share interest will not include the right to vote or receive dividends or any interest on dividends.

          1.4.6 SURRENDER OF CERTIFICATES.

          (i) CBSI will prepare a form of transmittal letter reasonably acceptable to Fife for use by shareholders holding Fife Common Stock. The form of transmittal letter will be mailed to shareholders on or about the Effective Date.

          (ii) Until surrendered to an agent designated by CBSI and Fife to effect the exchange of Fife Common Stock for CBSI Common Stock (the "Exchange Agent") together with a properly completed and executed form of transmittal letter, each certificate evidencing Fife Common Stock (other than Dissenting Shares) will, on and after the Effective Date, be deemed for all corporate purposes to represent and evidence only the right to receive CBSI Common Stock in accordance with the provisions of this Section 1.4 of this Agreement. Until any such certificate evidencing Fife Common Stock will have been so surrendered, the holder of such Fife Common Stock will not have any right to receive any certificates evidencing CBSI Common Stock. The Exchange Agent will be authorized to issue CBSI Common Stock for any Fife Common Stock certificate which has been lost, stolen or destroyed upon receipt of evidence satisfactory to CBSI of ownership of the Fife Common Stock represented by the missing certificate, and after appropriate indemnification. After the Effective Date, no holder of a certificate evidencing the shares of Fife Common Stock will be entitled to receive any dividends or other distributions otherwise payable to holders of record of CBSI Common Stock on any date subsequent to the Effective Date, unless such holder will have surrendered such holder's certificate(s) evidencing shares of Fife Common Stock in exchange for CBSI Common Stock. Upon surrender of such certificates, there will be paid to the holder so surrendering such certificates the amount, without interest, of any cash dividends and any other distributions which subsequent to the Effective Date have been distributed on the whole number of shares of CBSI Common Stock into which such Fife Common Stock was converted at the Effective Date.

          (iii) If any certificate for CBSI Common Stock is to be issued in a name other than that in which the certificate(s) for Fife Common Stock surrendered in exchange is registered, it will be a condition of such exchange that the person requesting the exchange will establish the right to receive such shares and pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificates for CBSI Common Stock in a name other than registered holder of the certificate surrendered, or will establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

          1.4.7 ANTI-DILUTION ADJUSTMENT. In the event that, between the date of this Agreement and the Effective Date, CBSI reclassifies, combines, or subdivides the CBSI Common Stock, declares or pays any extraordinary dividend or makes any distribution of shares with respect to the CBSI Common Stock, or makes or declares any partial or liquidating distribution, or agrees to do any of the foregoing as of a record date during that time frame, an appropriate adjustment will be made in the Conversion Number.

1.5  UNDELIVERED CERTIFICATES.

     If outstanding certificates for Fife Common Stock are not surrendered prior to a date when such payments would otherwise escheat or become the property of any governmental unit or agency, the unclaimed items will, to the extent permitted by abandoned property or any other applicable law, become the property of CBSI (and to the extent not in its possession shall be paid over to CBSI), free and clear of all claims or interests of any person previously entitled to such items. Notwithstanding the foregoing, neither CBSI nor any party to this Agreement will be liable to any holder of Fife Common Stock for any amount paid to any governmental unit or agency having jurisdiction over any such unclaimed items pursuant to the abandoned property or other applicable law of such jurisdiction, and no interest will be borne on amounts owed to shareholders for shares of Fife Common Stock.

1.6  FIFE OPTIONS.

     Upon consummation of the Merger on the Effective Date, without any action on the part of any person or entity, each Fife Option remaining outstanding immediately prior to Closing shall be converted into and become, upon the election of the holder of such Cascade Option, an option to purchase shares of CBSI Common Stock on the same terms as are in effect with respect to the Fife Option immediately prior to consummation of the Merger, except that (i) each such converted option will be exercisable solely for shares of CBSI Common Stock, (ii) the number of shares of CBSI Common Stock subject to such converted option shall be equal to the number of shares of Fife Common Stock subject to the Fife Option immediately prior to Closing multiplied by the Conversion Number, the product being rounded, if necessary, up or down to the nearest whole share and (iii) the per-share exercise price under each such converted option shall be adjusted by dividing the per-share exercise price of the Fife Option by the Conversion Number, and rounding up to the nearest cent. As soon as practicable after the Effective Date, CBSI shall take all action necessary to register under the Securities Act the shares of CBSI Common Stock subject to options resulting from the conversion of Fife Options pursuant to this Section 1.6

                                  SECTION 2.

                            CLOSING OF TRANSACTION

2.1  CLOSING.

     The Closing will occur on the Effective Date. Unless CBSI and Fife agree upon another date, the Effective Date will be the date five (5) Business Days after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, Section 5 of this

Agreement. If Closing does not occur on or prior to April 30, 1998, either party may terminate this Agreement in accordance with Section 7 of this Agreement. The parties will use their best efforts to cause the Transaction to close by December 15, 1997.

2.2  EVENTS OF CLOSING.

     On the Effective Date, all properly executed documents required by this Agreement will be delivered to the proper party, in form consistent with this Agreement. If any party fails to deliver a required document on the Effective Date or otherwise defaults under this Agreement on or prior to the Effective Date, then no Transaction will occur unless the adversely affected party (i) waives the default or (ii) elects to proceed while reserving rights arising due to the default.

2.3  PLACE OF CLOSING.

     Unless CBSI and Fife agree otherwise, the Closing will occur at the principal office of CBSI at such time during normal business hours as CBSI and Fife may fix.

2.4  PROCEDURE.

     Bank will notify the Director and the FDIC of the proposed effective time for the Merger. On or before the Business Day immediately preceding the Closing, appropriately prepared and executed articles of merger with respect to the Merger and related documents will have been deposited in the offices of the Director. On the Effective Date, the Director's and FDIC's merger certification letter will become effective.

                                  SECTION 3.

                        REPRESENTATIONS AND WARRANTIES

3.1  REPRESENTATIONS AND WARRANTIES.

     CBSI represents and warrants to Fife and Fife represents and warrants to CBSI that, except as disclosed in an Annex to this Agreement or otherwise disclosed in writing by CBSI or Fife, respectively, concurrently with the execution of this Agreement:

          3.1.1 ORGANIZATION AND GOOD STANDING. CBSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and is a registered bank holding company pursuant to the BHC Act. Fife is a commercial bank validly existing and in good standing under the laws of the State of Washington. Each has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted. Each of its Subsidiaries is either a commercial bank or a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and has all requisite power and authority to own and operate its Properties and to carry on its businesses as now conducted. The locations of all offices, including approved and unopened offices of its Subsidiaries, are listed in Annex 1.

          3.1.2 CORPORATE AUTHORITY. Subject to receipt of required shareholder approvals of this Agreement, and subject to the required approvals, consents and waivers of governmental authorities referred to in Section 5.1 of this Agreement, each of it and its Subsidiaries has all requisite corporate power and authority to enter into and carry out its obligations pursuant to this Agreement. The execution, delivery and performance of this Agreement will not violate any judgment, order, decree, statute, rule or governmental regulation to which it or any of its Subsidiaries may be subject, or constitute a breach or violation of or a default under any agreement or instrument to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries may be bound, which breach or violation or default would have a Material Adverse Effect. Neither it nor any of its Subsidiaries is in violation of any provision of its Articles of Incorporation or Bylaws or any agreement or instrument to which it or any of such Subsidiaries is a party or by which it or any of such Subsidiaries is bound.

          3.1.3  CAPITAL STOCK.

          (i) Representations and Warranties by CBSI.  The authorized capital
              --------------------------------------
stock of CBSI consists of 10,000,000 shares of CBSI Common Stock, and 2,000,000 shares of preferred stock, no par value per share. A total of 5,498,186 shares of CBSI Common Stock were issued and outstanding as of the date of this Agreement, all of which were validly issued and are fully paid and nonassessable. No shares of preferred stock are issued and outstanding. As of the date of this Agreement, CBSI Options with respect to 321,455 shares of CBSI Common Stock have been granted and are outstanding, and 593,250 shares of CBSI Common Stock have been reserved for issuance under the CBSI Option Plan. Upon closing of the Cascade Transaction, which is expected to occur before or at approximately the same date as the Merger, CBSI will issue up to 749,100 shares of CBSI Common Stock to shareholders of Cascade and will become obligated to issue up to 25,878 additional shares of CBSI Common Stock upon exercise of CBSI Options to be exchanged for currently outstanding Cascade Options. No other unissued shares of CBSI Common Stock or any other securities of CBSI, or any of its subsidiaries, are subject to any warrants, options, conversion privileges, rights or commitments of any character, kind or nature, except as set forth in Annex 2, and CBSI has not issued and is not obligated to issue any additional shares of CBSI Common Stock or any other security to any other person, except as so disclosed. The CBSI Common Stock to be issued to holders of Fife Common Stock pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and subject to no preemptive rights. Bank's equity capital at June 30, 1997 consisted of common stock of $1,121,331, additional paid in capital of $41,999,664 and undivided profits, including capital reserves, of $9,919,400. At Closing, the Bank's total equity capital, as the surviving bank, will be equal to the then combined capital structure of the merging banks.

          (ii)  Representations and Warranties by Fife.  The authorized capital
                --------------------------------------
stock of Fife consists of 1,000,000 shares of Fife Common Stock, par value $0.50 per share, and 100,000 shares of preferred stock, par value $1.00 per share. A total of 202,920 shares of Fife Common Stock are issued and outstanding as of the date of this Agreement, all of which were validly issued and are fully paid and nonassessable. No shares of preferred stock are issued and outstanding. As of the date of this Agreement, Fife Options with respect to 24,000 shares of Fife Common Stock have been granted and are outstanding. No unissued shares of common stock or any other securities of Fife, or any of its Subsidiaries, are subject to any warrants, options, conversion privileges, rights or commitments of any character, kind or nature, except as set forth in Annex 2, and Fife has not issued or is not obligated to issue any additional shares of common stock or any other security to any other person, except as so disclosed.

          3.1.4 SUBSIDIARIES. Except as listed in Annex 3, it does not have any Subsidiaries. The shares of capital stock of each of its Significant Subsidiaries (as defined in Rule 1-02 of SEC Regulation S-X) are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer.

          3.1.5 FINANCIAL STATEMENTS. Its Financial Statements (i) have been prepared from the books and records of the entity or entities to which they relate, (ii) present fairly the financial condition and operating results of such entity or entities at the times indicated and for the periods covered,
(iii) have been prepared in accordance with GAAP consistently applied through the periods covered, except as stated therein, and (iv) reflect all material liabilities, contingent or otherwise, of Fife on the respective dates covered, except as stated therein.

          3.1.6 PROPERTIES.

          (i) It and each of its Subsidiaries have unencumbered legal title or contract vendee's interest to their respective owned properties and other assets reflected in its Financial Statements, except for: (a) those encumbrances related to real property taxes, local improvement district assessments (if any), easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property; (b) prior mortgage liens on other real estate owned (to the extent consistent with the terms of the original loan in connection with which such real estate was acquired); (c) any property and other assets, not material in aggregate amount, disposed of since December 31, 1996 in the ordinary course of business; and (d) such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect. All leases of real or personal property in which Fife has an interest as lessee are assignable without the consent of any other party.

          (ii) All buildings and other facilities used in its business (or that of any of its Subsidiaries) are adequately maintained and are free from defects which could materially interfere with the current or future use of such facilities.

          3.1.7  ENVIRONMENTAL MATTERS.

          (i) To the knowledge of its Executive Officers, it and each of its Subsidiaries and the Loan Properties are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of the Untied States Environmental Protection Agency and of state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, individually or in the aggregate, do not or would not result in a Material Adverse Effect on it.

          (ii) To the knowledge of its Executive Officers, neither it nor any of its Subsidiaries, nor any other Person having an interest in any of its Properties, has engaged in the unlawful generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or disposal of Hazardous Material on or from such Properties. With respect to its Properties, there has not been (a) any unlawful presence, use, generation, handling, treatment, storage, release, threatened release, migration or disposal of Hazardous Material, (b) any condition that could result in any use, ownership or transfer restriction, or (c) any condition of nuisance, any of which, individually or collectively, would have a Material Adverse Effect on it. Neither it nor any of its Subsidiaries has received notice of, or has reason to know of, a condition that could give rise to any private or governmental suit, claim, action, proceeding or investigation against it or its Properties or against any other Person as a result of any of the events described in clauses (a), (b), and (c) of this paragraph. "Hazardous Material" means any chemical, substance, material, object, condition, waste or combination of the foregoing which is or may be hazardous or harmful to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum or petroleum products, and all of those chemicals, substances, materials, objects, conditions, wastes or combinations of them which are now or become listed, defined or regulated in any manner by any federal, state or local law based, directly or indirectly.

          3.1.8 TAXES. All tax returns and reports required by law to be filed by it and its Subsidiaries have been duly filed, and all taxes, assessments, fees and other government charges upon it or any of its Subsidiaries or upon any of their respective properties, assets, income or franchises that are due and payable have been paid. The federal income portion of such taxes have been paid in full as indicated in its tax returns for the past five years or adequate provision has been made for any such taxes on its balance sheet in accordance with GAAP. No material objections to returns or claims for additional taxes are being asserted with respect to its federal or state taxes for any prior years, except for such audits, objections or claims which are being contested in good faith, by appropriate proceedings and with establishment of appropriate reserves, and which have been disclosed in writing to the other parties to this Agreement. There has been no past audit, objection to returns, or claim for additional taxes except as specified in the foregoing sentence.

          3.1.9  ABSENCE OF REGULATORY ACTION.   Neither it nor any of its
Subsidiaries is, to the knowledge of its Executive Officers, in violation of any statute, rule or governmental regulation applicable to it (including, without limitation, the Community Reinvestment Act, Bank Secrecy Act, Truth in Lending Act, Equal Credit

Opportunity Act, and statutes, rules and regulations governing the reporting of taxpayer identification numbers of its customers). Neither it nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state regulatory authorities, nor has it been advised by such authorities that they are contemplating issuing or requesting any such order, agreement, memorandum or similar document or undertaking.

          3.1.10 ALLOWANCE FOR LOAN AND LEASE LOSSES. In the opinion of its management, the allowance for loan losses shown in its latest Financial Statements is, and that which will be stated in its Subsequent Financial Statements prior to Closing will be, adequate to absorb its anticipated loan and lease losses. In any event, Fife's allowance for loan losses at the Effective Date will be at least 1% of its then-outstanding loans and leases.

          3.1.11 AGREEMENTS. Except for arrangements made in the ordinary course of business, it and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of SEC Regulation S-K) to be performed after the date hereof that has not been filed with or incorporated by reference in its Reports, as to CBSI, or delivered to CBSI, as to Fife. Specifically, in the case of Fife, except as so disclosed prior to the date of this Agreement, as of the date of this Agreement, neither it nor any of its Subsidiaries is a party to an oral or written (i) agreement not terminable on 30 days or less notice involving the payment of more than $10,000 per annum, in the case of any such agreement with an individual, or $50,000 per annum, in the case of any other such agreement, (ii) agreement with any executive officer or other key employee of it or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving it or any of its Subsidiaries of the nature contemplated by Agreement and which provides for the payment of in excess of $10,000, (iii) agreement with respect to any executive officer of it or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of an amount in excess of $25,000 per annum, or
(iv) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          3.1.12 COMPLIANCE WITH LAWS. It and each of its Subsidiaries has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it or its Subsidiaries to carry on their respective businesses as they are presently conducted and the absence of which, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect on it. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of its Executive Officers, no suspension or cancellation of any of them is threatened.

          3.1.13 KNOWLEDGE AS TO CONDITIONS. It knows of no reason why the approvals, consents and waivers of governmental authorities referred to in
Section 5.1 of this Agreement should not be obtained.

          3.1.14 PROSPECTUS/JOINT PROXY STATEMENT/REGISTRATION STATEMENT. The information to be supplied by it for inclusion in the Joint Proxy Statement/Registration Statement will not, at the time such Joint Proxy Statement/Registration Statement becomes effective, at the time it is mailed, and at the time of the Fife shareholder meeting called to consider and vote upon the Transaction, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          3.1.15 NO MATERIAL ADVERSE EFFECT. Since December 31, 1996, neither it nor any of its Subsidiaries has incurred any material liability, except in the ordinary course of their business consistent with past practice, nor has there been any change in the financial condition (which includes, without limitation, the condition of assets, franchises, results of operations and prospects) that has had or may reasonably be expected to have a Material Adverse Effect on it.

          3.1.16 COMPLETENESS OF REPRESENTATIONS. No representation or warranty made by or with respect to it or its Subsidiaries in this Agreement (or in the Annexes to this Agreement) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement (or in such Annexes) or in such representation or warranty not misleading.

3.2  ADDITIONAL REPRESENTATIONS AND WARRANTIES OF FIFE.

     Except as disclosed in an Annex to this Agreement or otherwise disclosed in writing to CBSI concurrently with the execution of this Agreement, Fife represents and warrants to CBSI the following:

          3.2.1  ASSET CLASSIFICATION.

          (i) Annex 7 sets forth a list, separated by category of classification or criticism ("Asset Classification"), of the aggregate amounts of loans, extensions of credit and other assets of it that have been criticized or classified, and such list is accurate and complete in all material respects, as of December 31, 1996, except as otherwise expressly noted in such Annex.

          (ii) No amounts of its loans, extensions of credit or other assets that have been classified or criticized by any representative of any governmental entity as "Other Assets Especially Mentioned," "Substandard," "Doubtful," "Loss" or words of similar effect are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were paid off or charged off by it before the date of this Agreement.

          3.2.2 CORE DEPOSITS AND CAPITAL. The daily average of Fife's Core Deposits for the month of June 1997 is not less than 106% of the daily average of Core Deposits for the month of December 1996. As of the date of this Agreement, Fife's Capital is at least $3,234,500.

          3.2.3 LITIGATION. No material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its Subsidiaries, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it or to materially hinder or delay consummation of the transactions contemplated hereby, and, to the best knowledge of its Executive Officers after reasonable inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated.

          3.2.4 INSURANCE. It and each of its Subsidiaries have taken all requisite action (including the making of claims and the giving of notices) under their respective directors' and officers' liability insurance policy or policies in order to preserve all rights under such policies with respect to all matters known to it (other than matters arising in connection with, and the transactions contemplated by, this Agreement). Annex 8 lists all directors' and officers' liability insurance policies and other material insurance policies maintained by it or its Subsidiaries.

          3.2.5 LABOR MATTERS. Neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of any proceeding asserting that it or any such Subsidiary has committed an unfair labor practice or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or threatened.

          3.2.6  EMPLOYEE BENEFITS.

          (i) For purposes of this Agreement, "Plan" or "Plans", individually or collectively, means any "employee benefit plan," as defined in Section 3(3) of ERISA, maintained by Fife.

          (ii) Annex 9 sets forth a list, as of the date of this Agreement, of
(a) all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, (b) all material employment or severance contracts and (c) all other material employee benefit plans that cover employees or former employees of it and its Subsidiaries (its "Compensation Plans"). True and complete copies of the Compensation Plans (and, as applicable, copies of summary plan descriptions, governmental filings (on Form 5500 series or otherwise), actuarial reports and reports under Financial Accounting Standards Board Statement No. 106 relating to such Compensation Plans) covering its current employees or those of its Subsidiaries

(collectively, "Employees"), including Plans and related amendments, have been made available to the other parties to this Agreement.

          (iii) All of its Plans covering Employees (other than "multi-employer plans" within the meaning of ERISA Sections 3(37) or 4001(a)(3)), to the extent subject to ERISA, are in substantial compliance with ERISA. Each of its Plans that is an "employee pension benefit plan" within the meaning of ERISA Section 3(2) ("Pension Plan") and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and Fife is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No litigation relating to its Plans is pending or, to the knowledge of its Executive Officers, threatened. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or ERISA Section 502(i).

          (iv) No liability under Subtitle C or D of Title IV of ERISA (other than payment of applicable premiums) has been or is expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of ERISA Section 4001(a)(15), currently or formerly maintained by any of them, or the single-employer plan of any entity that is considered one employer with it under ERISA Section 4001 or
Section 414 of the Code (an "ERISA Affiliate"). It and its Subsidiaries and ERISA Affiliates have not incurred and do not expect to incur any material withdrawal liability with respect to a multi-employer plan under Subtitle I of Title IV of ERISA (regardless of whether based on contributions of ERISA Affiliates). Neither it, its Subsidiaries nor any of its ERISA Affiliates has been notified by any multi-employer plan to which it or any of its subsidiaries or ERISA Affiliates is contributing, or may be obligated to contribute, that such multi-employer plan is currently in reorganization or insolvency or that such multi-employer plan intends to terminate or has been terminated under ERISA
Section 4041A.  No notice of a "reportable event" within the meaning of ERISA
Section 4043, for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date of this Agreement. Neither it, its Subsidiaries nor any of their respective ERISA Affiliates has incurred or is aware of any facts that are reasonably likely to result in any liability under ERISA Sections 4069 or 4204.

          (v) All material contributions it or any of its Subsidiaries are or were required to make under the terms of any of its Plans have been timely made or have been reflected in its Financial Statements. Neither any of its Pension Plans nor any single-employer plan of any of its ERISA Affiliates has an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or ERISA Section 302. Neither it nor any of its Subsidiaries or its ERISA Affiliates has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate under Code Sections 401(a)(29) or 412(f)(3) or ERISA Sections 306, 307 or 4204.

          (vi) Except as disclosed in the Fife Financial Statements, neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits.

          (vii) No provision of the documents governing any Plan contains restrictions on the rights of it or its Subsidiaries to amend or terminate any Plan without incurring liability under the Plan other than normal liabilities for benefits.

          (viii) Except as disclosed in the Fife Financial Statements or otherwise disclosed in this Agreement or in the related Annexes, the Transaction will not result in (a) vesting, acceleration, or increase of any amounts payable under any Compensation Plan, (b) any material increase in benefits under any Compensation Plan or (c) payment of any severance or similar compensation under any Compensation Plan.

          (ix) Fife's obligations under any existing executive supplemental retirement Plan ("ESI Plan") will not at any time exceed the value, as reflected on its books (reported consistent with GAAP), of insurance policies owned by Fife on the lives of the officers covered by the ESI Plan.

          3.2.7 BROKER'S OR FINDER'S FEES. Except for fees deemed by its board to be required to obtain a fairness opinion and related advice from a financial advisor to effect the Transaction, which fees shall not exceed $20,000, no agent, broker, person or firm acting on behalf of Fife, or under its authority, is or will be entitled to any commission, broker's, finder's or financial advisory fee in connection with the Transaction.

3.3  ADDITIONAL REPRESENTATIONS AND WARRANTIES OF CBSI.

     Except as disclosed in an Annex to this Agreement or otherwise disclosed in writing to Fife concurrently with the execution of this Agreement, CBSI represents and warrants to Fife that none of CBSI's Reports contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated in any such Reports or necessary in order to make the statements in any such Reports, in light of the circumstances under which they were made, not misleading.


                                  SECTION 4.

                   CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

4.1  CONDUCT OF FIFE'S BUSINESS PRIOR TO CLOSING.

     Fife covenants that, prior to Closing:

          4.1.1  AVAILABILITY OF BOOKS, RECORDS AND PROPERTIES.

          (i) Its books, records, properties, contracts and documents will be available at all reasonable times to CBSI, Bank and their counsel, accountants and other representatives. Such items will be open for inspection, audit and direct verification of loan or deposit balances, collateral receipts and such other transactions or documentation as CBSI or Bank deem reasonably relevant to the Transaction. Fife will cooperate fully in such inspection and audit, and will make available all information reasonably requested by CBSI or Bank.

          (ii) Upon request by CBSI or Bank, Fife will request that any third parties involved in the preparation or review of the Fife Financial Statements or Fife Subsequent Financial Statements disclose to CBSI and Bank the work papers or any similar materials related to such financial statements.

          4.1.2 ORDINARY AND USUAL COURSE. Without prior written consent of CBSI or Bank, Fife will conduct its business only in the ordinary and usual course and will not do any of the following:

          (i) Effect any stock split or other recapitalization with respect to Fife Common Stock; issue, pledge or encumber in any way any shares of such capital stock; or grant any option for shares of such capital stock.

          (ii) Declare or pay any dividend, or make any other distribution, either directly or indirectly, with respect to Fife Common Stock.

          (iii) Dispose of assets, take any actions to accelerate earnings to an earlier period than expected based upon prior practice, or make any commitment other than in the ordinary and usual course of business.

          (iv) Solicit or accept deposit accounts of a different type from accounts previously accepted by Fife or at rates materially in excess of rates previously paid by Fife except to reflect changes in prevailing interest rates, or incur any indebtedness for borrowed money.

          (v) Acquire an ownership interest or a leasehold interest in any real property, whether by foreclosure or otherwise, without making an appropriate environmental evaluation in advance of obtaining such interest and without providing to CBSI such evaluation and at least 30 days' advance notice.

          (vi) Enter into any other transaction or make any expenditure other than in the ordinary and usual course of its business except for expenses reasonably related to completion of the Transaction.

          (vii) Take any action which would materially and adversely affect or delay its ability or the ability of CBSI and Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the Transaction or to perform its respective covenants and agreements under this Agreement.

          4.1.3 CONTINUING REPRESENTATION AND WARRANTY. It will not do or cause to be done anything that would cause any representation or warranty in Section 3 of this Agreement to be untrue or inaccurate if made at Closing, except as otherwise contemplated or required by this Agreement or consented to in writing by CBSI or Bank.

          4.1.4 MAINTENANCE OF PROPERTIES. It will maintain its properties and equipment (and related insurance or its equivalent) in accordance with good business practice.

          4.1.5 PRESERVATION OF BUSINESS ORGANIZATION. It will use all reasonable effort to:

          (i)  Preserve its business organization.

          (ii) Retain the services of management and employees consistent with such program for consolidation of redundant employment positions resulting from the Transaction as shall be developed in cooperation with CBSI.

          (iii) Preserve the goodwill of suppliers, customers and others with whom Fife has business relations.

          4.1.6 SENIOR MANAGEMENT. Without prior consultation with CBSI or Bank, Fife will not make any change with respect to present management personnel having the rank of vice-president or higher.

          4.1.7 COMPENSATION. Fife will not permit any increase in the current or deferred compensation payable or to become payable by Fife to any of its directors, officers, employees, agents or consultants other than normal increments in compensation in accordance with Fife's established policies with respect to the timing and amounts of such increments. Without the prior written approval of CBSI and Bank, Fife will not commit to, execute or deliver any employment agreement with any party not terminable without expense with two weeks notice.

          4.1.8 UPDATE OF FINANCIAL STATEMENTS. Fife will deliver Subsequent Fife Financial Statements to CBSI, as soon as possible and not later than thirty
(30) days following the end of each relevant period. The Subsequent Fife Financial Statements:

          (i) Will be prepared from the books and records of Fife.

          (ii) Will present fairly the financial position and operating results of Fife at the times indicated and for the periods covered.

          (iii) Will be prepared in accordance with GAAP (except for the absence of notes), consistently applied through the periods covered, subject to normal year-end adjustments.

          (iv) Will reflect all material liabilities, contingent or otherwise, of Fife the respective dates and for the respective periods covered, except for liabilities not required to be so reflected in accordance with GAAP.

          4.1.9  ACQUISITION PROPOSALS/TERMINATION FEE.

          (i) Fife agrees that neither it nor any of its Subsidiaries shall, and Fife shall direct and use its best efforts to cause its directors, officers, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of Fife) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, Fife or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the board of directors of its fiduciary duties as advised in writing by such board's counsel, engage in any negotiations concerning, or provide any confidential information or data to any Person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Fife will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Fife will take the necessary steps to inform the appropriate individuals or entitles referred to in the first sentence hereof of the obligations undertaken in this Section 4.1.9 of this Agreement. Fife will notify CBSI immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations are sought to be initiated or continued with Fife.

          (ii) If (a) there is an Acquisition Proposal prior to the Fife shareholder vote on the Transaction; (b) the Transaction is not approved by holders of at least two-third's of the outstanding shares of Fife Common Stock at the shareholder meeting called to vote on the Transaction, and (c) prior to February 1, 1999, Control of Fife is acquired by a third party, by merger, purchase of assets, acquisition of stock or otherwise, then unless the representations and warranties of CBSI in the Agreement were false in any material respect as of the date of such shareholder meeting or CBSI was in material default of its covenants in the Agreement as of such date, Fife will promptly pay to CBSI the amount of $200,000 as complete reimbursement for its direct and indirect expenses incurred in proceeding with this Transaction.

          4.1.10 STATUS OF TITLE/LEASEHOLD INTERESTS. Fife will provide CBSI and Bank with status of title reports issued by a title insurance company reasonably satisfactory to CBSI showing unencumbered fee simple title or vendee's interest to all real property owned by it, and unencumbered leasehold interests in all real property leased by it, and containing only such exceptions, reservations and encumbrances as may be consented to in writing by CBSI or are described in clauses (a) through (d) of Section 3.1.6(i) of this Agreement. With respect to such real property, Fife will also provide to CBSI copies of existing title policies held in its files, unless Fife has reason to know of subsequent changes or unless CBSI expressly requests an updated policy for any specific piece of property.

          4.1.11 ENVIRONMENTAL ASSESSMENTS. Fife will obtain Phase I environmental assessments for any real property on which Fife or any of its Subsidiaries maintains an office and, upon request by CBSI, for any nonresidential

OREO. Oral reports of such environmental assessments will be delivered to CBSI no later than eight (8) weeks, and written reports will be delivered to CBSI no later than sixteen (16) weeks, following the date of such request. Fife will obtain, at CBSI's expense, Phase II environmental assessments for properties identified by CBSI on the basis of such Phase I environmental assessments.

          4.1.12 DIRECTORS' AND OFFICERS' LIABILITY. Immediately prior to the Effective Date, Fife shall notify its directors' and officers' liability insurers of the Transaction and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Person entitled to indemnification pursuant to Section 8.4 of this Agreement and known to Fife, or circumstances reasonably deemed by CBSI to be likely to give rise thereto, in accordance with terms and conditions of the applicable policies.

          4.1.13 TERMINATION OF CONTRACTS. Fife will take all necessary steps to terminate or satisfy any employment contracts or severance agreements, or any similar agreements or understandings, to which it is a party and, in connection therewith, will pay or adequately accrue for any expenses or termination or other fees incurred as a result of such terminations.

          4.1.14 PAYMENT OF TRANSACTION COSTS. Fife will pay or adequately accrue for any expenses incurred by it in connection with the Transaction, including, but not by way of limitation, all fees of counsel, accountants and financial advisors.

     4.2  REGISTRATION STATEMENT AND SUBMISSION TO SHAREHOLDERS.

          4.2.1 PREPARATION OF JOINT PROXY STATEMENT/REGISTRATION STATEMENT. As promptly as practicable after the date of this Agreement, CBSI with the assistance of Fife and Cascade will prepare and file with the SEC a combined proxy and registration statement (the "Joint Proxy Statement/Registration Statement") on Form S-4 (or on such other form as shall be appropriate), which shall constitute the joint proxy statement (the "Joint Proxy Statement") of Fife relating to the approval and adoption of the Transaction and this Agreement by the shareholders of Fife, of Cascade relating to approval and adoption of the Cascade Transaction and the Cascade Agreement by the shareholders of Cascade, and the registration statement of CBSI with respect to the CBSI Common Stock to be issued in connection with this Transaction and the Cascade Transaction (the "Registration Statement"). As promptly as practicable after comments are received from the SEC on the Joint Proxy Statement/Registration Statement, CBSI will make all reasonable efforts to cause the Joint Proxy Statement/Registration Statement to become effective.

          4.2.2 SUBMISSION TO SHAREHOLDERS. Fife will promptly take the action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a shareholders meeting to consider the approval of this Agreement and to authorize the transactions contemplated by this Agreement, such meeting date to be the earliest practical date following the effective date of the Registration Statement. Fife will have at least 15 days to solicit proxies.

     4.2.3 CLOSING OF TRANSACTION NOT CONDITIONED ON CASCADE TRANSACTION. The Merger of Fife into the Bank is entirely separate from the Cascade Transaction. Closing of the Transaction is not conditioned in any manner upon approval or closing of the Cascade Transaction. The Joint Proxy Statement is being utilized by the parties as a matter of convenience and as an effective means of communicating to the shareholders of Fife and Cascade the relevant information they need to reach a decision on the respective transactions.

     4.3  SUBMISSION TO REGULATORY AUTHORITIES.

     Representatives of CBSI and Bank will prepare and file with applicable regulatory agencies, applications for approvals, waivers or other actions deemed necessary or desirable, in the opinion of their counsel, in order to consummate the Transaction. CBSI will provide copies of such applications for review by Fife. These applications are expected to include: an application to the FDIC and Director and related filings regarding the Merger and coordination with the Washington Secretary of State with respect to the Merger.

     4.4 NASDAQ LISTING. CBSI will use its best efforts to cause the shares of CBSI Common Stock to be issued in connection with the Merger pursuant to this Agreement to be approved for listing on the Nasdaq National Market System, subject only to official notice of issuance.

     4.5  PUBLIC ANNOUNCEMENTS.

     Subject to written advice of legal counsel with respect to legal requirements relating to public disclosure of matters related to the subject matter of this Agreement, the timing and content of any announcements, press releases or other public statements concerning the Transaction shall occur upon, and be determined by, the mutual consent of Fife and CBSI.

     4.6  CONSENTS.

     Each party to this Agreement will use its best efforts to obtain the consent or approval of any Person whose consent or approval is required in order to permit CBSI, Bank, and Fife to consummate the Transaction.

     4.7  FURTHER ACTIONS.

          4.7.1 EFFORTS TO CONSUMMATE THE TRANSACTION. The parties to this Agreement will use their best efforts in good faith to make all such arrangements, do or cause to be done all such acts and things, and execute and deliver all such certificates and other instruments and documents as may be reasonably necessary or appropriate in order to consummate the Transaction promptly.

          4.7.2 POLICIES OF FIFE. At the request of CBSI, Fife will use its best efforts to modify and change its loan and real estate valuation policies and practices (including loan classifications and levels of reserves) and its fixed asset amortization and expense procedures prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of CBSI and GAAP. Fife's representations, warranties, covenants and conditions contained in this Agreement will not be deemed to be untrue or breached or unfulfilled in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 4.7.2.

4.8  NOTICE.

     Fife will provide CBSI and Bank with prompt written notice of:

     (i) Any events that, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect.

     (ii) The commencement of any proceeding against Fife by or before any court or governmental agency that, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect with respect to Fife.

     (iii) Acquisition of an ownership or leasehold interest in any real property, as specified in Section 4.1.2 of this Agreement.

4.9  CONFIDENTIALITY.

     Subject to the requirements of law, each party will keep confidential, and will exercise its best efforts to cause its representatives to keep confidential, all information and documents obtained pursuant to this Agreement unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party to this Agreement shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

4.10 AFFILIATE LETTERS.

     No later than thirty days following the execution and delivery of this Agreement, Fife will deliver to CBSI, after consultation with legal counsel, a list of names and addresses of those persons deemed to be "affiliates" (within the meaning of SEC Rule 145) of Fife with respect to the Merger and for purposes of qualifying for "pooling-of-interests" accounting treatment. Fife will deliver, or cause to be delivered, to CBSI not later than thirty days prior to the Effective Date, from each of the "affiliates" of Fife so identified, a letter dated as of the date of its delivery, in the form of Annex 10.

4.11.  AVAILABILITY OF CBSI'S BOOKS, RECORDS AND PROPERTIES.

     CBSI will make available to Fife true and correct copies of (i) its Articles of Incorporation and Bylaws and (ii) minutes of the meetings of its shareholders and its board of directors. At Fife's request, CBSI will also provide Fife with copies of (1) Reports and all other documents filed with the SEC or banking regulators and (2) CBSI's stock option plans.

                                  SECTION 5.

                           APPROVALS AND CONDITIONS

5.1  REQUIRED APPROVALS.

     The obligations of the parties to this Agreement are subject to the approval of the Agreement and Transaction by all appropriate regulatory agencies having jurisdiction with respect to the Transaction.

5.2  CONDITIONS TO OBLIGATIONS OF CBSI AND BANK.

     All obligations of CBSI and Bank pursuant to this Agreement are subject to satisfaction of the following conditions at or before Closing:

          5.2.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Fife contained in this Agreement or in any certificate or other instrument delivered in connection with this Agreement will be true and correct in all material respects at Closing, with the same force and effect as though such representations and warranties had been made on and as of Closing, except to the extent that such representations and warranties are by their express provisions made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date. Fife will have delivered to CBSI its certificate to that effect, executed by the chief executive officer of Fife and dated as of Closing.

          5.2.2 COMPLIANCE. Fife and its directors each will have performed and complied in all material respects with all terms, covenants and conditions of this Agreement on or before Closing. Fife will have delivered to CBSI and Bank their respective certificates to that effect, executed by the chief executive officer of Fife and dated as of Closing.

          5.2.3 NO MATERIAL ADVERSE EFFECT. Since December 31, 1996, there will have been no material damage, destruction or loss (whether or not covered by insurance) and no other event, individually or in the aggregate, constituting or reasonably expected by CBSI to constitute a Material Adverse Effect with respect to Fife.

          5.2.4 FINANCIAL CONDITION. The following will be true and the certificate of Fife referred to in Subsection 5.2.2 will so state:

          (i) Fife's Shareholders' Equity will not be less than $3,200,000, not including capital contributions upon exercise of outstanding Fife Options.

          (ii) Core Deposits of Fife will not be less than 106% of the daily average Core Deposits for the month of December 1996. For purposes of this subsection, Core Deposits will be determined on the basis of the average of the daily Core Deposit balances of Fife during a 90-day period ending two days prior to Closing.

          (iii) Fife's allowance for possible loan and lease losses will not be less than 1% of Fife's total outstanding loans and leases, and will be adequate to absorb Fife's anticipated loan and lease losses.

          (iv) The reserves set aside for any contingent liabilities of Fife will be adequate to absorb all reasonably anticipated losses.

          5.2.5 NO GOVERNMENTAL PROCEEDINGS. No action or proceeding will have been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Transaction.

          5.2.6 POOLING ACCOUNTING. CBSI will have received a letter, dated as of the Effective Date, from Deloitte & Touche LLP, its independent certified public accountants, to the effect that the Transaction will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with this Agreement.

          5.2.7 DIRECTOR EXECUTION OF THIS AND ADDITIONAL AGREEMENTS. This Agreement will be executed by all directors of Fife, and the agreements described in Section 6 of this Agreement will have been executed and delivered to CBSI and Bank by all non-officer directors.

          5.2.8 LEGAL OPINION. Graham & Dunn, P.C., counsel for Fife, will have delivered to CBSI and Bank an opinion, dated as of Closing, in form and substance acceptable to CBSI and its counsel.

          5.2.10 RECEIPT OF TITLE POLICY. CBSI will have received the title insurance policy or policies required by Section 4.1.10 of this Agreement.

          5.2.11 CORPORATE AND SHAREHOLDER ACTION. Each of the following will have approved the Transaction:

          (i)  The Board of Directors of Fife.

          (ii) The shareholders of Fife.

          5.2.12 TAX OPINION. CBSI and Fife will have obtained from Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C., counsel for CBSI and Bank, and delivered to Fife, an opinion dated as of the date the Joint Proxy Statement is first mailed to the shareholders of Fife, addressed to Fife and in form and substance reasonably satisfactory to Fife and to its counsel, to the effect that consummation of the

Merger pursuant to this Agreement will not result in a taxable event for Fife, and otherwise will have the effects specified below:

          (a) The Merger will qualify as a reorganization within the meaning of
Section 368(a)(1)(A) of the Code.

          (b) Pursuant to the provisions of Section 354 (a) (1) of the Code, no gain or loss will be recognized with respect to each stockholder of Fife who, pursuant to the provisions of Section 1 of this Agreement, exchanges his or her shares of Fife Common Stock solely for shares of CBSI Common Stock.

          (c) The payment of cash to a Fife shareholder in lieu of a fractional share of CBSI Common Stock will be treated as a distribution in redemption of the fractional share interest, subject to the limitations of Section 302 of the Code.

          5.2.13 DISSENTING SHAREHOLDERS. Not more than ten percent (10%) of the Fife Common Stock will be Dissenting Shares at Closing.

          5.2.14 AFFILIATE LETTERS. CBSI and Bank will have received the affiliate list and letters specified in Section 4.10 of this Agreement.

          5.2.15 REGISTRATION STATEMENT. The Registration Statement, as it may have been amended, required in connection with the shares of CBSI Common Stock to be issued to Fife shareholders pursuant to Section 1.2 of this Agreement and as described in Section 1.4 of this Agreement will have become effective, and no stop order suspending the effectiveness of such Registration Statement shall have been issued and shall remain in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC the basis for which shall and remain in effect.

5.3  CONDITIONS TO OBLIGATIONS OF FIFE.

     All obligations of Fife pursuant to this Agreement are subject to satisfaction of the following conditions at or before Closing:

          5.3.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of CBSI and Bank contained in this Agreement or in any certificate or other instrument delivered in connection with this Agreement will be true and correct in all material respects at Closing, with the same force and effect as though such representations and warranties had been made on and as of Closing, except to the extent that such representations and warranties are by their express provisions made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date. CBSI and Bank will have delivered to Fife their respective certificates to that effect, executed by the authorized officer of CBSI and dated as of Closing.

          5.3.2 COMPLIANCE. CBSI and Bank each will have performed and complied with all terms, covenants and conditions of this Agreement on or before

Closing. CBSI and Bank will have delivered to Fife their respective certificates to that effect, executed by the authorized officer of CBSI and dated as of Closing.

          5.3.3 NO MATERIAL ADVERSE EFFECT. Since December 31, 1996, there will have been no material damage, destruction or loss (whether or not covered by insurance) and no other event, individually or in the aggregate, constituting or reasonably expected by Fife to constitute a Material Adverse Effect with respect to CBSI or Bank.

          5.3.4 NO GOVERNMENTAL PROCEEDINGS. No action or proceeding will have been commenced or threatened by any governmental agency to restrain or prohibit or invalidate the Transaction.

          5.3.5 FAIRNESS OPINION. Fife shall have received from its financial advisor a written fairness opinion, dated on or about the date on which the Joint Proxy Statement is distributed to Fife's shareholders, to the effect that the consideration to be received by Fife shareholders pursuant to Section 1.4 of this Agreement is fair to such shareholders from a financial point of view.

          5.3.6 LEGAL OPINION. Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C., counsel for CBSI and Bank, will have delivered to Fife an opinion, dated as of Closing, in form and substance acceptable to Fife and its counsel.

          5.3.7 CORPORATE AND SHAREHOLDER ACTION. Each of the following will have approved the Transaction:

          (i)  The Boards of Directors of CBSI and Bank.

          (ii) CBSI, as shareholder of Bank.

          5.3.8 TAX OPINION. The tax opinion specified in Section 5.2.12 of this Agreement will have been delivered.

          5.3.9 DISSENTING SHAREHOLDERS. Not more than ten percent (10%) of the shares of Fife Common Stock will be Dissenting Shares at Closing.

          5.3.10 REGISTRATION STATEMENT. The Registration Statement, as it may have been amended, required in connection with the shares of CBSI Common Stock to be issued to shareholders pursuant to Section 1.2 of this Agreement and as described in Section 1.4 of this Agreement, will have become effective, and no stop order suspending the effectiveness of such Registration Statement shall have been issued and shall remain in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC the basis for which shall remain in effect.

                                  SECTION 6.

                       DIRECTORS, OFFICERS AND EMPLOYEES

6.1  DIRECTORS.

     The non-officer directors of Fife will enter into written agreements, in the form attached to this Agreement as Exhibit A, providing that, for a period of three years after Closing, no such person will become involved, directly or indirectly, as a principal shareholder, director or officer of any financial institution that competes with CBSI, Bank or any of their affiliates in Pierce County.

6.2  EMPLOYEES.

     CBSI and Bank intend that their current personnel policies will apply to any current employees of Fife who are retained in the service of CBSI and Bank after Closing. CBSI and Bank presently intend to allow such employees to participate in employee benefit plans and stock purchase plans in which employees of CBSI and Bank generally participate. For purposes of such participation, current employees will receive credit for prior service with Fife for purposes of determining eligibility and vesting, but not for determining benefit accruals. This expression of intent will not be construed to create a contract of employment with such employees of Fife.

6.3  EMPLOYEE BENEFIT ISSUES.

          6.3.1 COMPARABILITY OF BENEFITS. CBSI and Bank confirm to Fife their present intention to provide employees of Fife who become employees of Bank with employee benefit programs in the aggregate generally not less favorable to such employees than those presently being provided to employees of Fife and those being provided to employees of Bank on the date of Closing.

          6.3.3 TREATMENT OF PAST SERVICE. For purposes of participation, vesting and benefit accruals in CBSI's other employee benefit programs, employees of Fife who become employees of Bank will receive credit for prior service with Fife for purposes of determining eligibility and vesting, but not for determining benefit accruals. For a reasonable period after Closing, not to exceed six months, any non-continuing employee also will be given an opportunity to apply for open positions with CBSI or any of its banking subsidiaries, and CBSI and such Subsidiary will use their best efforts to give prompt notice of job postings to such employees.

          6.3.3 NO CONTRACT CREATED. Nothing in this Agreement will give any employee a right to continuing employment.

                                  SECTION 7.

            TERMINATION OF AGREEMENT AND ABANDONMENT OF TRANSACTION

7.1  TERMINATION.

     This Agreement and the Transaction may be terminated at any time before Closing, whether before or after approval of this Agreement by the shareholders of Fife and Bank, as follows, and in no other manner:

          7.1.1 MUTUAL CONSENT. By mutual consent of the parties to this Agreement, if the Board of Directors of each such party so determines by a vote of a majority of the members of its entire Board.

          7.1.2 SATISFACTION OF CONDITIONS. By Fife at any time on or before March 31, 1998 if any condition set forth in Sections 5.1 or 5.3 of this Agreement is rendered impossible to be satisfied by such date (other than as a result of a breach of this Agreement by Fife), and by CBSI and Bank at any time on or before March 31, 1998 if any condition set forth in Sections 5.1 or 5.2 of this Agreement is rendered impossible to be satisfied by such date (other than as a result of a breach of this Agreement by CBSI or Bank).

          7.1.3 TRANSACTION NOT CONSUMMATED. By CBSI and Bank or by Fife if the Transaction is not consummated by March 31, 1998, provided that no party seeking to terminate is then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement.

          7.1.4 BREACH. By Fife or by CBSI and Bank in the event of a material breach of any representation, warranty, covenant or agreement contained in this Agreement, which breach would result in the failure to satisfy the closing condition set forth in Sections 5.1, 5.3.1, or 5.3.2, in the case of Fife, or
Section 5.1, 5.2.1, or 5.2.2, in the case of CBSI and Bank, and which breach cannot be cured within 30 days after written notice of such breach is given by the non-breaching party to the party committing such breach.

          7.1.5 REJECTION BY FIFE SHAREHOLDERS. By Fife if its shareholders fail to approve the Transaction by the requisite vote at a duly held meeting of such shareholders or at any adjournment or postponement of such meeting.

          7.1.6 DECLINE IN VALUE OF CBSI STOCK. By the Board of Directors of Fife no later than four trading days prior to the Effective Date if the Average Closing Price is less than $18.00. If Fife exercises its termination right under this Subsection 7.1.6 it will give immediate written notice to CBSI, and CBSI, at its option, will have 24 hours to agree to use the actual Average Closing Price notwithstanding that it is less than $18.00. If CBSI so elects, it will give immediate written notice to Fife, and no termination will have occurred under this Subsection 7.1.6.

          7.2  COST ALLOCATION UPON TERMINATION.

     In connection with the termination of this Agreement, Fife, CBSI and Bank each will pay their own out-of-pocket costs incurred in connection with this Agreement, and will have no other liability to any other party; provided,
                                                                --------
however, that no party to this Agreement shall be relieved or released from any
-------
liabilities or damages arising out of its intentional or willful breach of any provision of this Agreement or by a lack of good faith efforts that result in the failure to perform or fulfill any representation, warranty, covenant or condition set forth in this Agreement.

                                  SECTION 8.

                                 MISCELLANEOUS

8.1  NOTICES.

     Any notice, request, instruction or other document to be given under this Agreement will be in writing and will be delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:



Bank of Fife                          Bank of Fife
                                      5501 Pacific Highway East
                                      Fife, WA  98424
                                      Attn:  James L. Davis, President

with a copy to:                       Stephen M. Klein, Esq.
                                      Graham & Dunn, P.C.
                                      1420 Fifth Avenue, 38th Floor
                                      Seattle, WA  98101

Columbia Banking System, Inc.         Columbia Banking System, Inc.
  Columbia State Bank                 1102 Broadway Plaza
                                      Tacoma, WA  98402
                                      Attn:  A.G. Espe, Chairman, and Chief
                                             Executive Officer, and
                                             W.W. Philip, President

with a copy to:                       J. James Gallagher, Esq.
                                      Gordon, Thomas, Honeywell, Malanca,
                                        Peterson & Daheim, P.L.L.C.
                                      1201 Pacific Avenue, Suite 2200
                                      P.O. Box 1157
                                      Tacoma, WA 98402

         or to such other address or person as any party may designate by written notice to the other.

8.2  WAIVERS AND EXTENSIONS.

     Fife, CBSI or Bank may, by, written instrument, extend the time for the performance of any of the obligations or other acts of any other party, and may waive:

     (i) any inaccuracies of any other party in the representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement;

     (ii) compliance with any of the covenants of any other party; and

     (iii) any other party's performance of any obligations pursuant to this Agreement and any other condition precedent set out in Section 5 of this Agreement.

     Any waiver or extension pursuant to this Agreement will be executed by the President of Fife, and by an officer of the title of Executive Vice President or higher of any other party so electing.

8.3  CONSTRUCTION AND EXECUTION IN COUNTERPARTS.

     Except as otherwise expressly provided here, this Agreement: (i) covers the entire understanding of CBSI, Bank and Fife, and no modification or amendment of its terms or conditions will be effective unless in writing and signed by Fife, CBSI and Bank or their respective duly authorized agents; (ii) will not be interpreted by reference to any of the titles or headings to the Sections or Subsections of this Agreement, which have been inserted for convenience only and are not deemed a substantive part of this Agreement; (iii) is deemed to include all amendments to this Agreement, each of which is made a part of this Agreement by this reference; and (iv) may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

8.4  INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS.

     On and after the Effective Date, CBSI will indemnify and defend those persons now (or at Closing) acting as directors and executive officers of Fife from and against any and all claims, losses, liabilities, costs, and expenses (including reasonable attorney fees) arising from any of such persons' actions in such capacities prior to the Effective Date, to the full extent that Fife now is so obligated under applicable law or under its articles of incorporation or bylaws in effect at the date of this Agreement. For a period of six years after the Effective Date, CBSI will use reasonable efforts to cause to be maintained in effect (with reputable and financially sound insurers) director and officer liability insurance substantially similar to that maintained by Fife with respect to claims arising from facts or events which occurred before the Effective Date.

8.5  SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND COVENANTS.

     Except for the covenants set forth in Section 4.9 of this Agreement (as to confidentiality), the representations, warranties and covenants set forth in this Agreement will not survive Closing or the termination of this Agreement.

8.6  ATTORNEYS' FEES AND COSTS.

     In the event of any dispute or litigation with respect to the terms and conditions or enforcement of rights or obligations arising by reason of this Agreement or the Transaction, the prevailing party in any such litigation will be entitled to receipt of its costs and expenses, including reasonable attorneys' fees.

8.7  GOVERNING LAW.

     This Agreement will be governed by and construed in accordance with the laws of the State of Washington, except to the extent that certain matters may be governed by federal law.

                                   SECTION 9.

                                   AMENDMENTS

     Subject to applicable law, this Agreement and the form of any attached Exhibit or Annex may be amended upon authorization of the boards of directors of Fife, CBSI and Bank, whether before a or after the meeting of shareholders referred to in Section 4.2 of this Agreement; provided, however, that after
                                              --------  -------
approval by Fife's shareholders, no amendment will be made changing the form or reducing the amount of consideration to be received by the shareholders of Fife without the further approval of such shareholders.

     DATED this 30th day of July, 1997


                                COLUMBIA BANKING SYSTEM, INC.

                                By: /s/  A.G. Espe
                                    -----------------
                                Its:  Chairman and Chief Executive Officer

Attest:


/s/  Jill L. Myers
---------------------------
Secretary

                              COLUMBIA STATE BANK

                              By:  /s/  A.G. Espe
                                  ---------------------
                                  Its:  Chairman

Attest:


/s/  Jill L. Myers
--------------------------
Secretary

                                     BANK OF FIFE


                                     By: /s/  James L. Davis
                                         ---------------------
                                     Its: President and Chief Executive Officer


Attest:


/s/  James Manza
----------------------------
Secretary

STATE OF WASHINGTON      )
                         )ss
COUNTY OF PIERCE         )

     On this 30th day of July, 1997, before me personally appeared A.G. Espe, to me known to be the Chairman and Chief Executive Officer of Columbia Banking System, Inc., the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

     IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                                /s/  Margaret I. Schmidt
                                --------------------------
                                NOTARY PUBLIC in and for the State of
                                Washington, residing at    Sumner
                                                          ---------
                                My Commission expires:   9/3/00
                                                        --------

STATE OF WASHINGTON      )
                         )ss
COUNTY OF PIERCE         )

     On this 30th day of July, 1997, before me personally appeared A.G. Espe, to me known to be the Chairman of Columbia State Bank, the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

     IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                                        /s/  Margaret I. Schmidt
                                        --------------------------
                                        NOTARY PUBLIC in and for the State of
                                        Washington, residing at    Sumner
                                                                  ---------
                                        My Commission expires:   9/3/00
                                                                --------

STATE OF WASHINGTON      )
                         )ss
COUNTY OF PIERCE         )

     On this 30th day of July, 1997, before me personally appeared James L. Davis, to me known to be the President and Chief Executive Officer of Bank of Fife the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

     IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                                        /s/  R. W. Mason
                                        ------------------
                                        NOTARY PUBLIC in and for the State of
                                        Washington, residing at   Tacoma
                                                                 --------
                                        My Commission expires:   9/24/00
                                                                ---------

                     APPROVAL BY DIRECTORS OF BANK OF FIFE

     The undersigned, all of the members of the Board of Directors of Bank of Fife, approve the foregoing Agreement, agree to vote their shares in favor of the Transaction contemplated by the Agreement, agree to recommend to the shareholders of Bank of Fife that they approve the Agreement, and agree to comply with Section 6.1 of the Agreement; subject only to their fiduciary duty to Bank of Fife shareholders.


/s/  Henry Ness                             /s/  Arthur Folden
----------------------------------          ---------------------------------


/s/  Michael Porter                         /s/  Nat Luppino
----------------------------------          ---------------------------------


/s/  James Manza                            /s/  Gary Garrison
----------------------------------          ---------------------------------


/s/  Robert Oldright                        /s/  Gerald Barkshire
----------------------------------         ----------------------------------


/s/  James L. Davis                        /s/  Albert Meier
----------------------------------         ----------------------------------


    /s/  George Dill
----------------------------------

STATE OF WASHINGTON      )
                         )  ss.
COUNTY OF PIERCE         )

     On this 30th day of July, 1997, before me personally appeared: Gerald Barkshire, James L. Davis, George Dill, Arthur Folden, Gary Garrison, Nat Luppino, James Manza, Albert Meier, Henry Ness, Robert Oldright and Michael Porter to me known to be the directors of Bank of Fife, the corporation that executed the foregoing instrument, who acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes mentioned there, and who stated on oath that he or she was authorized to execute said instrument, and that the seal affixed (if any) was the official seal of said corporation.

     IN WITNESS OF THE FOREGOING, I have set my hand and official seal to this document as of the day and year first written above.

                                        /s/  Elizabeth Peterson
                                        -------------------------
                                        NOTARY PUBLIC in and for the State of
                                        Washington, residing at    Spanaway
                                                                 -----------
                                        My Commission expires:   7/15/00
                                                                ---------

                                                                      APPENDIX C



23B.13.010.  Definitions
------------------------

     As used in this chapter:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

     (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.


23B.13.020.  Right to dissent
-----------------------------

     (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) Consummation of a plan of merger to which the corporation is a party
(i) if shareholder approval is required for the merger by RCW

23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

     (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

     (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created to be acquired for cash under RCW 23B.06.040; or

     (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

     (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

     (a) The proposed corporate action is abandoned or rescinded;

     (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

     (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

23B.13.030.  Dissent by nominees and beneficial owners
------------------------------------------------------

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

     (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

     (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

23B.13.200.  Notice of dissenters' rights
-----------------------------------------

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.


23B.13.210.  Notice of intent to demand payment
-----------------------------------------------

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.




23B.13.220.  Dissenters' notice
-------------------------------

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

     (2) The dissenters' notice must be sent within ten day after the effective date of the corporate action, and must:

     (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     (b) Inform holders of uncertified shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

     (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

     (e) Be accompanied by a copy of this chapter.


23B.13.230.  Duty to demand payment
-----------------------------------

     (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

     (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.


23B.13.240.  Share restrictions
-------------------------------

     (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.


23B.13.250.  Payment
--------------------

     (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

     (2) The payment must be accompanied by:

     (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     (b) An explanation of how the corporation estimated the fair value of the shares;

     (c) An explanation of how the interest was calculated;

     (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

     (e)  A copy of this chapter.

23B.13.260.  Failure to take action
-----------------------------------

     (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.


23B.13.270.  After-acquired shares
----------------------------------

     (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.


23B.13.280.  Procedure if shareholder dissatisfied with payment or offer
------------------------------------------------------------------------

     (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

     (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

     (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

     (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertified shares within sixty days after the date set for demanding payment.

     (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.


23B.13.300.  Court action
-------------------------

     (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

     (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.


23B.13.310.  Court costs and counsel fees
-----------------------------------------

     (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceedings, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

     (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                      APPENDIX D



30.49.090.  Rights of dissenting shareholder-Appraisal-Amount due as debt
-------------------------------------------------------------------------

     The owner of shares of a state bank which were voted against a merger to result in a state bank, or against the conversion of a state bank into a national bank, shall be entitled to receive their value in cash, if and when the merger or conversion becomes effective, upon written demand made to the resulting state or national bank at any time within thirty days after the effective date of the merger or conversion, accompanied by the surrender of the stock certificates. The value of such shares shall be determined, as of the date of the shareholders' meeting approving the merger or conversion, by three appraisers, one to be selected by the owners of two-thirds of the dissenting shares, one by the board of directors of the resulting state or national bank, and the third by the two so chosen. The valuation agreed upon by any two
appraisers shall govern.   If the appraisal is not completed within ninety days
after the merger or conversion becomes effective, the director shall cause an appraisal to be made.

     The dissenting shareholders shall bear, on a pro rata basis based on the number of dissenting shares owned, the costs of their appraisal and one-half of the cost of a third appraisal, and the resulting bank shall bear the cost of its appraisal and one-half of the cost of the third appraisal. If the director causes an appraisal to be made, the cost of that appraisal shall be borne equally by the dissenting shareholders and the resulting bank, with the dissenting shareholders sharing their half of the cost on a pro rata basis based on the number of dissenting shares owned.

     The resulting state or national bank may fix an amount which it considers to be not more than the fair market value of the shares of a merging or the converting bank at the time of the stockholders' meeting approving the merger or conversion, which it will pay dissenting shareholders of the bank entitled to payment in cash. The amount due under such accepted offer or under the appraisal shall constitute a debt of the resulting state or national bank.

                                                                      Appendix E
COLUMBIA
FINANCIAL
ADVISORS, INC.
1000 Second Avenue
Suite 3650
Seattle, WA 98104-1045
(206) 682-5677
FAX (206) 682-7747

                                           October __, 1997

Board of Directors
Cascade Bancorp, Inc.
P.O. Box 1996
Auburn, Washington 98071

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Cascade Bancorp, Inc. and its subsidiary, Cascade Community Bank ("Cascade" or the "Company"), of the consideration to be received by such shareholders pursuant to the terms of the Merger Agreement and Plan of Merger, dated June 30, 1997, (the "Agreement") between Cascade and Columbia Banking System, Inc. ("COLB").

     In connection with the proposed merger transaction (the "Merger") whereby Cascade will be merged into COLB each issued and outstanding share and option of the Company common stock (along with its associated rights) at the effective time of the Merger (other than (i) shares of holders of which are exercising appraisal rights pursuant to applicable law and (ii) shares held directly by or indirectly by Cascade, its parent company or any subsidiary thereof other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be converted into the right to receive 2.27 shares of COLB common stock (the Merger "Consideration"), except for fractional shares which will receive a proportional amount of cash.

     Columbia Financial Advisors, Inc. ("CFAI") as a part of its investment banking services, is periodically engaged in the valuation of banks and advises the directors, officers and shareholders of both public and private banks and thrift institutions with respect to the fairness, from a financial point of view, of the consideration to be received in transactions such as that proposed by the Agreement. With particular regard to our qualifications for rendering an opinion as to the fairness, from a financial point of view, of the Consideration to be received by holders of the shares from COLB pursuant to the Merger, CFAI has advised Washington and Oregon community banks regarding fairness of capital transactions. Cascade has agreed to pay CFAI a fee for this opinion letter.

Board of Directors
Cascade Bancorp, Inc.

October __, 1997

     In connection with rendering this opinion, we have, among other things: (I) reviewed the Agreement; (ii) reviewed Cascade's financial information for the twelve months ended December 31, 1996 and the three months ended March 31, 1997;
(iii) reviewed certain internal financial analyses and certain other forecasts for the Company prepared by and reviewed with the management of the Company;
(iv) conducted interviews with senior management of the Company regarding the past and current business operations, results thereof, financial condition and future prospects of the Company; (v) reviewed the current market environment generally and the banking and thrift environment in particular; (vi) reviewed the prices paid in certain recent mergers and acquisitions in the banking and thrift industries on a regional basis; (vii) reviewed COLB's audited financial information for the fiscal year ended December 31, 1996 and financial information for the 3 months ended March 31, 1997 including the Form 10-KSB and the Form 10-QSB filed with the U.S. Securities and Exchange Commission; (ix) reviewed the price ranges and dividend history for COLB common stock; (x) and reviewed such other information, studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

     In conducting our review and arriving at our opinion we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, and we have not independently verified such information nor have we undertaken an independent appraisal of the assets or liabilities of the Company or COLB. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of the Company. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated as of the date of this letter. We have not been authorized to solicit and did not solicit other entities for purposes of a business combination with Cascade.

     This opinion is based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. We are not expressing any opinion herein as to the prices at which shares of COLB Common Stock have traded or may trade at any future date.

     This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger.

     In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of Cascade pursuant to the Agreement is fair, from a financial point of view, to the shareholders of Cascade.

Board of Directors
Cascade Bancorp, Inc.

October __, 1997

     We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                              Very truly yours,

                              COLUMBIA FINANCIAL ADVISORS, INC.

                                     /s/ Robert J. Rogowski
                              By: ____________________________
                                       Robert J. Rogowski
                                       Principal

                                                                      Appendix F

COLUMBIA
FINANCIAL
ADVISORS, INC.
1000 Second Avenue
Suite 3650
Seattle, WA 98104-1045
(206) 682-5677
FAX (206) 682-7747


                                         October __, 1997

Board of Directors
Bank of Fife
1507 54th Ave. East
Fife, Washington 98424

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Bank of Fife (the "Bank"), of the consideration to be received by such shareholders pursuant to the terms of the Merger Agreement and Plan of Merger, dated July 30, 1997, (the "Agreement") between the Bank and Columbia Banking System, Inc. ("COLB").

     In connection with the proposed merger transaction (the "Merger") whereby the Bank will be merged into COLB each issued and outstanding share and option of the Company common stock (along with its associated rights) at the effective time of the Merger (other than (i) shares of holders of which are exercising appraisal rights pursuant to applicable law and (ii) shares held directly by or indirectly by the Bank, its parent company or any subsidiary thereof other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be converted into the right to receive a varying amount of COLB common stock when COLB trades between $18.00 and $22.00 per share and, as of June 30, 1997, 1.45797 shares of COLB common stock (the Merger "Consideration"), except for fractional shares which will receive a proportional amount of cash.

     Columbia Financial Advisors, Inc. ("CFAI") as a part of its investment banking services, is periodically engaged in the valuation of banks and advises the directors, officers and shareholders of both public and private banks and thrift institutions with respect to the fairness, from a financial point of view, of the consideration to be received in transactions such as that proposed by the Agreement. With particular regard to our qualifications for rendering an opinion as to the fairness, from a financial point of view, of the Consideration to be received by holders of the shares from COLB pursuant to the Merger, CFAI has advised Washington and Oregon community banks regarding fairness of capital transactions. The Bank has agreed to pay CFAI a fee for this opinion letter.

Board of Directors
Bank of Fife

October __, 1997

     In connection with rendering this opinion, we have, among other things: (i) reviewed the Agreement; (ii) reviewed the Bank's financial information for the twelve months ended December 31, 1996 and the three months ended March 31, 1997;
(iii) reviewed certain internal financial analyses and certain other forecasts for the Bank prepared by and reviewed with the management of the Bank; (iv) conducted interviews with senior management of the Bank regarding the past and current business operations, results thereof, financial condition and future prospects of the Bank; (v) reviewed the current market environment generally and the banking and thrift environment in particular; (vi) reviewed the prices paid in certain recent mergers and acquisitions in the banking and thrift industries on a regional basis; (vii) reviewed COLB's audited financial information for the fiscal year ended December 31, 1996 and financial information for the 3 months ended March 31, 1997 including the Form 10-KSB and the Form 10-QSB filed with the U.S. Securities and Exchange Commission; (ix) reviewed the price ranges and dividend history for COLB common stock; (x) and reviewed such other information, studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

     In conducting our review and arriving at our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, and we have not independently verified such information nor have we undertaken an independent appraisal of the assets or liabilities of the Bank or COLB. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of the Bank. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated as of the date of this letter. We have not been authorized to solicit and did not solicit other entities for purposes of a business combination with the Bank.

     This opinion is based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. We are not expressing any opinion herein as to the prices at which shares of COLB Common Stock have traded or may trade at any future date.

     This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger.

     In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of the Bank pursuant to the Agreement is fair, from a financial point of view, to the shareholders of the Bank.

Board of Directors
Bank of Fife

October __, 1997

     We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                              Very truly yours,

                              COLUMBIA FINANCIAL ADVISORS, INC.

                                     /s/ Robert J. Rogowski
                              By: ____________________________
                                       Robert J. Rogowski
                                       Principal

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.   Indemnification of Officers and Directors

     The Articles of Incorporation of CBSI provide, among other things, for the indemnification of directors, and authorize the Board of Directors to pay reasonable expenses incurred by, or to satisfy a judgment or fine against, a current or former director in connection with any personal legal liability incurred by the individual while acting for CBSI within the scope of his or her employment, and which was not the result of conduct finally adjudged to be "egregious" conduct. "Egregious" conduct is defined as intentional misconduct, a knowing violation of law, or participation in any transaction from which the person will personally receive a benefit in money, property, or services to which that person is not legally entitled. The Articles of Incorporation also include a provision that limits the liability of directors of CBSI from any personal liability to CBSI or its shareholders for conduct not found to have been egregious.

ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     (a) Exhibits. The following is a list of Exhibits to this Registration Statement.

     2(a) Plan and Agreement of Reorganization and Merger dated as of June 30, 1997 among Columbia Banking System, Inc., Columbia State Bank, Cascade Bancorp, Inc. and Cascade Community Bank (included in Part I and annexed as Appendix A to the Joint Proxy Statement/Prospectus included in this Registration Statement).

     2(b) Plan and Agreement of Reorganization and Merger dated as of July 30, 1997 among Columbia Banking System, Inc., Columbia State Bank and Bank of Fife (included in Part I and annexed as Appendix B to the Joint Proxy Statement/Prospectus included in this Registration Statement).

     3(a) Restated Articles of Incorporation of Columbia Banking System, Inc. (filed as an exhibit to the Registrant's Registration Statement on Form S-1, Registration No. 33-47711, declared effective on June 16, 1992 and incorporated herein by reference).

     3(b) Restated Bylaws of Columbia Banking System, Inc. (filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and incorporated herein by reference).

     5 Opinion of Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C. regarding the legality of the securities being registered (filed as an exhibit to the Registrant's Registration Statement on Form S-4 (Registration No. 333-35037) and incorporated herein by reference).

     8 Opinion of Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C. regarding tax matters. *

     10(a) Amended and Restated Stock Option Plan of Columbia Banking System,
           Inc. (included as Exhibit A to the Registrant's Proxy Statement for its 1997 Annual Meeting of Shareholders and incorporated herein by reference).

     10(b) Amended Employment Agreement dated December 30, 1993 between the
           Registrant and A.G. Espe (filed as an exhibit to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1993 and incorporated herein by reference).

     10(c) Amended Employment Agreement between the Registrant and A.G. Espe dated as of September 25, 1996, effective as of January 1, 1997 (filed as an exhibit to the Registrant's Registration Statement on Form S-2, Registration No. 333-14465, declared effective on November 12, 1996 and incorporated herein by reference).

     10(d) Amended Employment Agreement between the Registrant and W.W. Philip dated December 31, 1993, as further amended effective December 29, 1995 (filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

     10(e) Amended Employment Agreement between the Registrant and W.W. Philip dated as of September 25, 1996, effective January 1, 1997, except with respect to Section 4.3 (granting restricted stock award) which is immediately effective (filed as an exhibit to the Registrant's Registration Statement on Form S-2, Registration No. 333-14465, declared effective on November 12, 1996 and incorporated herein by reference).

     10(f) Amended Agreement granting options to NorCap, Ltd. to purchase shares of common stock of the Registrant dated September 26, 1990 (filed as an exhibit to the Registrant's Registration Statement on Form S-1, Registration No. 33-47711, declared effective on June 16, 1992 and incorporated herein by reference).

     10(g) Data processing servicing agreement dated May 3, 1993 between the Registrant and M&I Data Services (filed as an exhibit to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1993 and incorporated herein by reference).

     11 Statement regarding computation of per share earnings (filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference).

     16 Letter concerning the change in the Registrant's Certifying Accountant (filed as an exhibit to Amendment No. 1 to Registrant's Current Report on Form 8-K/A dated March 14, 1997 and incorporated herein by reference).

     23(a) Consent of Price Waterhouse LLP.*

     23(b) Consent of Knight Vale & Gregory, Inc. P.S.*

     23(c) Consent of Columbia Financial Advisors, Inc. (included in the fairness opinions of Columbia Financial Advisors, Inc. which are included in Part I and annexed as Appendix E and Appendix F to the Joint Proxy Statement/Prospectus included in this Registration Statement).

     23(d) Consent of Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim
           P.L.LC. (included in the opinion filed as Exhibit 5).

     23(e) Consent of Thomas L. Matson (filed as an exhibit to the Registrant's
           Registration Statement on Form S-4 (Registration No. 333-35037) and incorporated herein by reference).

     24 Power of Attorney (filed as an exhibit to the Registrant's Registration Statement on Form S-4 (Registration No. 333-35037) and incorporated herein by reference).

     99(a) Form of Proxy of Cascade Bancorp, Inc.*

     99(b) Form of Proxy of Bank of Fife*

     ----------------


      *   Filed herewith.

     (b)  Financial Statement Schedules.

         Not applicable

Item 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 11 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on October 7, 1997.

                              Columbia Banking System, Inc.



                              By: /s/  A.G. Espe
                                  --------------
                                  A.G. Espe
                                  Chairman of the Board
                                  and Chief Executive Officer

     Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE                                   TITLE
     ---------                                   -----

     PRINCIPAL EXECUTIVE OFFICER:

     /s/  A.G. ESPE                              Chairman of the Board and
     --------------                              Chief Executive Officer
     A.G. Espe


     PRINCIPAL FINANCIAL OFFICER AND
     PRINCIPAL ACCOUNTING OFFICER:

     /s/  GARY R. SCHMINKEY                      Chief Financial Officer
     ----------------------
     Gary R. Schminkey

     A MAJORITY OF THE BOARD OF DIRECTORS:

     /s/  W. BARRY CONNOLEY*                     Director
     -----------------------
     W. Barry Connoley

     /S/  RICHARD S. DEVINE*                     Director
     -----------------------
     Richard S. Devine

     /S/  ARNOLD G. ESPE*                        Director
     --------------------
     Arnold G. Espe

     /S/  JACK FABULICH*                         Director
     -------------------
     Jack Fabulich

     /S/  JOHN P. FOLSOM*                        Director
     --------------------
     John P. Folsom

     /S/  JONATHAN FINE*                         Director
     -------------------
     Jonathan Fine

     /S/  MARGEL S. GALLAGHER*                   Director
     -------------------------
     Margel S. Gallagher

     /S/  W.W. PHILIP*                           Director
     -----------------
     W.W. Philip

     /S/  ROBERT E. QUOIDBACH*                   Director
     -------------------------
     Robert E. Quoidbach

     /S/  DONALD RODMAN*                         Director
     -------------------
     Donald Rodman

     /S/  FRANK H. RUSSELL*                      Director
     ----------------------
     Frank H. Russell

     /S/  SIDNEY R. SNYDER*                      Director
     ----------------------
     Sidney R. Snyder

     /S/  JAMES M. WILL, JR.*                    Director
     ------------------------
     James M. Will, JR.


*By: /s/  J. JAMES GALLAGHER                     Attorney In Fact
     -----------------------
     J. James Gallagher

                            EXHIBIT INDEX

    EXHIBIT
      No.  :
    --------

     2(a) Plan and Agreement of Reorganization and Merger dated as of June 30, 1997 among Columbia Banking System, Inc., Columbia State Bank, Cascade Bancorp, Inc. and Cascade Community Bank (included in Part I and annexed as Appendix A to the Joint Proxy Statement/Prospectus included in this Registration Statement).

     2(b) Plan and Agreement of Reorganization and Merger dated as of July 30, 1997 among Columbia Banking System, Inc., Columbia State Bank and Bank of Fife (included in Part I and annexed as Appendix B to the Joint Proxy Statement/Prospectus included in this Registration Statement).

     3(a) Restated Articles of Incorporation of Columbia Banking System, Inc. (filed as an exhibit to the Registrant's Registration Statement on Form S-1, Registration No. 33-47711, declared effective on June 16, 1992 and incorporated herein by reference).

     3(b) Restated Bylaws of Columbia Banking System, Inc. (filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and incorporated herein by reference).

     5 Opinion of Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C. regarding the legality of the securities being registered (filed as an exhibit to the Registrant's Registration Statement on Form S-4 (Registration No. 333-35037) and incorporated herein by reference).

     8 Opinion of Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C. regarding tax matters. *

     10(a) Amended and Restated Stock Option Plan of Columbia Banking System,
           Inc. (included as Exhibit A to the Registrant's Proxy Statement for its 1997 Annual Meeting of Shareholders and incorporated herein by reference).

     10(b) Amended Employment Agreement dated December 30, 1993 between the
           Registrant and A.G. Espe (filed as an exhibit to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1993 and incorporated herein by reference).

     10(c) Amended Employment Agreement between the Registrant and A.G. Espe dated as of September 25, 1996, effective as of January 1, 1997 (filed as an exhibit to the Registrant's Registration Statement on Form S-2, Registration No. 333-14465, declared effective on November 12, 1996 and incorporated herein by reference).

     10(d) Amended Employment Agreement between the Registrant and W.W. Philip dated December 31, 1993, as further amended effective December 29, 1995 (filed as an exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference).

     10(e) Amended Employment Agreement between the Registrant and W.W. Philip dated as of September 25, 1996, effective January 1, 1997, except with respect to Section 4.3 (granting restricted stock award) which is immediately effective (filed as an exhibit to the Registrant's Registration Statement on Form S-2, Registration No. 333-14465, declared effective on November 12, 1996 and incorporated herein by reference).

     10(f) Amended Agreement granting options to NorCap, Ltd. to purchase shares of common stock of the Registrant dated September 26, 1990 (filed as an exhibit to the Registrant's Registration Statement on Form S-1, Registration No. 33-47711, declared effective on June 16, 1992 and incorporated herein by reference).

     10(g) Data processing servicing agreement dated May 3, 1993 between the Registrant and M&I Data Services (filed as an exhibit to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1993 and incorporated herein by reference).

     11 Statement regarding computation of per share earnings (filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference).

     16 Letter concerning the change in the Registrant's Certifying Accountant (filed as an exhibit to Amendment No. 1 to Registrant's Current Report on Form 8-K/A dated March 14, 1997 and incorporated herein by reference).

     23(a) Consent of Price Waterhouse LLP.*

     23(b) Consent of Knight Vale & Gregory, Inc. P.S.*

     23(c) Consent of Columbia Financial Advisors, Inc. (included in the fairness opinions of Columbia Financial Advisors, Inc. which are included in Part I and annexed as Appendix E and Appendix F to the Joint Proxy Statement/Prospectus included in this Registration Statement).

     23(d) Consent of Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim
           P.L.LC. (included in the opinion filed as Exhibit 5).

     23(e) Consent of Thomas L. Matson (filed as an exhibit to the Registrant's
           Registration Statement on Form S-4 (Registration No. 333-35037) and incorporated herein by reference).

     24 Power of Attorney (filed as an exhibit to the Registrant's Registration Statement on Form S-4 (Registration No. 333-35037) and incorporated herein by reference).

     99(a) Form of Proxy of Cascade Bancorp, Inc.*

     99(b) Form of Proxy of Bank of Fife*

     ---------------------------

     *  Filed herewith.